                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Anergen, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                January 14, 1999


                                 [ANERGEN LOGO]

Dear Anergen Stockholder:


          As you may be aware, Anergen, Inc., a Delaware corporation ("Anergen"), and Corixa Corporation, a Delaware corporation ("Corixa"), have entered into an Agreement and Plan of Reorganization dated as of December 11, 1998 (the "Merger Agreement"), providing for the acquisition of Anergen by Corixa (the "Merger"). The Merger is more fully described in the accompanying Proxy Statement/Prospectus. A special meeting of the stockholders of Anergen will be held at Anergen's corporate offices located at 301 Penobscot Drive, Redwood City, California 94063 on February 10, 1999 at 10:00 a.m. local time.


          At the Anergen Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and approve the Merger.

          After careful consideration, the Anergen Board of Directors has unanimously approved the Merger Agreement and the Merger, and has concluded they are fair to, and in the best interests of, Anergen and its stockholders. The Anergen Board of Directors unanimously recommends that you vote in favor of the adoption and approval of the Merger Agreement and approval of the Merger.

          In the materials accompanying this letter you will find a Notice of Special Meeting of Stockholders, a Proxy Statement/Prospectus relating to the proposal to be voted upon at the Anergen Special Meeting and a Proxy Card. The Proxy Statement/ Prospectus more fully describes the proposed transaction and the proposal before the Anergen stockholders.

          All Anergen stockholders are cordially invited to attend the Anergen Special Meeting in person. If you attend the Anergen Special Meeting, you may vote in person even though you have previously returned your completed proxy card.

          WHETHER OR NOT YOU PLAN TO ATTEND THE ANERGEN SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF ANERGEN COMMON STOCK. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. PLEASE DO NOT SEND THE STOCK CERTIFICATE(S) REPRESENTING YOUR ANERGEN COMMON STOCK AT THIS TIME.

          YOUR VOTE IS IMPORTANT -- PLEASE RETURN YOUR PROXY CARD PROMPTLY.

                                              Sincerely,

                                              /s/ BARRY M. SHERMAN, M.D.
                                              Barry M. Sherman, M.D.
                                              Director, President and Chief
                                              Executive Officer

                                 [ANERGEN LOGO]

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 10, 1999


                            ------------------------

TO THE STOCKHOLDERS OF ANERGEN, INC.:


NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Anergen Special Meeting") of Anergen, Inc., a Delaware corporation ("Anergen"), will be held on February 10, 1999 at 10:00 a.m. local time at Anergen's corporate offices located at 301 Penobscot Drive, Redwood City, California 94063 to consider and vote upon the following proposal:


     1. To approve and adopt the Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of December 11, 1998, by and among Anergen, Corixa Corporation, a Delaware corporation ("Corixa"), and Yakima Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Corixa ("Merger Sub"), and to approve the merger of Merger Sub with and into Anergen (the "Merger"), pursuant to which Anergen will become a wholly-owned subsidiary of Corixa. A copy of the Merger Agreement is attached as Appendix A to the Proxy Statement/Prospectus accompanying this Notice.

     2. To transact such other business as may properly come before the Anergen Special Meeting or any adjournment or postponement thereof.

     The Merger Agreement, the proposed Merger and other related matters are more fully described in the attached Proxy Statement/Prospectus.


     Stockholders of record at the close of business on January 8, 1999 are entitled to notice of, and to vote at, the Anergen Special Meeting and any adjournments or postponements thereof.


     All Anergen stockholders are cordially invited to attend the Anergen Special Meeting in person. Whether or not you expect to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                                              By Order of the Board of
                                              Directors,

                                              /s/ BARRY M. SHERMAN, M.D.
                                              Barry M. Sherman, M.D.
                                              Director, President and
                                              Chief Executive Officer

Redwood City, California

January 14, 1999

                                     PROXY
                        STATEMENT FOR SPECIAL MEETING OF
                                STOCKHOLDERS OF

                                 [ANERGEN LOGO]


                        To be held on February 10, 1999



Anergen, Inc. and Corixa Corporation have agreed to merge Yakima Acquisition Corporation, a wholly-owned subsidiary of Corixa, with and into Anergen. Anergen will become a wholly-owned subsidiary of Corixa, and Anergen stockholders will receive .058751 of a share of Corixa Common Stock for each share of Anergen Common Stock they own, which may be reduced to .055919 for each share if certain events do not occur.


We estimate that the shares of Corixa Common Stock that will be issued to Anergen stockholders will represent approximately 7.66% of the outstanding Corixa shares after the Merger.

                                 PROSPECTUS OF

                                 [CORIXA LOGO]

                         COMMON STOCK, PAR VALUE $.001

On January 8, 1999 Corixa Common Stock closed at $8.9375 per share and Anergen Common Stock closed at $.531 per share.


The Merger cannot occur unless Anergen stockholders approve it. The Anergen Board of Directors has scheduled a special meeting for Anergen stockholders to vote on the Merger as follows:


                               February 10, 1999



                                   10:00 a.m.

                                 Anergen, Inc.
                               301 Penobscot Dr.
                            Redwood City, California


This document provides you detailed information about the proposed Merger. Corixa has provided the information concerning Corixa, and Anergen has provided the information concerning Anergen. Please see "Available Information" for additional information about Anergen and Corixa on file with the Securities and Exchange Commission.



     This Proxy Statement/Prospectus and Proxy are being mailed to stockholders of Anergen beginning about January 14, 1999.

                            ------------------------

CORIXA COMMON STOCK TRADES ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL CRXA.

ANERGEN COMMON STOCK TRADES ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL ANRG.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE CORIXA COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     YOU SHOULD BE AWARE THAT THIS IS A COMPLICATED TRANSACTION. WE URGE STOCKHOLDERS OF ANERGEN TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/ PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO BEGINNING ON PAGE 25 UNDER "RISK FACTORS."



        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JANUARY 12, 1999

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    iv
TRADEMARKS..................................................     v
FORWARD LOOKING STATEMENTS..................................     v
QUESTIONS AND ANSWERS ABOUT THE MERGER......................     1
SUMMARY.....................................................     5
  The Companies.............................................     5
  Anergen Stockholders' Meeting.............................     6
  Record Date; Voting Power.................................     6
  What Will Happen to Anergen...............................     6
  Management After the Merger...............................     6
  What Anergen Stockholders Will Receive....................     6
  Other Interests of Officers and Directors in the Merger...     7
  Conditions to the Merger..................................     7
  Termination of the Merger Agreement; Termination Fees.....     8
  Vote Required.............................................     9
  Ownership of Corixa Following the Merger..................     9
  When the Merger Will Occur................................    10
  Securities Laws Compliance................................    10
  Accounting Treatment......................................    10
  Opinion of Financial Advisor..............................    10
  Important Federal Income Tax Consequences.................    10
  No Rights of Dissenting Stockholders......................    10
  Voting and Affiliate Agreements...........................    10
  Listing of Corixa Common Stock............................    11
  Comparative Per Share Market Price Information............    11
SELECTED HISTORICAL FINANCIAL INFORMATION OF CORIXA.........    12
SELECTED HISTORICAL FINANCIAL INFORMATION OF ANERGEN........    13
SUMMARY SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
  INFORMATION...............................................    14
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.......    16
MARKET PRICE AND DIVIDEND POLICY............................    23
COMPARATIVE PER SHARE DATA..................................    24
RISK FACTORS................................................    25
  Risks Related to the Merger...............................    25
  Risks Related to Corixa...................................    29
  Risks Related to Anergen..................................    39
INTRODUCTION................................................    41
THE SPECIAL MEETING.........................................    41
  Date, Time and Place of Special Meeting...................    41
  Purpose of the Special Meeting............................    41
  Record Date; Voting Rights; Proxies.......................    41
  Quorum....................................................    42
  Required Vote; Voting Agreement...........................    42
  Solicitation of Proxies; Expenses.........................    43
APPROVAL OF THE MERGER AND RELATED TRANSACTIONS.............    45
  Description...............................................    45
  Joint Reasons for the Merger..............................    45
  Corixa's Reasons for the Merger...........................    46
  Recommendation of Anergen Board; Anergen's Reasons for the
     Merger.................................................    47
  Opinion of Anergen's Financial Advisor....................    49
  Material Contacts.........................................    53

                                                              PAGE
                                                              ----
  Management and Operations Following the Merger............    56
  Interest of Certain Persons in the Merger.................    56
  Certain Federal Income Tax Consequences...................    59
  Accounting Treatment......................................    62
  No Dissenter's Rights.....................................    62
  No Orders, Injunctions, Etc...............................    62
  Resale Restrictions.......................................    62
TERMS OF THE MERGER.........................................    63
  The Merger................................................    63
  Effective Time of the Merger..............................    63
  Conversion of Securities..................................    63
  Warrants..................................................    64
  Stock Options.............................................    65
  Exchange of Shares........................................    65
  Representations and Warranties............................    66
  Conduct of Anergen's Business Prior to the Merger.........    68
  Certain Covenants.........................................    70
  No Solicitation...........................................    71
  Certain Employee Benefit Plan Matters.....................    73
  Indemnification...........................................    74
  Management After the Merger...............................    74
  Conditions................................................    74
  Termination...............................................    76
  Expenses; Cancellation Fees...............................    77
  Amendment; Waiver.........................................    78
CORIXA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    79
ANERGEN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    87
INFORMATION CONCERNING CORIXA...............................    93
  Scientific Background.....................................    93
  Corixa's Strategy.........................................    95
  Corixa's Core Technology Platforms........................    96
  Corixa's Products in Development..........................   100
  Corporate Partnerships....................................   106
  Other Products............................................   108
  Certain Business Relationships............................   109
  Certain License Agreements................................   110
  Corixa's Antigen Discovery Methodology....................   112
  Patents and Proprietary Technology........................   114
  Government Regulation.....................................   116
  Competition...............................................   119
  Employees.................................................   120
  Properties................................................   120
  Legal Proceedings.........................................   120
  Scientific Collaborators..................................   120
INFORMATION CONCERNING ANERGEN..............................   122
  General...................................................   122
  Autoimmune Diseases.......................................   123
  Anergen Technology........................................   124
  Products Under Development................................   125
  Additional Applications for Anergen Technologies..........   128

                                                              PAGE
                                                              ----
  Collaborative Arrangements................................   128
  Manufacturing.............................................   130
  Marketing and Sales.......................................   130
  Patents and Proprietary Rights............................   131
  Competition...............................................   131
  Government Regulation.....................................   132
  Pharmaceutical Pricing and Reimbursement..................   135
  Product Liability Insurance...............................   136
  Employees.................................................   136
  Properties................................................   136
  Legal Proceedings.........................................   136
MANAGEMENT OF CORIXA........................................   137
COMPENSATION OF CORIXA EXECUTIVE OFFICERS...................   146
OWNERSHIP OF CORIXA CAPITAL STOCK...........................   149
OWNERSHIP OF ANERGEN CAPITAL STOCK..........................   152
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF CORIXA....   154
COMPARISON OF RIGHTS OF HOLDERS OF CORIXA CAPITAL STOCK AND
  HOLDERS OF ANERGEN CAPITAL STOCK..........................   156
EXPERTS.....................................................   159
LEGAL MATTERS...............................................   159
OTHER MATTERS...............................................   159
INDEX TO FINANCIAL STATEMENTS...............................   F-1
APPENDIX A: AGREEMENT AND PLAN OF REORGANIZATION............   A-1
APPENDIX B: OPINION OF PACIFIC GROWTH EQUITIES INC..........   B-1

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THESE MATTERS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CORIXA AND ANERGEN. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

     Corixa and Anergen are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities in the New York Regional Office, 75 Park Place, New York, New York 10007, and the Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Corixa Common Stock and Anergen Common Stock are each quoted on Nasdaq, and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     Corixa has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.
                           -------------------------

                                   TRADEMARKS

     Corixa has applied for trademark registration for CORIXA(TM) and the stylized Corixa logo.

     The terms Anergen(TM), AnergiX(TM), MS/AnergiX(TM), MG/AnergiX(TM), RA/AnergiX(TM), IDDM/AnergiX(TM), AnervaX(TM) and DiavaX(TM)are trademarks of Anergen.

     This Proxy Statement/Prospectus also includes trade names and trademarks of companies other than Corixa or Anergen. The use of any such third party trade name or trademark herein is in an editorial fashion only, and to the benefit of the owner thereof, with no intention of commercial use or infringement of such trade name or trademark.
                           -------------------------

                           FORWARD-LOOKING STATEMENTS


     The Proxy Statement/Prospectus contains forward-looking statements, including, without limitation, statements identified by an asterisk (*). These statements relate to future events or the future financial performance of Corixa and Anergen. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These forward-looking statements only reflect managements' expectations and estimates. Actual events or results may differ materially. Reference is made to the particular discussions set forth under "Risk Factors," "Approval of the Merger and Related Transactions -- Joint Reasons for the Merger," "-- Corixa's Reasons for the Merger,"
"-- Recommendation of Anergen Board; Anergen's Reasons for the Merger," "Corixa Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Anergen Management's Discussion and Analysis of Financial Condition and Results of Operations."



     In connection with forward-looking statements which appear in these and other disclosures, stockholders of Corixa and Anergen should carefully review the factors set forth in this Proxy Statement/Prospectus under "Risk Factors" beginning on page 25 hereof.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE? HOW WILL I, A STOCKHOLDER OF
   ANERGEN, BENEFIT?

A: THE BOARD OF DIRECTORS OF CORIXA BELIEVES, AMONG OTHER THINGS, THAT:


     - The Merger will enable the combined company to pursue a number of potential product opportunities that Corixa and Anergen would otherwise be unable to pursue as stand-alone companies.*



     - The Merger will strengthen the combined company's scientific expertise and expand the combined company's existing potential product opportunities as compared to each of Corixa and Anergen on a stand-alone basis.* For example, Corixa's Board of Directors expects the Merger to provide Corixa with scientific expertise and access to relevant animal models to determine whether human clinical trials of M.vaccae-derived products in additional autoimmune diseases are warranted.*



     - The Merger will combine Corixa's and Anergen's complementary scientific expertise and product discovery opportunities which may lead to increased future potential product opportunities for the combined company.* For example, Corixa believes that additional product discovery opportunities may exist through Anergen's research program focused on specific immune system hormones called chemokines.* Application of additional Corixa technology to this product development area may also speed the discovery and development of multiple proprietary products.*



     - The combined company's enhanced scientific and business development expertise resulting from the Merger may lead to additional partnering transactions that neither Corixa nor Anergen would be able to obtain on a stand-alone basis.* Also, the combined company may be able to obtain improved commercial terms in such partnering transactions due to the company's increased size, product development portfolio and bargaining power.*


     THE BOARD OF DIRECTORS OF ANERGEN BELIEVES, AMONG OTHER THINGS, THAT:


     - Given the complementary nature of the products of Anergen and Corixa, and their scientific synergies, the Merger will enhance the opportunity for the potential realization of Anergen's strategic objective of achieving greater scale and presence in the pharmaceutical market.*



     - Anergen's stockholders would have the opportunity to participate in the potential for growth of the combined company after the Merger.*



     - The combined clinical, research and product development expertise, financial resources, size and breadth of product offerings, strategic partnerships and research opportunities of the combined company will allow it to respond more quickly and effectively to increased competition and rapid change in the healthcare industry.*

     - The combination of Corixa's products and potential products with Anergen's potential products will allow the combined company to offer a more comprehensive set of pharmaceutical products to its potential customers.*



     - The creation of a higher market profile and greater financial strength may present greater opportunities for marketing the potential products of the combined company.*



     - The Merger may increase the opportunity for (a) effectively utilizing the skills and resources of the companies' respective clinical teams and (b) matching the respective corporate cultures of the two companies while maintaining some of the most important aspects of each culture.*



     - The combined technological resources and scientific know-how may allow the combined company to develop new therapies, vaccines and other products.*



     - Anergen can benefit from Corixa's antigen research and discovery, while Corixa can expand its indications to autoimmune diseases and utilize Anergen's animal model and proprietary assay systems.*


     - The consideration offered by Corixa in connection with the Merger is fair and in the best interest of Anergen and its stockholders, especially in light of the fact that, at the time the parties signed the Merger Agreement, the market value of Corixa Common Stock to be issued in exchange for Anergen Common Stock represented a significant premium over the recent price range of Anergen Common Stock.

     - The Corixa Common Stock Anergen stockholders will receive in the Merger has significantly greater liquidity than Anergen Common Stock.


     - The Merger will allow Anergen to re-establish its research and development capabilities and provide sufficient capital and resources to support those activities.*



     - The Anergen product pipeline may benefit from Corixa's antigen discovery and delivery, and adjuvant technologies, as a means to boost the clinical efficacy of AnervaX(TM) and AnergiX(TM).*



     - Anergen may benefit from Corixa's extensive network of established corporate partnerships when trying to enter into certain business relationships for the continued development and commercialization of its products.*


THE BOARD OF DIRECTORS OF ANERGEN UNANIMOUSLY RECOMMENDS VOTING IN FAVOR OF THE MERGER AGREEMENT AND THE MERGER.

Q: WHAT WILL I RECEIVE IN THE MERGER?


A: If the Merger is completed, you will receive .058751 of a share of Corixa
   Common Stock for each share of Anergen Common Stock that you own, which may be reduced to .055919 for each share if certain events do not occur.



   Corixa will not issue fractions of its shares to you in the Merger. Instead, you will receive cash for any fractional shares of Corixa Common Stock owed to you upon the Merger at the rate of $7.3041667 per full share of Corixa Common Stock.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this document, indicate on your proxy card how you want to vote, and sign and mail the proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the Special Meeting. If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of the Merger Agreement and the Merger. If you do not vote or you abstain, it will have the effect of a vote against the Merger Agreement and the Merger.


   The Special Meeting will take place on February 10, 1999. You may attend the meeting and vote your shares in person, rather than by signing and mailing your proxy card. In addition, you may revoke your proxy card up to and including the day of your stockholders' meeting and vote in person.


Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES
   FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares according to the directions your broker provides. Without instructions, your broker will not vote your shares.

Q: SHOULD I SEND MY STOCK CERTIFICATES NOW?

A: No. After the Merger is completed, Corixa will send you written instructions for exchanging your stock certificates.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?


A: We are working toward completing the Merger as quickly as possible. In addition to several other closing conditions, we must obtain Anergen stockholder approval. If all necessary approvals are obtained and closing conditions satisfied in a timely manner, we expect to complete the Merger during the first quarter of 1999.*


Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?


A: In most cases, the exchange of shares by you should be tax-free to you for federal income tax purposes.* However, you will have to report a taxable gain or loss if you receive cash for fractional shares.* To review the tax consequences to you and to Anergen in more detail, see pages 59 through 62. Also, you should consult your tax advisor.

                      WHO CAN HELP ANSWER YOUR QUESTIONS?

     If you have additional questions about the Merger, you should contact:

                               Corixa Corporation
                              1124 Columbia Street
                                   Suite 200
                               Seattle, WA 98104
                          Phone Number: (206) 754-5711
              Attention: Michelle Burris, Chief Financial Officer

                                 Anergen, Inc.
                              301 Penobscot Drive
                             Redwood City, CA 94063
                          Phone Number: (650) 361-8901
                      Attention: Adrienne Hogg, Controller

     If you have additional questions about Anergen's solicitation of your proxy, you should contact:

                                  Dan DeWeever
                    ChaseMellon Shareholder Services, L.L.C.
                        450 West 33rd Street, 14th Floor
                               New York, NY 10001
                          Phone Number: (212) 273-8293

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire document and the documents to which we have referred you.

     Anergen has provided the information in this Proxy Statement/Prospectus about Anergen and Corixa has provided the information in this Proxy Statement/Prospectus about Corixa.

FORWARD-LOOKING STATEMENTS


     The Proxy Statement/Prospectus contains forward-looking statements, including, without limitation, statements identified with an asterisk (*). These statements relate to future events or the future financial performance of Corixa and Anergen. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These forward-looking statements only reflect managements' expectations and estimates. Actual events or results may differ materially. Reference is made to the particular discussions set forth under "Risk Factors," "Approval of the Merger and Related Transactions -- Joint Reasons for the Merger," "-- Corixa's Reasons for the Merger,"
"-- Recommendation of Anergen Board; Anergen's Reasons for the Merger," "Corixa Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Anergen Management's Discussion and Analysis of Financial Condition and Results of Operations."



     In connection with forward-looking statements which appear in these and other disclosures, stockholders of Corixa and Anergen should carefully review the factors set forth in this Proxy Statement/Prospectus under "Risk Factors" beginning on page 25 hereof.


THE COMPANIES


     Corixa. Corixa Corporation, located in Seattle, Washington, is a biotechnology company committed to saving lives and preventing disease by understanding and directing the immune system. Corixa applies its advanced immunological expertise and proprietary technology platforms to discover and optimize vaccines and other antigen or adjuvant-based products. Corixa partners with innovative developers and marketers of pharmaceutical and diagnostic products to make its products and technologies available to patients around the world. Corixa dedicates the majority of its resources to product discovery and will also invest its own capital in direct funding of individual product clinical trials, either to determine safety or efficacy of its products or with the goal of adding value to the product for subsequent partner-based commercialization.*


     As used herein the term "Corixa" refers to Corixa Corporation. Corixa was incorporated in Delaware in September 1994. Corixa's principal executive offices are located at 1124 Columbia Street, Suite 200, Seattle, Washington 98104, and its telephone number is (206) 754-5711.

     Anergen. Anergen, Inc., located in Redwood City, California, is a biotechnology company focused on advancing the treatment of autoimmune diseases. Anergen is developing proprietary biopharmaceutical compounds designed to interrupt selectively antigen presentation or inactivate those T cells that mediate the disease process. This specificity has the potential to minimize the risk for suppressing the entire immune system.* Anergen is currently pursuing the development and clinical evaluation of promising therapeutics derived from its two technology platforms, AnervaX(TM) and AnergiX(TM).


     As used herein the term "Anergen" refers to Anergen, Inc. Anergen was incorporated in California in April 1988 and re-incorporated in Delaware in July 1998. Anergen's principal executive offices are located at 301 Penobscot Drive, Redwood City, California 94063, and its telephone number is (650) 361-8901.


     Merger Sub. Yakima Acquisition Corporation ("Merger Sub") is a Delaware corporation and wholly-owned subsidiary of Corixa. Corixa recently organized Merger Sub solely for the purpose of effecting the acquisition of Anergen. It has no material assets and has not engaged in any activities except in connection with the proposed acquisition of Anergen by Corixa. Its executive offices are located at 1124 Columbia Street, Suite 200, Seattle, Washington 98104, and its telephone number is (206) 754-5711.


ANERGEN STOCKHOLDERS' MEETING


     The Anergen Special Meeting of Stockholders will be held at the offices of Anergen at 301 Penobscot Dr., Redwood City, California 94063 on February 10, 1999 at 10:00 a.m., local time. At the meeting, Anergen will ask its stockholders to approve the Merger.


     Anergen stockholders may also consider any vote on such other matters as may be properly brought before the Special Meeting.

RECORD DATE; VOTING POWER


     You can vote at the Special Meeting if you owned shares of Anergen Common Stock as of the close of business on January 8, 1999 (the "Record Date").



     At the close of business on the Record Date, 18,923,888 shares of Anergen Common Stock were outstanding and entitled to vote at the Special Meeting. You will have one vote for each share of Anergen Common Stock you owned as of the Record Date.


WHAT WILL HAPPEN TO ANERGEN

     If the Merger is completed, Merger Sub will merge with and into Anergen with Anergen surviving the Merger and becoming a wholly-owned subsidiary of Corixa. Individuals who owned stock in Anergen before the Merger will own stock in Corixa after the Merger.


MANAGEMENT AFTER THE MERGER



     Steven Gillis will be the sole officer and director of Anergen immediately following consummation of the Merger.


WHAT ANERGEN STOCKHOLDERS WILL RECEIVE


     Based on the capitalization of Anergen on the Record Date, Anergen stockholders will receive an aggregate of approximately 1,111,588 total shares of Corixa Common Stock (assuming no exercise of Anergen options or warrants), which is equal to .058751 of a share of Corixa Common Stock for each share of Anergen Common Stock that they own. The .058751 number is called the "Exchange Ratio." However, approximately 54,763 of the approximately 1,111,588 total shares of Corixa Common Stock to be issued to Anergen stockholders pursuant to the Merger will be withheld from the Anergen stockholders proportionately if Anergen has not entered into an amendment to a Product Development and License Agreement dated June 28, 1996 between Anergen and N.V. Organon (the "Organon Amendment") by the closing of the Merger. If such 54,763 shares are not released to Anergen stockholders, then the effective Exchange Ratio will be reduced to a right to receive .055919 of a share of Corixa Common Stock for each share of Anergen Common Stock.



     Anergen stockholders will not receive fractional shares. Instead, they will receive a check in payment for any fractional shares at the rate of $7.3041667 per full share of Corixa Common Stock.


     DO NOT SEND IN YOUR STOCK CERTIFICATES UNTIL INSTRUCTED TO DO SO AFTER THE MERGER IS COMPLETED.

OTHER INTERESTS OF OFFICERS AND
DIRECTORS IN THE MERGER


     In considering the Anergen Board of Directors' recommendation that you vote for the Merger, you should be aware that certain officers and directors of Anergen have interests in the Merger that are different from, or in addition to, their rights as Anergen stockholders. As of January 8, 1999, directors, executive officers of Anergen and their affiliates owned approximately 48.3% of the 18,923,888 outstanding shares of Anergen Common Stock. Note that approval of the Merger requires an affirmative vote of a majority of the outstanding shares of Anergen Common Stock.


     Certain officers of Anergen have entered into retention and employment agreements with Anergen that provide them with interests in the Merger that are different from, or in addition to, yours. Specifically, Dr. Sherman's employment agreement provides that when the Merger becomes effective, he will be deemed "constructively terminated" and will receive salary and continuation of benefits for twelve months after effectiveness of the Merger.


     In addition, certain board members of Anergen who are affiliated with Warburg, Pincus Ventures, L.P. ("Warburg") and International Biotechnology Trust PLC ("IBT"), major stockholders of Anergen provided a $500,000 bridge loan to Anergen on December 14, 1998. The balance of these bridge loans will convert into shares of Corixa Common Stock if the Merger is consummated. At a date to be agreed upon among Anergen, Warbug and IBT, prior to the effectiveness of the Merger, Warburg and IBT will also provide an additional $1,000,000 bridge loan. These bridge loans will be secured by Anergen's assets. If the Merger does not occur, Warburg and IBT will receive warrants to purchase Anergen Common Stock.


     For more details, see "Approval of the Merger and Related Transactions -- Interest of Certain Persons in the Merger."

CONDITIONS TO THE MERGER

     The obligations of Corixa, Anergen and Merger Sub to effect the Merger are contingent on the occurrence of the following events:

     - Anergen's stockholders approve the Merger;


     - The Registration Statement is filed, becomes effective and no stop order suspending its effectiveness is issued;


     - There is no injunction prohibiting the Merger;


     - Nasdaq approves of the listing of the shares of Corixa Common Stock issuable in connection with the Merger; and



     - Corixa and Anergen receive a written opinion from their respective tax counsel that the Merger is a tax-free reorganization.

     The obligations of Anergen to effect the Merger are contingent on the occurrence of the following:



     - The representations and warranties of Corixa and Merger Sub in the Merger Agreement are true and correct as of the date the Merger Agreement was signed and as of the effective date of the Merger (subject to certain materiality qualifications);


     - Corixa and Merger Sub comply in all material respects with the covenants of Corixa and Merger Sub as outlined in the Merger Agreement;

     - Anergen receives an opinion from counsel in the format required in the Merger Agreement; and

     - No Material Adverse Effect (as defined in the Merger Agreement) occurs with respect to Corixa or its subsidiaries.


     The obligations of Corixa and Merger Sub to effect the Merger are contingent on the occurrence of the following:


     - The representations and warranties of Anergen in the Merger Agreement are true and correct as of the date the Merger Agreement is signed and as of the effective date of the Merger (subject to certain materiality qualifications);


     - Anergen complies in all material respects with the covenants of Anergen as outlined in the Merger Agreement;


     - Corixa and Merger Sub receive an opinion from counsel in the format required in the Merger Agreement;

     - No Material Adverse Effect (as defined in the Merger Agreement) occurs with respect to Anergen;

     - Anergen obtains certain third party consents required to consummate the Merger;

     - Warburg and IBT, current investors of Anergen who also have representatives on Anergen's Board of Directors, enter into a Note Purchase Agreement and Common Stock Purchase Agreement with Anergen relating to a bridge loan investment in Anergen; and

     - Silicon Valley Bank neither forecloses on its outstanding loan to Anergen nor takes action to encumber, obtain title or take control of certain property of Anergen.

     For more information on the conditions to the Merger, see "Terms of the Merger -- Conditions."

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEES

     Either Corixa or Anergen may terminate the Merger Agreement at any time prior to the effectiveness of the Merger, whether before or after Anergen obtains the required stockholder vote, if, among other things:

     - The Corixa and Anergen Boards mutually consent;


     - The Merger does not become effective on or before February 15, 1999;


     - A governmental entity issues an order, decree or ruling or takes any other action which prevents Corixa or Anergen from going forward with the Merger;

     - Anergen stockholders do not approve the Merger;

     - Anergen's Board of Directors withdraws its unanimous recommendation in favor of this Merger;

     - Anergen's Board of Directors enters into a letter of intent or approves a merger with an entity other than Corixa; or

     - A person or entity unaffiliated with Corixa and Anergen commences a tender or exchange offer relating to securities of Anergen and Anergen fails to send its stockholders a statement disclosing that Anergen recommends rejection of such offer within 10 business days after the publication of the offer.

     Corixa may terminate the Merger Agreement at any time prior to the effectiveness of the Merger, whether before or after Anergen obtains the required stockholder approval, if, among other things:


     - Anergen fails to use commercially reasonable efforts to hold a stockholders' meeting to approve the Merger within the later of 30 days after the Registration Statement is declared effective (with certain exceptions) or 15 days after any post-effective amendments or supplements to the Proxy Statement/Prospectus are mailed to stockholders of Anergen; or


     - Anergen breaches any representation, warranty, covenant or agreement in the Merger Agreement or if such provisions become untrue (subject to certain materiality qualifications).

     Anergen may terminate the Merger Agreement at any time prior to the effectiveness of the Merger, whether before or after Anergen obtains required stockholder approval, if, among other things:

     - Corixa breaches any representation, warranty, covenant or agreement in the Merger Agreement or if such provisions become untrue (subject to certain materiality qualifications).

     Note that under certain circumstances leading to termination of the Merger Agreement, Corixa may receive a cancellation fee or reimbursement of certain expenses. See "Terms of the Merger -- Termination" and "Terms of the Merger -- Expenses; Cancellation Fees."

VOTE REQUIRED


     Approval of the Merger requires a majority vote of all outstanding Anergen Common Stock. Each of the directors and officers of Anergen and their affiliates have executed a voting agreement with respect to a total of approximately 48.3% of the outstanding shares of Anergen Common Stock. Under these agreements, the directors and officers of Anergen and their affiliates agree to vote all of their Anergen shares in favor of the Merger. They also irrevocably appoint any board member of Corixa as a proxy to vote their Anergen shares in favor of the Merger.


OWNERSHIP OF CORIXA FOLLOWING THE MERGER


     Based on the capitalization of Anergen on the Record Date, Corixa will issue approximately 1,111,588 shares of Corixa Common Stock (subject to the approximately 54,763 shares that will be withheld if Anergen does not enter into the Organon Amendment by the Closing Date and treatment of fractional shares as described above) in connection with the Merger (assuming no exercise of Anergen options or warrants). As of January 8, 1999, the exercise prices of most of the Anergen options and warrants, adjusted to reflect the Exchange Ratio, were significantly greater than the fair market value of Corixa Common Stock. Should all of the Anergen options and warrants be exercised, Corixa would be obligated to issue up to an additional aggregate of approximately 92,164 shares of Corixa Common Stock. Based further on the capitalization of Anergen on the Record

Date (not including outstanding options and warrants and assuming that the Organon Amendment is executed by the Closing Date) the former holders of Anergen Common Stock will hold approximately 7.66% of the total number of shares of Corixa Common Stock outstanding after effectiveness of the Merger.


WHEN THE MERGER WILL OCCUR

     Assuming that both Anergen and Corixa satisfy or waive all of the conditions in the Merger Agreement, we anticipate that the Merger will occur during the first quarter of 1999. For more information on conditions of the Merger, see "Terms of the Merger -- Conditions."

SECURITIES LAWS COMPLIANCE

     The Merger must satisfy federal securities laws and applicable securities laws of the various states. See "Approval of the Merger and Related Transactions -- No Orders, Injunctions, Etc."

ACCOUNTING TREATMENT

     We expect the Merger to qualify as a purchase. For more information, see "Approval of the Merger and Related Transactions -- Accounting Treatment."

OPINION OF FINANCIAL ADVISOR


     In deciding whether to approve the Merger, Anergen's Board of Directors considered the opinion of its financial advisor, Pacific Growth Equities, Inc., that as of December 3, 1998 and subject to certain assumptions and other matters described therein, the Exchange Ratio in the Merger was fair, from a financial point of view, to the stockholders of Anergen. This opinion is attached as Appendix B. We encourage you to read this opinion, although it is limited to the fairness, from a financial point of view, of the Exchange Ratio to Anergen stockholders and does not constitute a recommendation as to how you should vote. See "Approval of the Merger and Related Transactions -- Opinion of Anergen's Financial Advisor."


IMPORTANT FEDERAL INCOME TAX CONSEQUENCES

     We have structured the Merger so that Anergen stockholders will not recognize any gain or loss for federal income tax purposes in the Merger (except for tax payable because of cash received by Anergen stockholders instead of fractional shares). We have conditioned the Merger on our receipt of a legal opinion that such is the case. See "Approval of the Merger and Related Transactions -- Certain Federal Income Tax Consequences" and "Terms of the Merger -- Conditions."

NO RIGHTS OF DISSENTING STOCKHOLDERS


     Anergen is organized under Delaware law. Under Delaware law, Anergen stockholders are not entitled to appraisal rights in connection with the Merger.


VOTING AND AFFILIATE AGREEMENTS

     Anergen has delivered to Corixa executed affiliate and voting agreements with certain Anergen stockholders who might be considered affiliates of Anergen under applicable securities laws. These agreements restrict such Anergen stockholders' ability to dispose of Corixa Common Stock received in the Merger. The purpose of these agreements is to comply with the requirements of certain federal securities laws. Forms of these affiliate and voting agreements are included in Appendix A to this Proxy Statement/Prospectus. For more information on these agreements, see "The Special Meeting -- Required Vote; Voting Agreement."

LISTING OF CORIXA COMMON STOCK

     The shares of Corixa Common Stock issued in connection with the Merger will be listed on the Nasdaq National Market.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION


     Corixa Common Stock is quoted on Nasdaq under the symbol "CRXA." Anergen Common Stock is quoted on Nasdaq under the symbol "ANRG." Following the consummation of the Merger, Anergen Common Stock will cease to be quoted on Nasdaq.


     The following table sets forth the closing sale prices per share of Corixa Common Stock and Anergen Common Stock on December 11, 1998, the last trading day before Corixa and Anergen announced the signing of the Merger Agreement.


---------------------------------------------------------
                        CORIXA      ANERGEN     ANERGEN
                          PER         PER      EQUIVALENT
                         SHARE       SHARE     PER SHARE
                         PRICE       PRICE      PRICE(1)
---------------------------------------------------------
December 11,
1998                    $7.5625     $0.3125     $0.4443
---------------------------------------------------------


-------------------------

(1) The estimated equivalent per share price of Anergen Common Stock is calculated by multiplying the price per share of Corixa Common Stock by the Exchange Ratio of .058751.



     The actual prices of shares of Corixa and Anergen Common Stock fluctuate continuously. Accordingly, the Corixa and Anergen prices per share prior to or at the time Corixa and Anergen consummate the Merger cannot be guaranteed or predicted. For more information on the risk, see "Risk Factors -- Risks Related to the Merger."

              SELECTED HISTORICAL FINANCIAL INFORMATION OF CORIXA

     The following selected historical financial information of Corixa should be read in conjunction with "Corixa Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements of Corixa and related notes thereto, included elsewhere in this Proxy Statement/Prospectus.

                               CORIXA CORPORATION
                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                   INCEPTION
                                                                                                 (SEPTEMBER 8,
                                            NINE MONTHS ENDED                                       1994) TO
                                              SEPTEMBER 30,        YEAR ENDED DECEMBER 31,        DECEMBER 31,
                                           -------------------   ---------------------------   ------------------
                                             1998       1997      1997      1996      1995            1994
                                           ---------   -------   -------   -------   -------   ------------------
                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Corporate partnerships.................  $   7,279   $10,037   $13,390   $ 4,402   $ 2,411        $    --
  Government grants......................      1,068       733       977     1,403       304             --
                                           ---------   -------   -------   -------   -------        -------
    Total revenue........................      8,347    10,770    14,367     5,805     2,715             --
Operating expenses:
  Research and development(1)............     19,661    11,375    16,398     9,995     7,040            439
  General and administrative.............      1,766     1,267     2,033       781       532            205
  In-process research and development....     12,019        --        --        --        --            428
                                           ---------   -------   -------   -------   -------        -------
    Total operating expenses.............     33,446    12,642    18,431    10,776     7,572          1,072
                                           ---------   -------   -------   -------   -------        -------
Loss from operations.....................    (25,099)   (1,872)   (4,064)   (4,971)   (4,857)        (1,072)
Interest income (expense), net...........      1,901       363       973       476       691             83
Other income(1)..........................        271       312       415       348        16              0
                                           ---------   -------   -------   -------   -------        -------
Net loss.................................  $ (22,927)  $(1,197)  $(2,676)  $(4,147)  $(4,150)       $  (989)
                                           =========   =======   =======   =======   =======        =======
Basic and diluted net loss per share.....  $   (1.93)  $ (0.46)  $ (0.55)  $ (1.65)  $ (1.67)       $ (0.41)
                                           =========   =======   =======   =======   =======        =======
Shares used in completion of basic and
  diluted net loss per share.............     11,862     2,630     4,891     2,521     2,487          2,403
                                           =========   =======   =======   =======   =======        =======
Pro forma basic and diluted net loss per
  share(2)...............................              $ (0.15)  $  (.31)  $  (.55)  $  (.58)       $ (0.27)
                                                       -------   -------   -------   -------        -------
Shares used in computing pro forma basic
  and diluted loss per share(2)..........                7,781     8,755     7,490     7,120          3,648
                                                       =======   =======   =======   =======        =======

                                                        SEPTEMBER 30,
                                                            1998          1997      1996      1995      1994
                                                        -------------   --------   -------   -------   -------
                                                         (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments.....    $ 45,477      $ 56,318   $11,933   $10,773   $11,064
Working capital.......................................      42,407        53,962    10,101     9,743    10,939
Total assets..........................................      54,700        61,807    15,185    12,340    14,334
Long term obligations less current portion............      11,707         6,924     1,175       816        --
Accumulated deficit...................................     (34,889)      (11,962)   (9,286)   (5,126)     (989)
Total stockholders' equity............................      37,879        51,285    11,226    10,264    14,038

---------------

(1) Other income includes proceeds received for management and administrative services, and rental income from sublet of a portion of laboratory space.

(2) Pro forma net loss per share assumes the conversion of outstanding preferred stock into common stock. See Note 1 of Notes to Corixa Financial Statements for additional information regarding the computation of pro forma net loss per share.

              SELECTED HISTORICAL FINANCIAL INFORMATION OF ANERGEN

     The following selected historical financial information of Anergen should be read in conjunction with "Anergen Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements of Anergen and related notes thereto, included elsewhere in this Proxy Statement/Prospectus.

                                 ANERGEN, INC.
                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               NINE MONTHS
                                                  ENDED
                                              SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                            -----------------   -----------------------------------------------
                                             1998      1997      1997      1996      1995      1994      1993
                                            -------   -------   -------   -------   -------   -------   -------
                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Contract revenue........................  $ 3,121   $ 4,464   $ 5,763   $ 3,519   $ 3,001   $ 2,325   $   339
  License fee.............................       --        --        --     2,000        --        --        --
                                            -------   -------   -------   -------   -------   -------   -------
    Total revenue.........................    3,121     4,464     5,763     5,519     3,001     2,325       339
Operating expenses:
  Research and development................    6,374     8,611    11,559     9,278     8,322     7,423     5,553
  General and administrative..............    2,873     2,180     2,997     2,521     1,976     1,831     1,716
                                            -------   -------   -------   -------   -------   -------   -------
    Total operating expenses..............    9,247    10,791    14,556    11,799    10,298     9,254     7,269
                                            -------   -------   -------   -------   -------   -------   -------
Loss from operations......................   (6,126)   (6,327)   (8,793)   (6,280)   (7,297)   (6,929)   (6,930)
Interest income (expense), net............      194       286       363       483       211       (31)       86
                                            -------   -------   -------   -------   -------   -------   -------
Net loss..................................   (5,932)   (6,041)   (8,430)   (5,797)   (7,086)   (6,960)   (6,844)
                                            =======   =======   =======   =======   =======   =======   =======
Basic and diluted net loss per share......  $ (0.31)  $ (0.32)  $ (0.45)  $ (0.35)  $ (0.55)  $ (0.97)  $ (1.12)
                                            -------   -------   -------   -------   -------   -------   -------
Shares used in computing basic and diluted
  loss per share..........................   18,878    18,807    18,815    16,482    12,859     7,202     6,118
                                            =======   =======   =======   =======   =======   =======   =======

                                                                                 DECEMBER 31,
                                             SEPTEMBER 30,    --------------------------------------------------
                                                  1998          1997      1996      1995       1994       1993
                                             --------------   --------   -------   -------   --------   --------
                                              (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments..............................     $  2,370      $  8,403   $16,400   $11,492   $  3,756   $  9,585
Working capital............................          687         6,918    14,874    10,486      2,589      8,496
Total assets...............................        3,629        11,056    18,923    14,455      6,797     11,763
Long term obligations less current
  portion..................................           --           870       366       818        990        956
Accumulated deficit........................      (56,468)      (50,536)  (42,106)  (36,309)   (29,223)   (22,263)
Total stockholders' equity.................        1,896         7,787    16,003    11,714      3,870      9,251

                      SUMMARY SELECTED UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

     On September 15, 1998, Corixa completed the acquisition of GenQuest Inc. The transaction was accounted for as a purchase.

     The following selected unaudited pro forma financial information of Corixa, GenQuest, and Anergen has been derived from the pro forma consolidated financial statements, which give effect to the Merger and the acquisition of GenQuest as purchases, and should be read in conjunction with such pro forma statements and the notes thereto, which are included in this Proxy Statement/ Prospectus. See "Unaudited Pro Forma Consolidated Financial Statements." For pro forma purposes,
(i) the Corixa unaudited consolidated balance sheet as of September 30, 1998 has been combined with the Anergen unaudited balance sheet as of September 30, 1998 as if the Merger had occurred on September 30, 1998, (ii) Corixa's unaudited statement of operations for the nine months ended September 30, 1998 and audited statement of operations for the year ended December 31, 1997 have been combined with GenQuest's unaudited statement of operations for the period from January 1, 1998 to September 15, 1998 and audited statement of operations for the year ended December 31, 1997, respectively, (iii) the Corixa/GenQuest unaudited pro forma combined statements of operations for the nine months ended September 30, 1998 and year ended December 31, 1997 have been combined with the Anergen unaudited statement of operations for the nine months ended September 30, 1998 and the audited statement of operations for the year ended December 31, 1997 as if the Merger had occurred on January 1, 1997. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on September 30, 1998, or January 1, 1997, respectively, nor is it necessarily indicative of future operating results or financial position.

         SUMMARY SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                FOR THE NINE MONTHS ENDED    FOR THE YEAR ENDED
                                                   SEPTEMBER 30, 1998        DECEMBER 31, 1997
                                                -------------------------    ------------------
STATEMENT OF OPERATIONS DATA:
Revenue:
  Corporate partnerships......................          $  9,502                  $ 17,230
  Government grants...........................             1,126                     1,010
                                                        --------                  --------
          Total revenue.......................            10,628                    18,240
Operating expenses:
  Research and development....................            26,531                    29,175
  General and administrative..................             4,672                     5,667
                                                        --------                  --------
          Total operating expenses(3).........            31,203                    34,842
                                                        --------                  --------
Loss from operations..........................           (20,575)                  (16,602)
Interest income, net..........................             2,108                     1,548
Other income(1)...............................                67                        90
                                                        --------                  --------
Net loss......................................          $(18,400)                 $(14,964)
                                                        ========                  ========
Pro forma basic and diluted net loss per
  share(2)....................................          $  (1.31)                 $  (1.37)
                                                        --------                  --------
Shares used in computing pro forma basic and
  diluted loss per share (2)..................            14,038                    10,931
                                                        ========                  ========

                                                                    AS OF
                                                              SEPTEMBER 30, 1998
                                                              ------------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........       $ 47,647
Working capital.............................................         41,493
Total assets................................................         58,129
Long term obligations less current portion..................         11,707
Accumulated deficit.........................................        (43,696)
Total stockholders' equity..................................         38,175

------------------------
(1) Other income includes proceeds received for management and administrative services, and rental income from sublet of a portion of laboratory space.

(2) See Notes 3 and 5 of Notes to Unaudited Pro Forma Consolidated Financial Statements for information regarding the computation of pro forma net loss per share.

(3) Excludes in process technology charge which is considered nonrecurring.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated financial statements give effect to the Merger and the GenQuest acquisition using the purchase method of accounting. The unaudited pro forma consolidated balance sheet gives effect to the Merger as if it had occurred on September 30, 1998 (the GenQuest Acquisition occurred on September 15, 1998. Accordingly, the unaudited balance sheet of Corixa reflects the acquisition of GenQuest). The unaudited pro forma consolidated statements of operations for the year ended December 31, 1997 and for the nine months ended September 30, 1998 give effect to the Merger and GenQuest Acquisition as if they had occurred on January 1, 1997. The Unaudited Pro Forma Consolidated Financial Statements do not purport to represent what Corixa's financial position or results of operations would actually have been if the Merger had in fact occurred on such dates or to project Corixa's financial position or results of operations as of any future date or for any future period.

     For pro forma purposes, (i) the Corixa unaudited consolidated balance sheet as of September 30, 1998 has been combined with the Anergen unaudited balance sheet as of September 30, 1998 as if the Merger had occurred on September 30, 1998, (ii) Corixa's unaudited statement of operations for the nine months ended September 30, 1998 and audited statement of operations for the year ended December 31, 1997 have been combined with GenQuest's unaudited statement of operations for the period from January 1, 1998 to September 15, 1998 and audited statement of operations for the year ended December 31, 1997, respectively,
(iii) the Corixa/GenQuest unaudited pro forma combined statements of operations for the nine months ended September 30, 1998 and year ended December 31, 1997 have been combined with the Anergen unaudited statement of operations for the nine months ended September 30, 1998 and the audited statement of operations for the year ended December 31, 1997 as if the Merger had occurred on January 1, 1997. The unaudited pro forma adjustments have been applied to the financial information derived from the financial statements of Corixa, GenQuest, and Anergen to account for the Merger and the GenQuest Acquisition as a purchase; accordingly, assets acquired and liabilities assumed are reflected at their estimated fair values which are subject to further refinement, including appraisals and other analysis.

     The unaudited pro forma consolidated financial information has been prepared based on the assumptions described in the notes thereto and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of Anergen based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the unaudited pro forma consolidated financial information after valuations and other procedures to be performed after the closing of the Merger. In the opinion of Corixa, all adjustments necessary to present fairly such unaudited pro forma consolidated financial information have been made based on the proposed terms and structure of the Merger.

     As a result of the Merger, Corixa expects to record a nonrecurring charge to operations for acquired in-process technology. The pro forma consolidated financial statements reflect an allocation to acquired in-process technology estimated to be $8.8 million. This amount represents only an estimate, as the valuation of the acquired tangible and intangible assets has not been performed. The actual amount allocated to in process research and development may differ significantly from the estimated amount. Should the amount allocated to in process research and development be less than $8.8 million, the unaudited pro forma balance sheet would reflect additional assets and the unaudited pro forma statement of operations would reflect amortization of such assets. The charge for acquired in-process technology has been reflected in the unaudited pro forma consolidated balance sheet, but excluded from the unaudited pro forma consolidated statement of operations, because the charge is nonrecurring.

     The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on September 30, 1998, January 1, 1997, respectively, nor is it necessarily indicative of future operating results or financial position.

     These unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements and the related notes thereto of Corixa, GenQuest and Anergen, and other financial information pertaining to Corixa, GenQuest and Anergen, including "Corixa Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Anergen Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Proxy Statement/Prospectus.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                          CORIXA/ANERGEN
                                                            PRO FORMA                   PRO FORMA
                                     CORIXA    ANERGEN     ADJUSTMENTS       NOTE 2      COMBINED
                                     ------    -------    --------------     ------     ---------
ASSETS
Current assets:
  Cash and cash equivalents.......  $  4,912   $  1,868      $  (200)      (v)           $  6,580
  Securities available-for-sale...    40,565        502                                    41,067
  Accounts receivable.............       724         --                                       724
  Other current assets............     1,319         50           --                        1,369
                                    --------   --------      -------                     --------
Total current assets..............    47,520      2,420         (200)                      49,740
Property and equipment, net.......     7,025      1,173                                     8,198
Deferred charges and deposits.....       155         36                                       191
                                    --------   --------      -------                     --------
Total assets......................  $ 54,700   $  3,629      $  (200)                    $ 58,129
                                    ========   ========      =======                     ========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
    liabilities...................  $  2,380   $    730      $ 1,400       (ii)          $  4,510
  Deferred revenue................       600         --                                       600
  Current portion of obligations
    and commitments...............     2,134      1,003                                     3,137
                                    --------   --------      -------                     --------
Total current liabilities.........     5,114      1,733        1,400                        8,247
Long-term obligations and
  commitments, less current
  portion.........................    11,707         --                                    11,707
Stockholders' equity:
  Preferred stock.................        --         --                                        --
  Common stock....................        13     57,705      (57,704)      (iii)(iv)           14
  Additional paid-in capital......    74,001        659        8,443       (iii)(iv)       83,103
  Receivable for warrants.........        --         --                                        --
  Deferred compensation...........    (1,444)        --                                    (1,444)
  Accumulated comprehensive
    loss..........................       198         --                                       198
  Deficit accumulated during
    development stage.............   (34,889)   (56,468)      47,661                      (43,696)
                                    --------   --------      -------                     --------
Total stockholders' equity........    37,879      1,896       (1,600)                      38,175
                                    --------   --------      -------                     --------
Total liabilities and
  stockholders' equity............  $ 54,700   $  3,629      $  (200)                    $ 58,129
                                    ========   ========      =======                     ========

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                 CORIXA/GENQUEST            CORIXA/GENQUEST
                                                    PRO FORMA                  PRO FORMA
                            CORIXA    GENQUEST     ADJUSTMENTS     NOTE 4      COMBINED
                           --------   --------   ---------------   ------   ---------------
Revenue:
  Collaborative
    agreements...........  $  7,279   $   150        $(1,048)        (c)       $  6,381
  Government grants......     1,068        58             --                      1,126
                           --------   -------        -------                   --------
        Total revenue....     8,347       208         (1,048)                     7,507
Operating expenses:
  Research and
    development..........   (19,661)   (2,196)         1,700         (c)        (20,157)
  General and
    administrative.......    (1,766)     (237)           204         (c)         (1,799)
  In-process research and
    development..........   (12,019)       --         12,019         (d)             --
                           --------   -------        -------                   --------
        Total operating
          expenses.......   (33,446)   (2,433)        13,923                    (21,956)
                           --------   -------        -------                   --------
Loss from operations.....   (25,099)   (2,225)        12,875                    (14,449)
Interest income..........     2,414        60             --                      2,474
Interest expense.........      (513)      (47)            --                       (560)
Other income.............       271        --           (204)        (c)             67
                           --------   -------        -------                   --------
Net loss.................  $(22,927)  $(2,212)       $12,671                   $(12,468)
                           ========   =======        =======                   ========
Basic and diluted net
  loss per share.........  $  (1.93)                                           $   (.96)
                           ========                                            ========
Shares used in
  computation of basic
  and diluted net loss
  per share..............    11,862                                              12,926(Note 5)
                           ========                                            ========



                                      CORIXA/ANERGEN     PRO
                                        PRO FORMA       FORMA
                            ANERGEN    ADJUSTMENTS     COMBINED
                            -------   --------------   --------
Revenue:
  Collaborative
    agreements...........   $ 3,121                    $  9,502
  Government grants......        --           --          1,126
                            -------      -------       --------
        Total revenue....     3,121           --         10,628
Operating expenses:
  Research and
    development..........    (6,374)          --        (26,531)
  General and
    administrative.......    (2,873)          --         (4,672)
  In-process research and
    development..........        --           --             --
                            -------      -------       --------
        Total operating
          expenses.......    (9,247)          --        (31,203)
                            -------      -------       --------
Loss from operations.....    (6,126)          --        (20,575)
Interest income..........       300           --          2,774
Interest expense.........      (106)          --           (666)
Other income.............        --                          67
                            -------      -------       --------
Net loss.................   $(5,932)     $    --       $(18,400)
                            =======      =======       ========
Basic and diluted net
  loss per share.........   $  (.31)                   $  (1.31)
                            =======                    ========
Shares used in
  computation of basic
  and diluted net loss
  per share..............    18,878                      14,038(Note 3)
                            =======                    ========

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         CORIXA/GENQUEST            CORIXA/GENQUEST              CORIXA/ANERGEN
                                                            PRO FORMA                  PRO FORMA                   PRO FORMA
                                    CORIXA    GENQUEST     ADJUSTMENTS     NOTE 4      COMBINED       ANERGEN     ADJUSTMENTS
                                   --------   --------   ---------------   ------   ---------------   --------   --------------
Revenue:
  Collaborative agreements.......  $ 13,390   $    25        $(1,948)      (c)         $ 11,467       $  5,763
  Government grants..............       977        33             --                      1,010             --            --
                                   --------   -------        -------                   --------       --------      --------
    Total revenue................    14,367        58         (1,948)                    12,477          5,763            --
Operating expenses:
  Research and
    development..................   (16,398)   (3,654)         2,436       (c)          (17,616)       (11,559)
  General and
    administrative...............    (2,033)     (962)           325       (c)           (2,670)        (2,997)           --
                                   --------   -------        -------                   --------       --------      --------
    Total operating
      expenses...................   (18,431)   (4,616)         2,761                    (20,286)       (14,556)           --
                                   --------   -------        -------                   --------       --------      --------
Loss from operations.............    (4,064)   (4,558)           813                     (7,809)        (8,793)           --
Interest income..................     1,300       236             --                      1,536            565            --
Interest expense.................      (327)      (24)            --                       (351)          (202)           --
Other income.....................       415        --           (325)      (c)               90             --
                                   --------   -------        -------                   --------       --------      --------
Net loss.........................  $ (2,676)  $(4,346)       $   488                   $ (6,534)      $ (8,430)     $     --
                                   ========   =======        =======                   ========       ========      ========
Basic and diluted net loss per
  share..........................  $  (0.55)                                           $  (1.10)      $  (0.45)
                                   ========                                            ========       ========
Shares used in computation of
  basic and diluted net loss per
  share..........................     4,891                                               5,955         18,815
                                   ========                                            ========       ========
Pro forma basic and diluted net
  loss per share.................  $  (0.31)                                           $  (0.67)
                                   ========                                            ========
Shares used in computation of pro
  forma basic and diluted net                                                             9,819 (Note 5)
  loss per share.................     8,755                                            ========
                                   ========

                                     PRO
                                    FORMA
                                   COMBINED
                                   --------
Revenue:
  Collaborative agreements.......  $ 17,230
  Government grants..............     1,010
                                   --------
    Total revenue................    18,240
Operating expenses:
  Research and
    development..................   (29,175)
  General and
    administrative...............    (5,667)
                                   --------
    Total operating
      expenses...................   (34,842)
                                   --------
Loss from operations.............   (16,602)
Interest income..................     2,101
Interest expense.................      (553)
Other income.....................        90
                                   --------
Net loss.........................  $(14,964)
                                   ========
Basic and diluted net loss per
  share..........................  $  (2.12)
                                   ========
Shares used in computation of
  basic and diluted net loss per
  share..........................     7,067
                                   ========
Pro forma basic and diluted net
  loss per share.................  $  (1.37)
                                   ========
Shares used in computation of pro
  forma basic and diluted net
  loss per share.................    10,931(Note 3)
                                   ========

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The unaudited pro forma information presented is not necessarily indicative of future consolidated results of operations of Corixa or the consolidated results of operations which would have resulted had the Merger taken place during the periods presented. The Unaudited Pro Forma Statements reflect the effects of the Merger and GenQuest Acquisition, assuming the Merger occurred as of September 30, 1998 for the purposes of the unaudited pro forma consolidated balance sheet and the Merger and GenQuest Acquisition as of January 1, 1997 for the purposes of the unaudited pro forma consolidated statement of operations for the nine months ended September 30, 1998 and the year ended December 31, 1997, respectively.

2. ANERGEN -- UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL ADJUSTMENTS


     (a) The unaudited pro forma consolidated financial statements reflect the conversion of all the outstanding shares of Anergen capital stock into approximately 1,111,588 shares of Corixa Common Stock pursuant to the Merger (assuming no options or warrants to purchase Anergen Common Stock are exercised after January 8, 1999). This calculation is based on Anergen's capitalization at January 8, 1999 and is based on the average last reported closing price per share on Nasdaq of Corixa Common Stock for the 15-day trading period beginning November 23, 1998 and ending December 14, 1998 which equals $7.3042. All outstanding options and warrants to purchase Anergen Common Stock will be assumed by Corixa pursuant to the Merger and converted into options to purchase shares of Corixa Common Stock. This calculation assumes that no options and warrants to purchase Anergen Common Stock will be exercised after January 8, 1999.


     (b) The total consideration of $10.7 million consists of Corixa Common Stock and Options valued at $9.1 million, cash of $.2 million and approximately $1.4 million of transaction costs. The purchase price will be allocated based on the fair value of assets acquired and liabilities assumed, netting to $1.9 million and acquired in-process research and development of $8.8 million. These amounts represent only an estimate, as the valuation has not been performed. The actual allocation may differ significantly from the estimated amounts. In-process research and development charges have not been reflected in the pro forma consolidated statement of operations, as they are considered non-recurring charges.

     (c) The unaudited pro forma consolidated balance sheet includes the adjustments necessary to give effect to the Merger as if it had occurred on September 30, 1998, and to reflect the allocation of the proposed acquisition to the fair value of tangible and intangible assets acquired, including the charge to operations for in-process technology acquired and the elimination of Anergen's equity accounts. Also included are the transaction costs, inclusive of payments to financial advisors, independent accountants, attorneys and other related costs, including severance costs, and costs associated with the elimination of redundant facilities and assets. Approximate adjustments included in the unaudited pro forma consolidated balance sheet are summarized as follows:

     (i)   Write-off of in-process technology acquired by Corixa, $8,807,000;

     (ii)  Transaction and other costs associated with the Merger of $1,400,000;

     (iii) Elimination of Anergen equity accounts, $1,896,000;


     (iv) Issuance of Corixa Common Stock, $0.001 par value, as discussed above. The value of Corixa Common Stock is equal to the product of approximately 1,111,588 shares multiplied by approximately $8.1875 per share.


     (v)  Cash payment of $200,000

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

3. ANERGEN -- UNAUDITED CONSOLIDATED NET LOSS PER SHARE


     The net loss per share and shares used in computing the net loss per share for the year ended December 31, 1997 and the nine months ended September 30, 1998 are based upon the historical weighted average common shares outstanding adjusted to reflect the issuance, as of January 1, 1997 of approximately 1,111,588 shares of Corixa Common Stock as described in Note 2 to these Notes to Unaudited Pro Forma Consolidated Financial Statements. Options to purchase Anergen Common Stock will be assumed by Corixa pursuant to the Merger and converted into options to purchase shares of Corixa Common Stock. The Corixa Common Stock issuable upon exercise of the stock options to be assumed in the Merger have been excluded as the effect would be anti-dilutive.


4. GENQUEST -- UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL ADJUSTMENTS


     (a) The unaudited pro forma consolidated financial statements reflect the conversion of all the outstanding shares of GenQuest capital stock into 1,063,695 shares of Corixa Common Stock as a result of the acquisition by Corixa on September 15, 1998 which was accounted for as a purchase transaction. Options to purchase shares of GenQuest Common Stock were assumed by Corixa pursuant to the Merger and converted into options to purchase shares of Corixa Common Stock which have an estimated value of approximately $77,000.


     (b) The total consideration of $12.4 million consisted of Corixa Common Stock and Options valued at $7.3 million, cash of $4.5 million and approximately $.6 million of transaction costs. The purchase price was allocated to assets acquired and liabilities assumed, netting to $.4 million and acquired in-process research and development of $12.0 million. In process research and development charges have not been reflected in the pro forma consolidated statement of operations for the nine months ended September 30, 1998 and the year ended December 31, 1997, as they are considered a non-recurring charge.

     (c) Elimination of inter-company revenue and expenses including amortization of the warrant previously issued to GenQuest.

     (d) Elimination of in process technology acquired by Corixa, which is considered nonrecurring.

5. GENQUEST -- UNAUDITED CONSOLIDATED NET LOSS PER SHARE


     The net loss per share and shares used in computing the net loss per share for the year ended December 31, 1997 and the nine months ended September 30, 1998 are based upon the historical weighted average common shares outstanding adjusted to reflect the issuance, as of January 1, 1997 and January 1, 1998 of 1,063,695 shares of Corixa Common Stock as described in Note 2 to these Notes to Unaudited Pro Forma Consolidated Financial Statements. Options to purchase shares of GenQuest Common Stock will be assumed by Corixa pursuant to the Merger and converted into options to purchase shares of Corixa Common Stock. The Corixa Common Stock issuable upon exercise of the stock options to be assumed in the Merger has been excluded as the effect would be anti-dilutive.

                        MARKET PRICE AND DIVIDEND POLICY


     Corixa Common Stock began trading on Nasdaq under the symbol "CRXA" on October 3, 1997. Anergen Common Stock began trading on Nasdaq under the symbol "ANRG" on October 10, 1991. The table below shows the high and low sale prices of Corixa Common Stock and Anergen Common Stock on Nasdaq for each three month period beginning fiscal 1996.



                                                   CORIXA            ANERGEN
                                                COMMON STOCK       COMMON STOCK
                                               ---------------    --------------
                                                HIGH      LOW     HIGH      LOW
                                               ------    -----    -----    -----
1996 CALENDAR YEAR
  First Quarter............................      NA       NA      4.500    3.375
  Second Quarter...........................      NA       NA      6.375    3.125
  Third Quarter............................      NA       NA      5.375    2.875
  Fourth Quarter...........................      NA       NA      4.250    2.750
1997 CALENDAR YEAR
  First Quarter............................      NA       NA      4.625    3.125
  Second Quarter...........................      NA       NA      3.750    2.000
  Third Quarter............................      NA       NA      3.313    2.188
  Fourth Quarter...........................    14.125    8.750    4.313    1.688
1998 CALENDAR YEAR
  First Quarter............................    10.000    6.750    2.250    0.875
  Second Quarter...........................    10.500    6.125    2.500    1.000
  Third Quarter............................    7.000     3.313    2.875    0.875
  Fourth Quarter...........................    9.500     3.500    1.250    0.125



     On January 8, 1999, the Anergen Record Date, there were approximately 303 record holders of Anergen Common Stock. Anergen has never paid cash dividends on its common stock. The policy of Anergen is to retain earnings for use in its business.



     The following table sets forth the closing sale price per share of Corixa Common Stock on Nasdaq and the estimated equivalent per share price (as explained below) of Anergen Common Stock on December 11, 1998, the last trading day before the public announcement of the proposed Merger, and on January 8, 1999:



                                                                              ESTIMATED
                                          CORIXA            ANERGEN       EQUIVALENT ANERGEN
                                      PER SHARE PRICE   PER SHARE PRICE    PER SHARE PRICE
                                      ---------------   ---------------   ------------------
December 11, 1998...................      $7.5625           $0.3125            $0.4443
January 8, 1999.....................      $8.9375           $0.5231            $0.5251



     The estimated equivalent per share price of Anergen Common Stock is calculated by multiplying the price per share of Corixa Common Stock by the Exchange Ratio of .058751. The actual prices of shares of Corixa and Anergen Common Stock fluctuate continuously. Accordingly, the Corixa and Anergen prices per share prior to or at the time Corixa and Anergen consummate the Merger cannot be guaranteed or predicted. For more information on the risk, see "Risk Factors -- Risks Related to the Merger."

                           COMPARATIVE PER SHARE DATA


     The following table sets forth certain historical per share data of Corixa and Anergen and combined per share data on an unaudited pro forma basis after giving effect to the Merger and the GenQuest acquisition as purchases, based on an average last reported closing price on Nasdaq of Corixa Common Stock and Anergen Common Stock for the 15 trading days immediately preceding and including December 14, 1998, the date of the first public announcement of the Merger, equal to $7.3042 and based on 1,111,588 shares of Corixa Common Stock to be issued in exchange for outstanding shares of Anergen Common Stock in the Merger (assuming no options or warrants to purchase Anergen Common Stock are exercised after January 8, 1999). The historical per share data of Corixa and Anergen presented below is presented as of and for the nine months ended September 30, 1998 and for the fiscal year ended December 31, 1997, respectively. The pro forma consolidated per share data presented below combines Corixa's unaudited pro forma per share data as of and for the nine months ended September 30, 1998 and the audited pro forma per share data for the fiscal year ended December 31, 1997, (both periods assume the Genquest acquisition occurred on January 1, 1997) with Anergen's unaudited per share data as of and for the nine months ended September 30, 1998 and audited per share data for the fiscal year ended December 31, 1997, respectively. This data should be read in conjunction with the selected historical financial information, the unaudited pro forma consolidated financial statements and the separate historical financial statements of Corixa and Anergen and the notes thereto incorporated or included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma consolidated financial data is not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been consummated at the beginning of the periods presented and should not be construed as representative of future operating results of the combined company.



                                                AS OF OR FOR THE    AS OF OR FOR THE
                                               NINE MONTHS ENDED       YEAR ENDED
                                               SEPTEMBER 30, 1998   DECEMBER 31, 1997
                                               ------------------   -----------------
Historical -- Corixa:
  Basic and diluted net loss per share.......        $(1.93)             $(0.55)
  Pro forma basic and diluted net loss per
     share...................................            --               (0.31)
  Book value per share(1)....................          3.19                5.86
Historical -- Anergen:
  Basic and diluted net loss per share.......         (0.31)              (0.45)
  Book value per share(1)....................          0.10                0.41
Pro Forma Consolidated:
  Basic and diluted net loss per share.......         (1.31)              (1.37)
  Book value per share(1)....................          2.72                  --
Equivalent Pro Forma Consolidated -- per
  Anergen share:
  Basic and diluted net loss per share(2)....         (0.08)              (0.08)
  Book value per share(1)....................          0.16                  --


-------------------------
(1) The historical book value per share of capital stock is computed by dividing total stockholders' equity by the number of shares of capital stock outstanding at the end of the period. The pro forma consolidated book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of capital stock as of each of the periods presented.

(2) Represents the pro forma combined amounts multiplied by the Exchange Ratio.

                                  RISK FACTORS


     The Proxy Statement/Prospectus contains forward-looking statements, including, without limitation, statements identified by an asterisk(*). These statements relate to future events or the future financial performance of Corixa and Anergen. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These forward-looking statements only reflect managements' expectations and estimates. Actual events or results may differ materially.



     In evaluating these statements, stockholders of Anergen should specifically consider various factors, including the risks outlined below and those listed from time to time in Corixa's and Anergen's public disclosure filings with the Commission. Neither Corixa, Anergen nor the combined company undertake any obligation to update any forward-looking statements contained in this Proxy Statement/Prospectus to reflect any future events or developments.



     The Anergen stockholders should consider carefully the following risk factors in evaluating whether to adopt the Merger Agreement and approve the Merger. The Anergen stockholders should consider the following risk factors in conjunction with any additional information included in this Proxy Statement/Prospectus, including in conjunction with forward-looking statements made herein.


RISKS RELATED TO THE MERGER


     Integration of Operations May Be Difficult and Lead to Adverse
Effects. Corixa and Anergen believe the proposed Merger will result in long-term benefits.* These anticipated benefits will depend in part on whether the companies can integrate their operations in an efficient and effective manner. This may not occur. Integrating Corixa and Anergen will be a complex, time consuming and expensive process. Successful integration requires integration of the companies' respective research efforts and scientific cultures and coordination of the companies' respective business development efforts. This integration may not be accomplished smoothly or successfully. The diversion of the attention of management and any difficulties encountered in the process of combining operations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses. Furthermore, there could be a material adverse effect on employee morale and on the ability of Anergen and Corixa to retain key scientific and managerial personnel. Combining both companies' operations may be more difficult because of the necessity to consolidate geographically separate facilities and combining different scientific cultures. If the combined company has difficulty integrating the operations of Anergen into Corixa, a material adverse effect may result on the combined companies' business, operating results and financial condition.

     Failure to Achieve Synergies Could Lead to Decline in Corixa's Stock
Price. The market price of the Corixa Common Stock may decline significantly if:

     - the integration of Corixa's and Anergen's operations is not successful;

     - the combined company does not experience business synergies as quickly or to the extent as may be expected by financial analysts; or

     - the accretive/dilutive effect of the Merger is not in line with the expectation of financial analysts.


     Fixed Exchange Ratio May Limit the Value of Corixa Stock Being
Received. Subject to possible adjustment for shares withheld if Anergen does not enter into the Organon Amendment by the Closing Date, each outstanding share of Anergen Common Stock will convert into the right to receive .058751 of a share of Corixa Common Stock at the effective time of the Merger (the "Effective Time"). No adjustment to the Exchange Ratio will result from any fluctuations in the price of either Corixa Common Stock or Anergen Common Stock. The price of Corixa Common Stock may vary significantly between now and the date on which Anergen stockholders vote on the Merger. If the market price for Corixa Common Stock increases or decreases before the Effective Time, the market value of the Anergen stockholders' right to receive Corixa Common Stock at the Effective Time would correspondingly increase or decrease. Anergen stockholders will not be compensated for decreases in the market price of Corixa Common Stock. Anergen stockholders voting on the Merger are urged to obtain recent market quotations for Corixa Common Stock and Anergen Common Stock. No assurance can be given as to the market prices of Corixa Common Stock or Anergen Common Stock at any time before the Effective Time or at any time thereafter.



     The Merger Will Result in Costs of Integration and Transaction
Expenses. Corixa and Anergen estimate that they will incur aggregate direct transaction costs of approximately $1.1 million associated with the Merger and severance costs of approximately $0.3 million.* Also, the combined company expects to incur certain costs, which may be significant, which cannot be reasonably estimated at the current time pending finalization of certain operating decisions by management as to the manner and timing of consolidating the operations, to reflect actions associated with integrating Corixa and Anergen. Such actions might include:


     - elimination of duplicate facilities and operations;

     - consolidation of certain administration, support and research and development activities; and

     - cancellation or continuation of certain contractual obligations.


     Actual costs may substantially exceed such estimates. In addition, unanticipated expenses associated with the integration of the two companies may arise. Also, Corixa expects to incur a charge in the quarter ending March 31, 1999 currently estimated to be $8.8 million, to reflect Corixa's write-off of Anergen's in-process research and development efforts.* Finally, Corixa may incur additional charges in subsequent quarters to reflect costs associated with the Merger.


     Anergen's Business Could Suffer Due to Announcement or Consummation of Merger. The announcement or the consummation of the Merger may increase the likelihood of a number of changes to Anergen's business, any of which could have a material adverse effect. Such changes include but are not limited to:

     - loss of key management, scientific or other personnel of Anergen;

     - delays in product development; and

     - actions against Anergen by its creditors to the detriment of Anergen.

     If the Merger is not completed, Anergen would be materially adversely affected by such changes and restoring Anergen's business to its pre-announcement value could take a long time and be costly at a minimum and may not even be possible. As a result of the factors described above, the failure to consummate the Merger could have a material adverse effect on Anergen's business, operating results, financial condition and stock trading price.


     If the Combined Company is not Permitted to Write-Off a Significant Amount of Purchase Price as Attributable to In-Process Research and Development, the Corixa Stock Price Could Decline. If current accounting rules as interpreted by its auditors and the Commission do not permit it to write off immediately a significant amount of the purchase price of the Merger as attributable to in-process research and development, the combined company would have to amortize a correspondingly higher amount of the purchase price over several years. Such amortization would be reflected as an expense item on Corixa's statement of operations, and cause it to report higher losses, which may adversely affect its stock price.


     There May Be Unknown Risks Inherent in the Merger. Although Corixa has conducted scientific due diligence with respect to Anergen, Corixa did not perform many of the research and development activities itself. Consequently, Corixa and the combined company may not be aware of all of the risks associated with the Merger or the research and development activities of Anergen. Additionally, many other biotechnology companies currently are filing patents in the field of biotechnology and biopharmaceutical compounds at a rapid pace, and Corixa or Anergen may not have timely filed patent applications covering the scientific developments Corixa or Anergen have discovered or may not have obtained adequate patent protection for any proprietary rights. Corixa or the combined company may discover adverse information concerning Anergen subsequent to the Effective Time, including, among other things, information with respect to research management policies and intellectual property controls, such as the possible inadequacy of Anergen's current patent protection and potential patent infringement by Anergen. Any such discovery could have a material adverse effect on the business, financial condition and results of operations of Corixa and the combined company.

     There Are Uncertainties Related to Early Stage of Technology. Anergen is at an early stage in both its discovery and identification of biopharmaceutical compounds and its research concerning therapies for the treatment of autoimmune diseases. Additionally, Anergen has entered into few corporate partnerships and license agreements to date, and the programs covered by such corporate partnerships and license agreements are in the early stages. One or more of Anergen's programs may not move beyond its current stage of development, and Anergen's corporate partnerships or licenses may not allow it to develop products successfully using Anergen's technology. Anergen's technology may not be able to be incorporated into a commercialized product in a reasonable time frame, if ever.

     The Merger Has Dilutive Effects, and May Have Further Potential Dilutive Effects, to Stockholders. Corixa's stockholders will experience immediate and substantial dilution as a result of the shares of Corixa Common Stock to be issued to Anergen stockholders in the Merger. Although Corixa and Anergen believe that benefits will result from the Merger,* the combining of the two companies' businesses, even if achieved in an efficient, effective and timely manner, may not result in combined results of operations and financial condition superior to what would have been achieved by each company independently, or in the same amount of time to achieve such result. The issuance of Corixa Common Stock in connection with the Merger may have the effect of reducing Corixa's net income per share from levels otherwise expected and could reduce the market price of the Corixa Common Stock unless the combined company experiences revenue growth or cost savings and other business synergies sufficient to offset the effect of such issuance. As a consequence of the Merger, Anergen stockholders will lose the chance to invest in the development and exploitation of Anergen's technologies on a stand-alone basis. The management of the combined company may make strategic and operational decisions that differ from those that would be made by Anergen as an independent company. Consequently, stockholders of Anergen may not achieve greater returns on investment in the combined company than in Anergen if Anergen were to remain an independent company.


     Need to Develop Manufacturing Capabilities. Neither Anergen nor Corixa has any volume manufacturing capacity or experience in volume manufacturing of pharmaceutical or other biological products. Establishing volume manufacturing capabilities would require significant scale-up expenses and additions to facilities and personnel. The combined company may not manage this scale-up in as cost-effective manner as possible. In addition, the combined company may have difficulty identifying or adding personnel with sufficient experience to manage and operate volume manufacturing. In addition, the combined company must successfully develop processes required for volume manufacturing. The combined company may not succeed in developing any or all processes that may be necessary for such manufacturing. The pharmaceutical products under development by each of Anergen and Corixa have never been manufactured on a commercial scale. It may not be feasible to manufacture such products at a cost or in quantities to make them commercially viable. The combined company may be required to establish arrangements with contract manufacturers to supply all or a portion of its products for clinical trials as well as the manufacture, packaging, labeling and distribution of finished products. If the combined company is unable to contract for sufficient supply of all or a portion of its products on acceptable terms, or is unable to develop the capability to produce products internally, clinical testing would be delayed. Such delay would result in delayed submission of products for regulatory approval and delayed initiation of new development programs, either of which may have a material adverse effect on the combined company. If the combined company should encounter delays or difficulties in establishing relationships with manufacturers to produce, package and distribute its finished products, market introduction and subsequent sales of such products are likely to be adversely affected. Moreover, contract manufacturers that the combined company may use must adhere to current GMP regulations enforced by the FDA through its facilities inspection program. If these facilities cannot pass a pre-approval plant inspection, the FDA pre-market approval of the products will be adversely affected.

     The Merger Involves Uncertainties Related to Integration of Scientific Cultures. Although the scientific personnel at Anergen and the scientific personnel at Corixa both operate in a commercial environment, the two entities have different scientific management approaches. Consequently, the combined company may encounter some difficulties that are associated with the integration of the two different scientific cultures and the coordination of the research and development programs of Corixa and Anergen in light of such scientific cultures. The combined company may not be able to integrate successfully such scientific cultures, and the failure to do so could have a material adverse effect on the combined company's business, financial condition and results of operations.


     The Combined Company May Not Manage Its Growth Successfully or Integrate Successfully Potential Future Acquisitions. In the future, the combined company may make additional acquisitions of complementary companies, products or technologies.* Managing acquired businesses entails numerous operational and financial risks and strains, including difficulties in assimilating acquired operations and scientific cultures, diversion of management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees or strategic relationships of acquired entities. The combined company may not be able to manage effectively growth, and failure to do so could have a material adverse effect on the combined company's operating results.


RISKS RELATED TO CORIXA


     There are Uncertainties Related to Corixa's Early Stage of
Development. Corixa is at an early stage in the development of its therapeutic, prophylactic and diagnostic products. To date, almost all of Corixa's revenues have resulted from payments made under agreements with its corporate partners. Corixa expects that most of its revenues for the foreseeable future will continue to result from existing and future corporate partnerships, if any.* Corixa has generated only minimal revenues from diagnostic product sales and no revenues from therapeutic product sales since inception. Vaccine products that may result from Corixa's research and development programs are not expected to be commercially available for a number of years, if at all. It will be a number of years, if ever, before Corixa will receive any significant revenues from commercial sales of such products. Corixa may not receive anticipated revenues under existing corporate partnerships, and Corixa may not be able to enter into any additional corporate partnerships. Thus, Corixa may not ever achieve consistent profitability.


     There are Uncertainties Related to Corixa's Technology and Product Development. Corixa's technological approach to the development of therapeutic and prophylactic vaccines and other immunotherapeutic products for cancers and certain infectious and autoimmune diseases is unproven in humans. Products based on Corixa's technologies are currently in the discovery, preclinical or early clinical investigation stages, and to date, neither Corixa nor any of its corporate partners have conducted any clinical trials that incorporate Corixa's proprietary microsphere delivery systems or its proprietary adjuvants. In addition, neither Corixa nor any other Company has successfully commercialized any therapeutic vaccines for cancer or infectious diseases targeted by Corixa. Corixa may not be able to develop successfully effective vaccines for such diseases in a reasonable time frame, if ever, and such vaccines may not be capable of being commercialized. In addition to its internal development programs, Corixa in-licenses and acquires technologies to enhance its product pipeline. Any in-licensed technologies or technologies acquired as a result of the Merger or otherwise may not prove to be effective or may not result in the successful development of commercial products.

     A majority of Corixa's programs are currently in the discovery stage or in preclinical development. Only four of Corixa's therapeutic vaccine products have advanced to Phase I clinical trials. Corixa's vaccines have not been demonstrated to be safe and effective in clinical settings. Corixa's programs may not move beyond its current stage of development. Assuming Corixa's research does advance, certain preclinical development efforts will be necessary to determine whether any product is safe to enter clinical trials. Under certain of Corixa's existing corporate partnerships, the respective corporate partner has primary responsibility for the clinical development of a product. Any such corporate partner may not pursue clinical development in a timely or effective manner, if at all. If such a product receives authorization from the United States Food and Drug Administration ("FDA") to enter clinical trials, then it may be, and in the case of vaccine products will be, subjected to a multi-phase, multi-center clinical studies to determine its safety and efficacy. It is difficult to predict the number or extent of clinical trials required or the period of mandatory patient follow-up. Assuming clinical trials of any product are successful and other data are satisfactory, Corixa or its applicable corporate partner will submit an application to the FDA and appropriate regulatory bodies in other countries to seek permission to market the product. Typically, the review process at the FDA takes several years, and the FDA may not approve Corixa's or its corporate partner's application or may require additional clinical trials or other data prior to approval. Furthermore, even if regulatory approval is ultimately obtained, delays in the approval process could have a material adverse effect on Corixa's business, financial condition and results of operations. In addition, Corixa may not be able to produce any products in commercial quantities at a reasonable cost or may not be able to market successfully such products.

     Corixa's Stockholders Face Potential Dilution. Corixa's stockholders will experience immediate and substantial dilution as a result of the shares of Corixa Common Stock issued to Anergen stockholders in the Merger. Additional dilution may also occur upon exercise, if at all, of outstanding options and warrants to purchase Corixa Common Stock with an exercise price greater than $2.50 assumed by Corixa in the Merger. Additionally, if Corixa elects to put the sale of shares of Corixa Common Stock to SmithKline Beecham Biologicals, S.A. ("SmithKline Beecham") under the October 1998 collaboration and license agreement, Corixa will issue shares of its Common Stock to SmithKline Beecham, which issuance will result in additional dilution to Corixa's stockholders. See "Information Concerning Corixa -- Corporate Partnership -- Vaccines."


     Corixa is Dependent on Existing and Future Corporate Partnerships. The success of Corixa's business strategy is largely dependent on its ability to enter into multiple corporate partnerships and to manage effectively the numerous relationships that may exist as a result of this strategy. Corixa has established significant relationships with various corporate partners as of January 8, 1999. For example, in October 1998 Corixa entered into a strategic collaboration and license agreement with SmithKline Beecham for the research, development and commercialization of vaccine products aimed at the prevention and/or treatment of tuberculosis, Chlamydia trachomatis infection, Chlamydia pneumoniae infection, breast cancer, prostate cancer, ovarian cancer and colon cancer. Corixa derived 87% and 93% of its revenues during the nine months ended September 30, 1998 and the year ended December 31, 1997, respectively, from research and development and other funding under its existing corporate partnerships. The termination of any of these corporate partnerships would have a material adverse effect on Corixa's business, financial condition and results of operations. Certain of Corixa's corporate partners have entered into agreements granting them options to license certain aspects of Corixa's technology. Any such corporate partner may not exercise its option to license such technology. Corixa has also entered into corporate partnerships with several companies for the development, commercialization and sale of diagnostic products incorporating Corixa's proprietary antigen technology. Any such diagnostic corporate partnership may not ever generate significant revenues. Furthermore, Corixa is currently engaged in discussions with a number of pharmaceutical and diagnostic companies with respect to potential corporate partnering arrangements covering various aspects of Corixa's technologies. However, due in part to the early stage of Corixa's technologies, the process of establishing corporate partnerships is difficult and time-consuming and involves significant uncertainty. Such discussions may not lead to the establishment of any new corporate partnership on favorable terms, or at all. If established, any such corporate partnership may not result in the successful development of Corixa's products or the generation of significant revenues.

     Because Corixa enters into research and development collaborations with corporate partners at an early stage of product development, Corixa's success is highly reliant upon the performance of its corporate partners. Under existing corporate partnership arrangements, Corixa's corporate partners are generally required to undertake and fund certain research and development activities with Corixa, make payments upon achievement of certain scientific milestones and pay royalties or make profit-sharing payments when and if a product is commercialized. Corixa does not directly control the amount or timing of resources to be devoted to activities by its existing or future corporate partners. Any of Corixa's existing or future corporate partners may not commit sufficient resources to Corixa's research and development programs or the commercialization of its products. If any corporate partner fails to conduct its activities in a timely manner, or at all, Corixa's preclinical or clinical development related to such corporate partnership could be delayed or terminated. Corixa's corporate partners may not perform their obligations as expected. Also, Corixa's current corporate partners or future corporate partners, if any, may pursue existing or other development-stage products or alternative technologies in preference to those being developed in collaboration with Corixa. Further, disputes may arise with respect to ownership of technology developed under any such corporate partnership. Finally, any of Corixa's current corporate partnerships may be terminated by its corporate partner, and Corixa may not be able to negotiate additional corporate partnerships in the future on acceptable terms, or at all.

     Because the success of Corixa's business is largely dependent upon its ability to enter into multiple corporate partnerships and to manage effectively the numerous issues that arise from such partnerships, management of these relationships will require:

     - significant time and effort from Corixa's management team;

     - effective allocation of Corixa's resources to multiple projects; and

     - an ability to obtain and retain management, scientific and other personnel sufficient to accomplish the foregoing.

     Corixa's need to manage simultaneously a number of corporate partnerships may not be successful, and the failure to manage effectively such corporate partnerships would have a material adverse effect on Corixa's business, financial condition and results of operations.

     Corixa is Dependent on In-Licensed Technology. Corixa's success is also dependent on its ability to enter into licensing arrangements with commercial or academic entities to obtain technology that is advantageous or necessary to the development and commercialization of Corixa's products. Corixa is party to various license agreements that give it rights to use certain technologies in its and its corporate partners' discovery, research, development and commercialization activities. Disputes may arise as to the inventorship and corresponding rights in inventions and know-how resulting from the joint creation or use of intellectual property by Corixa and its licensors or scientific collaborators. Additionally, many of Corixa's in-licensing agreements contain milestone-based termination provisions. Corixa's failure to meet any significant milestones in a particular agreement could allow the licensor to terminate such agreement. Corixa may not be able to negotiate additional license agreements in the future on acceptable terms, if at all, that any of its current license agreements will not be terminated, and it may not be able to maintain the exclusivity of its exclusive licenses. In the event Corixa is unable to obtain or maintain licenses to technology advantageous or necessary to Corixa's business, Corixa and its corporate partners may be required to expend significant time and resources to develop or in-license similar technology. Corixa and its corporate partners may not be successful in this regard. If Corixa cannot acquire or develop necessary technology, it may be prevented from commercializing certain of its products. Any such event would have a material adverse effect on Corixa's business, financial condition and results of operations.


     Corixa is Dependent on Proprietary Technology and Its Patent Protection Is Uncertain. Corixa's success will depend in part on its ability and that of its corporate partners to obtain and enforce their respective patents and maintain trade secrets, both in the United States and in other countries.* As of November 30, 1998, Corixa owned or had licensed 27 issued United States patents that expire at various times between January 2007 and August 2016, 94 corresponding issued foreign patents, 145 pending United States patent applications, as well as 14 corresponding international filings under the Patent Cooperation Treaty and 267 pending foreign national patent applications. Corixa, its corporate partners or its licensors may not have or may not develop or obtain rights to products or processes that are patentable. Patents may not issue from any of the pending applications owned or licensed by Corixa or its corporate partners. Any claims allowed may not issue, or in the event of issuance, may not be sufficient to protect the technology owned by or licensed to Corixa or its corporate partners. Corixa has licensed certain patent applications from Southern Research Institute ("SRI") related to Corixa's microsphere encapsulation technology, one of which is currently the subject of an opposition proceeding before the European Patent Office. SRI may not prevail in this opposition proceeding and patents may not issue in Europe related to such technology. Also, Corixa's or its corporate partners' current patents, or patents that issue on pending applications, may be challenged, invalidated, infringed or circumvented, or the rights granted thereunder may not provide proprietary protection or competitive advantages to Corixa. Patent applications in the United States are maintained in secrecy until patents issue and Patent applications in certain foreign countries are not generally published until many months or years after they are filed. Publication of technological developments in the scientific and patent literature often occurs long after the date of such developments. Accordingly, Corixa cannot be certain that it or one of its corporate partners was the first to invent the subject matter covered by any patent application or that it or one of its corporate partners was the first to file a patent application for any such invention.


     Patent law relating to the scope and enforceability of claims in the fields in which Corixa operates is still evolving. The patent positions of biotechnology and biopharmaceutical companies, including Corixa, are highly uncertain and involve complex legal and technical questions for which legal principles are not firmly established. For example, there is substantial uncertainty regarding the potential for patent protection for gene fragments or genes without known function or correlation with specific diseases. The degree of future protection for Corixa's proprietary rights, therefore, is highly uncertain. In this regard, independent patents may not issue from each of the 27 pending United States patent applications referenced above, which include many interrelated applications directed to common or related subject matter. In addition, there may be issued patents and pending applications owned by others directed to technologies relevant to Corixa's or its corporate partners' research, development and commercialization efforts. Corixa's or its corporate partners' technology may not be able to be developed and commercialized without a license to such patents. Also, such patent applications may be granted priority over patent applications filed by Corixa or one of its corporate partners.

     The commercial success of Corixa depends significantly on its ability to operate without infringing the patents and proprietary rights of third parties, and Corixa's and its corporate partners' technologies may, or in the future may, infringe the patents or proprietary rights of others. A number of pharmaceutical companies, biotechnology companies, universities and research institutions may have filed patent applications or may have received patent grants that cover technologies similar to the technologies owned, optioned by or licensed to Corixa or its corporate partners. In addition, Corixa is unable to determine the patents or patent applications that may materially affect Corixa's or its corporate partners' ability to make, use or sell any products. The existence of third party patent applications and patents could significantly reduce the coverage of the patents owned, optioned by or licensed to Corixa or its corporate partners and limit the ability of Corixa or its corporate partners to obtain meaningful patent protection. If patents containing competitive or conflicting claims are issued to third parties, Corixa or its corporate partners may be enjoined from pursuing research, development or commercialization of products or be required to obtain licenses to these patents or to develop or obtain alternative technology. Corixa or its corporate partners may be so enjoined or may not be able to obtain any license to the patents and technologies of third parties on acceptable terms, if at all. Corixa or its corporate partners may not be able to obtain or develop alternative technologies. If Corixa or any of its corporate partners is enjoined from pursuing its research, development or commercialization activities or if any such license is not, or alternative technologies are not, obtained or developed, Corixa or such corporate partner may be delayed or prevented from commercializing its products, which would have a material adverse effect on Corixa's business, financial condition and results of operations.

     Third parties may independently develop similar or alternative technologies to those of Corixa, duplicate any of the technologies of Corixa, its corporate partners or its licensors, or design around the patented technologies developed by Corixa, its corporate partners or its licensors. The occurrence of any of these events would have a material adverse effect on Corixa's business, financial condition and results of operations.

     Litigation may also be necessary to enforce patents issued or licensed to Corixa or its corporate partners or to determine the scope and validity of a third party's proprietary rights. Corixa could incur substantial costs if litigation is required to defend itself in patent suits brought by third parties, if Corixa participates in patent suits brought against or initiated by its corporate partners or if Corixa initiates such suits. Funds or resources may not be available to Corixa in the event of any such litigation. Additionally, Corixa or its corporate partners may not prevail in any such action. An adverse outcome in litigation or an interference to determine priority or other proceeding in a court or patent office could subject Corixa to significant liabilities, require disputed rights to be licensed from other parties or require Corixa or its corporate partners to cease using certain technology, any of which may have a material adverse effect on Corixa's business, financial condition and results of operations.

     Corixa also relies on trade secrets and proprietary know-how, especially in circumstances in which patent protection is not believed to be appropriate or obtainable.

Corixa attempts to protect its proprietary technology in part by confidentiality agreements with its employees, consultants and advisors. These agreements generally provide that all confidential information developed or made known to the individual by Corixa during the course of the individual's relationship with Corixa will be kept confidential and not disclosed to third parties except in specific circumstances. These agreements also generally provide that all inventions conceived by the individual in the course of rendering services to Corixa shall be the exclusive property of Corixa. These agreements may not provide meaningful protection or adequate remedies for any breach, and Corixa's trade secrets may otherwise become known or be independently discovered by its competitors, any of which could have a material adverse effect on Corixa's business, financial condition and results of operations.

     Corixa Has a History of Operating Losses. Corixa has experienced significant operating losses in each year since its inception on September 8, 1994. As of September 30, 1998, Corixa's accumulated deficit was approximately $34.9 million. Corixa may incur substantial additional operating losses over at least the next several years. Such losses have been and may continue to be principally the result of the various costs associated with Corixa's discovery, research and development programs, preclinical studies and clinical activities. Substantially all of Corixa's revenues to date have resulted from corporate partnerships, other research, development and licensing arrangements, research grants and interest income. Corixa's ability to achieve a consistent, profitable level of operations is dependent in large part upon entering into agreements with corporate partners for product discovery, research, development and commercialization, obtaining regulatory approvals for its products and successfully manufacturing and marketing commercial products. Corixa may not be able to achieve consistent profitability. In addition, payments under corporate partnerships and licensing arrangements will be subject to significant fluctuations in both timing and amounts, resulting in quarters of profitability and quarters of losses by Corixa. Therefore, Corixa's results of operations for any period may fluctuate and may not be comparable to the results of operations for any other period.

     Corixa's Need for, and Ability to Secure, Additional Funding is Uncertain. The combined company will require substantial capital resources in order to conduct its operations. The combined company's future capital requirements will depend on many factors, including, among others, the following:

     - Continued scientific progress in its discovery, research and development programs;

     - The magnitude and scope of its discovery, research and development programs;

     - The ability of the combined company to maintain existing, and establish additional, corporate partnerships and licensing arrangements;

     - Progress with preclinical studies and clinical trials;

     - The time and costs involved in obtaining regulatory approvals;

     - The costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims;

     - The potential need to develop, acquire or license new technologies and products; and

     - Other factors not within the combined company's control.

     The combined company intends to seek such additional funding through corporate partnerships, public or private equity or debt financings and capital lease transactions. Additional financing, however, may not be available on acceptable terms, if at all.

Additional equity financings could result in significant dilution to stockholders. If sufficient capital is not available, the combined company may be required to delay, reduce the scope of, eliminate or divest one or more of its discovery, research or development programs, any of which could have a material adverse effect on the combined company's business, financial condition and results of operations. Corixa believes that following the Merger, the combined company's existing capital resources, committed payments under existing corporate partnerships and licensing arrangements, bank credit arrangements, equipment financing and interest income will be sufficient to fund the combined company's current and planned operations over at least the next 18 months. Such funds, however, may not be sufficient to meet the capital needs of the combined company. In addition, a substantial number of the payments to be made by Corixa's corporate partners and other licensors are dependent upon the achievement by Corixa of development and regulatory milestones. Failure to achieve such milestones would have a material adverse effect on the combined company's future capital needs.

     Corixa is Dependent on Key Personnel. Corixa is highly dependent on the principal members of its scientific and management staff, the loss of whose services might significantly delay or prevent Corixa's achievement of its scientific or business objectives. Competition among biotechnology and biopharmaceutical companies for qualified employees is intense, and the ability to retain and attract qualified individuals is critical to Corixa's success. Corixa may not be able to attract and retain such individuals currently or in the future on acceptable terms, or at all, and the failure to do so would have a material adverse effect on Corixa's business, financial condition and results of operations. In addition, Corixa does not maintain "key person" life insurance on any officer, employee or consultant of Corixa. Corixa also has relationships with scientific collaborators at academic and other institutions, some of whom conduct research at Corixa's request or assist Corixa in formulating its research and development strategy. These scientific collaborators are not employees of Corixa and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to Corixa. Corixa has limited control over the activities of these scientific collaborators and, except as otherwise required by its license, consulting and sponsored research agreements, can expect only limited amounts of time to be dedicated to Corixa's activities by such individuals. Failure of any such persons to devote sufficient time and resources to Corixa's programs could have a material adverse effect on Corixa's business, financial condition and results of operations. In addition, these collaborators may have arrangements with other companies to assist such companies in developing technologies that may prove competitive to those of Corixa.

     Corixa Faces Intense Competition. The biotechnology and biopharmaceutical industries are intensely competitive. Several biotechnology and biopharmaceutical companies, as well as certain research organizations, currently engage in, or have in the past engaged in, efforts related to the development of vaccines for the treatment and prevention of cancers and various infectious diseases, as well as the development of diagnostic products for infectious disease indications.

     Many companies, including Corixa's corporate partners as well as academic and other research organizations, are also developing alternative therapies to treat cancers and infectious diseases and, in this regard compete with Corixa. Moreover, technology controlled by third parties that may be advantageous to Corixa's business may be acquired or licensed by competitors of Corixa, thereby preventing Corixa from obtaining such technology on favorable terms, or at all.

     Many of the companies developing competing technologies and products have significantly greater financial resources and expertise in discovery, research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing than Corixa or its corporate partners. Other smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for discovery, research, clinical development and marketing of products similar to those of Corixa. These companies and institutions compete with Corixa in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to Corixa's programs. Corixa and its corporate partners will face competition with respect to product efficacy and safety, the timing and scope of regulatory approvals, availability of resources, reimbursement coverage, price and patent position, including potentially dominant patent positions of others. Competitors may develop more effective or more affordable products, or may achieve earlier patent protection or product commercialization than Corixa and its corporate partners. Such competitive products may render Corixa's products obsolete.

     Corixa Lacks Manufacturing Experience and Relies on Contract Manufacturers. Corixa does not have significant manufacturing facilities. Although Corixa currently manufactures limited quantities of certain antigens and adjuvants, including Corixa's novel Leishmania elongation Initiating Factor adjuvant, to conduct preclinical studies and to supply corporate partners, Corixa intends to rely on third party contract manufacturers to produce large quantities of such substances for clinical trials and product commercialization. Additionally, Corixa may be required to rely on contract manufacturers to produce antigens, adjuvants and other components of its products for research and development, preclinical and clinical purposes. Corixa's vaccines and other products have never been manufactured on a commercial scale. Such products may not be able to be manufactured at a cost or in quantities necessary to make them commercially viable. Third party manufacturers may not be able to meet Corixa's needs with respect to timing, quantity or quality. If Corixa is unable to contract for a sufficient supply of required products and substances on acceptable terms, or if it should encounter delays or difficulties in its relationships with manufacturers, Corixa's preclinical and clinical testing would be delayed, thereby delaying the submission of products for regulatory approval or the market introduction and subsequent sales of such products. Any such delay may have a material adverse effect on Corixa's business, financial condition and results of operations. Moreover, contract manufacturers that Corixa may use must continually adhere to current Good Manufacturing Practices ("GMP") regulations enforced by the FDA through its facilities inspection program. If the facilities of such manufacturers cannot pass a pre-approval plant inspection, the FDA premarket approval of Corixa's products will not be granted.

     Corixa Lacks Marketing Experience and is Dependent on Third Parties. Corixa currently has no sales, marketing or distribution capability. Corixa intends to rely on its current and future corporate partners, if any, to market its products. Such corporate partners, however, may not have effective sales forces and distribution systems. If Corixa is unable to maintain or establish such relationships and is required to market any of its products directly, Corixa will have to develop a marketing and sales force with technical expertise and with supporting distribution capabilities. Corixa may not be able to maintain or establish such relationships with third parties or develop in-house sales and distribution capabilities. To the extent that Corixa depends on its corporate partners or third parties for marketing and distribution, any revenues received by Corixa will depend upon the efforts of such corporate partners or third parties. Such efforts may not be successful.

     Corixa Faces Much Government Regulation. The preclinical testing and clinical trials of any products developed by Corixa or its corporate partners and the manufacturing, labeling, sale, distribution, export or import, marketing, advertising and promotion of any new products resulting therefrom are subject to regulation by federal, state and local governmental authorities in the United States, the principal one of which is the FDA, and by similar agencies in other countries. Any product developed by Corixa or its corporate partners must receive all relevant regulatory approvals or clearances before it may be marketed in a particular country. The regulatory process, which includes extensive preclinical studies and clinical trials of each product in order to establish its safety and efficacy, is uncertain, can take many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval or clearance. In addition, delays or rejections may be encountered based upon changes in regulatory policy during the period of product development and/or the period of review of any application for regulatory approval or clearance for a product. Delays in obtaining regulatory approvals or clearances would adversely affect the marketing of any products developed by Corixa or its corporate partners, impose significant additional costs on Corixa and its corporate partners, diminish any competitive advantages that Corixa or its corporate partners may attain and adversely affect Corixa's ability to receive royalties and generate revenues and profits. Even after such time and expenditures, any required approvals or clearances may not be obtained for any products developed by or in collaboration with Corixa.

     Regulatory approval, if granted, may entail limitations on the indicated uses for which the new product may be marketed that could limit the potential market for such product, and product approvals, once granted, may be withdrawn if problems occur after initial marketing. Furthermore, manufacturers of approved products are subject to pervasive review, including compliance with detailed regulations governing GMP. The FDA has recently revised the GMP regulations. The new Quality System Regulation imposes design controls and makes other significant changes in the requirements applicable to manufacturers. Failure to comply with applicable regulatory requirements can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to renew marketing applications and criminal prosecution.

     Corixa is also subject to numerous federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals, the environment and the use and disposal of hazardous substances, used in connection with Corixa's discovery, research and development work, including radioactive compounds and infectious disease agents. In addition, Corixa cannot predict the extent of government regulations or the impact of new governmental regulations which might have an adverse effect on the discovery, development, production and marketing of Corixa's products. Corixa may be required to incur significant costs to comply with current or future laws or regulations. Corixa may be adversely affected by the cost of such compliance.

     Corixa Faces Product Liability Exposure and Potential Unavailability of Insurance. Corixa risks financial exposure to product liability claims in the event that the use of such products results in personal injury. Corixa may experience losses due to product liability claims in the future. Corixa has obtained limited product liability insurance coverage. Such coverage, however, may not be adequate or may not continue to be available in sufficient amounts or at an acceptable cost, or at all. Corixa may not be able to obtain commercially reasonable product liability insurance for any product approved for marketing. A product liability claim, product recalls or other claim, as well as any claims for uninsured liabilities or in excess of insured liabilities, may have a material adverse effect on Corixa's business, financial condition and results of operations.

     Corixa's Products may Not be Accepted by the Market. Any products successfully developed by Corixa or its corporate partners, if approved for marketing, may never achieve market acceptance. Corixa's products, if successfully developed, will compete with a number of traditional drugs and therapies manufactured and marketed by major pharmaceutical and other biotechnology companies, as well as new products currently under development by such companies and others. The degree of market acceptance of any products developed by Corixa or its corporate partners will depend on a number of factors, including the establishment and demonstration of the clinical efficacy and safety of the product candidates, their potential advantage over alternative treatment methods and reimbursement policies of government and third-party payors. Physicians, patients or the medical community in general may not accept and utilize any products that may be developed by Corixa or its corporate partners. The lack of such market acceptance would have a material adverse effect on Corixa's business, financial condition and results of operations.

     Corixa Faces Uncertainty Related to Pricing and Reimbursement and Health Care Reform. In both domestic and foreign markets, sales of Corixa's or its corporate partners' products, if any, will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers, health maintenance organizations, pharmacy benefit management companies and other organizations. Both the federal and state governments in the United States and foreign governments continue to propose and pass legislation designed to contain or reduce the cost of health care, and regulations affecting the pricing of pharmaceuticals and other medical products may change or be adopted before any of Corixa's or its corporate partners' products are approved for marketing. Cost control initiatives could decrease the price that Corixa receives for any product it or any of its corporate partners may develop in the future and may have a material adverse effect on Corixa's business, financial condition and results of operations. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, including pharmaceuticals. Corixa's or its corporate partners' products, if any, may not be considered cost effective or that adequate third-party reimbursement will be available to enable Corixa or its corporate partners to maintain price levels sufficient to realize a return on their investment. In any such event, Corixa's business, financial condition and results of operations may be materially adversely affected.

     Corixa Faces Potential Volatility in Its Stock Price. The market prices for securities of biotechnology companies have in the past been, and can in the future be expected to be, especially volatile. The market price of Corixa's Common Stock may be subject to substantial volatility depending upon many factors, including:

     - Announcements regarding the results of discovery efforts, preclinical and clinical activities;

     - Announcements regarding the acquisition of technologies or companies, including the Merger;

     - Technological innovations or new commercial products developed by Corixa or its competitors;

     - Changes in government regulations;

     - Changes in Corixa's patent portfolio;

     - Developments or disputes concerning proprietary rights, changes in existing corporate partnerships or licensing arrangements;

     - Establishment of additional corporate partnerships or licensing arrangements;

     - Progress of regulatory approvals;

     - Issuance of new or changed stock market analyst reports and/or recommendations;

     - Economic and other external factors;

     - Operating losses by Corixa; and

     - Fluctuations in Corixa's financial results and degree of trading liquidity in its Common Stock.

     These factors could have a material adverse effect on Corixa's business, financial condition and results of operations and the price of its Common Stock in the public market.


     Control By Existing Stockholders. As of January 8, 1999, executive officers and directors of Corixa, together with entities affiliated with them, beneficially own approximately 47.5% of the outstanding Corixa Common Stock together with applicable options and warrants held by such stockholders. The voting power of these stockholders could have the effect of delaying or preventing a change in control of Corixa. See "Ownership of Corixa Capital Stock."


RISKS RELATED TO ANERGEN

     Anergen faces numerous risks, including risks related to:

     - Anergen's lack of commercial products;

     - Anergen's limited operating history and past operating losses;

     - Anergen's need to raise, and difficulty in raising, significant amounts of capital;

     - Anergen's uncertainty as to whether it can successfully conduct preclinical and clinical trials;

     - Uncertainty as to market acceptance of Anergen's products and potential products;

     - Uncertainty of Anergen's ability to obtain government approval for its products and potential products;

     - Anergen's dependence on its collaborative partners;

     - Uncertainty relating to Anergen's ability to maintain partners and proprietary rights with respect to its products;

     - Anergen's need to develop additional manufacturing capabilities;

     - Anergen's lack of marketing experience;

     - Fierce competition and rapid technological change in the biotechnology industry;

     - Uncertainty relating to pharmaceutical pricing and reimbursement and potential health care reform;

     - Anergen's need for additional key personnel and reliance on academic collaborators;

     - Anergen's exposure to potential product liability claims;

     - Anergen's exposure to potential hazardous materials and environmental liabilities;

     - Anergen's volatile stock price; and

     - Concentration of Anergen's stock ownership.


     In the event the Merger is not consummated, Anergen will continue to be exposed to the foregoing risks. In particular, during October 1998, Anergen announced a restructuring pursuant to which it undertook a number of steps to reduce expenses including the termination of 33 employees. Anergen has ceased its research efforts and is focusing on clinical development of AnergiX for rheumatoid arthritis in collaboration with N.V. Organon. As a result of the restructuring of operations, Anergen has scaled back substantially its ability to conduct its operations, research and clinical development. Anergen currently requires substantial additional funds to continue its operations. Anergen has attempted to raise additional funds and to date has not been able to raise sufficient funds. As a result of the lack of additional funding, Anergen is out of compliance with certain loan covenants in respect of the credit facility with Silicon Valley Bank (the "Silicon Valley Bank Loan"), and therefore the remaining long-term debt balance of the Silicon Valley Bank Loan has been reclassified as short-term debt. Silicon Valley Bank has indicated that it may undertake certain actions to collect the remaining amounts due under the Silicon Valley Bank Loan or to encumber additional assets of Anergen to provide more collateral as security for such loan. In the event the Merger is not consummated (or during the period before Corixa and Anergen are able to consummate the Merger), Silicon Valley Bank may take actions to collect the outstanding balance of the Silicon Valley Bank Loan (a "Foreclosure"). An attempted Foreclosure by Silicon Valley Bank prior to the closing date of the Merger would enable Corixa to terminate its obligation to consummate the Merger with Anergen. Further, in the event the Merger is not consummated for any reason, a Foreclosure by Silicon Valley Bank would have a material adverse affect on Anergen's business and impede its ability to raise additional capital. In addition, Anergen's restructured operations, loss of employees and general financial condition may result in a greater difficulty to both retain existing employees and attract future employees necessary to conduct business. The announcement of a failure to consummate the Merger would exacerbate Anergen's ability to retain and attract necessary employees. The failure to consummate the Merger will also result in greater dilution to Anergen stockholders as a result of the warrants which Anergen would be obligated to issue to Warburg and IBT pursuant to the Note Purchase Agreement. Anergen stockholders may experience less liquidity in shares of Anergen Common Stock if the Merger is not consummated as a result of the Nasdaq's likely delisting of Anergen Common Stock from the Nasdaq National Market. In the event of such delisting, shares of Anergen Common Stock would trade on the over-the-counter market, which may result in less trading volume and fewer market makers in Anergen Common Stock than if Anergen were to remain listed on the Nasdaq National Market. In addition, in the event the Merger is not consummated, the ability of Anergen to consummate an alternative merger or strategic collaboration may be materially adversely affected.

                                  INTRODUCTION

     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Anergen Board of Directors to be used at the Anergen Special Meeting. This Proxy Statement/Prospectus is also furnished by Corixa to Anergen stockholders and option holders in connection with the issuance of shares of Corixa Common Stock in connection with the Merger described herein.

     The information set forth herein concerning Corixa has been furnished by Corixa and the information set forth herein concerning Anergen has been furnished by Anergen.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF SPECIAL MEETING


     The Special Meeting will be held at Anergen's corporate offices, 301 Penobscot Drive, Redwood City, California 94063, on February 10, 1999 at 10:00 a.m., local time.


PURPOSE OF THE SPECIAL MEETING


     At the Special Meeting, holders of shares of Anergen Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement and approve the Merger. As a result of the Merger, all outstanding shares of Anergen Common Stock will convert into shares of Corixa Common Stock and Merger Sub will merge with and into Anergen. Anergen will survive the Merger and become a wholly-owned subsidiary of Corixa. See "Approval of the Merger and Related Transactions" and "Terms of the Merger."


     ANERGEN'S BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, ANERGEN AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF ANERGEN VOTE "FOR" APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS; PROXIES


     Only holders of Anergen Common Stock at the close of business on January 8, 1999, the Record Date, are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 18,923,888 shares of Anergen Common Stock issued and outstanding, and 303 holders of record of Anergen Common Stock. Each stockholder of record of Anergen Common Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders of Anergen at the Special Meeting.


     All shares of Anergen Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF ANERGEN COMMON STOCK REPRESENTED BY SUCH PROPERLY EXECUTED PROXIES WILL BE VOTED "FOR" ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. Anergen does not know of any matters other than as described in the Notice of Special Meeting that are to come before the Special Meeting. If any other matter or matters are properly presented for action at the Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with such persons' best judgment. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Anergen, by signing and returning a later dated proxy, or by voting in person at the Special Meeting. However, mere attendance at the Special Meeting will not in and of itself have the effect of revoking the proxy. The inspector of election appointed for the meeting will tabulate votes cast by proxy or in person at the Special Meeting. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (a "broker non-vote"), such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the votes cast with respect to such matter. For purposes of determining whether the Merger and the Merger Agreement have been adopted and approved, the inspector of election will include abstentions as a portion of the number of shares deemed to have voted on such matter at the Special Meeting. Accordingly, abstentions will have the effect of a "NO" vote on the proposal to adopt and approve the Merger Agreement and the Merger.


QUORUM

     The presence in person or by properly executed proxy of holders of a majority of all the issued and outstanding shares of Anergen Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. For purposes of determining whether a quorum is present, the inspector of election will include shares the holders of which abstain from voting on any particular matter ("abstentions").

REQUIRED VOTE; VOTING AGREEMENT


     Corixa has the right to terminate the Merger Agreement if, among other reasons, the holders of at least a majority of the outstanding shares of Anergen Common Stock at the Special Meeting do not vote in favor of adoption and approval of the Merger Agreement and approval of the Merger by the later of (i) the date that is 30 days after the Registration Statement is declared effective by the Commission (with certain exceptions as are more fully discussed in the Merger Agreement) and (ii) 15 days after any amendments or supplements to the Proxy Statement/Prospectus are mailed to the Anergen stockholders. Adoption and approval of the Merger Agreement and approval of the Merger require, as a condition and pursuant to the terms of the Merger Agreement, the affirmative vote of the holders of at least a majority of the outstanding shares of Anergen Common Stock entitled to vote thereon at the Special Meeting. If stockholders holding a majority of the outstanding shares of Anergen Common Stock do not vote to approve the Merger Agreement at the Special Meeting, the Merger will not be consummated. In such event, Anergen will be obligated to pay a termination fee of $400,000 to Corixa. If the Merger Agreement is terminated by Corixa under certain other circumstances, Anergen will be obligated to pay Corixa a termination fee of $200,000.

     All of the directors and officers of and certain stockholders of Anergen have entered into Voting Agreements with Corixa and Anergen pursuant to which they have agreed, subject to certain limitations, to:


     - Vote all shares of Anergen Common Stock beneficially owned by them to approve the Merger Agreement and Merger at the Special Meeting;


     - Vote against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Merger) between Anergen and any other person other than Corixa, subject to the terms of the Merger Agreement; and

     - Not transfer, sell, exchange, pledge or otherwise dispose of or encumber any shares of Anergen Common Stock beneficially owned by them prior to the date of the earlier of (A) the Effective Time of the Merger or (B) the termination of the Merger Agreement.


     Anergen stockholders holding approximately 48% of the total number of outstanding shares of Anergen Common Stock have executed the Voting Agreements.


     Certain Anergen stockholders who are affiliates of Anergen have also entered into Affiliate Agreements whereby they have agreed to:

     - Not transfer, sell, exchange, pledge or otherwise dispose of or encumber any shares of Anergen Common Stock beneficially owned prior to the date of the earlier of (A) the Effective Time of the Merger or (B) the termination of the Merger Agreement; and

     - Restrict resales or other dispositions of Corixa Common Stock received in connection with the Merger in compliance with federal securities laws.


     As of January 8, 1999, directors, executive officers of Anergen and their affiliates owned approximately 48.3% of the 18,923,888 outstanding shares of Anergen Common Stock.


SOLICITATION OF PROXIES; EXPENSES

     The cost of the solicitation of proxies of Anergen stockholders will be borne by Corixa. Proxies may be solicited by certain Anergen directors, officers and employees personally or by telephone, telecopy or other means of communication. Such directors, officers and employees will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Following the original mailing of the proxies and other soliciting materials, Anergen will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Anergen Common Stock and request authority for the exercise of proxies. In such cases, Anergen, upon the request of the record holders, will reimburse such record holders for their reasonable expenses. Anergen has retained ChaseMellon Shareholder Services, L.L.C. to assist in the solicitation of proxies at a cost of approximately $5,500.00, plus customary expenses.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF ANERGEN. ACCORDINGLY, ANERGEN STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/ PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANERGEN STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS


     The following discussion summarizes the proposed Merger and related transactions. The following is not, however, a complete statement of all provisions of the Merger Agreement and related agreements. Detailed terms of and conditions to the Merger and certain related transactions are contained in the Merger Agreement, a conformed copy of which is attached to this Proxy Statement/Prospectus as Appendix A. Statements made in this Proxy Statement/Prospectus with respect to the terms of the Merger and such related transactions are qualified in their respective entireties by reference to, and holders of Anergen Common Stock are urged to read, the more detailed information set forth in the Merger Agreement and the other documents annexed hereto.


DESCRIPTION

     Pursuant to the Merger Agreement:

     - Merger Sub will merge with and into Anergen;

     - Each outstanding share of Anergen Common Stock, other than shares owned by Anergen, will be converted into the right to receive a fraction of one share of Corixa Common Stock, based upon the Exchange Ratio;

     - Each outstanding option and warrant to purchase Anergen Common Stock will be deemed to constitute the right to acquire, on the same terms and conditions, a number of shares of Corixa Common Stock at a price based on the Exchange Ratio;


     - Upon consummation of the Merger, the separate corporate existence of Merger Sub will cease, and Anergen will survive as a wholly-owned subsidiary of Corixa. See "Terms of the Merger -- Conversion of Securities," "Terms of the Merger -- Warrants" and "Terms of the Merger -- Stock Options."


JOINT REASONS FOR THE MERGER

     The Boards of Directors of both Corixa and Anergen based their decisions to consummate the proposed Merger upon potential joint benefits that Corixa and Anergen believe will contribute to the success of the combined company, including the following:


     - Corixa and Anergen believe that the Merger will potentially result in the establishment of a combined company with a significantly expanded breadth of existing product development opportunities.* As a result of the Merger, the combined entity will have a clinical stage product portfolio that includes vaccines for a number of autoimmune diseases, including arthritis, multiple sclerosis and diabetes.* Corixa and Anergen believe that the combined company's enhanced and expanded product portfolio should serve to augment the combined company's business development activities and financial results through the application of Corixa's business experience to the partnering of Anergen discoveries while at the same time allowing Corixa to bring a more diverse set of discoveries and product opportunities to its partnering efforts.*



     - The Merger will significantly expand the number of potential products that either company had previously developed to the point of clinical evaluation.* As of November 30, 1998, Corixa was providing product for or financially supporting clinical trials of four vaccines. In 1998, Anergen was conducting clinical trials of two of its AnergiX(TM) platform products as well as one AnervaX(TM) product. As a result of the Merger, the combined company will have a portfolio of seven products that are in or have completed initial clinical evaluation. Corixa and Anergen believe that the increased number of products the combined company will have in clinical development increases the opportunity for commercial success for the stockholders of both Corixa and Anergen while decreasing the potential adverse financial impact to such stockholders that could result from failure of any of such products to perform successfully in clinical development.*



     - Both Corixa and Anergen believe that the Merger will allow both companies to apply their scientific expertise to further the development of the existing products as well as to the discovery and development of additional products.* Anergen's key products, AnergiX(TM), a complex of a disease-specific HLA molecule and a self-antigenic peptide, and AnervaX(TM), a peptide-based vaccine function to induce immune system responses, have the potential to interrupt the underlying disease process responsible for a number of autoimmune diseases.* Corixa possesses multiple proprietary adjuvant preparations as well as antigen delivery systems as a result of its research and development of cancer and infectious disease vaccines. These technologies have been shown in animal studies of certain vaccine immune responses to significantly improve immune system response to such vaccination. Combining Corixa adjuvants or delivery systems with AnervaX(TM) autoimmune disease vaccines might lead to development of products that result in improved therapeutic benefit.* Furthermore, Anergen possesses know-how and expertise with respect to the study of autoimmune disease and the underlying immune reactions believed to lead to the development of diabetes, multiple sclerosis and arthritis. Corixa and Anergen believe that a key research and product development opportunity may lie in the discovery of specific antigens involved in triggering the initial immune response that leads to the development of autoimmune disease.* Corixa possesses considerable expertise in the discovery of antigens that are capable of triggering immune reactions. Combination of both companies' expertise may result in discovery of antigens that are responsible for the development of autoimmune disease.* Such discoveries could form the basis for development of multiple diagnostic and therapeutic products that could assist with the identification and treatment of autoimmune diseases.*


CORIXA'S REASONS FOR THE MERGER

     The Corixa Board of Directors has unanimously approved the Merger and the Merger Agreement. In addition to the anticipated joint benefits described above, Corixa believes that there are additional reasons the Merger will be beneficial to Corixa and its stockholders:


     - The Merger will enable the combined company to pursue a number of potential product opportunities that Corixa and Anergen would otherwise be unable to pursue as stand-alone companies.*



     - The Merger will strengthen the combined company's scientific expertise and expand the combined company's existing potential product opportunities as compared to each of Corixa and Anergen on a stand-alone basis.* For example, the Corixa Board of Directors expects the Merger to provide Corixa with scientific expertise and access to relevant animal models to determine whether human clinical trials of M.vaccae-derived products in additional autoimmune diseases are warranted.*



     - The Merger will combine Corixa's and Anergen's complementary scientific expertise and product discovery opportunities which may lead to increased future potential product opportunities for the combined company.* For example, Corixa believes that additional product discovery opportunities may exist through Anergen's research program focused on specific immune system hormones called chemokines.* Application of additional Corixa technology to this product development area may also speed the discovery and development of multiple proprietary products.*



     - The combined company's enhanced scientific and business development expertise resulting from the Merger may lead to additional partnering transactions that neither Corixa nor Anergen would have on a stand-alone basis.* Also, the combined company may be able to obtain improved commercial terms in such partnering transactions due to the company's increased size, product development portfolio and bargaining power.*


RECOMMENDATION OF ANERGEN BOARD; ANERGEN'S REASONS FOR THE MERGER

     The Anergen Board has unanimously approved and ratified the Merger Agreement and the Merger, has determined that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Anergen and its stockholders and therefore unanimously recommends that the holders of Anergen Common Stock vote in favor of approval of the approval of the Merger and the Merger Agreement.

     In reaching its determination to approve the Merger Agreement and the transactions contemplated thereby, the Anergen Board has identified the following potential benefits of the Merger that it believes may contribute to the success of the combined company:


     - Given the complementary nature of the products of Anergen and Corixa, and their scientific synergies, the Merger will enhance the opportunity for the potential realization of Anergen's strategic objective of achieving greater scale and presence in the pharmaceutical market;*



     - Anergen's stockholders would have the opportunity to participate in the potential for growth of the combined company after the Merger;*



     - The combined clinical, research and product development expertise, financial resources, size and breadth of product offerings, strategic partnerships and research opportunities of the combined company will allow the combined company to respond more quickly and effectively to increased competition and rapid change in the healthcare industry;*



     - The combination of Corixa's products and potential products with Anergen's potential products will allow the combined company to offer a more comprehensive set of pharmaceutical products to its potential customers;*



     - The creation of a higher market profile and greater financial strength may present greater opportunities for marketing the potential products of the combined company;*


     - The Merger may increase the opportunity for (a) effectively utilizing the skills and resources of the companies' respective clinical teams and (b) matching the respective corporate cultures of the two companies while maintaining some of the most important aspects of each culture;*



     - The combined technological resources and scientific know-how may allow the combined company to develop new therapies, vaccines and other products;*



     - Anergen can benefit from Corixa's antigen research and discovery, while Corixa can expand their indications to autoimmune diseases and utilize Anergen's animal model and proprietary assay systems;*


     - The consideration Anergen stockholders will receive in the Merger is fair to Anergen stockholders and in their best interests, especially in light of the fact that, at the time the parties signed the Merger Agreement, the market value of Corixa Common Stock to be issued in exchange for Anergen Common Stock represented a significant premium over the recent price range of Anergen Common Stock;


     - The Corixa Common Stock Anergen stockholders will receive in the Merger has significantly greater liquidity than Anergen Common Stock;*



     - The Merger will allow Anergen to re-establish its research and development capabilities and provide sufficient capital and resources to support those activities;*



     - The Anergen product pipeline may benefit from Corixa's antigen discovery and delivery, and adjuvant technologies, as a means to boost the clinical efficacy of AnervaX(TM) and AnergiX(TM);* and



     - Anergen may benefit from Corixa's extensive network of established corporate partnerships when trying to enter into certain business relationships for the continued development and commercialization of its products.*


     In the course of its deliberations, the Anergen Board of Directors reviewed and considered a number of other factors relevant to the Merger. In particular, the Anergen Board of Directors considered, among other things, the following factors:

     - The likelihood that Anergen can continue its operations without the Merger, and its failure to date to obtain sufficient financing to fund its operations;

     - Information concerning Anergen's and Corixa's respective businesses, financial position, results of operations, product development schedules, technologies and properties;

     - The reports of Anergen's management and Pacific Growth Equities Inc. ("PGE"), its financial advisor, including reports relating to the extensive due diligence review which had been conducted regarding Corixa's business, operations, technology and competitive position, and possible synergistic opportunities for the two companies;

     - With the assistance of Anergen's financial advisors, the multiples of comparable publicly traded companies in the industry and the discounted future cash flows of Corixa based on management's projections;

     - The financial presentations of PGE, including the oral opinion of PGE delivered at the December 3, 1998 meeting of the Anergen Board of Directors, which concluded, subject to the assumptions made, matters considered and limitations set forth in such opinion, that the Exchange Ratio provided in the Merger Agreement was fair, from a financial point of view, to Anergen and its stockholders on such date (as copy of the PGE fairness opinion is attached as Appendix B hereto);


     - A review with Anergen's legal counsel of the terms of the Merger Agreement, termination fee provisions, the circumstances under which either Anergen or Corixa can terminate the Merger Agreement and the closing conditions to the Merger;


     - The compatibility of the corporate cultures of Anergen and Corixa which the Anergen Board of Directors believed was important for the successful integration of the companies; and

     - The fact that the issuance of Corixa Common Stock pursuant to the Merger Agreement is conditioned upon approval by a majority of the outstanding shares of Anergen Common Stock entitled to vote at the Anergen Special Meeting.

     The Anergen Board of Directors also considered a variety of potentially negative factors in its deliberations concerning the Merger, including the following factors:

     - The risk that, despite the intentions and efforts of the parties, the operational and competitive benefits sought to be achieved in the Merger may not be achieved;

     - The risk that the market value and liquidity of Corixa Common Stock might be adversely affected;

     - The risk that despite the intentions and efforts of the parties, the key technical and management personnel of Anergen required to facilitate a successful integration of the Merger may not be retained by Anergen following the Merger; and

     - Certain other risks described above under "Risk Factors."

     The foregoing discussion of the information and factors considered by the Anergen Board of Directors is not intended to be an exhaustive list of all factors considered by the Anergen Board of Directors. Each member of the Anergen Board of Directors may have considered different factors. In view of the variety of factors considered in connection with its evaluation of the Merger, the Anergen Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, each member of the Anergen Board of Directors may have given different weights to different factors. Based on the factors outlined above and on the advice of PGE, its financial advisor, the Anergen Board of Directors determined that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Anergen and its stockholders.

OPINION OF ANERGEN'S FINANCIAL ADVISOR

     Anergen retained PGE to evaluate the terms of the Merger and render an opinion as to its fairness. On December 3, 1998, PGE rendered its opinion to Anergen's Board of Directors to the effect that, as of December 1, 1998 and based on and subject to the matters stated in the opinion, the Merger Consideration to be paid by Corixa to Anergen stockholders in the Merger is fair from a financial point of view to Anergen's stockholders.

     THE FULL TEXT OF PGE'S WRITTEN OPINION DATED DECEMBER 3, 1998 WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. THIS

SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. HOLDERS OF ANERGEN COMMON STOCK ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY IN ITS ENTIRETY. THE ENGAGEMENT OF PGE AND ITS OPINION ARE FOR THE BENEFIT OF THE ANERGEN BOARD OF DIRECTORS AND ITS OPINION WAS DELIVERED TO THE ANERGEN BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER. PGE'S OPINION ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO ANERGEN, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER, NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF ANERGEN COMMON STOCK AS TO HOW TO VOTE WITH RESPECT TO THE MERGER.

     In connection with the PGE opinion, PGE reviewed certain publicly available financial information and other information concerning Anergen and Corixa and certain internal analyses and other information furnished to it by Anergen and Corixa. PGE also held discussions with the members of senior management of Anergen and Corixa regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, PGE

     - Reviewed the historical reported prices and trading activity for both the Anergen Common Stock and Corixa Common Stock;

     - Compared certain financial information for both Anergen and Corixa with similar information for selected companies whose securities are publicly traded;

     - Compared certain stock market information and valuations for both Anergen and Corixa with similar information for certain companies whose securities are publicly traded;

     - Reviewed premiums paid for similar transactions; and

     - Performed such other studies and analyses and considered such other factors as it deemed appropriate.

     In conducting its review and arriving at its opinion, PGE assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it for the purposes of rendering its opinion. PGE assumed, with the consent of Anergen, that the Merger would qualify for purchase accounting treatment and as a tax-free transaction for the stockholders of Anergen for federal income tax purposes. PGE did not make an independent evaluation or appraisal of the assets of Anergen or Corixa nor was PGE furnished with any such evaluations or appraisals. The PGE Opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the PGE Opinion.

     The following is a summary of the analyses performed and factors considered by PGE in connection with rendering of the PGE Opinion.

     Historical Financial Position. In rendering its opinion, PGE reviewed and analyzed the historical financial position of Anergen which included (i) an assessment of each of Anergen's and Corixa's recent financial statements; (ii) an analysis of each of Anergen's and Corixa's revenue, growth and operating performance trends; and (iii) an assessment of Anergen's balance sheet information.

     Current Situation. PGE reviewed and analyzed the current financial condition of Anergen which included (i) an assessment of Anergen's current cash position, (ii) a review of Anergen's historical cash burn rate; (iii) a review of alternative sources of capital to fund ongoing operations and (iv) an analysis of Anergen's debt position.

     Historical Stock Price Performance. PGE reviewed and analyzed the daily closing per share market prices and trading volume for Anergen Common Stock and Corixa Common Stock, from November 10, 1998 through December 1, 1998. Although PGE reviewed the trading volume of Anergen Common Stock and Corixa Common Stock, it primarily focused on the relative stock price movements of the two companies. PGE also reviewed the daily closing prices per share of Anergen Common Stock and Corixa Common Stock and compared the movement of such daily closing prices with the movement of the AMEX Biotechnology Index and the Russell 2000 Index for the period November 24, 1997 through November 27, 1998.

     Analysis of Selected Publicly Traded Companies. This analysis examines a company's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies. PGE compared certain financial information (based on the commonly used valuation measurements described below) relating to Anergen and Corixa to certain corresponding information for a group of selected publicly traded companies including Corixa (together, the "Selected Publicly Traded Comparable Companies"). Such financial information included, among other things:

     - common equity market capitalization;

     - cash position;

     - ratios adjusted for cash ("Technology Value") to

         (i) ratios of market capitalization to cash;

         (ii) ratios of market capitalization to Technology Value; and

        (iii) discount of common stock market price relative to 52 week high per share market price.

     The financial information used in connection with the analysis provided below with respect to Anergen and Corixa was based on the latest reported quarterly period and derived from publicly available information. In the case of the Selected Publicly Traded Comparable Companies, the financial information used in connection with the analysis provided below was based on the most recent publicly available balance sheet information. PGE noted that, based on the last reported financial information and most recent common equity prices as of December 1, 1998, the multiple of market capitalization to Cash was 2.3x and 1.9x for Anergen and Corixa, respectively, compared to the mean excluding the high and low of 2.0x for companies selected as comparable to Anergen, and a mean, excluding the high and low, of 5.3x for companies selected as comparable to Corixa; the multiple for market capitalization to Technology Value was 1.8x for Anergen and 2.1x for Corixa, compared to a mean, excluding the high and low, of 2.6x for Anergen's comparable companies and a mean, excluding the high and low, of 1.2x for Corixa's comparable companies. The discount to 52 week high was 92.2% for Anergen and 48.6% for Corixa compared to a mean, excluding the high and low, of 63.0% in companies comparable to Anergen and to a mean, excluding the high and low, of 42.6% in companies comparable to Corixa.

     Analysis of Selected Mergers and Acquisitions. PGE reviewed the financial terms, to the extent publicly available, of 29 completed mergers and acquisitions since January, 1995 in the biotechnology industry (the "Selected Transactions"). The twenty-nine biotechnology transactions reviewed, in chronological order of public announcement, were: Paco Pharmaceutical Services / West Co, Inc., March 24, 1995; Circa Pharmaceuticals, Inc. / Watson Pharmaceuticals, Inc., March 30, 1995; AUSA, Inc. (Apotex USA/Apotex) / GEN/Rx Inc., April 13, 1995; MedChem Products, Inc. / CR Bard, Inc., May 24, 1995; Marsam Pharmaceuticals, Inc. / Schein Pharmaceutical, Inc., May 30, 1995; Aramed, Inc. / Gensia, June 16, 1995; Cellcor / Cytogen, June 16, 1995; SciGenics / Genetics Institute, Inc., June 22, 1995; Univax Biologics, Inc. / North American Biologicals, Inc., August 28, 1995; Syntro Corp. / Mallinckrodt Veterinary Inc., September 25, 1995; Biocraft Laboratories, Inc. / Teva Pharmaceutical Industries, January 29, 1996; International Canine Genetics / Synbiotics Corp., July 25, 1996; Houston Biotechnology, Inc. / Medarex, Inc., December 9, 1996; Royce Laboratories, Inc. / Watson Pharmaceuticals, Inc., December 26, 1996; Biosys / Thermo Trilogy Corp., January 2, 1997; Somatix Therapy Corp. / Cell Genesys, Inc., January 13, 1997; BioWhittaker, Inc. / Cambrex Corp., August 25, 1997; Allergan Ligand Retinoid / Ligand Pharmaceuticals, Inc., September 24, 1997; Sequana Therapeutics / Arris Pharmaceuticals Corp., November 3, 1997; Allergan Specialty / Shareholders, November 19, 1997; Sano Corp. / Elan Corp. PLC, December 15, 1997; Somatogen, Inc. / Baxter International, Inc., February 24, 1998; International Murex Tech Corp. / Abbott Laboratories, March 16, 1998; IBAH, Inc. / Omnicare, Inc., March 31, 1998; Neurex Corp./ Elan Corp. PLC, April 29, 1998; Seragen Inc. (Boston University) / Ligand Pharmaceuticals, Inc., May 8, 1998; Virus Research Institute, Inc. / T Cell Sciences, Inc., May 12, 1998; Penederm, Inc. / Mylan Laboratories, Inc., June 24, 1998; Gull Laboratories (Fresenius) / Meridian Diagnostics, July 27, 1998. PGE noted that the Selected Transactions were effected at a range of premiums to the target's per share market price one day prior to the announcement, one week prior to the announcement, and four weeks prior to the announcement of (14.3%) to 91.6%, with a mean, excluding the high and low of 30.8%, and (12.2%)to 75.7% with a mean excluding the high and low of 38.6%, and (41.9%) to 95.1% with a mean, excluding the high and low, of 44.4%, respectively, versus transaction premiums of 76.0%, 29.4% or (6.1%), respectively, for the Merger (based on the per share market price four weeks prior to December 3, 1998, and as of December 3, 1998). All multiples for the Selected Transactions were based on public information available at the time of the announcement of such transaction, without taking into account specific market and other conditions during the three-year period during which the Selected Transactions occurred.

     No company used in the analysis of Selected Publicly Traded Comparable Companies nor any transaction used in the analysis of Selected Transactions summarized above is identical to Anergen, Corixa, or the Merger. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the Selected Companies and the Selected Transactions and other factors that would affect the public trading value and acquisition value of the Selected Companies and the Selected Transactions, respectively.

     While the foregoing summary describes analyses and factors that PGE deemed material in its presentation to the Anergen Board of Directors, it is not a comprehensive description of all analyses and factors considered by PGE. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. PGE believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying PGE's Opinion. In performing its analyses, PGE considered general economic, market and financial conditions and other matters, many of which are beyond the control of Anergen and Corixa. The analyses performed by PGE are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly such analyses are subject to substantial uncertainty. In addition, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, no opinion is being expressed as to the prices at which shares of Corixa Common Stock may trade at any future time.

     Pursuant to a letter agreement dated November 24, 1998, between Anergen and PGE, the fees to date payable to PGE for rendering the PGE Opinion have been $100,000, of which $25,000 was payable upon execution of the letter agreement and $75,000 at the time PGE notified Anergen of its preparedness to render the opinion (whether in oral or written form). Anergen has agreed to indemnify PGE and its directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement.

     The Anergen Board of Directors retained PGE based upon PGE's qualifications, reputation, experience and expertise. PGE, as a customary part of it investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, public equity underwritings, private placements and valuations for corporate and other purposes. PGE maintains a market in the common stock of many publicly traded biotechnology and other companies and regularly publishes research reports regarding the biotechnology industry and publicly traded companies in the biotechnology industry.

MATERIAL CONTACTS

     During 1998, Anergen attempted to secure sources of capital to finance continuing operations. Because of the nature of the public markets with respect to biotechnology companies and the risk and costs associated with support of research programs and clinical development, this effort became increasingly difficult. A strategy for obtaining a strategic partner was deemed to be in the best interest of Anergen and its stockholders. Anergen, therefore, began its diligence on potential companies with whom it could merge or form a strategic alliance.


     In late September 1998, Corixa's President and CEO, Dr. Steven Gillis, was contacted by Anergen Board Member, Dr. Bruce Carter, and informed of conclusions the Anergen Board of Directors had reached regarding future financing of Anergen research and clinical development opportunities. Citing a general lack of institutional investor interest in small-capitalization, biotechnology companies, Dr. Carter informed Dr. Gillis that Anergen was interested in discussing a potential business combination with a partner active in vaccine development. Dr. Carter also informed Dr. Gillis that certain institutional investors in Anergen might be willing to assist with potential financing of such a business combination. Dr. Carter suggested that Dr. Gillis contact Dr. Barry Sherman, Anergen's CEO, for further information.

     Dr. Gillis contacted Dr. Sherman shortly thereafter. Dr. Sherman confirmed Anergen's interest in potential business combination discussions as well as the potential willingness of certain institutional investors to consider financial assistance in the context of such a transaction. Dr. Gillis then contacted a representative of one of these institutional investors, which representative, Ms. Nicole Vitullo of Rothschild Asset Management, is also an Anergen board member. Ms. Vitullo confirmed Dr. Carter's and Dr. Sherman's representations of Anergen's interest in considering a business combination as a means of securing additional technology as well as financial resources to help support Anergen product development.

     On September 29, Corixa and Anergen entered into a confidentiality agreement that allowed both companies to exchange information regarding products and technologies under development, intellectual property associated with such products and technologies as well as corporate financial condition and projections.


     On October 15, Anergen announced a significant downsizing, including the termination of approximately 65% of its total workforce and most of its research and development staff, together with additional measures aimed at conserving capital resources.


     On October 22, Dr. Gillis, Mark McDade, Corixa's Chief Operating Officer; Michelle Burris, Corixa's Chief Financial Officer; Dr. Steven Reed, Corixa's Chief Scientific Officer and Dr. Kenneth Grabstein, Corixa's Vice-President and Director of Immunology, visited Anergen's facilities in Redwood City, California. Representing Anergen at this meeting were Dr. Sherman; Dr. Michael Shulman, Anergen's Vice President of Clinical Research; Dr. Maureen Howard, Anergen's Vice President of Research and Ms. Maria Marmarinos, President of Catalyst Group, Anergen's business development advisor. Drs. Sherman, Shulman and Howard and Ms. Marmarinos provided Corixa's attendees with an in-depth discussion of Anergen's products, technologies and intellectual property. Dr. Gillis provided Anergen's representatives with similar information regarding Corixa's products, technologies and intellectual property.


     On October 28, the Anergen Board of Directors held a telephonic board meeting. The Anergen Board of Directors discussed the effort to date to secure a strategic partner or enter into a business combination. The Anergen Board of Directors then reviewed the due diligence regarding Corixa, and discussed possible valuation and terms and conditions of a merger. The Anergen Board of Directors then authorized Anergen's executive officers and Ms. Marmarinos to continue such discussions with Corixa.


     On November 2, Anergen and Corixa entered into a letter agreement which provided Corixa with an exclusivity period (the "Exclusivity Agreement"), during which Anergen was prohibited from soliciting discussions or negotiations with third parties regarding acquisition of Anergen. Under the terms of the Exclusivity Agreement, Corixa provided Anergen with $50,000 per week to maintain the exclusivity period. Corixa also agreed to reimburse Anergen for expenses associated with securing agreements from several key Anergen research and development employees (the "Key Employee Agreement(s)"). In these agreements, such key employees would agree to refrain from seeking jobs from any third party for the two-month period following execution of the Key Employee Agreements.


     On November 3, a meeting was held in Chicago between Corixa, represented by Dr. Gillis and Mr. McDade, and Anergen, represented by Dr. Sherman, Ms. Marmarinos, and Barry Taylor, counsel to Anergen, to discuss the possible terms of a potential business combination. At that time, Corixa made its first offer to Anergen.


     On November 4, a conference call meeting was held between Anergen's executive management, Ms. Marmarinos, and the Anergen Board. The Anergen Board discussed the proposed terms of the Merger at length, made recommendations, and approved and authorized Anergen's and Ms. Marmarinos' ongoing negotiations.



     On November 5, Dr. Gillis met in New York with Ms. Marmarinos, Ms. Vitullo and Mr. James Thomas of Warburg. Dr. Gillis delivered a presentation on Corixa's technology, products and commercial development strategy. The group discussed the potential of additional investment in Corixa to assist with Anergen product development in the event that a business combination between Anergen and Corixa was consummated.


     For the next several days, the parties participated in numerous telephone conferences and face-to-face discussions concerning Anergen's financial condition and projections, intellectual property positions, research and development plans, additional due diligence issues, as well as potential terms associated with a proposed merger of Corixa and Anergen.

     On November 11, the Exclusivity Agreement was amended to clarify that Corixa would not be a party to the Key Employee Agreements, but rather that the Key Employee Agreements were to be entered between the key employees and Anergen. The amendment also clarified that upon signing a Key Employee Agreement, each key employee of Anergen agreed to refrain from accepting a job with any third party for the two-month period following execution of the Key Employee Agreements.

     Also on November 11, Corixa's Board of Directors discussed the proposed merger with Anergen at its regularly scheduled Board of Directors meeting. The Board provided Dr. Gillis with authorization to conclude negotiations with Anergen and to enter into a definitive merger agreement pending the conclusion of such negotiations as well as the successful resolution of any outstanding due diligence issues.

     For the next two weeks, the parties engaged in numerous telephonic meetings covering due diligence issues and continued to negotiate terms associated with the proposed merger.

     In the same time period, a Note Purchase Agreement was negotiated between Warburg, IBT and Anergen for the issue and sale of bridge notes with a principal amount and aggregate gross proceeds equal to up to $1,500,000. In the event of the consummation of this Merger, the principal amount of the Note(s) shall be automatically converted into Corixa Common Stock at a per share conversion price equal to the closing price of Corixa Common Stock as reported on Nasdaq on the date of the Note(s).

     On November 17, Anergen held another telephonic board meeting at which a proposed letter of intent and term sheet were reviewed and discussed at length. Recommendations were made to proceed with negotiations, and to retain PGE for the purpose of rendering a fairness opinion.

     On November 24, Corixa and Anergen entered into a non-binding letter of intent in which they agreed to the principal business points of a proposed merger transaction, subject to, among other things, satisfactory completion of Corixa's due diligence investigation of Anergen and the negotiation of definitive agreements covering certain terms set forth in the letter of intent.

     On December 3, PGE provided the Anergen Board of Directors with a financial presentation followed by a written opinion that the terms associated with the proposed business combination of Anergen and Corixa as reflected in the aforementioned letter of intent were fair. Trevor Chaplick, of Wilson Sonsini, Goodrich & Rosati, Professional Corporation, outside legal counsel to Anergen, provided the Anergen Board of Directors a summary of the legal implications of the proposed Merger Agreement. Upon discussion and deliberation, the Anergen Board of Directors, pursuant to proposed resolutions, voted unanimously to approve the Merger and the proposed Merger Agreement and all agreements ancillary to the Merger Agreement.

     On December 10, Corixa's Board of Directors met telephonically to review the status of the proposed business combination of Anergen and Corixa. The Corixa Board of Directors reviewed the Merger Agreement and provided their unanimous approval to enter into the agreement.

     At 5:00 p.m., Pacific Standard Time, on December 11, 1998, the parties executed the Merger Agreement.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER


     Merger Sub will be merged with and into Anergen, and Anergen will survive the Merger as a wholly-owned subsidiary of Corixa as a result of the Merger. Following the Merger, Corixa plans to integrate the operations, facilities and personnel of Corixa and Anergen. The current officers and directors of Merger Sub will serve as the initial officers and directors of the surviving corporation following consummation of the Merger. Dr. Gillis is the sole officer of Merger Sub.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the approvals of the Corixa Board of Directors and the Anergen Board of Directors and the recommendation of the Anergen Board with respect to the Merger Agreement and the transactions contemplated thereby, Anergen stockholders should be aware that certain members of Anergen management and the Anergen Board of Directors have certain interests in the Merger that are in addition to the interests of Anergen stockholders generally.


     Anergen and Corixa entered into a letter agreement dated November 2, 1998, and subsequently amended and restated on November 11, 1998 (the "Exclusivity Agreement") pursuant to which Corixa agreed to pay Anergen $50,000 per week beginning on November 3, 1998 and ending on November 23, 1998, in consideration for the agreement by Anergen to deal exclusively with Corixa during approximately that time period (the "Weekly Exclusivity Payments"). The parties also agreed that if the Merger is consummated, the aggregate amount of the Weekly Exclusivity Payments made to Anergen shall be deducted from the aggregate consideration otherwise payable by Corixa under the terms of the Merger Agreement. The total Weekly Exclusivity Payments received by Anergen is $200,000. In further consideration of the Weekly Exclusivity Payments, Anergen agreed to use commercially reasonable efforts to enter into Key Employee Agreements (defined in the paragraph below) with certain current and former employees of Anergen. See "-- Material Contacts."


     On November 10, 1998, Anergen entered into agreements with certain former Anergen employees to refrain from accepting employment with any person other than

Anergen or Corixa for a two-month period and to negotiate in good faith their employment arrangement with Corixa if the Merger Agreement was signed (the "Key Employee Agreements"). The former Anergen employees also agreed, by letters dated November 23, 1998, to enter into consulting agreements with Anergen. Under the consulting agreements, Anergen agreed to pay each consultant a fixed fee and to reimburse such consultant for all reasonable out-of-pocket expenses incurred in connection with the performance of consulting services. Corixa agreed to reimburse Anergen for all consulting fees and out-of-pocket expenses paid by Anergen. The term of each consulting arrangement is 60 days.


     Anergen entered into an employment agreement with Barry Sherman, M.D. on May 27, 1996 (the "Sherman Agreement"). The Sherman Agreement provides for salary, bonus, stock options and benefits. The Sherman Agreement also provides that if Dr. Sherman's employment is terminated pursuant to a transaction involving a Change of Control (as defined in the Sherman Agreement) or if Dr. Sherman voluntarily terminates his employment with Anergen as a result of Constructive Termination (as defined in the Sherman Agreement), he will receive salary continuation and benefits for 12 months following termination of his employment. In addition, on the date of such termination he will receive accelerated vesting of his stock options for 24 months or such longer period for which accelerated vesting may be granted without incurring Federal excise tax imposed pursuant to Section 4996 of the Internal Revenue Code. A "Change of Control" is defined in the Sherman Agreement as including, an acquisition of a majority of the outstanding voting stock of Anergen, a merger of Anergen with an unaffiliated third-party or a sale of all or substantially all of Anergen's assets. On December 3, 1998, the Anergen Board of Directors approved a letter agreement providing that a Constructive Termination shall be deemed to occur upon the earlier of the closing of a transaction involving a Change of Control (as defined in the Sherman Agreement) and March 31, 1999.


     In November 1998, Anergen entered into retention agreements with David Smith, Dr. Jeff Winkelhake and Dr. Maureen Howard, officers of Anergen, pursuant to which they will receive a retention bonus if they remain exclusively employed with Anergen for a certain period of time; provided that if the Merger occurs, they will receive the retention bonus immediately prior to the closing of the Merger. In addition, Anergen entered into a retention agreement with Michael Shulman, M.D., another officer of Anergen, whereby Dr. Shulman will receive a retention bonus if he remains exclusively employed with Anergen for the period beginning on the date of the retention agreement and ending on the later to occur of (i) May 30, 1999 and (ii) the closing of the Merger, but in no event later than June 30, 1999.

     Anergen also entered into retention agreements with certain key employees of Anergen, a number of whom are involved in a clinical trial in collaboration with N.V. Organon (the "Organon Trial") pursuant to a Product Development and License Agreement dated June 28, 1996. The retention agreements provide that the employees will receive a retention bonus upon the expiration of the Retention Period. The "Retention Period" is defined as the period beginning on the effective date of the retention agreement and ending on the earlier to occur of
(a) the conclusion of the Organon Trial or (b) June 1, 1999 (or another date upon mutual agreement between Anergen and the employee).

     On December 11, 1998, Corixa entered into a Common Stock Purchase Agreement with Warburg and IBT. Warburg beneficially owns approximately 28.9% of the outstanding Anergen Common Stock and IBT beneficially owns approximately 12.9% of the outstanding Anergen Common Stock. Warburg and IBT together have a total of three representatives on Anergen's Board of Directors. The Common Stock Purchase Agreement provides that immediately upon effectiveness of the Merger, Warburg and IBT will purchase an aggregate of $1.5 million ("Private Placement Consideration") of Common Stock of Corixa (the "Private Placement Shares"). Corixa will be obligated to register the Private Placement Shares for resale on a Form S-3 Registration Statement within 120 days of the effectiveness of the Merger.


     On December 11, 1998, Anergen entered into a Note Purchase Agreement with Warburg and IBT (the "Note Purchase Agreement"). Pursuant to the Note Purchase Agreement, Anergen obtained a bridge loan (the "Initial Bridge Loan") from Warburg and IBT in the aggregate principal amount of $500,000 ($333,333 from Warburg and $166,667 from IBT). The promissory notes, issued on December 14, 1998, accrue interest at a rate of 10% per year and mature on December 31, 1999, with certain exceptions. However, if the closing of the Merger occurs, the outstanding principal will be converted automatically into shares of Corixa Common Stock at a per share conversion rate equal to the last reported sale price of Corixa Common Stock on the date the Initial Bridge Loan was funded, and no interest will be deemed to have accrued on the promissory notes from the date of issuance. At a date to be agreed upon among Anergen, Warburg and IBT, prior to effectiveness of the Merger, Anergen is entitled under the Note Purchase Agreement to obtain an additional one-time bridge loan from Warburg and IBT of up to $1 million (the "Subsequent Bridge Loan") based on the same terms and conditions as the Initial Bridge Loan; provided, however, that the amount of the Private Placement Consideration which Warburg and IBT are obligated to deliver to Corixa in exchange for the Private Placement Shares will be reduced by the amount of the Subsequent Bridge Loan. The Initial Bridge Loan and Subsequent Bridge Loans will be secured by Anergen's assets, including its intellectual property. In the event the Merger does not close, Warburg and IBT will be entitled to receive warrants to purchase Anergen Common Stock. The number of shares issuable upon exercise of such warrants is equal to the product of (i) 50% and (ii) the quotient of the aggregate principal amount of the Initial Bridge Loan and Subsequent Bridge Loan divided by $.2969. In addition, Warburg and IBT will require certain registration rights with respect to shares of Anergen Common Stock issuable upon exercise of such warrants.


     At the Effective Time, all warrants to purchase Anergen Common Stock then outstanding will be converted into warrants to purchase the number of shares of Corixa Common Stock equal to the number of shares of Anergen Common Stock that were issuable upon exercise of such Anergen warrants immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Corixa Common Stock. The per share exercise price for the shares of Corixa Common Stock will be equal to the former exercise price per share of such Anergen warrant immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent. Except as provided above, the converted or substituted Anergen warrants will be subject to the same terms and conditions as were applicable to such warrants immediately prior to the Effective Time.

     Each of the options to acquire Anergen Common Stock (each, an "Anergen Stock Option") outstanding as of the Effective Time will be converted into an option to purchase the number of shares of Corixa Common Stock (rounded down to the nearest whole share) equal to the number of shares of Anergen Common Stock subject to such option multiplied by the Exchange Ratio, at an exercise price per share of Corixa Common Stock (rounded up to the nearest whole cent) equal to the former exercise price per share of the

Anergen Stock Option immediately prior to the Effective Time divided by such Exchange Ratio. Except as provided above, the converted or substituted Anergen Stock Options will be subject to the same terms and conditions as were applicable to Anergen Stock Options immediately prior to the Effective Time. See "Terms of the Merger -- Stock Options."

     Venture Law Group, A Professional Corporation ("VLG"), is Corixa's counsel in connection with the Merger. VLG is not representing Anergen or any stockholders of Anergen in connection with the Merger. William W. Ericson, a director of VLG, has acted as Secretary of Corixa in the past.

     Pursuant to the Merger Agreement, Corixa agreed that for six years after the consummation of the Merger, it will cause the surviving corporation to fulfill in all respects the obligations of Anergen under its currently effective indemnification agreements with its directors and officers. In addition, Corixa agreed that for five years after the consummation of the Merger, it will maintain policies of directors' and officers' liability insurance comparable to those currently maintained by Anergen. However, Corixa will not be required to spend more than 125% of the annual premium paid by Anergen for such coverage.

     Corixa and Anergen have each entered into separate indemnification agreements with each of their directors and officers. These agreements require Corixa and Anergen, among other things, to indemnify each such director or officer against certain expenses (including attorneys' fees), judgments, fines and settlement amounts (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of Corixa or Anergen (subject to certain exceptions, including Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest or a violation of
Section 16(b) of the Exchange Act) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by Corixa or Anergen. In addition, Corixa and Anergen have obtained an insurance policy providing coverage for certain liabilities of its officers and directors. See "Management of Corixa -- Limitation of Liability and Indemnification Matters."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain of the federal income tax considerations of the Merger that are generally applicable to holders of Anergen Common Stock upon an exchange of such shares in the Merger. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986 (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Corixa, Anergen, or the Anergen stockholders as described herein. Neither Anergen, Anergen's counsel, Corixa nor Corixa's counsel undertakes to advise Anergen stockholders of any such changes in the application or interpretation of such federal income tax law.

     The following discussion does not deal with all federal income tax considerations that may be relevant to Anergen stockholders in light of their particular circumstances, such as Anergen stockholders who are dealers in securities, banks, insurance companies or tax-exempt organizations, subject to the alternative minimum tax provisions of the Code, foreign persons, persons who do not hold their shares of Anergen Common Stock as capital assets, stockholders who acquired their shares of Anergen Common Stock in connection with stock option or stock purchase plans or in other compensatory transactions or who hold their shares as a hedge or as part of hedging, straddle, conversion or other risk reduction transactions. In addition, the following discussion does not address (i) the tax consequences of transactions effectuated prior or subsequent to or concurrently with the Merger (whether or not such transactions are in connection with the Merger), including without limitation, transactions in which shares of Anergen Common Stock are acquired or shares of Corixa Common Stock are disposed of, or (ii) the tax consequences to holders of options, warrants, or convertible securities issued by Anergen which are assumed, exercised or converted, as the case may be, in connection with the Merger. Furthermore, no foreign, state or local tax considerations are addressed herein. Accordingly, ANERGEN STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

     The Merger is intended to constitute a "reorganization" within the meaning of Section 368(a) of the Code, in which case, subject to the limitations and qualifications referred to herein, the following U.S. federal tax consequences will generally result:

          (a) No gain or loss should be recognized by holders of shares of Anergen Common Stock solely upon their receipt in the Merger of shares of Corixa Common Stock (except to the extent of cash received in lieu of a fractional share of Corixa Common Stock) in exchange therefor;


          (b) The aggregate tax basis of the shares of Corixa Common Stock received in the Merger (including any fractional share not actually received) should be the same as the aggregate tax basis of shares of Anergen Common Stock surrendered in exchange therefor;



          (c) The tax holding period of the shares of Corixa Common Stock received in the Merger should include the period for which the shares of Anergen Common Stock surrendered in exchange therefor were held, provided that the shares of Anergen Common Stock are held as a capital asset at the time of the Merger; and



          (d) Cash payments in lieu of a fractional share should be treated as if a fractional share of Corixa Common Stock had been issued in the Merger and then redeemed by Corixa. An Anergen stockholder receiving such cash should generally recognize gain or loss upon such payment equal to the difference (if any) between such stockholder's basis in the fractional share and the amount of cash received. The gain or loss should be capital gain or loss, provided that each such fractional share of Anergen Common Stock was held as a capital asset at the Effective Time.


     The parties are not requesting a ruling from the Internal Revenue Service ("IRS") in connection with the Merger. It is a condition, among others, to the closing of the Merger that Corixa and Anergen have each received an opinion from their respective legal counsel, Venture Law Group, A Professional Corporation, and Wilson Sonsini Goodrich & Rosati

Professional Corporation, respectively, to the effect that, for federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn. These opinions, which are collectively referred to herein as the "Tax Opinions," neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the Tax Opinions are subject to certain assumptions and qualifications and are based on the truth and accuracy of certain representations made by Corixa, Merger Sub and Anergen, including representations in certificates delivered to counsel by the respective managements of Corixa, Merger Sub and Anergen.


     Even if the Merger qualifies as a "reorganization," a recipient of shares of Corixa Common Stock will recognize gain to the extent that such shares are received or considered to be received in exchange for services or property (other than solely shares of Anergen Common Stock). All or a portion of such gain may be taxable as ordinary income.


     A successful IRS challenge to the status of the Merger as a reorganization would result in an Anergen stockholder recognizing gain or loss with respect to each share of Anergen Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the time of the Merger, of the shares of Corixa Common Stock received in exchange therefor (including any cash received in lieu of a fractional share). In such event, an Anergen stockholder's aggregate basis in the shares of Corixa Common Stock received in the exchange would equal such fair market value and his, her or its holding period for such shares would begin the day after the closing date of the Merger.

     Certain noncorporate Anergen shareholders may be subject to backup withholding at a rate of 31% on cash payments received in lieu of a fractional share interest in Corixa Common Stock. Backup withholding will not apply, however, to a shareholder who furnishes a correct taxpayer identification number ("TIN") and certifies that he is not subject to backup withholding on the substitute Form W-9 included in the Transmittal Letter, who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct TIN on Form W-9 may be subject to a $50 penalty imposed by the IRS.

     Each holder of Anergen Common Stock that receives Corixa Common Stock in the Merger will be required to retain records and file with such holder's U.S. Federal income tax return a statement setting forth certain facts relating to the Merger.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. IN ADDITION, IT DOES NOT DISCUSS THE FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO CERTAIN PERSONS, INCLUDING HOLDERS OF OPTIONS OR WARRANTS, AND MAY NOT APPLY TO CERTAIN HOLDERS SUBJECT TO SPECIAL TAX RULES, INCLUDING HOLDERS WHO ACQUIRED ANERGEN COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK

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

OPTIONS OR RIGHTS OR OTHERWISE RECEIVED SUCH STOCK AS COMPENSATION, DEALERS IN SECURITIES AND FOREIGN HOLDERS.

     EACH ANERGEN STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, HER OR IT, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

     Corixa intends to account for the Merger under the purchase method of accounting in accordance with generally accepted accounting principles. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Corixa's results of operations will not include the results of Anergen prior to the Effective Time.

NO DISSENTERS' RIGHTS

     Pursuant to Section 262 of the DGCL, holders of Anergen Common Stock are not entitled to appraisal rights in connection with the Merger because the Corixa Common Stock and the Anergen Common Stock are both traded on Nasdaq and holders of Anergen Common Stock will receive in the Merger only shares of Corixa Common Stock and cash in lieu of fractional shares thereof.

NO ORDERS, INJUNCTIONS, ETC.

     The obligations of Corixa and Anergen to consummate the Merger are subject to the condition that there be no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition that prevents consummation of the Merger. See "Terms of the Merger -- Conditions." Either Corixa or Anergen may terminate the Merger Agreement if, without fault of the terminating party, there shall be any applicable federal or state law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and nonappealable. See "Terms of the Merger -- Termination."

RESALE RESTRICTIONS

     All shares of Corixa Common Stock received by Anergen stockholders in the Merger will, once registered pursuant to the Registration Statement, be unrestricted and freely transferable, except that shares of Corixa Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Anergen may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Corixa) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Anergen or Corixa generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

                              TERMS OF THE MERGER

     The following is a brief summary of certain provisions of the Merger Agreement, a copy which is attached as Appendix A to this Proxy
Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Merger Agreement and other agreements annexed hereto.

THE MERGER

     Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, at the Effective Time:

     - Merger Sub will merge with and into Anergen;

     - Merger Sub will cease to exist as a corporation;

     - Anergen will remain as the surviving corporation;

     - Merger Sub's certificate of incorporation and Merger Sub's bylaws will become the surviving corporation's certificate of incorporation and bylaws. See "Comparison of Rights of Holders of Corixa Capital Stock and Holders of Anergen Capital Stock"; and


     - The current officers and directors of Merger Sub will be the initial officers and directors of the surviving corporation after consummation of the Merger. Steven Gillis is the sole officer and director of Merger Sub. See "Management of Corixa."


EFFECTIVE TIME OF THE MERGER

     The closing of the transactions contemplated by the Merger Agreement (the "Closing") will take place no later than the second business day after the date on which all of the conditions to the Merger are satisfied or waived, or at such other date as Corixa and Anergen agree (the "Closing Date"). See
"-- Conditions."

     As soon as practicable after the Closing Date, a Certificate of Merger (the "Certificate of Merger") will be filed with the Secretary of State of Delaware in accordance with the relevant provisions of Delaware law. The time at which the Certificate of Merger is filed in Delaware is referred to as the Effective Time.

CONVERSION OF SECURITIES

     As a result of the Merger, shares of Anergen Common Stock issued and outstanding immediately prior to the Effective Time, except for shares held by Anergen or owned by Merger Sub, Corixa, or any direct or indirect wholly-owned subsidiary of Anergen or Corixa (the "Non-Exchanged Shares"), will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, convert into the right to receive the number of fully paid and nonassessable shares of Corixa Common Stock equal to the Exchange Ratio (as defined below) multiplied by the number of shares of Anergen Common Stock held by such stockholder as of the Effective Time.

     The total number of shares of Corixa Common Stock issuable to the holders of shares of Anergen Common Stock (the "Total Corixa Common Shares") will be determined by dividing $8,500,000 (less $200,000 representing all payments made to Anergen by Corixa pursuant to the Exclusivity Agreement) by $7.3041667, which represents the average of the Nasdaq last reported closing prices of Corixa Common Stock on the 15 trading days prior to and including the date of the first public announcement of the Merger (the "Corixa Average"). Based on the capitalization of Anergen on January 8, 1999, the Total Corixa Common Shares will equal approximately 1,111,588 shares (subject to shares that may be withheld if Anergen does not enter into the Organon Amendment by the Closing Date, as described below). In addition, Corixa will be obligated to issue an additional aggregate of approximately 92,164 shares of Corixa Common Stock upon exercise, if and when exercised, of all of the Anergen warrants and options that Corixa assumed in the Merger. As of January 8, 1999, the exercise prices of most of the Anergen options and warrants were significantly greater than the fair market value of Corixa Common Stock.


     The "Exchange Ratio" will be determined by dividing (A) the Total Corixa Common Shares by (B) the "Total Anergen Common Shares," which shall equal all outstanding shares of Anergen capital stock immediately prior to the Effective Date (other than any applicable Non-Exchanged Shares) on a fully-diluted basis assuming (1) conversion of all outstanding Anergen convertible securities and
(2) exercise of all outstanding options and warrants to purchase Anergen Common Stock with an exercise price equal to or less than $2.50 per share, in each case as of the date of the Merger Agreement.


     Approximately 54,763 of the approximately 1,111,588 total shares of Corixa Common Stock to be issued to Anergen stockholders pursuant to the Merger will be withheld from the Anergen stockholders proportionately if Anergen has not entered into the Organon Amendment by the Closing Date. If such 54,763 shares are not released to Anergen stockholders, then the effective Exchange Ratio will be reduced to a right to receive .055919 of a share of Corixa Common Stock for each share of Anergen Common Stock.



     Each holder of a certificate representing any such shares of Anergen Common Stock (a "Certificate") will, upon consummation of the Merger, cease to have any rights with respect to such Anergen Common Stock, except the right to receive, without interest, shares of Corixa Common Stock and cash for fractional shares upon the surrender of such Certificate (as described in "Exchange of Shares"). If prior to the Effective Time, Corixa should split or combine the shares of Corixa Common Stock, or pay a stock dividend or other stock distribution in, or in exchange of shares of Corixa Common Stock, or engage in any similar transaction, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend, exchange or other distribution or similar transaction.


     Each Non-Exchanged Share will be canceled and extinguished without any conversion thereof, and no cash, Corixa Common Stock or other consideration will be delivered in exchange therefor.


WARRANTS


     At the Effective Time, all warrants to purchase Anergen Common Stock then outstanding will be converted into warrants to purchase the number of shares of Corixa Common Stock equal to the number of shares of Anergen Common Stock that were issuable upon exercise of such Anergen warrants immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Corixa Common Stock. The per share exercise price for the shares of Corixa Common Stock shall be equal to the former exercise price per share of such Anergen warrant immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent.

     Except as provided above, the converted or substituted Anergen warrants will be subject to the same terms and conditions as were applicable to such warrants immediately prior to the Effective Time.

STOCK OPTIONS

     At the Effective Time, all options to purchase Anergen Common Stock ("Anergen Stock Options") then outstanding will be converted into options to purchase the number of shares of Corixa Common Stock equal to the number of shares of Anergen Common Stock that were issuable upon exercise of such Anergen Stock Options immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Corixa Common Stock. The per share exercise price for the shares of Corixa Common Stock shall be equal to the former exercise price per share of such Anergen Stock Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent; provided that in the case of any Anergen Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code.

     Except as provided above, the converted or substituted Anergen Stock Options will be subject to the same terms and conditions as were applicable to Anergen Stock Options immediately prior to the Effective Time.

     As soon as practicable after the Effective Time, Corixa will file, if necessary, one or more registration statements on Form S-8 under the Securities Act, or amendments to its existing registration statements on Form S-8 or amendments to such other registration statements as may be available, in order to register the shares of Corixa Common Stock issuable upon exercise of the assumed Anergen Stock Options.

EXCHANGE OF SHARES

     As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of Anergen Common Stock (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash and certificates representing shares of Corixa Common Stock. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange therefor (1) a certificate representing the number of whole shares of Corixa Common Stock, and (2) a check representing the amount of cash in lieu of fractional shares, if any, and any dividends or distributions with a record date after the Effective Time, of which such holder has the right to receive with respect to the Certificate so surrendered pursuant to the Merger Agreement. ANERGEN STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     No fractional shares of Corixa Common Stock will be issued pursuant to the Merger. In lieu thereof, cash adjustments will be paid in an amount (rounded to the nearest whole cent) equal to the product of the fraction of a share of Corixa Common Stock that would otherwise be issuable multiplied by the Corixa Average.

     No dividends on shares of Corixa Common Stock will be paid to persons entitled to receive certificates representing shares of Corixa Common Stock until such persons surrender their Certificates. Upon such surrender, the person in whose name the certificates representing such shares of Corixa Common Stock will be issued will also receive any dividends that have become payable with respect to such shares of Corixa Common Stock between the Effective Time and the time of such surrender. In no event will the person entitled to receive such dividends be entitled to receive interest on such dividends.

     If any certificates for shares of Corixa Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, the person requesting such exchange must (i) pay to the Exchange Agent any transfer or other taxes required by reason thereof, or (ii) establish that such tax has been paid or is not applicable.

     At the Effective Time, the stock transfer books of Anergen will be closed and no further transfers of shares of Anergen Common Stock will be made.

     Neither the Exchange Agent nor any party to the Merger Agreement is liable to a holder of shares of Anergen Common Stock for any shares of Corixa Common Stock or dividends thereon or the cash payment for fractional interests delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     In the event that any Certificate has been lost, stolen or destroyed, upon
(i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and (ii) if required by Corixa, in its discretion, the posting by such person of a bond in such sum as Corixa may direct as indemnity, or such other form of indemnity as Corixa may reasonably direct, against any claim that may be made against Corixa with respect to such Certificate, the Exchange Agent will issue in exchange for such Certificate the applicable number of whole shares of Corixa Common Stock and cash in lieu of fractional shares into which the shares of Anergen Common Stock represented by the Certificate are converted in the Merger and any dividends or distributions with a record date after the Effective Time, of which such holder has the right to receive with respect to such Certificate.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains certain representations and warranties by Anergen relating to, among other things:

     - Due organization, power and standing of Anergen and Anergen's certificate of incorporation and bylaws;

     - Anergen's capital structure;

     - Authorization, execution, delivery and enforceability of the Merger Agreement;

     - Required consents and approvals and the absence of breaches or violations of Anergen's certificate of incorporation and bylaws, agreements and instruments, and law;

     - Anergen's filings with the Commission and financial statements;

     - Absence of certain undisclosed liabilities and certain changes or events;

     - Litigation;

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

     - Title to real and personal property;

     - Intellectual property rights;

     - Taxes;

     - Certain contracts and agreements;

     - Employee matters;

     - Material contracts;

     - Interested party transactions;

     - Compliance with applicable laws and permits;

     - Brokers' and finders' fees;

     - Accuracy of information in this Proxy Statement/Prospectus;

     - Employee benefit plans;

     - Environmental matters;

     - Change of control payments;

     - Affiliate and stockholders agreements;

     - Vote required;

     - Fairness opinion;

     - Customs;

     - Inapplicability of Section 203 of the Delaware General Corporations Law; and

     - Anergen Board of Directors' approval.

     The Merger Agreement also contains certain representations and warranties by Corixa and Merger Sub relating to, among other things:

     - Due organization, power and standing of Corixa and Merger Sub;

     - Capital structure of Corixa and Merger Sub;

     - Authorization, execution, delivery and enforceability of the Merger Agreement;

     - Required consents and approvals and the absence of breaches or violations of Corixa's and Merger Sub's respective certificates of incorporation and bylaws, agreements and instruments, and law;

     - Filing of required reports with the Commission;

     - Corixa's financial statements;

     - Accuracy of information in this Proxy Statement/Prospectus;

     - Absence of certain changes; and

     - Valid issuance of Corixa Common Stock.

CONDUCT OF ANERGEN'S BUSINESS PRIOR TO THE MERGER

     Under the Merger Agreement, Anergen has agreed, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time, except as contemplated by the Merger Agreement or to the extent that Corixa shall otherwise consent in writing, which consent shall not be unreasonably withheld, to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Among other things, Anergen has agreed to conduct its business in substantially the same manner as previously conducted and in compliance with all applicable laws and regulations and:

     - To pay its debts and taxes when due;

     - To pay or perform other obligations when due, subject to good faith disputes over such debts or taxes;

     - To pay or perform other obligations when due;

     - To use its commercially reasonable best efforts consistent with past practices and policies to (1) preserve intact its present business organization, (2) keep available the services of its present officers and employees, and (3) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings; and

     - To promptly notify Corixa of any material event involving its business or operations.

     In addition, except as permitted under the terms of the Merger Agreement, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time, Anergen has agreed to not do any of the following:

     - Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

     - Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Corixa, or adopt any new severance plan;

     - Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to Anergen's intellectual property, or enter into grants to future patent rights;

     - Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

     - Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Anergen or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

     - Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing in connection with, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (A) shares of Anergen Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of the Merger Agreement, and (B) shares of Anergen Common Stock issuable to participants in the Anergen Employee Stock Purchase Plan consistent with the terms thereof;

     - Cause, permit or propose any amendments to its certificate of incorporation, bylaws or similar charter documents of any of its subsidiaries;

     - Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of Anergen or enter into any material joint ventures, strategic partnerships or alliances;

     - Sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of Anergen, except sales of inventory in the ordinary course of business consistent with past practice;

     - Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Anergen, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (A) in connection with the financing of ordinary course trade payables consistent with past practice or (B) pursuant to existing credit facilities in the ordinary course of business;

     - Except as otherwise disclosed in the Anergen Schedules, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will,"), pay any special bonus or special remuneration to any director, officer or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

     - Make any payments outside of the ordinary course of business;

     - Modify, amend or terminate any material contract or agreement to which Anergen or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

     - Enter into any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of Anergen's products or products licensed by Anergen other than in the ordinary course of business consistent with past practice;

     - Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

     - Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated in the Merger Agreement;

     - Expend more than $15,000 for any individual purchase or lease of any capital assets or related services, or $30,000 in the aggregate for all such purchases or leases; or

     - Agree in writing or otherwise to take any of the actions described above.

CERTAIN COVENANTS

     Corixa and Anergen agreed that prior to the Effective Time they will, among other things:

     - Use all commercially reasonable efforts to consummate the Merger;

     - Provide each other reasonable access to certain information;

     - Consult with each other before issuing any press release or making any public disclosure regarding the Merger;

     - Use their best efforts after the execution date of the Merger Agreement to prepare and file this Proxy Statement/Prospectus; and

     - Use their commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

     Anergen agreed that, prior to the Effective Time, it will, among other things:

     - Conduct its business only in the ordinary course of business;

     - Use its commercially reasonable efforts to deliver to Corixa, as promptly as practicable, from each affiliate of Anergen (within the meaning of Rule 145 promulgated under the Securities Act) an executed affiliate agreement, and an executed voting agreement, each of which will be in full force and effect as of the Effective Time;

     - Take all action necessary after the execution date of the Merger Agreement to convene the Anergen Stockholders' Meeting as promptly as practicable; and

     - Use its commercially reasonable efforts to solicit from its stockholders proxies in favor of approval of the Merger Agreement.

     Corixa and Anergen also agreed that each will use all reasonable efforts:

     - To take all actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and the consummation of the transactions contemplated by the Merger Agreement, subject to the appropriate vote or consent of stockholders, and

     - To obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by the Merger Agreement.

     Corixa and Anergen agreed that Corixa will use reasonable efforts to take any action required by state securities or blue sky laws in connection with the issuance of the shares of Corixa Common Stock pursuant to the Merger Agreement, and that Anergen will furnish Corixa with all information concerning Anergen and the holders of its capital stock and take such other action as Corixa may reasonably request in connection with the Registration Statement and such issuance of shares of Corixa Common Stock.

     Anergen has identified all persons who are "affiliates" of Anergen for purposes of Rule 145 under the Securities Act. Anergen will use its best efforts to cause each person identified as an affiliate of Anergen to deliver to Corixa a written "affiliates" agreement, in customary form, restricting the disposition by such person of the shares of Corixa Common Stock held by such person or to be received by such person in the Merger. Certificates surrendered for exchange by any person constituting an "affiliate" of Anergen within the meaning of Rule 145 under the Securities Act will not be exchanged by the Exchange Agent for shares of Corixa Common Stock until the parties have received such agreement described in the preceding sentence.

     Corixa has agreed to notify Nasdaq of the listing of the shares of Corixa Common Stock to be issued pursuant to the Merger and to cause such additional shares to be approved for listing, and as soon as practicable following the Effective Time to file, if necessary, one or more registration statements on Form S-8 under the Securities Act, or amendments to its existing registration statements on Form S-8 or amendments to such other registration statements as may be available, in order to register the shares of Corixa Common Stock issuable upon exercise of the assumed Anergen Stock Options.

NO SOLICITATION

     Under the terms of the Merger Agreement, Anergen and its officers, directors, employees and other agents of Anergen agreed not to, directly or indirectly:

     - Solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below);

     - Participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal;

     - Subject to certain exceptions as provided in the Merger Agreement, engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions;

     - Subject to certain exceptions as provided in the Merger Agreement, approve, endorse or recommend any Acquisition Proposal or

     - Subject to certain exceptions as provided in the Merger Agreement, enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below). Prior to the approval of the Merger Agreement by the required Anergen Stockholder Vote, the Merger Agreement shall not prohibit Anergen from furnishing nonpublic information regarding Anergen and its subsidiaries, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer (as defined below) submitted by such person or group (and not withdrawn) if (1) neither Anergen nor any representative of Anergen and its subsidiaries shall have violated any of the restrictions set forth in provisions of the Merger Agreement with respect to the solicitation of an Acquisition Proposal as defined below, (2) Anergen's board of directors concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for Anergen's board of directors to comply with its fiduciary obligations to Anergen's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, and as promptly as reasonably practicable after having any discussions with, such person or group, Anergen gives Corixa written notice of the identity of such person or group and of Anergen's intention to furnish nonpublic information to, or enter into discussions with, such person or group and Anergen receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of Anergen, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, Anergen furnishes such nonpublic information to Corixa (to the extent such nonpublic information has not been previously furnished by Anergen to Corixa). If, in compliance with
       (1)-(4) above, Anergen determines to accept a Superior Offer, all Anergen Affiliate Agreements and all Anergen Voting Agreements shall terminate, and Anergen shall be entitled to enter into an agreement with such third party concerning such Superior Proposal, provided that Anergen has made payment in full to Corixa of the appropriate termination fee. See "Expenses; Cancellation Fees."


     "Acquisition Proposal" means any offer or proposal (other than an offer or proposal by Corixa) relating to any Acquisition Transaction. "Acquisition Transaction" means any transaction or series of related transactions other than the transactions contemplated in the Merger Agreement involving: (A) any acquisition or purchase from Anergen by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Anergen or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Anergen or any of its subsidiaries or any hold less than 85% of the equity interests in the surviving or resulting entity of such transaction, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition merger, consolidation, business combination or similar transaction involving Anergen pursuant to which the stockholders of Anergen immediately preceding such transaction of more than 50% of the assets of Anergen, or (C) any liquidation or dissolution of Anergen. "Superior Offer" means an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions:

     - A merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Anergen pursuant to which the stockholders of

       Anergen immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction;

     - A sale or other disposition by Anergen of assets (excluding inventory and used equipment sold in the ordinary cause of business) representing in excess of 50% of the fair market value of Anergen's business immediately prior to such sale;

     - The acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Anergen), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then-outstanding shares of capital stock of Anergen; and

     - Any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, or terms that Anergen's board of directors determines, in its judgment consistent with applicable corporate law, after consultation with its financial advisor, is reasonably likely to be financially superior to the Anergen stockholders than the terms of the Merger.

     Anergen also agreed to advise, as promptly as practicable, Corixa orally and in writing of any request for non-public information which Anergen reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Anergen reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Anergen agreed to keep Corixa informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

CERTAIN EMPLOYEE BENEFIT PLAN MATTERS

     Anergen has agreed that it will not, except as required by law:

     - Adopt or amend any employee benefit or stock purchase or option plan;

     - Enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will,");

     - Pay any special bonus or special remuneration to any employee or director;

     - Increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees, or consultants other than in the ordinary course of business, consistent with past practice;

     - Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the Execution Date and as previously disclosed in writing or made available to Corixa, or adopt any new severance plan; or

     - Change in any material respect any management policies or procedures.

INDEMNIFICATION

     Corixa and Anergen have agreed that from and after the Effective Time, Corixa will cause the surviving corporation to fulfill and honor in all respects the obligations of Anergen pursuant to any indemnification agreements between Anergen and its directors and officers as of the Effective Time (the "Indemnified Parties") and any indemnification provisions under Anergen's certificate of incorporation or bylaws as in effect on the date hereof. The certificate of incorporation and bylaws of the surviving corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the certificate of incorporation and bylaws of Anergen as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Anergen, unless such modification is required by law.

     Corixa and Anergen also agreed that for a period of five years after the Effective Time, Corixa will cause the surviving corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Anergen's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Anergen. In no event, however, will Corixa or the surviving corporation be required to expend in excess of 125% of the annual premium currently paid by Anergen for such coverage (or such coverage as is available for such 125% of such annual premium).

MANAGEMENT AFTER THE MERGER


     At the Effective Time, Merger Sub will cease its corporate existence and Anergen will remain as the surviving corporation and a wholly-owned subsidiary of Corixa. The officers and directors of Merger Sub immediately prior to the Effective Time will be the initial officers and directors of Anergen following consummation of the Merger, until their respective successors are duly elected or appointed and qualified. The sole officer and director of Merger Sub is Steven Gillis. See "Conflicts of Interest" and "Management of Anergen."


CONDITIONS

     The obligations of Corixa, Anergen, and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of certain conditions, including, among others, the following:

     - The approval of the Merger by the requisite vote of the stockholders of Anergen;

     - The filing and subsequent effectiveness of the Registration Statement and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose and no similar proceeding shall have been initiated or threatened in respect of this Proxy Statement/Prospectus;

     - The absence of any governmental order, decree or injunction prohibiting consummation of the Merger;


     - If the Closing Date occurs before January 31, 1999, the execution and delivery of an escrow fund agreement by Corixa, Anergen and the escrow agent;

     - The approval of the listing on Nasdaq of shares of Corixa Common Stock issuable to stockholders of Anergen in connection with the Merger; and

     - Corixa and Anergen each shall have received a written opinion from tax counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and such opinion shall not have been withdrawn.

     The obligations of Anergen to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of certain additional conditions, any of which may be waived, in writing, exclusively by Anergen, including among others the following:

     - Each representation and warranty of Corixa and Merger Sub contained in the Merger Agreement shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on and as of the Closing Date except as would not result in a Material Adverse Effect (as defined below) to Corixa or Merger Sub and Anergen shall have received a certificate with respect to the foregoing signed on behalf of Corixa and Merger Sub by an authorized officer of Corixa and Merger Sub;

     - Corixa and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Closing Date, and Anergen shall have received a certificate to such effect signed on behalf of Corixa and Merger Sub by an authorized officer of Corixa and Merger Sub;

     - Anergen shall have received an opinion from counsel to Corixa in substantially the form agreed to in the Merger Agreement; and

     - The absence of any Material Adverse Effect to Corixa and its subsidiaries since the date of the Merger Agreement.

     The obligations of Corixa and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of certain additional conditions, any of which may be waived, in writing, exclusively by Corixa and Merger Sub, including among others the following:


     - Each representation and warranty of Anergen contained in the Merger Agreement shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on and as of the Closing Date except as would not result in a Material Adverse Effect (as defined below) to Anergen and Corixa shall have received a certificate with respect to the foregoing signed on behalf of Anergen by an authorized officer of Anergen;


     - Anergen shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date, and Corixa shall have received a certificate to such effect signed on behalf of Anergen by an authorized officer of Anergen;

     - Corixa shall have received an opinion from counsel to Anergen in substantially the form agreed to in the Merger Agreement;

     - The absence of any Material Adverse Effect to Anergen and its subsidiaries since the date of the Merger Agreement;

     - Anergen shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions;

     - Each of Anergen, Warburg, and IBT shall have executed and delivered the Note Purchase Agreement in a form reasonably acceptable to counsel to Corixa, and each of Corixa, Warburg and IBT shall have executed and delivered the Common Stock Purchase Agreement in a form reasonably acceptable to counsel to Corixa;


     - Silicon Valley Bank shall not have foreclosed on its loan(s) made to Anergen or taken action to encumber, obtain a lien in respect of, obtain title or otherwise taken control of certain Anergen property; and

     - Silicon Valley Bank shall have executed and delivered the Note Purchase Agreement.

     The term "Material Adverse Effect when used with respect to an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole, except for those changes, events, violations, inaccuracies, circumstances and effects that (i) are caused by conditions affecting the United States economy as a whole or affecting the industry in which such entity competes as a whole, which conditions do not affect such entity in a disproportionate manner, or (ii) are related to or result from announcement or pendency of the Merger or (iii) with respect to Anergen result from continued losses and declines in the cash balances of Anergen which occur in the ordinary course of business and as reasonably contemplated in the business plan of Anergen (as made available to Corixa), which include but are not limited to, any disputes with or actions undertaken by current creditors of Anergen.

TERMINATION

     At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Anergen stockholders, the Merger Agreement may be terminated and the Merger may be abandoned:

     - By mutual consent if duly authorized by the Boards of Directors of each of Anergen, Corixa and Merger Sub;


     - By either Corixa or Anergen, if, without fault of the terminating party,
       (A) the Merger has not been consummated on or before February 15, 1999, or such later date as may be agreed upon in writing by the parties to the Merger Agreement; or (B) there shall be any applicable federal or state law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or governmental entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;


     - By either Anergen or Corixa if the required approval of the stockholders of Anergen contemplated in the Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Anergen stockholders duly convened therefor or at any adjournment thereof;

     - By Corixa or Anergen (at any time prior to the adoption and approval of the Merger Agreement and the Merger by the required vote of the stockholders of Anergen) if a Triggering Event (as defined below) shall have occurred;

     - By Corixa (at any time prior to the adoption and approval of the Merger Agreement and the Merger by the required vote of the stockholders of Anergen) if a Termination Event (as defined below) shall have occurred;

     - By Anergen, upon a breach of any representation, warranty, covenant or agreement on the part of Corixa set forth in the Merger Agreement, or if any representation or warranty of Corixa shall have become untrue in either case resulting in a Material Adverse Effect to Corixa; or

     - By Corixa, upon a breach of any representation, warranty, covenant or agreement on the part of Anergen set forth in the Merger Agreement, or if any representation or warranty of Anergen shall have become untrue, in either case resulting in a Material Adverse Effect to Anergen.


     A "Termination Event" shall be deemed to occur if Anergen shall not have used commercially reasonable efforts to hold the Anergen Stockholders' Meeting as promptly as practicable and in any event within the later of (A) the Anergen Stockholders' Meeting Period or (B) 15 days after any post-effective amendments or supplement to the Proxy Statement/Prospectus are mailed to stockholders of Anergen.


     A "Triggering Event" shall be deemed to have occurred if:

     - Anergen's Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Corixa its unanimous recommendation in favor of the adoption and approval of the Merger Agreement or the approval of the Merger;

     - Anergen shall have failed to include in the Proxy Statement/Prospectus the unanimous recommendation of Anergen's Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Merger;

     - Anergen's Board of Directors fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 7 calendar days after Corixa requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal;

     - Anergen's Board of Directors or any committee thereof shall have approved or publicly recommended any Acquisition Proposal;

     - Anergen shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or


     - A tender or exchange offer relating to securities of Anergen shall have been commenced by a person or entity unaffiliated with Corixa and Anergen shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Anergen recommends rejection of such tender or exchange offer.


EXPENSES; CANCELLATION FEES

     Subject to the following exceptions, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby including, without limitation, filing fees and the fees and expenses of advisors, accountants, legal counsel and financial printers, shall be paid by the party incurring such expense. Corixa, however, shall pay all fees and expenses, other than attorneys', accountants' and fairness opinion fees and expenses, incurred in relation to the printing and filing of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto. Also, any legal fees and expenses of Anergen exceeding $100,000, any accounting fees and expenses of Anergen exceeding $50,000, and any investment banking fees for Anergen's fairness opinion exceeding $100,000, shall be deemed expenses of Anergen's stockholders and not Anergen.

     In the event that the Merger Agreement is terminated by Corixa or Anergen, due to, among other things (i) failure to obtain the required approval of the stockholders of Anergen; (ii) the Board of Directors of Anergen has withdrawn or amended its unanimous recommendation in favor of the adoption and approval of the Merger or failed to include its unanimous recommendation in the Proxy Statement/Prospectus; (iii) the Board of Directors of Anergen has approved or publicly recommended an Acquisition Proposal other than the Merger; or (iv) if Anergen shall not have used commercially reasonable efforts to hold the Special Meeting as promptly as practicable and within the deadlines set forth in the Merger Agreement, Anergen will be obligated to pay Corixa a fee of $400,000. If the Merger Agreement is terminated by Corixa, upon a breach of any representation, warranty, covenant or agreement on the part of Anergen resulting in a Material Adverse Effect to Anergen, or if any representation or warranty of Anergen shall have become untrue resulting in a Material Adverse Effect to Anergen, and Anergen does not cure such inaccuracy within 10 days, then Anergen will be obligated to pay Corixa a fee equal to $200,000.

AMENDMENT; WAIVER

     Subject to applicable law, the Merger Agreement may be amended by written action taken by Corixa, Merger Sub, Anergen and the Anergen stockholders that executed the Merger Agreement at any time before or after approval thereof by the stockholders of Anergen. At any time prior to the Effective Time, Corixa and Anergen may, to the extent legally allowed, by written instrument (i) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, and (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement.

                  CORIXA MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The Proxy Statement/Prospectus contains forward-looking statements, including, without limitation, statements identified by an asterisk (*). These statements relate to future events or the future financial performance of Corixa and Anergen. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These forward-looking statements only reflect managements' expectations and estimates. Actual events or results may differ materially.



     Reference is made to the particular discussions set forth under "Risk Factors." "Approval of the Merger and Related Transactions -- Joint Reasons for the Merger," "--Corixa's Reasons for the Merger," "-- Recommendation of Anergen Board; Anergen's Reasons for the Merger," "Corixa Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Anergen Management's Discussion and Analysis of Financial Condition and Results of Operations." In connection with forward-looking statements which appear in these and other disclosures, stockholders of Corixa and Anergen should carefully review the factors set forth in this Proxy Statement/Prospectus under "Risk Factors" beginning on page 25 hereof, and those listed from time to time in Corixa's public disclosure filings with the Commission, including Corixa's Final Prospectus for its initial public offering filed with the Commission on October 2, 1997, Corixa's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, Corixa's Quarterly Reports on Form 10-Q filed with the Commission on May 15, 1998, August 11, 1998 and November 12, 1998, Corixa's Report on Form 10-Q/A filed with the Commission on December 18, 1998 and Corixa's Registration Statement Form S-4, as amended, filed with the Commission on August 5, 1998. Corixa assumes no obligation to update the forward-looking statements included in this Proxy Statement/Prospectus.


OVERVIEW


     Corixa's objective is to be the leader in the discovery and commercialization of products useful in preventing, treating or diagnosing cancer, certain infectious diseases and certain autoimmune diseases.* Corixa's strategy is to dedicate its resources to the discovery of vaccines and other antigen-based products and to establish corporate collaborations early in the development process for all aspects of product development and commercialization, including research, clinical development, obtaining regulatory approval, manufacturing and marketing. Corixa believes that this research-and partner-driven approach creates significant scientific, operational and financial advantages for Corixa and accelerates the commercial development of new therapeutic and prophylactic T cell vaccines and other immunotherapeutic products.* As of September 30, 1998, approximately 87% of Corixa's revenue has resulted from such collaborative agreements. In particular, Corixa has entered into significant corporate partnerships with SB Biologicals and SB Manufacturing with respect to breast and prostate cancer vaccine products and tuberculosis vaccine products pursuant to which Corixa may receive up to an aggregate of $78.8 million, of which up to $29.8 million is payable under the breast cancer collaboration, up to $29.8 million is payable under the prostate cancer collaboration and up to $19.2 million is payable under the tuberculosis collaboration. A substantial amount of such funding is required to be used for research and development activities pursuant to the terms of such collaborations.

Subsequent to the end of the quarter ended September 30, 1998, Corixa and SmithKline Beecham entered into an expanded collaboration and license agreement that superseded the previous breast cancer collaboration, prostate cancer collaboration and tuberculosis collaboration. See Note 8 -- Subsequent Events of the Notes to Unaudited Consolidated Financial Statements. Additionally, since Corixa's inception, approximately 12% of Corixa's revenue resulted from funds awarded through government grants. As of September 30, 1998, Corixa had total stockholders' equity of $37.9 million.


     Corixa has entered, and intends to continue to enter, into collaborative agreements early in the development process.* Corixa believes that this active corporate partnering strategy enables Corixa to maintain its focus on its fundamental strengths in vaccine discovery and research, capitalizes on its corporate partners' strengths in product development, manufacturing and commercialization, and significantly diminishes Corixa's financing requirements.* When entering into such corporate partnering relationships, Corixa seeks to cover its research and development expenses through research funding, milestone payments and collaboration agreement credit lines, technology or license fees, while retaining significant downstream participation in product sales through either profit-sharing or product royalties paid on annual net sales.


     Corixa's income statement for the period in which the acquisition of GenQuest occurred includes a write-off of approximately $12.0 million (or 96.6% of the purchase price), representing the values determined by management to be attributable to the in-process research and development assets associated with the technology acquired in acquisition of GenQuest. Of this amount, approximately 54% is related to potential diagnostic products, approximately 35% is related to drug screening products and services, approximately 10% is related to gene therapy products, and approximately 1% is related to therapeutic antibody products. This represents the value ascribed to these programs by Corixa's management, based on the discounted cash flows management currently expects from the technologies and genes acquired. There can be no guarantee, however, that any particular acquired technology will result in a particular product or treatment or that any of the technologies acquired in the acquisition of GenQuest will result in any products. See "Risk Factors -- Risks Related to Corixa -- There are Uncertainties Related to Corixa's Early Stage of Development," "-- There are Uncertainties Related to Our Technology and Product Development," "-- Corixa is Dependent on Existing and Future Corporate Partnerships," and "-- Corixa is Dependent on In-Licensed Technology."


     Corixa management believes that the allocation of a majority of the purchase price to these product areas is appropriate because of the future potential that these programs may contribute to the operations of Corixa.* In evaluating the acquisition of GenQuest, Corixa management considered a number of factors, including an analysis of GenQuest that assumed the acquired technology would result in a commercialized product or initial product revenue as early as 2002. There can be no assurance, however, that any of such acquired technology will result in product revenue in 2002 or at all. See "Risk Factors -- Risks Related to Corixa -- There are Uncertainties Related to Corixa's Early Stage of Development," "-- There are Uncertainties Related to Our Technology and Product Development," "-- Corixa is Dependent on Existing and Future Corporate Partnerships," and "-- Corixa is Dependent on In-Licensed Technology."


     Management has reviewed with its independent accountants the allocation of the consideration paid for the assets (including in-process research and development) and liabilities of GenQuest.

     Corixa remains focused on the discovery and early clinical development of proprietary vaccine products that induce specific and potent pathogen- or tumor-reactive T cell responses for the treatment and prevention of cancer, infectious diseases and certain autoimmune diseases. Corixa also intends to broaden its scope to include other strategic relationships that complement its approach to immune system based therapies for cancer, infectious diseases and autoimmune diseases.*


     Corixa has experienced significant operating losses in each year since its inception. As of September 30, 1998, Corixa's accumulated deficit was approximately $34.9 million. Corixa may incur substantial additional operating losses over, at a minimum, the next several years. Such losses have been and may continue to be principally the result of various costs associated with Corixa's discovery, research and development programs and preclinical and clinical activities and the purchase of technology, for example the GenQuest acquisition. Substantially all of Corixa's revenue to date has resulted from corporate partnerships, other research, development and licensing arrangements, research grants and interest income. Corixa's ability to achieve a consistent, profitable level of operations is dependent in large part upon entering into collaborative agreements with corporate partners for product discovery, research, development and commercialization, obtaining regulatory approvals for its products and successfully manufacturing and marketing commercial products. There can be no assurance that Corixa will be able to achieve consistent profitability. In addition, payments under collaborative agreements and licensing arrangements will be subject to significant fluctuations in both timing and amounts, resulting in quarters of profitability and quarters of losses by Corixa. Therefore, Corixa's results of operations for any period may fluctuate significantly and may not be comparable to the results of operations for any other period.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997

Total Revenue


     Revenue decreased to $8.3 million for the nine month period ended September 30, 1998 from $10.8 million for the same period in 1997. The reduction was due mainly to a significant technology access fee recognized in the first quarter of 1997 upon the commencement of Corixa's collaborations with SB Manufacturing in the areas of breast cancer and prostate cancer as well as the absence of revenue from GenQuest, due to its acquisition by Corixa. During the first nine months of 1998 and 1997, $1.0 million and $1.4 million, respectively, were recognized in conjunction with the GenQuest collaboration agreement. Corixa expects that its quarterly revenue will continue to vary depending on when and if it enters into new agreements and receives license and/or milestones payments.*


Research and Development Expenses

     Research and development expenses increased to $19.7 million for the nine month period ended September 30, 1998 from $11.4 million for the same period in 1997. The increase was primarily due to increased payroll and personnel expenses, increased collaboration and patent expenses, increased consulting costs, increased purchases of laboratory supplies and increased deferred compensation costs associated with the amortization of certain stock option grants. Additionally, increased research and develop-ment expense for the nine month period ended September 30, 1998 includes the second quarter $489,000 charge to reflect a write-off of the receivable for warrants issued associated with the GenQuest collaboration and a $330,000 charge in the first quarter to reflect expenses associated with termination of the collaboration with CellPro. The non-cash compensation expense associated with the stock option grant amortization will continue to be recognized over the remaining vesting period of such options, through June 2001. Research and development expenses of approximately $1.7 million and $1.7 million were incurred during the nine months ended September 30, 1998 and 1997, respectively, in conjunction with the GenQuest collaboration agreement. Corixa expects research and development expenses to increase in the future to support the expansion of its research and development activities.*


General and Administrative Expenses


     For the nine months ended September 30, 1998, general and administrative expenses increased to $1.8 million from $1.3 million for the same period in 1997. The increase for the nine month period ended September 30, 1998 was primarily due to increased expenses related to business development, legal fees and other costs associated with being a public company, and the general and administrative portions of the amortized deferred compensation expense associated with the grant of certain stock options. Corixa expects general and administrative expenses to increase in the future to support the expansion of its business activities.*


In Process Research and Development

     For the nine months ended September 30, 1998, in process research and development expense reflects the amount allocated to in-process technology acquired in the GenQuest acquisition.

Interest Income

     For the nine months ended September 30, 1998, interest income increased to $2.4 million from $605,000 for the same period in 1997. The increase for the nine month period ended September 30, 1998 resulted from higher average cash balances in such period in 1998 as compared to 1997 as a result of the completion of Corixa's initial public offering during the fourth quarter of 1997.

Interest Expense

     For the nine months ended September 30, 1998, interest expense increased to $513,000 from $242,000 for the same period in 1997. The increase for the nine month period ended September 30, 1998 was the result of higher loan and capital lease financing balances outstanding in such periods in 1998 as compared to 1997.

Other Income

     Other income for the nine months ended September 30, 1998 decreased to $271,000 from $312,000 in the same period of 1997. The decrease was due primarily to the absence of management services revenue from GenQuest in the third quarter of 1998, as a result of Corixa's acquisition of GenQuest. Other income consists of proceeds from management and administrative services agreements with GenQuest and the Infectious Disease

Research Institute; a not-for-profit, grant-funded private research institute, pursuant to which Corixa provides services with respect to corporate management, record keeping, personnel administration, human resources and treasury services as required by such agreements.

Deferred Compensation

     Deferred compensation of approximately $3.9 million was recorded in 1997, representing the difference between the exercise prices of 645,000 shares of common stock subject to options granted during the first half of 1997 and the deemed fair market value of Corixa's common stock on the grant dates. Deferred compensation expense of $1.1 million and $800,000 were amortized during the nine months ended September 30, 1998 and 1997, respectively.

FISCAL YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

TOTAL REVENUE

     Revenue increased to $14.4 million for the year ended December 31, 1997, from $5.8 million for the same period in 1996 and from $2.7 million for the same period in 1995. This increase was attributable primarily to license revenue resulting from the breast and prostate cancer collaboration and license agreements with SmithKline Beecham. Revenue of approximately $1.9 million was recognized during the year ended December 31, 1997 in conjunction with the amended license and collaboration agreement with GenQuest. Revenue under government grants received in 1997 was $977,000, which amount was less than the $1.4 million received in 1996 and up $673,000 from $304,000 in 1995.

RESEARCH AND DEVELOPMENT EXPENSES


     Research and development expenses increased to $16.4 million for the year ended December 31, 1997, up from $10.0 million for the same period in 1996 and from $7.0 million for the same period in 1995. The increase was primarily attributable to increased payroll and personnel expenses incurred as Corixa hired additional research and development personnel, the inclusion of the research and development portion of amortized deferred compensation expense associated with the grant of certain stock options, increased purchases of laboratory supplies, increased equipment depreciation and facilities expenses in connection with the expansion of Corixa's research efforts, and increased preclinical collaboration costs. Expenses associated with amortization of deferred compensation, a non-cash compensation expense, will continue to be recognized over the vesting period of such options, approximately three years. Research and development expenses of approximately $2.4 million were incurred during the year ended December 31, 1997 in conjunction with the amended license and collaboration agreement with GenQuest. See Note 9 of Notes to Corixa's Financial Statements for further discussion of the GenQuest relationship. Corixa expects research and development expenses to increase in the future to support the expansion of its research and development activities, including the current development efforts of GenQuest.*

GENERAL AND ADMINISTRATIVE EXPENSES


     General and administrative expenses increased to $2.0 million for the year ended December 31, 1997, up from $781,000 for the same period in 1996 and from $532,000 for the same period in 1995. The increase was primarily due to increased expenses related to business development and the general and administrative portions of the amortized deferred compensation expense associated with the grant of certain stock options. Corixa expects general and administrative expenses to increase in the future to support the expansion of its business development activities, and as a result of additional expenses associated with being a public company.*


INTEREST INCOME

     Interest income increased to $1.3 million for the year ended December 31, 1997, up from $642,000 for the same period in 1996 and from $772,000 for the same period in 1995. This increase resulted from higher average cash balances in 1997 as a result of the proceeds of Corixa's initial public offering. Interest income for fiscal year 1996 decreased from 1995 as Corixa utilized proceeds from the private equity offerings.

INTEREST EXPENSE

     Interest expense increased to $327,000 for the year ended December 31, 1997, up from $166,000 for the same period in 1996 and from $82,000 for the same period in 1995. Increases in 1997 and 1996 interest expense resulted from the increased utilization of the capital lease line to finance the purchase of property and equipment.

OTHER INCOME

     Other income increased to $415,000 for the year ended December 31, 1997, up from $348,000 for the same period in 1996 and from $17,000 for the same period in 1995. The balance for 1997 includes $325,000 and $90,000 in proceeds from management and administrative services agreements with GenQuest and the Infectious Disease Research Institute, respectively. For 1996, other income consists of $300,000 and $48,000 in proceeds from such agreements with GenQuest and the Infectious Disease Research Institute, respectively.

YEAR 2000 COMPLIANCE


     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. If noncompliant systems are not modified, the result could be a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Corixa has largely completed its assessment of its internal systems affected by the Year 2000 issue and anticipates that it will not be required to modify or replace significant portions of its software so that its computer systems will properly utilize dates past December 31, 1999.*


     Corixa has initiated communications, in the form of questionnaires, with its significant suppliers and customers to determine the extent to which Corixa is vulnerable to those third parties' failure to solve their own Year 2000 issues. At this time, Corixa cannot predict the level of Year 2000 readiness with respect to its significant suppliers and customers. Corixa intends to continue to monitor the progress of these third parties and will develop contingency plans during the fiscal year 1999 in the event Corixa becomes aware that one or more of these third parties fails to solve their Year 2000 issues in such a way as to materially adversely affect the operations of Corixa.* The total exposure of the Year 2000 issue is estimated to be less than $100,000 and will be funded through operating cash flows.* To date Corixa has incurred no significant costs related to the assessment of, and preliminary efforts in connection with, its Year 2000 project and the development of a remediation plan. Management does not currently expect Corixa's financial condition or results of operations will be materially adversely affected by the Year 2000 issue.* There can be no guarantee that the systems of other companies on which Corixa's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with Corixa's systems, would not have a material adverse effect on Corixa.



     Corixa intends to complete its contingency planning based upon analysis of results of questionnaires received from customers and suppliers.*


LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, Corixa has financed its operations primarily through the issuance of Corixa's equity securities, collaborative agreements and debt instruments. The October 1997 initial public offering and preceding private placements of equity securities have provided Corixa with aggregate proceeds of approximately $61.1 million. Through September 30, 1998, Corixa recognized approximately $31.2 million of revenue under corporate partnerships and grants and has drawn $6.0 million on a bank loan and $5.0 million from credit lines under collaborative agreements. From inception through September 30, 1998, Corixa's operations have used cash of approximately $15.5 million.


     Corixa has invested $5.0 million in property and equipment and has acquired an additional $4.6 million of equipment through capital lease financings since inception. Corixa expects capital expenditures to increase over the next year as it completes its facility expansion in the first quarter of 1999.* After that, capital expenditures should stabilize.*


     During the nine month period ended September 30, 1998, net cash used in Corixa's operations was $8.5 million, an increase of $8.7 million, compared to cash provided by operations of $233,000 for the same period of the prior year. The increase in cash used by operations was due primarily to an increase in research and development expenses. Investing activities used $8.5 million, an increase of $3.6 million, compared to $4.9 million over the same period in the prior year due primarily to the third quarter 1998 acquisition of GenQuest, as well as an increased investment in property and equipment during the second and third quarters of 1998, offset by an increase in the net proceeds provided by the sale of securities. As of September 30, 1998, Corixa had approximately $45.5 million in cash, cash equivalents and securities available-for-sale. Working capital decreased to $42.4 million at September 30, 1998 from $54.0 million at December 31, 1997.


     Corixa believes that its existing capital resources, committed payments under its existing collaborative agreements and licensing arrangements, equipment financing and interest income will be sufficient to fund its current and planned operations until at least September 30, 1999.* There is, however, no assurance such sources of capital will be sufficient for such period of time. Corixa intends to enter into additional corporate collaborations that will provide funding for all or a part of Corixa's research and development activities.* Corixa's future capital requirements will depend on many factors, including, among others, the following: continued scientific progress in its discovery, research and development programs; the magnitude and scope of these activities; the ability of Corixa to maintain existing, and enter into additional, corporate partnerships and licensing arrangements; progress with preclinical studies and clinical trials; the time and costs involved in obtaining regulatory approvals; the costs of acquiring companies with complementary technology; the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; and the potential need to develop, acquire or license new technologies and products and other factors not within Corixa's control. Corixa intends to seek additional funding through some or all of the following methods: corporate collaborations, licensing arrangements, public or private equity or debt financings, and capital lease transactions.* There can be no assurance, however, that additional financing will be available on acceptable terms, if at all. If sufficient capital is not available, Corixa may be required to delay, reduce the scope of, eliminate or divest one or more of its discovery, research or development programs, any of which could have a material adverse effect on Corixa's business, financial condition and results of operations.

                  ANERGEN MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     This discussion and analysis of financial condition and results of operations contains "forward-looking statements", including, without limitation, statements identified by an asterisk (*). These statements relate to future events or the future financial performance of Anergen. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These forward-looking statements only reflect management's expectations and estimates. Actual events or results may differ materially. Reference is made to the particular discussions set forth under "Risk Factors," "Approval of the Merger and Related Transactions -- Joint Reasons for the Merger," "-- Corixa's Reasons for the Merger," "-- Recommendation of Anergen Board; Anergen's Reasons for the Merger," "Corixa Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Anergen Management's Discussion and Analysis of Financial Condition and Results of Operations." In connection with forward-looking statements which appear in these and other disclosures, stockholders of Anergen should carefully review the factors set forth in this Proxy Statement/Prospectus under "Risk Factors" beginning on page 25 hereof.


LIQUIDITY AND CAPITAL RESOURCES


     To date, Anergen has financed its operations primarily through private placements of its equity securities with venture capitalists (which raised an aggregate of approximately $7.6 million in net proceeds), through the sale of its Common Stock to Novo Nordisk A/S (which raised approximately $8 million in net proceeds), through the issuance of its Common Stock and warrants to purchase shares of Common Stock through a private placement in exchange for $1.5 million in proceeds, and through public offerings of its Common Stock which have raised an aggregate of $38.8 million in net proceeds. Anergen's cash, cash equivalents and short-term investments at September 30, 1998 were approximately $2.4 million. Accounts payable and accrued liabilities decreased to $730,000 at September 30, 1998 from $1.3 million at December 31, 1997. Long-term debt decreased from $870,000 at December 31, 1997 to zero at September 30, 1998 due to repayment of loans and the need to reclassify the remaining balance of long term debt to short term as Anergen is out of compliance with certain covenants in respect to the credit facility with Silicon Valley Bank (the "Silicon Valley Bank Loan"). Anergen had shareholders' equity at September 30, 1998 of approximately $1.9 million which decreased from $7.8 million at December 31, 1997 due to the net loss from operations.



     During October of 1998, Anergen announced a restructuring of operations pursuant to which it took a number of steps to reduce expenses including the termination of 33 employees. Anergen restructured its operations due to an inability to date to secure adequate financing. Anergen has also ceased its research efforts and is focusing on clinical development on AnergiX for rheumatoid arthritis in collaboration with N.V. Organon. Anergen is currently in the process of negotiating an amendment to its collaboration agreement with N.V. Organon. On December 11, 1998, Anergen entered into a Note Purchase Agreement (the "Note Purchase Agreement") with Warburg and IBT, Anergen's two largest stockholders, pursuant to which Anergen may obtain a bridge loan (the "Bridge Loan") of up to $1.5 million subject to certain conditions. On December 14, 1998 Anergen issued promissory notes in the aggregate amount of $500,000 under this Bridge Loan facility. The Note Purchase Agreement was executed concurrently with the

Merger Agreement. The Merger is subject to certain conditions including (i) approval of Anergen stockholders, (ii) securing the consent of Silicon Valley Bank; and (iii) Silicon Valley Bank has not taken certain actions to foreclose on the Silicon Valley Bank Loan. As a result of the restructured operations and the Bridge Loan, Anergen believes that its current capital resources are likely to be sufficient to continue to fund Anergen's operations through at least February 28, 1999*, assuming Silicon Valley Bank does not require immediate repayment of its loan. See Note 5 of "Notes to Financial Statements." Anergen is currently in discussions with Silicon Valley Bank to restructure the Silicon Valley Loan and to obtain its consent to the Merger. There can be no assurance that Anergen will obtain Silicon Valley Bank's consent to the Merger or that Silicon Valley Bank will not require immediate repayment of and will not foreclose on its loan. If the proposed Merger with Corixa is not consummated, Anergen will require substantial additional funds to continue its operations and there can be no assurance that such financing can be obtained.



     Anergen's capital requirements involve risks and uncertainties that could cause actual results to differ materially. Anergen's capital requirements will vary depending on numerous factors, many of which are outside Anergen's control. These factors include whether the Merger is consummated, the progress of Anergen's development programs, the results and progress of Anergen's clinical programs, the size and complexity of these programs, the scope and results of laboratory testing and clinical trials, the time and cost required to seek regulatory approvals to commence clinical trials for Anergen's initial products, the need to obtain licenses to other proprietary rights, any required adjustments to Anergen's operating plan to respond to competitive pressures or technological advances, the cooperation of Silicon Valley Bank to restructure the Silicon Valley Bank Loan and to provide its consent to the Merger, developments with respect to Anergen's existing or future collaborative arrangements, and the availability of various methods of financing. In addition, the Nasdaq Stock Market notified Anergen in November 1998 that Anergen's Common Stock would be delisted from the Nasdaq National Market. While Anergen is appealing the notice of delisting, there is no assurance Anergen will remain listed on the Nasdaq National Market, and such delisting could impair Anergen's ability to raise additional capital. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictions on stock dividends and other restrictions on Anergen. Adequate funds for Anergen's operations, whether from equity or debt, collaborative or other arrangements with corporate partners or from other sources, may not be available when needed or on terms attractive to Anergen. Insufficient funds may require Anergen to delay, scale back or eliminate some or all of its research and product development programs, to enter into licenses with third parties to commercialize products or technologies that Anergen would otherwise seek to develop itself, or to cease its operations. Anergen's liquidity will be reduced as amounts are expended for continuing development.


RESULTS OF OPERATIONS

NINE MONTHS ENDED, SEPTEMBER 30, 1998 AND 1997


     Anergen's net loss decreased by 2% for the nine months ended September 30, 1998 compared to the corresponding period in the previous fiscal year. The decrease was due to revenues that decreased 31% to $3.4 million in the nine months ended September 30, 1998 compared to $4.9 million in the corresponding period in the previous year. The revenue decrease was offset by a decrease in expenses of 14% to $9.3 million for the nine months ended September 30, 1998 compared to $10.8 million in the corresponding period in the previous year. The decrease in revenue was primarily due to decreasing revenue from

Anergen's previous collaborative agreement with Novo Nordisk as the phase I clinical trial of AnergiX for the treatment of multiple sclerosis was completed in August 1998. On February 9, 1998, Anergen announced that it and Novo Nordisk had agreed to terminate the collaboration on AnergiX for Multiple Sclerosis
(MS), Myasthenia Gravis (MG), and Insulin Dependent Diabetes Mellitus (IDDM). Pursuant to the termination, Novo Nordisk paid Anergen $1.0 million, the estimated costs to complete the AnergiX for multiple sclerosis phase I study. In addition, revenue from Anergen's collaborative partner, N.V. Organon, has decreased as Anergen moved from reimbursement of manufacturing expenses in 1997 to reimbursement of phase I clinical trial expenses for AnergiX for the treatment of rheumatoid arthritis in 1998. A contributing factor is the decrease in revenue from Anergen's current collaborative partner, N.V. Organon and Anergen's previous collaborative partner Novo Nordisk. Research and development expenses decreased 26% to $6.4 million for the nine months ended September 30, 1998 from $8.6 million in the corresponding period in the previous year. A contributing factor is the decrease in expenses related to Anergen's on-going clinical trials of AnergiX RA compared to expenses related to the clinical trials for AnervaX MS in 1997.



     General and administrative expenses increased 32% to $2.9 million for the nine months ended September 30, 1998 compared to $2.2 million in the corresponding period in the previous year primarily due to increased personnel expenses associated with additional officer headcount and related expenses in 1998 compared to 1997.



     Interest income decreased 35% to $300,000 for the nine months ended September 30, 1998 as compared to $460,000 in the corresponding period in the previous year. The decrease in interest income is due to lower average cash balances in 1998. Interest income is expected to decline gradually over future periods as invested capital is used for operating activities. Interest expense decreased 39% to $106,000 for the nine months ended September 30, 1998 as compared to $174,000 in the corresponding period in the previous year due to lower debt balances.


FISCAL YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


     Anergen's net losses decreased from $7.1 million in 1995, to $5.8 million in 1996 and grew to $8.4 million in 1997. Anergen's total expenses increased from $10.6 million in 1995 and $12.0 million in 1996 to $14.7 million in 1997. In 1997, increased expenses were offset by contract revenues totaling approximately $5.8 million.


     Anergen began earning contract revenues in 1993 under its collaborative agreement with Novo Nordisk A/S. Contract revenues from Novo Nordisk A/S represent reimbursement of certain research and development costs and totaled $2.6 million in 1997 compared with $3.1 million for fiscal 1996 and $3.0 million in 1995. In February 1998, Anergen and Novo Nordisk announced that their collaboration would be terminated, with all rights under the collaborative agreement returning to Anergen.

     Anergen began earning contract revenues in September 1996 under its collaborative agreement with N.V. Organon. Contract revenues represent reimbursement of certain research and development costs and totaled $3.1 million in 1997 compared with $412,000 in 1996. In September 1996, Anergen received a license fee of approximately $2.0 million related to this agreement.

     Research and development expenses increased from $8.3 million in 1995 to $9.3 million in 1996 and $11.6 million in 1997. The 12% increase from 1995 to 1996 was primarily due to clinical trial costs for the completion of Phase I and initiation of Phase IIa trials for the Anergen's AnervaX product, costs associated with the preparation for and initiation of a Phase I trial for its AnergiX product for MS and initial activities related to the Anergen's research project involving its AnergiX product for RA. The 25% increase from 1996 to 1997 was primarily due to the ongoing Phase I trial for its AnergiX product in MS, completion of the Phase IIa trial of its AnervaX product in RA, and its research project in AnergiX for RA. Anergen expects research and development spending to continue to increase during the next several years.


     General and administrative expenses were approximately $2.0 million, $2.5 million and $3.0 million in 1995, 1996 and 1997, respectively. Anergen expects general and administrative expenses to increase over the next several years to support its expanded research and development efforts, to finance continued efforts to form strategic relationships and to fund continued Anergen's operations.


     Anergen's interest income increased to $653,000 in 1996 from $533,000 in 1995 due to an increase in cash, cash equivalents and short-term investment balances resulting from proceeds received from the follow-on financing completed in August 1996, a license fee received in September 1996, and earlier payments of corporate partner contract revenues. Anergen's interest income decreased to $565,000 in 1997 from $653,000 in 1996 due to utilization of cash, cash equivalents and short-term investment balances to fund continuing operations. Interest expense decreased to $170,000 in 1996 from 1995 due to decreasing debt balances in 1996. Interest expense increased to $202,000 in 1997 due to increasing debt balances in 1997.

     At December 31, 1997, Anergen had federal and state net operating loss carryforwards of approximately $46.8 million and $9.5 million, respectively, which expire at various dates from 1998 through 2012, if not utilized. Anergen's stock offering in April 1995 resulted in a change in ownership and it is expected that the entire net operating loss and credit carryforwards as of April 1995 may be subject to an annual limitation based on Anergen's pre-change value. The annual limitation will result in the expiration of the net operating losses and credits before utilization. See Note 8 of the December 31, 1997 Financial Statements for a discussion of these limitations.

IMPACT OF YEAR 2000


     Anergen has established a committee consisting of its Chief Financial Officer, controller, information systems manager and the facilities manager to ensure that its information technology (IT) and non-IT systems are Year 2000 compliant. Based on its identification and assessment efforts to date, the committee has determined that most of the systems it currently uses (including computer equipment and software) will not need to be replaced or modified in order to make them Year 2000 compliant.* Those systems that are not compliant are old and will need to be replaced in the normal course of business over the next year. Anergen currently anticipates that its Year 2000 identification, assessment, remediation and testing efforts, which began in March 1998, will be completed by July 1999.* Anergen believes, but cannot at this time guarantee, that such efforts will be completed before any currently anticipated impact on its computer equipment and software.* As of November 10, 1998, Anergen has completed approximately 40% of its

Year 2000 project plan. The following is a breakdown by phase of the progress Anergen has made to date on its project plan.

                 PHASE                     TIME FRAME     PERCENT COMPLETE
                 -----                    ------------    ----------------
Initial identification and assessment...   3/98 - 8/98          100%
Remediation.............................   3/98 - 3/99           50%
Testing.................................  12/98 - 3/99            0%
Contingency planning....................   1/99 - 6/99            0%
Implementation..........................   1/99 - 3/99            0%
Post-2000 audit.........................   5/99 - 7/99            0%


     Anergen is reliant upon third parties to provide sufficient Year 2000 compliant systems before December 31, 1999. Anergen has surveyed all of Anergen's key suppliers, partners, banks, computer hardware and software providers and its clinical sites ("Third Parties") to determine whether they are Year 2000 compliant. Anergen has discovered that certain of the Third Parties use systems that are not Year 2000 compliant, but all of the Third Parties have confirmed that they have programs in place to address these Year 2000 issues. Anergen cannot guarantee that all of the Third Parties will achieve Year 2000 compliance in a timely manner. The failure of Third Parties to successfully address the Year 2000 issue could have a material adverse effect on Anergen's business, financial condition and results of operations.



     Anergen expects that the total costs associated with addressing and solving the Year 2000 issue will not exceed $50,000.* These funds will be provided from contract revenues.* As of November 10, 1998, Anergen has spent less than $500 on addressing the Year 2000 issue.


     Anergen is heavily reliant on its clinical sites to perform clinical trials on a timely basis in order to meet certain performance milestones. Failure to correct material Year 2000 problems in such clinical sites could result in a delay in or disruption of the clinical trial process. This delay or disruption could cause Anergen to miss its performance milestones, which would result in a loss of contract revenues. Anergen has received assurances from all of its clinical trial sites that they are either Year 2000 compliant or are actively addressing the Year 2000 issue.

     Failure of Anergen's (or Third Parties') computer systems could materially adversely affect Anergen's results of operations, liquidity and financial condition. Due to the general uncertainty of the Year 2000 readiness of Third Parties, Anergen is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on Anergen's results of operations, liquidity and financial condition.


     Anergen has not currently completed its contingency planning but intends to implement a contingency plan in the future.*


     The costs of Anergen's Year 2000 project plan, the dates on which Anergen believes it will complete each phase of its Year 2000 project plan and Anergen's contingency planning are forward-looking statements and are based on management's best estimates, which are derived from assumptions regarding future events, including the continued availability of certain resources, Third Party remediation plans and other factors. There can be no assurance that these estimates and plans will prove to be accurate, and actual results could differ materially from those currently anticipated.

RESTRUCTURING


     As a result of the inability to raise sufficient funds to support its operations and programs at its current operating level, Anergen reduced its staff approximately 65% (by 33 people) and is focusing its efforts on clinical and business development including the proposed Merger. The Company is continuing its phase I clinical trial of its AnergiX technology for rheumatoid arthritis, which its expected to be complete in the first half of 1999.* Further clinical development for AnervaX for RA, AnergiX for MS and preclinical development of DiavaX for type I diabetes will depend upon corporate partnering. Anergen has discontinued all discovery research programs. The Company expects to take a charge of approximately $657,000 in the fourth quarter ended December 31, 1998.* The charge includes the cost of severance payments to the employees affected by the reduction.

                         INFORMATION CONCERNING CORIXA

     Corixa focuses on the discovery and early clinical development of products useful in preventing, treating or diagnosing cancer and certain infectious diseases as well as immunotherapeutic products for the treatment of certain autoimmune diseases.

     Included in Corixa's approach is the discovery and development of a novel class of therapeutic and prophylactic vaccines. Although commercially available vaccines can prevent infection by a variety of pathogens such as bacteria, viruses and parasites through antibody-based immune responses, these responses are not sufficient to eliminate cancers or certain infectious diseases, including tuberculosis. To induce an effective immune response against these diseases, pathogen- or tumor-reactive T lymphocytes ("T cells") must be stimulated. In particular, cytotoxic T lymphocytes ("CTL"), which are specialized T cells that have the ability to recognize and kill pathogen-infected tissue or tumor cells, must be activated.

     Corixa's therapeutic and prophylactic T cell vaccines represent a new approach to the treatment of cancers and certain infectious diseases. The markets for such vaccine products are extensive, particularly in oncology, given that current treatments such as chemotherapy and radiation therapy may not lead to lasting cure or prevention and create certain serious adverse side effects. Immunologists and molecular biologists recently have identified certain previously unknown molecular signals that are responsible for T cell recognition of pathogen and/or tumor-associated proteins referred to as antigens. Corixa's vaccine products are designed to exploit these recent developments by using each of the three components of its core technology platform -- proprietary microsphere delivery systems, adjuvants and antigens -- to force the immune system to recognize antigens in such a manner that potent T cell, particularly CTL, responses are induced. Corixa's vaccines consist of proprietary antigens which may be encapsulated in biodegradable and biocompatible microspheres and combined with a proprietary adjuvant, which is a molecule or substance capable of non-specifically enhancing or boosting an immune response.


     In addition to its T cell vaccine program, Corixa is engaged in the discovery and development of novel immunotherapeutic products for the treatment of certain autoimmune diseases, such as psoriasis.* In connection with Corixa's adjuvant discovery and development program, Corixa is investigating the immunomodulatory activities associated with an intracellular microbe, Mycobacterium vaccae. Corixa has determined that M. vaccae, as well as protein derivatives from M. vaccae, have considerable adjuvant activity, and may be capable of altering immune responses in a manner useful in the treatment of autoimmune diseases.*



     On September 15, 1998, Corixa completed its acquisition of GenQuest, Inc., augmenting its technology portfolio with the ability to develop the potential of GenQuest's and Corixa's proprietary genes and related gene products to be used as diagnostics, therapeutics and drug-screening targets in the field of oncology.*


SCIENTIFIC BACKGROUND

VACCINES

     A variety of prophylactic vaccine products are commercially available for the prevention of certain infectious diseases. However, these products do not address therapeutic treatment of such diseases. The majority of current vaccines trigger a protective antibody response capable of destroying an invading pathogen in the event the patient is exposed to the pathogen in the future. Antibodies are protein-based products of specialized immune system cells called B lymphocytes that recognize and attach to antigens and trigger the non-specific elimination of the pathogen. Antigens are components of the invading pathogen that are recognized by cells of the immune system. Current vaccines are made up of whole organisms that contain antigens or antigens themselves, which can be peptides, proteins or carbohydrates. Typically such vaccines are formulated by combining antigens with an adjuvant, an immune system booster.

     The immune response begins when antigens are processed by a specialized immune system cell called an antigen presenting cell ("APC"). Antigens are processed by APCs through two distinct pathways, the Class I and Class II Pathways. The antibody response produced by current vaccines results from antigen processing only through the Class II Pathway. The Class II Pathway breaks down antigens into specific peptides that are then presented on the surface of an APC via major histocompatibility ("MHC") Class II proteins. Antigen presentation via MHC Class II proteins results in activation of CD4-positive helper T cells. These cells produce immune system hormones called cytokines that serve to "help" with the generation of various components of both cellular and antibody-based immune responses. Depending on the specific cytokines that helper T cells produce, the helper T cell response is classified as either Th1 or Th2. Th1 responses help generate and activate CTL and lead to antibody production by B cells and possible pathogen elimination.


     Such antibody production can be sufficient to prevent or eliminate pathogen infection in the case of certain diseases. However, antibody responses alone are not sufficient in other diseases, such as cancer. In these diseases, a cellular immune response that includes the generation of CTL is necessary in order to achieve protective immunity. While stimulation through the Class II Pathway can lead to Th1 responses helpful in generating CTL, CTL activation cannot occur without antigen presentation through the Class I Pathway. The Class I Pathway breaks down antigens into specific peptides that are then presented on the surface of an APC via MHC Class I proteins. Antigen presentation via MHC Class I proteins results in generation and activation of CTL. Corixa believes that CTL are necessary to eliminate tumors and various pathogens that antibodies alone cannot destroy.*


     Corixa has shown in preclinical studies that CTL are capable of eliminating either tumors or certain pathogens in settings where antibody responses fail. Such CTL are not only capable of preventing disease when they are activated prior to pathogen infection but are also able to eliminate disease or a tumor once the infection has taken place or, in the case of cancer, once a tumor has developed.


     Corixa believes vaccines that can activate specific T cell responses form the basis for a new class of products that may be used either in the treatment or prevention of disease.* Until recently, scientists lacked sufficient understanding to design vaccine formulations capable of promoting T cell immune reactivity against tumors or certain pathogens. Corixa has incorporated recent advances in the understanding of the molecular mechanism controlling how antigens are normally presented to T cells and has designed vaccine formulations which incorporate disease-specific antigens into biodegradable and biocompatible microspheres that give rise to potent CTL responses. Corixa's antigen discovery program has resulted in isolation of antigens from a variety of tumor types and from infectious disease pathogens for which no vaccines currently exist. Furthermore, Corixa has discovered a novel adjuvant that has been shown in preclinical studies to significantly enhance the efficacy of microsphere formulated vaccines through the stimulation and activation of Th1 helper T cells and CTL. Corixa believes that its three proprietary core technologies -- microsphere-mediated antigen delivery, novel adjuvants and proprietary antigen discovery -- form the basis for the successful development of such products.*


ADJUVANTS

     Adjuvants are formulations and/or additives that are routinely combined with vaccines to boost immune responses directed against the antigens in such vaccines. Because current vaccines depend upon the generation of antibody responses to injected antigens, commercially available adjuvants have been developed largely to enhance such antibody responses. To date, there are no adjuvants that have been approved for use in humans that augment helper T cell and CTL responses.


     Since its inception, Corixa has been involved in research activity aimed at the generation of novel adjuvants for its vaccines. The only commercially-approved adjuvant for use with human vaccines is aluminum hydroxide, or alum. Alum is useful in boosting antibody responses to vaccine antigens but is without effect on the type of immune responses that Corixa's T-cell vaccines are meant to generate. Therefore the Company has been interested in the discovery of novel adjuvants that could be used to boost T-cell immune responses as well as antibody production following vaccine administration. Based on the early work of one of its scientific founders, Corixa has been particularly interested in the products of microorganisms that can infect antigen presenting cells as a potential source for such novel adjuvants.* One of the Company's proprietary adjuvants, LeIF, is a recombinant version of a parasite protein that has significant T-cell stimulatory activity. The parasite from which LeIF is derived is called Leishmania. Leishmania are intracellular parasites that infect antigen presenting cells.


     As a function of its collaboration with Genesis Research and Development Corporation Limited, Corixa has been investigating the adjuvant properties of another intracellular microorganism, Mycobacterium vaccae. M. vaccae, as well as certain derivative products prepared from M. vaccae, have been shown to have the capacity to stimulate immune responses that can lead to enhanced or altered T-cell function.

CORIXA'S STRATEGY


     Corixa's objective is to be the leader in the discovery and commercialization of products useful in preventing, treating or diagnosing cancer and certain infectious diseases as well as immunotherapeutic products for the treatment of certain autoimmune diseases.* Corixa's strategy is to dedicate its resources to the discovery of vaccines and other antigen-based products and to establish corporate partnerships early in the development process for all aspects of product development and commercialization, including research, clinical development, obtaining regulatory approval, manufacturing and marketing.* Corixa believes that this research- and partner-driven approach creates significant scientific, operational and financial advantages for Corixa and accelerates the commercial development of new therapeutic and prophylactic T cell vaccines and other immunotherapeutic products.* Principal elements of Corixa's strategy are as follows:



     Integrate Corixa's Core Technologies. Corixa believes that the integration of its three proprietary core technologies may be essential to providing effective vaccines for cancers and certain infectious diseases.* These technologies consist of: (i) proprietary delivery systems; (ii) potent, novel adjuvants; and (iii) novel, specific antigens. Corixa believes that its three component approach is unique among entities currently undertaking the development of vaccines and that it has developed or acquired proprietary rights in each of these technologies.* Corixa also believes that integrating one or more of its delivery systems, adjuvants or antigens with certain other companies' proprietary technologies may improve such companies' existing or developmental-stage vaccine products.*



     Establish Corporate Partnerships at an Early Stage. Corixa intends to enter into corporate partnerships early in the development process.* For those products that show promise in the preclinical or clinical stage, Corixa will seek a corporate partner no later than prior to the initiation of Phase II clinical trials.* Corixa believes that this active corporate partnering strategy provides three distinct advantages: (i) it permits Corixa to focus on its fundamental strengths in immunotherapeutic discovery and research; (ii) it capitalizes on the corporate partner's strengths in product development, manufacturing and commercialization; and (iii) it significantly reduces Corixa's financing requirements.* When entering into such corporate partnering relationships, Corixa seeks to cover its research and development expenses through research funding, milestone payments and option, technology or license fees, while retaining significant downstream participation in product sales through either profit-sharing or product royalties paid on annual net sales.*



     Partner Discrete Core Technologies and Non-Vaccine Products. Because Corixa believes that certain other companies' immunotherapeutic products may be enhanced by components available from Corixa, Corixa seeks to establish corporate partnerships with major commercial entities for each of its proprietary core technologies.* For example, Corixa may partner its proprietary antigens with companies that have developed their own delivery and adjuvant technologies. Similarly, Corixa believes that it can partner Corixa's novel Leishmania elongation Initiating Factor ("LeIF") adjuvant with a variety of vaccine companies that may have vaccine antigens but lack an adjuvant with the appropriate Th profile.* Corixa also believes it can partner its antigen delivery technology with companies whose vaccines currently suffer from sub-optimal T cell immune stimulation in vivo.* Corixa further believes that certain of the antigens it discovers may lead to the development of useful non-vaccine products.* These products may include antibody-based therapeutics or in-vivo imaging agents, small molecule drugs derived from use of novel antigens that serve as drug targets, and diagnostics.* For therapeutic antibodies and potentially, use of antigens as drug targets, Corixa will seek to establish territory-specific exclusive collaborative relationships with a number of pharmaceutical or biopharmaceutical firms.* In the use of antigens as diagnostics, Corixa intends to establish non-exclusive collaborations with a variety of diagnostic companies to generate near-term royalty or other revenues.*


CORIXA'S CORE TECHNOLOGY PLATFORMS


     Corixa seeks to discover and develop products that consist in whole or in part of its three proprietary core technologies: (i) microsphere antigen delivery systems that specifically activate helper T cells and CTL; (ii) adjuvants that specifically enhance helper T cell and CTL responses; and (iii) disease specific antigens that are essential to elicit appropriate T cell responses.*

Microsphere Antigen Delivery Systems

     Corixa has demonstrated in preclinical studies that potent antibody and CTL responses can be generated against antigens using Corixa's proprietary microsphere antigen delivery system. Corixa has determined that CTL generated as a result of microsphere-mediated antigen presentation are capable of killing antigen positive cells either in vitro (in test tubes) or in preclinical studies of immune function. For example, injection of microsphere-encapsulated tumor antigens in animals generated an immune response that prevented growth of antigen positive tumors when such animals were later challenged with a lethal dose of tumor cells. The immune cells responsible for this microsphere-mediated tumor rejection were shown to be antigen specific CTL. Immunization with naked (not encapsulated) antigens neither activated CTL responses nor resulted in protective immunity in animals later challenged in the same manner.


     Corixa believes that microsphere-mediated antigen delivery may be superior in terms of versatility, stability, safety and cost to other approaches that circumvent the antigen presentation pathways, including the use of various gene therapies as well as liposome or recombinant-protein lipid formulations.* Microspheres of the particular size range used by Corixa are taken up only by APCs. This is not true for formulations containing genes or lipids, where significant amounts of the delivered product are taken up by non-APCs or lost in the blood stream or elsewhere in the body. Microsphere delivery of antigens may also avoid certain safety issues associated with gene therapy.* Corixa uses microspheres that are produced from synthetic co-polymers approved by the FDA. In addition, there is no immune response to the microsphere itself, in contrast to the immune response that can occur to other proteins encoded by viral or bacterial vectors used in gene therapy. Additionally, a single microsphere formulation may be useful in multiple vaccine products.* This avoids the repetitive costs associated with the construction, manufacture and testing of different gene therapy vectors or recombinant protein-lipid formulations for different target indications. Furthermore, Corixa believes that its microsphere vaccine preparations will be stable as freeze-dried formulations, resulting in multi-year shelf-life.*



     Corixa has an exclusive worldwide license to a number of patents and pending patent applications from SRI covering the composition, use and production of microspheres for augmenting immune responses. In addition, Corixa has an exclusive worldwide license to antigen delivery technology from the Dana-Farber Cancer Institute ("Dana-Farber") comprising patent applications claiming the composition and use of microspheres of a particular size range for the purpose of activating CTL. Corixa is also internally developing certain microsphere technology. See "-- Certain License Agreements" and "-- Patents and Proprietary Technology."*


Adjuvants

     Adjuvants are formulations and/or additives that are routinely combined with vaccines to boost immune responses directed against the antigens in such vaccines. Because current vaccines depend upon the generation of antibody responses to injected antigens, commercially available adjuvants have been developed largely to enhance such antibody responses. To date, there are no adjuvants that have been approved for use in humans that augment helper T cell and CTL responses.

     Corixa has identified a protein, known as LeIF, that functions as a potent adjuvant for enhancing immune responses directed at T cell vaccine antigens. LeIF is a protein produced by the parasite Leishmania, which is carried by sand flies and causes both a skin and visceral disease known as Leishmaniasis. In cell culture studies conducted by Corixa, LeIF has been found to have potent immune system stimulatory effects, both for cells from individuals who have been exposed to the parasite and from individuals who have not been so exposed.


     Preclinical studies conducted by Corixa indicate that LeIF is a unique protein stimulator of the Th1 response. Additional research conducted by Corixa has confirmed that the cell within the immune system that responds to LeIF is an APC. APCs stimulated with LeIF produce large quantities of a certain cytokine and a certain cell surface protein, both of which are molecular signals required for the generation of potent CTL responses. Corixa has conducted further research to determine whether LeIF functions as an adjuvant for T cell vaccines. In preclinical studies, use of microsphere-encapsulated tumor antigens together with LeIF resulted in tumor regression, even when administered to animals with established tumors. In all cases, tumor regression was shown to correlate with the in vivo development of tumor antigen reactive CTL. As a result, Corixa's research suggests that immunity induced by the combination of microsphere-encapsulated antigens and the LeIF adjuvant is both antigen specific and long-lived.* Treated animals were still able to reject lethal doses of antigen positive tumors when challenged more than four months after therapy.



     Corixa believes that the use of LeIF as an adjuvant may greatly enhance the efficacy of its T cell vaccines.* Corixa also believes that LeIF, together with microsphere-encapsulation technology, may be useful in developing therapeutic products from current prophylactic vaccines due to the ability of Corixa's technologies to promote potent Th1 and CTL responses.* Corixa has granted licenses to or options to license its LeIF technology to several corporate partners, including SmithKline Beecham, Pasteur Merieux Connaught, a subsidiary of Rhone-Poulenc Group ("PMC") and Heska Corporation ("Heska"). See
"-- Corporate Partnerships -- Adjuvants" and "-- Other Products in Development."



     In connection with Corixa's adjuvant discovery and development program, Corixa, in collaboration with Genesis, has been investigating immunomodulatory activities associated with other intracellular microbe, M. vaccae. Corixa has determined that M. vaccae, as well as protein derivatives from M. vaccae, have considerable adjuvant activity. Corixa believes that M. vaccae and such protein derivatives may be useful as vaccine adjuvants and may also be capable of altering immune responses in a manner useful in the treatment of autoimmune diseases.*


Antigen Discovery


     Corixa's ability to discover and patent multiple antigens allows it to select those that will work most effectively in a given vaccine (i.e., are recognized by the greatest percentage of individuals, stimulate the strongest immune response and are expressed by the greatest percentage of pathogen strains or tumor types).* To capitalize on this ability, approximately half of Corixa's scientific personnel are devoted to antigen discovery. Discovery approaches and technologies used by Corixa in both tumor and infectious disease vaccine development include: (i) tumor tissue procurement and human tumor propagation in severe combined immune deficient ("SCID") mice; (ii) differential gene expression; (iii) cDNA subtraction; (iv) expression cloning; (v) pathogen protein purification; (vi) antigenic peptide stripping; and (vii) immunological characterization of candidate tumor vaccine antigens. Corixa's discovery approaches map patient immune responses to ensure that discoveries focus on identification of pathogen and tumor proteins that are recognized by the human immune system and are therefore antigenic. See "-- Corixa's Vaccine Antigen Discovery Methodologies."

     The culmination of Corixa's antigen discovery research is the isolation of pathogen or tumor genes that encode those antigens with significant potential to be effective components of vaccines. Such antigens (in the form of either recombinant proteins or biosynthetically produced peptides) are then formulated in microspheres for vaccination. Multiple pathogen and/or tumor gene and protein sequences have been discovered by Corixa. As of November 30, 1998, Corixa had filed numerous patent applications seeking both composition of matter and/or vaccine and diagnostic method of use claims to: (i) approximately 364 gene sequences based on the pattern of their expression in breast cancer cells and normal breast tissue; (ii) approximately 372 based on the pattern of their expression in prostate cancer cells or normal prostate tissue; (iii) approximately 355 gene sequences expressed by Mycobacterium tuberculosis; and
(iv) approximately 239 based on the pattern of their expression in lung cancer cells or normal lung tissue; and (v) approximately 15 based on the pattern of their expression in ovarian cancer cells or normal ovarian tissue.


     There can be no assurance that patents will issue from any of the pending applications, or that if issued, such patents will not be challenged, invalidated or circumvented by third parties, or that the rights granted under any issued patents will provide adequate proprietary protection or competitive advantages to Corixa.* Corixa's three core technologies are at an early stage of development. There can be no assurance that any of such technologies will prove to be safe and effective, and products that may result from Corixa's research and development programs are not expected to be commercially available for a number of years, if at all. See "-- Patents and Proprietary Technology," "Risk Factors -- Uncertainties Related to Early Stage of Development" and "Risk Factors -- Uncertainties Related to Technology and Product Development."


  Acquired Technology


     Through its acquisition of GenQuest, Corixa believes that it has several product development opportunities, broadly categorized as therapeutics and diagnostics, which are summarized below:*


  Therapeutics


     Therapeutic monoclonal antibodies. Corixa believes that its antibody products may, when administered to patients, promote tumor elimination or shrinkage, resulting in improved cancer patient response or survival rates.* For example, Corixa believes that monoclonal antibodies directed against surface protein targets may be used either directly to destroy these targets or as carriers of other therapeutic compounds for the destruction of tumor cells.*



     Gene therapy. Corixa believes that it or its prospective corporate partners may be able to introduce specific Corixa genes into tumor cells to potentially kill such tumor cells or slow their growth.* Corixa believes that gene therapy may be a viable alternative to traditional cancer therapies.*


     Small molecule drug-screening and the resulting small molecule therapeutics. Corixa and its prospective corporate partners may use Corixa methodologies or genes to search for

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low molecular weight compounds that inhibit tumor cell growth or metastasis.*
These compounds may prove useful as orally bioavailable cancer therapeutics.*


  Diagnostics


     Diagnostic monoclonal antibodies. Corixa-specific antibody products may be used to attach in vitro to proteins or other antigens that are preferentially produced by tumor cells, thereby providing a useful diagnostic tool.* These antibodies may also be used for in vivo detection of tumor cells in patients, reducing the need for multiple organ biopsies.* Through the identification of genes, their products and the development of specifically reactive antibodies, Corixa believes it may bring valuable cancer diagnostic reagents to its corporate partners' cancer diagnostics programs.*



     Nucleic acid probes. Using chemical- or isotope-labeled fragments of Corixa's proprietary cancer genes that have been demonstrated to be markedly overexpressed in tumor cells, hybridization analysis may lead to determining whether biopsy specimens are contaminated with infiltrating tumor cells.*



     Peptide and polypeptide probes. Corixa believes that gene product fragments known as peptides and multiple peptides known as polypeptides can be used as the basis of diagnostic tests for cancer.* Sera taken from cancer patients can be tested for their ability to interact with these peptides and polypeptides, confirming the presence of a given malignancy in the patient whose serum is being analyzed.*


CORIXA'S PRODUCTS IN DEVELOPMENT

     Corixa has a number of products in various stages of development, many of which are the subject of collaborations with corporate partners. The following table sets forth the type of product currently in development, the application(s) for the particular product, its present stage of development and the identity of Corixa's corporate partner, if any, for such product application.

-----------------------------------------------------------------------------------
                         CORIXA'S PRODUCTS IN DEVELOPMENT
-----------------------------------------------------------------------------------
 PRODUCTS        APPLICATION           DEVELOPMENT PHASE(1)    PARTNER
---------------  --------------------  ----------------------  --------------------
 VACCINES        Breast/Prostate/      Research                SmithKline Beecham
                 Colon/Ovarian Cancer                          Biologicals S.A.
                 Antigen Discovery
                 Her-2/neu Peptide     Phase I Clinical        SmithKline Beecham
                 Vaccine for Breast    Trials                  Biologicals S.A.
                 and Ovarian Cancer
                 Lung Cancer,          Research                Not Currently
                 Leukemia, and Other                           Partnered
                 Cancer Targets,
                 Antigen Discovery
                 Tuberculosis Antigen  Preclinical Studies     SmithKline Beecham
                 Discovery                                     Biologicals S.A.
                 Chlamydia             Research                SmithKline Beecham
                 Trachomatis/                                  Biologicals S.A.
                 Chlamydia Pneumoniae
                 Antigen Discovery
                 M. vaccae derivative  Phase I Clinical        Not Currently
                 for psoriasis         Trials                  Partnered
 ADJUVANTS       LeIF as an Adjuvant   Preclinical Studies     Pasteur Merieux
                 for Certain                                   Connaught
                 Infectious Disease
                 Vaccines
                 LeIF as an Adjuvant   Preclinical Studies     SmithKline Beecham
                 for Breast/                                   Biologicals S.A.
                 Prostate/
                 Colon/Ovarian Cancer
                 Vaccines and
                 Tuberculosis and
                 Chlamydia
                 Trachomatis/
                 Chlamydia Pneumoniae
                 Vaccines
                 M. vaccae derivative  Preclinical Studies     Not Currently
                 as an Adjuvant for                            Partnered
                 Vaccines
 DIAGNOSTICS     Trypanosoma cruzi     Development             DiaMed S.A.
                 Trypanosoma cruzi     Development             Trinity Biotech UK
                                                               Limited (formerly
                                                               Centocor, U.K.
                                                               Limited)
                 Tuberculosis          Development             Abbott Laboratories
                 Tuberculosis          Early Stage             AMRAD-ICT, a
                                       Commercialization       division of AMRAD
                                                               Corporation PTY LTD
                 Leishmaniasis         Early Stage             Various diagnostic
                                       Commercialization       Companies
                 Tick-Borne Diseases   Development             Imugen, Inc.
 OTHER PRODUCTS  Adoptive              Preclinical Studies     Not Currently
                 Immunotherapy --                              Partnered
                 Cancer
                 Certain Technologies  Development and Early   Heska Corporation
                 for Companion Animal  Stage
                 Health                Commercialization
-----------------------------------------------------------------------------------

(1) "Research" indicates the discovery or creation of prototype products and includes antigen discovery and characterization.

     "Development" indicates testing of prototype diagnostic assays in a particular format and testing of such products.
     "Preclinical Studies" indicates product scale up, formulation and further testing in animals, including toxicology.
     "Phase I Clinical Trials" are performed to evaluate the safety of a vaccine and its ability to stimulate an immune response.
     "Early Stage Commercialization" indicates sales to third parties for use in diagnostic applications which have resulted in immaterial revenues to date.

Vaccine Products


     Breast and Prostate Cancer Vaccines. Breast and prostate cancer are currently among the most widespread malignant diseases in women and men, respectively. According to industry sources, over 525,000 patients were diagnosed with breast cancer and over 625,000 patients were diagnosed with prostate cancer in Europe, Japan and North America in 1995. A large percentage of these patients undergo chemotherapy, radiation therapy and surgery, yet the vast majority are likely to relapse with malignant disease within ten years following surgical intervention.* Corixa believes that its vaccines will initially be useful in those patients who have undergone such therapies.*



     Corixa has identified over 1000 gene sequences having tumor cell and normal tissue expression patterns indicating that they may be either uniquely expressed or markedly over-expressed in breast tumors and/or prostate tumors or tissue.* Analysis of comparative expression of such genes in multiple tumor specimens and in normal tissue has resulted in patent filings on approximately 900 tumor gene sequences. Corixa is continuing to make progress toward the immunological characterization of these gene sequences with the goal of selecting several antigens for use in vaccines for each of breast and prostate cancer.* In October 1998, Corixa entered into a collaboration and license agreement effective September 1, 1998 with SmithKline Beecham for the continued development of breast and prostate vaccines. See "-- Corporate Partnerships -- Vaccines."



     Her-2/neu Peptide Tumor Vaccines. According to New Medicine, Inc., over 525,000 new breast cancer patients and 80,000 new ovarian cancer patients are diagnosed in Europe, Japan and North America each year.* Of these patients, a significant percentage markedly over-express the gene Her-2/neu on the surface of their respective breast and ovarian carcinomas. To date, in vitro studies with animal and human cells, peptides from the Her-2/neu protein have been shown to generate potent T cell immune responses. In vitro data indicate that cells from different patients respond to different Her-2/neu peptides. Consequently, Corixa is currently developing a "cocktail" approach to vaccine formulation, combining multiple peptides in a single vaccine.* Corixa believes that a "cocktail" of peptides may be useful as a therapeutic vaccine for breast and ovarian cancer patients whose tumors over-express Her-2/neu.*



     In July 1996, pursuant to certain contractual obligations, Corixa, together with the University of Washington, filed an investigational new drug application to begin a clinical trial of three different Her-2/neu peptide vaccines in breast and ovarian carcinoma patients. This Phase I clinical trial began accruing patients in September 1996 and is currently being conducted at the University of Washington. Safety is the primary endpoint of this clinical trial, which currently consists of over 50 patients who are each receiving monthly vaccinations for a period of six months. Secondary endpoints of the trial focus on the ability of such vaccination to lead to demonstration of anti-Her-2/neu immune reactivity.* This clinical trial currently uses "naked" Her-2/neu peptides together with granulocyte macrophage colony stimulating factor ("GM-CSF") as an adjuvant. Corixa is also conducting preclinical studies with microsphere-encapsulated formulations of Her-2/neu peptides and LeIF as an adjuvant as a prelude to adding these components of its proprietary core technology to either the current clinical trial or, if required by the FDA, a separate Phase I clinical trial.* Corixa believes that results to date from such clinical trials demonstrate the safety of Her-2/neu peptides as a vaccine.* Corixa has an exclusive worldwide license to Her-2/neu peptide vaccine technology from the University of Washington. See "-- Certain License Agreements." The September 1998 collaboration and license agreement between Corixa and SmithKline Beecham grants SmithKline Beecham the right to continue development of Her-2/neu vaccines. See "-- Corporate Partnerships -- Vaccines."



     Lung Cancer, Leukemia and Other Vaccines. Building on Corixa's initial progress in cancer antigen discovery aimed at the development of breast and prostate tumor vaccines, Corixa has initiated additional discovery programs in several other tumor types, including lung cancer, ovarian cancer, colon cancer and leukemia.* Lung cancer is now the leading cancer killer in Europe, Japan and North America, with incidence in 1995 in those countries estimated at approximately 520,000 people. Due to the magnitude and severity of such diseases, and the absence of effective therapies in these areas, Corixa has begun to undertake antigen discovery and vaccine development efforts in these tumor types using approaches similar to those it uses in breast and prostate cancer.* See "-- Corixa's Vaccine Antigen Discovery Methodologies." SmithKline Beecham has rights to antigens discovered in Corixa's colon and ovarian cancer discovery programs under the October 1998 collaboration and license agreement. See "-- Corporate Partnerships -- Vaccines." Additionally, Corixa is currently engaged in discussions with several pharmaceutical companies with respect to potential corporate partnering arrangements in the areas of lung cancer and other potential vaccines.* There can be no assurance, however, that such discussions will lead to the establishment of any new corporate partnerships on favorable terms, or at all. See "Risk Factors -- Dependence on and Management of Existing and Future Corporate Partnerships."



     Tuberculosis Vaccines. Tuberculosis ("Tb"), caused by infection with Mycobacterium tuberculosis ("Mtb"), results in more deaths than any other infectious disease in the world. The market for potential Tb vaccines is extensive. According to industry sources, there are an estimated 8.8 million new cases of Tb worldwide. Once believed to be eradicated in the United States, Tb is now growing in prevalence.* From 1985 to 1992, the number of cases increased 20% in the United States and the percentage of patients with antibiotic resistant mycobacteria increased from less than 1% to more than 25% in some areas of the country. Corixa's goal is to develop specific prophylactic vaccines for both conventional and drug-resistant strains of Mtb.*



     From over 130 novel candidate Tb gene products, Corixa has identified several that specifically trigger appropriate helper T cell responses in vitro. These gene products are the subject of multiple patent applications filed by Corixa covering compositions of matter and vaccine and diagnostic methods of use. The in vitro tests have led to the selection of several candidate vaccine antigens. Some of these antigens have been skin-tested in both infected-healthy and infected-diseased individuals in South America to determine which antigens are recognized by both patient populations. Results from such tests, together with continued analysis of patient T cell responses, has led to the commencement by Corixa of preclinical studies for both therapeutic and prophylactic vaccine use. Corixa has also initiated discovery programs in additional infectious disease areas, including Chlamydia trachomatis and Chlamydia pneumoniae.* Under the September 1998, collaboration and license agreement, SmithKline Beecham has rights for the continued development of Tb vaccines as well as rights to Corixa's Chlamydia vaccine products. See
"-- Corporate Partnerships -- Vaccines."

Adjuvants

     Corixa has discovered a gene from the parasite Leishmania that codes for the protein LeIF, which is capable of stimulating Th1 helper and CTL responses. Corixa has demonstrated in preclinical studies that when combined with certain target antigens, LeIF induces a stronger antibody response directed against the target antigen than was induced by such antigen alone. Co-administration of LeIF with various T cell vaccines in preclinical studies for both infectious disease and tumors results in enhanced generation of anti-vaccine reactive CTL.


     Corixa currently produces LeIF as a recombinant protein in bacteria. Corixa anticipates that it will use LeIF in its proprietary vaccine formulations and will also out-license LeIF for incorporation as an adjuvant in vaccines outside of Corixa's cancer and infectious disease targets.* In December 1996, Corixa entered into a corporate partnership with PMC. This corporate partnership provided PMC with the option to license LeIF for use with vaccines in five different infectious disease indications. This option, however, expired unexercised on December 31, 1998. See "-- Corporate Partnerships -- Adjuvants."



     In connection with Corixa's adjuvant discovery and development program, Corixa, in collaboration with Genesis, has been investigating immunomodulatory activities associated with another intracellular microbe, M. vaccae. Corixa has determined that M. vaccae, as well as protein derivatives from M. vaccae have considerable adjuvant activity and may be capable of altering immune responses in a manner useful in the treatment of autoimmune disease.* Based on encouraging early-stage clinical trial results Corixa intends to continue development of M. vaccae preparations for the treatment of psoriasis and Corixa believes it is conceivable that the same products could also be useful in treatment of other autoimmune diseases such as arthritis and diabetes.*


Diagnostic Products


     Corixa believes that many of the antigens it has discovered in the fields of cancer and infectious disease also have applications in disease diagnosis.* Antigens are used in diagnostic tests to determine whether an individual possesses antibodies against the antigen. The presence of such antibodies can indicate that the individual is infected by the pathogen. Infectious disease diagnostic products for the following indications are currently under development at Corixa:


     Trypanosoma cruzi ("T. cruzi"). T. cruzi is an intracellular blood and tissue parasite endemic to South America, Central America, Mexico and parts of the United States, which is most commonly transmitted by blood transfusion. T. cruzi is responsible for the development of Chagas' disease, which can develop into fatal infectious heart disease. Current diagnostic procedures to determine blood exposure to T. cruzi infection are based on the detection of patient antibodies that react with crude extracts of this parasite. These tests often produce false results due to their inability to distinguish antibodies against
T. cruzi from antibodies against other infectious agents. Corixa has discovered and evaluated in vitro a number of peptides encoded by genes of the T. cruzi parasite for their ability to serve as highly specific and sensitive reagents for detection of T. cruzi. Corixa has licensed its T. cruzi antigen technology for the development of point-of-care diagnostic tests to several diagnostic companies, including DiaMed S.A. ("DiaMed") and Trinity Biotech

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UK Limited ("Trinity Biotech" formerly Centocor U.K. Limited). See "-- Corporate
Partnerships -- Diagnostic Products."


     Tuberculosis. Corixa believes that many antigens currently under investigation by Corixa could be useful in the development of novel diagnostics to determine whether patients have been infected with Mtb.* Current diagnostic assays to determine Mtb infection are expensive and labor intensive. The majority of patients exposed to Mtb receive chest x-rays, and attempts are made to culture the bacterium in vitro from sputum samples. Mtb grows poorly and slowly outside the body, which can produce false negative test results. In addition, standard skin tests are not ideal in detecting infection and cannot be used in areas of the world where patients receive childhood vaccination with bacterial strains related to Mtb. Corixa is developing a combination of proprietary antigens that may be used in detecting the presence and degree of Mtb infection.* Corixa has granted Abbott Laboratories ("Abbott") and AMRAD-ICT, a division of AMRAD Corporation PTY LTD, non-exclusive licenses to certain of its Tb antigen technologies and intends to pursue additional out-licensing opportunities for this product.* See "-- Corporate Partnerships -- Tuberculosis Vaccines."



     Leishmaniasis. The parasite Leishmania causes a systemic disease of the liver, spleen and bone marrow called Leishmaniasis, which can be fatal if not treated. The disease is endemic to Southern Europe, the Middle East, Africa, China and India, as well as Central and South America. The largest United States population infected with Leishmania are military personnel and veterans who were exposed to the parasite while stationed in the Middle East during the Gulf War. Leishmania has also become a leading cause of opportunistic infection in AIDS patients in Southern Europe. Currently, the most reliable test for this parasite infection is an extremely costly and potentially dangerous procedure requiring the collection of bone marrow from patients and microscopically searching for evidence of infection. Corixa has identified and patented a Leishmania antigen that is useful in determining whether patients are infected with the parasite. Corixa has licensed its Leishmania diagnostic technology to various diagnostic companies on a non-exclusive basis. Corixa is currently negotiating with other diagnostic companies who have expressed interest in using Corixa's patented technology.* There can be no assurance, however, that such negotiations will lead to the establishment of any new corporate partnerships on terms favorable to Corixa, if at all. See " -- Corporate Partnerships -- Diagnostic Products."



     Tick-Borne Diseases. There are multiple diseases, such as Lyme disease, caused by pathogens harbored by several tick species in North America. Recent scientific investigation has identified two tick-borne pathogens, Ehrlichia and Babesia microti, infection by which can lead to Lyme disease-like symptoms and which can also cause death. No diagnostic tests currently exist for these pathogens. Corixa has identified multiple genes from these pathogens that Corixa believes may form the basis of novel diagnostic products and has begun discussions with diagnostic companies that have expressed interest in this field.* In April 1998, Corixa granted Imugen, Inc. ("Imugen") an exclusive license to certain of its tick-borne antigen technologies for use in clinical reference laboratory testing, and Corixa intends to pursue additional outlicensing opportunities for these technologies.* See "-- Corporate Partnerships -- Diagnostic Products."


Other Products In Development

     Adoptive Immunotherapy Products. Because T cells, particularly CTL, are generally believed to be essential for the generation of protective immunity against tumors, scientists

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and clinicians have for many years studied the potential of using CTL obtained from patients and grown outside the body (ex vivo) for use in treating patients with advanced cancer. CTL grown ex vivo have been shown to be effective in shrinking and/or eliminating tumors, both in animal models and in clinical trials. This therapeutic approach, called adoptive immunotherapy, has been limited by its dependence on the ability to grow sufficient numbers of tumor antigen reactive CTL or other T cell populations ex vivo for re-infusion into cancer patients. Corixa believes that several of its core technologies will be useful in the development of adoptive immunotherapy procedures for cancer treatment, and Corixa has identified multiple tumor antigens that can be used to stimulate in vitro growth of tumor-reactive CTL.* In addition, Corixa's microsphere and adjuvant technologies have been demonstrated to enhance the in vitro generation and growth of tumor antigen reactive CTL. Corixa intends to pursue corporate partnership opportunities in the field of adoptive immunotherapy of cancer.* See "-- Corporate Partnerships -- Other Products."



     Animal Health Products. Corixa believes that certain of its vaccine and diagnostic products also may have applications in the detection of infection and treatment of disease in animals.* One such disease is Leishmaniasis, which can be carried by dogs. Europe is the primary market for these products. Corixa is currently collaborating with Heska, a developer and marketer of companion animal diagnostics and therapeutic products, including vaccines for certain parasitological diseases, to develop both diagnostics and vaccines for the treatment of Leishmaniasis in dogs. Corixa has also granted Heska a license to use LeIF in combination with other types of vaccines in the companion animal field. Corixa intends to explore further opportunities to out-license its technology for use in animal health markets.* See "-- Corporate
Partnerships -- Other Products."



     Corixa's products are in an early stage of development and have not been demonstrated to be safe or effective. There can be no assurance that any of Corixa's programs will move beyond their current stages of development. In addition, even if Corixa is able to successfully complete its development efforts with respect to a particular product,* there can be no assurance that regulatory approvals will be obtained or that any such product can be successfully manufactured and commercialized. See "Risk Factors -- Uncertainties Related to Technology and Product Development."


CORPORATE PARTNERSHIPS


     Corixa's strategy is to establish multiple corporate partnerships with pharmaceutical, biopharmaceutical and diagnostic companies that have the expertise and capability to develop, manufacture, obtain regulatory approval of and commercialize Corixa's products.* In such corporate partnerships, Corixa seeks to cover its research and development expenses through research funding, milestone payments and option, technology or license fees, while retaining significant downstream participation in product sales through either profit-sharing or product royalties paid on annual net sales.* Corixa has focused initially on three areas of collaboration, including vaccine discovery programs, diagnostic technology and out-licensing its three proprietary core technologies for applications outside Corixa's focus.*


Vaccines

     SmithKline Beecham. On October 28, 1998, Corixa entered into a collaboration and license agreement effective September 1, 1998 with SmithKline Beecham, which superseded and significantly expanded the scope of Corixa's then-existing agreements with SB Manufacturing and SB Biologicals. Corixa granted SmithKline Beecham an exclusive

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worldwide license to develop, manufacture and sell vaccine products and certain dendritic cell therapy products that incorporate antigens discovered or in-licensed under this corporate partnership; provided that with respect to tuberculosis, such rights are co-exclusive with Corixa in Japan. Under the collaboration and license agreement, SmithKline Beecham agreed to provide payment for work that is performed under Corixa's existing antigen discovery programs in tuberculosis, breast cancer and prostate cancer. In addition, SmithKline Beecham agreed to provide payment for work that is performed in additional programs in the following areas: (i) ovarian and colon carcinoma vaccine discovery and development programs and (ii) vaccine discovery programs for two chronic infectious pathogens, Chlamydia trachomatis, which causes sexually-transmitted diseases, and Chlamydia pneumoniae, which is associated with the development of atherosclerosis. The discovery phase of the agreement also allows for the selection of one additional disease field to be agreed upon at a future date. Corixa also granted SmithKline Beecham an exclusive worldwide license to develop, manufacture and sell vaccine products resulting from Corixa's clinical program based on Her-2/neu for the treatment of breast and ovarian cancer as well as Corixa's preclinical program based on Mammoglobin, a novel gene and protein associated with breast cancer. For certain of these disease areas, Corixa granted SmithKline Beecham certain license rights to develop, manufacture and sell passive immune products such as T cell or antibody therapeutics and therapeutic drug monitoring products.


     SmithKline Beecham has committed to funding of $43.6 million for work that is performed in such discovery programs during the next four years. Corixa and SmithKline Beecham may mutually agree to extend the research and development programs beyond the initial four-year term.*



     In addition, SmithKline Beecham agreed to purchase $2.5 million worth of Corixa Common Stock at a premium to its fair market value, and Corixa has the right in the future to require SmithKline Beecham to purchase an additional $2.5 million of Corixa Common Stock, at a premium to its then-current fair market value. The equity component combined with the discovery program payment results in aggregate funding of $48.6 million during the first four years of the agreement. Additionally, with respect to the $5.0 million previously paid to Corixa by SmithKline Beecham under the prior option agreement, which covered the fields of ovarian and colon cancer, SmithKline Beecham may elect to have Corixa repay such amount to SmithKline Beecham on September 1, 2003 or convert such amounts into the purchase of Corixa Common Stock at a premium to its then-current fair market value.*



     To the extent that certain clinical and commercial milestones in the programs are achieved, Corixa is entitled to receive payments, which in the aggregate could exceed $150 million.* The individual amounts of such payments vary depending on the milestones achieved and the types of product sold. Corixa is also entitled to receive future royalty payments on any product sales, which royalties vary depending on the types of products sold.*


Adjuvants


     Pasteur Merieux Connaught. In December 1996, Corixa entered into an option and license agreement with PMC whereby Corixa granted PMC an option to license its novel adjuvant LeIF for exclusive use in influenza and respiratory syncytial virus and non-exclusive use in HIV, Tb and malaria. Under the option and license agreement, PMC paid an up-front option fee and, in the event and to the extent PMC exercised its option, PMC


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agreed to pay exercise fees for each disease indication. In July 1998, Corixa and PMC agreed to extend PMC's option. On December 31, 1998, PMC's option expired unexercised.


Diagnostic Products


     Corixa has entered into and intends to continue to pursue corporate partnerships in the fields of cancer and infectious disease diagnostics to complement its therapeutic research efforts and to expand its scientific platform.* Corixa has established corporate partnerships for the development of diagnostics for infectious diseases with Abbott, DiaMed, Trinity Biotech, AMRAD-ICT, and other small diagnostic companies. Under these arrangements, Corixa generally grants a non-exclusive license to Corixa's antigens for use in specified infectious disease indications in exchange for the respective corporate partner's agreement to make certain payments upon achievement of development milestones, a commitment to purchase a minimum number of reagents and an agreement to pay royalties on any product sales. Corixa has also established a corporate partnership with Imugen pursuant to which Corixa granted Imugen an exclusive license to certain Corixa antigens for use in Imugen's clinical reference laboratory services to detect and diagnose certain infectious diseases related to the presence of certain tick-borne pathogens. In exchange for this license, Imugen will pay Corixa certain annual minimum payments as well as a percentage of revenues received in connection with the clinical reference laboratory services.*


OTHER PRODUCTS

Adoptive Immunotherapy Products


     In April 1998, Corixa and CellPro, Incorporated ("CellPro") agreed to terminate the license and collaborative research agreement originally entered into by such parties in November 1995. The license and collaborative research agreement covered the ex vivo use of Corixa's cancer antigens, microsphere delivery system and adjuvant technologies for the purpose of activating and propagating tumor reactive cells outside the body in the field of adoptive immunotherapy of cancer. All rights to Corixa's technology in the field of adoptive immunotherapy of cancer granted to CellPro pursuant to the license and collaborative research agreement reverted to Corixa, and Corixa intends to pursue additional corporate partnerships in this field.*


Animal Health Products


     Heska. In March 1996, Corixa entered into a license and research agreement with Heska. Under the license and research agreement, Corixa granted Heska an exclusive worldwide license to Corixa's LeIF adjuvant for use in certain of Heska's vaccines and for use as a stand-alone vaccine against canine leishmaniasis. In addition, Corixa granted Heska a license to its diagnostic antigen, K39, for use in detecting canine leishmaniasis. The license is exclusive worldwide, except that it is non-exclusive in Central and South America. Heska paid an up-front license fee and agreed to make future payments upon the achievement of certain development milestones, as well as royalty payments on any product sales.* In December 1996, Heska made a payment to Corixa based on achievement of a development milestone for Corixa's K39 diagnostic product. Heska has begun commercial sales of two different diagnostic products for canine leishmania in Italy. In December 1997, Heska announced commercial availability of the first product, a diagnostic test for use in clinical laboratories, and paid a corresponding milestone payment


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to Corixa. In June 1998, Heska announced commercial availability of a second product, a point-of-care diagnostic test.


     Corixa's corporate partnership agreements generally provide recourse for Corixa with respect to its existing product and technology rights in the event of an uncured material breach of such an agreement by a corporate partner. In such event, Corixa generally may elect to terminate the licenses granted to such corporate partner under such agreement. However, because Corixa's strategy for the discovery, research, development, clinical testing and commercialization of its products is to enter into multiple corporate partnerships, the success of Corixa is substantially dependent on its ability to enter into and maintain such arrangements on terms favorable to Corixa, its ability to successfully manage current or future corporate partnerships, if any, and the ability of its corporate partners to perform their respective obligations under such arrangements.* There can be no assurance that Corixa will be able to negotiate any additional corporate partnerships on favorable terms, or at all, that its current corporate partnerships will be successful or that its corporate partners will perform their obligations under such arrangements in a timely manner or at all, any of which would have a material adverse effect on Corixa's business, financial condition and results of operations. See "Risk Factors -- Dependence on and Management of Existing and Future Corporate Partnerships."


CERTAIN BUSINESS RELATIONSHIPS

Relationship with Infectious Disease Research Institute


     In September 1994, Corixa entered into a research services and intellectual property agreement with Infectious Disease Research Institute, a not-for-profit, grant-funded private research institute ("IDRI"). Under this agreement, as amended and restated effective January 1997, Corixa has agreed to provide IDRI with research funding and certain administrative and facilities support, including use of Corixa's research laboratory space. IDRI pays a services fee for the administrative and facilities support provided by Corixa. Corixa's funded research performed by IDRI is in the area of infectious disease. Under the agreement, IDRI is obligated to disclose to Corixa all significant developments relating to information or inventions discovered at IDRI, and Corixa will own, on a royalty-free basis, all of IDRI's interest in inventions and patent rights arising out of IDRI's research during the term of the agreement (other than inventions and patent rights arising out of research that is or in the future may be funded by certain governmental or not-for-profit organizations).* With respect to such rights arising out of research funded by governmental and not-for-profit organizations, Corixa has been granted a royalty-bearing, worldwide, perpetual license, exclusive except as to rights held by such governmental or not-for-profit organizations.


     IDRI is independent of Corixa, and Corixa does not have the right to control or direct IDRI's activities. A majority of the members of IDRI's board of directors are not affiliated with Corixa. However, Corixa's Chief Scientific Officer is co-founder and a member of the board of directors of IDRI. Corixa's Chief Operating Officer is also a member of the board of directors of IDRI and Corixa's Vice President, Chief Financial Officer is treasurer of IDRI.


     The research services and intellectual property agreement terminates on December 31, 1999, subject to renewal for one or more three year terms at the option of Corixa.* If IDRI terminates the agreement as a result of Corixa's failure to make required payments, Corixa would be obligated to pay royalties on any product sales.*


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CERTAIN LICENSE AGREEMENTS


     Corixa seeks to obtain technologies that complement and expand its existing technology base.* Where consistent with its strategy, Corixa has licensed and intends to continue to license product and marketing rights from selected research and academic institutions in order to capitalize on the capabilities and technology bases of these entities.* Under these license agreements, Corixa generally seeks to obtain unrestricted sublicense rights consistent with its partner-driven strategy. Corixa is generally obligated under these agreements to diligently pursue product development, make development milestone payments and pay royalties on any product sales.


Agreement with Genesis Research and Development Corporation Limited


     Corixa entered into a collaborative research and development agreement with Genesis, effective January 1, 1998, for the development and commercialization of an M. vaccae-derived product for the treatment of psoriasis. Under the agreement, Corixa and Genesis will share the costs of product development and the revenues received by Genesis and Corixa related to such product.* In the event one party becomes responsible for more than fifty percent of product development costs, such party shall also receive a prorata increased portion of revenues received by Genesis and Corixa related to such products.* Under the agreement, Genesis also granted Corixa the worldwide, exclusive right to develop the M. vaccae-derived product for certain other autoimmune diseases, including rheumatoid arthritis, multiple sclerosis and diabetes, subject to payment to Genesis of a percentage of revenues received by Corixa related to such products.


Agreement with Stanford Rook Ltd.

     In December 1998, Corixa entered into a worldwide, exclusive license agreement with Stanford Rook Ltd. ("SR") for rights under SR's M. vaccae-related intellectual property for the development and commercialization of certain M. vaccae-derived products for the treatment in the disease fields of psoriasis, rheumatoid arthritis, multiple sclerosis and diabetes, with an option to certain additional fields. Under the license agreement, Corixa agreed to pay SR license fees, milestone payments and a percentage of revenues received by Corixa from product sales.

Agreements With Southern Research Institute


     In May 1996, Corixa entered into a license agreement with SRI. Under the license agreement, SRI granted Corixa an exclusive, worldwide, sublicensable license (subject to the rights of certain United States governmental agencies and a grant-back to SRI for non-commercial research purposes) to certain polymer microsphere technology for use in the fields of cancer and infectious disease, to the extent a product incorporates an antigen, cytokine or adjuvant owned or controlled by Corixa. In addition, SRI granted Corixa options to exclusive, worldwide, sublicensable licenses in certain autoimmune and viral disease fields. Corixa paid up-front license fees upon execution of the license agreement. Corixa is also obligated to make future payments upon the achievement of certain development milestones, as well as royalty payments on any product sales, subject to an annual minimum royalty.* In addition, Corixa issued SRI 15,151 shares of Common Stock upon execution of the license agreement and a warrant exercisable for 7,575 shares for each grant of sublicense rights to a third party, up to a maximum of 37,875 shares, and 7,575 shares for initiation of each Phase III clinical trial, up to a maximum of 37,875 shares. In April 1997, the parties amended the license agreement to extend Corixa's license in the field of cancer to include products that incorporate third-party antigens or

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cytokines. Corixa is obligated to share revenues from such third-party sublicense agreements with SRI. Corixa issued SRI 4,545 shares of Common Stock upon the first anniversary of the effective date of the license agreement, and issued an additional 4,545 shares of Common Stock on June 30, 1998. SRI may terminate the license agreement in the event Corixa fails to perform certain obligations under such agreement.*



     Additionally, in January 1995, Corixa entered into a research agreement with SRI. Under the research agreement, Corixa agreed to fund certain research at SRI directed at the incorporation of Corixa's proprietary antigens and/or adjuvants with SRI's microsphere technology. Rights to any related discoveries made or obtained during the funded research are subject to the license agreement between SRI and Corixa. Corixa was obligated to provide funding to SRI under the research agreement through December 31, 1998.*


Agreement With Dana-Farber Cancer Institute


     In January 1995, Corixa entered into a licensing agreement with Dana-Farber. Under the licensing agreement, Dana-Farber granted Corixa an exclusive, worldwide, sublicensable license (subject to the rights of certain United States governmental agencies and a grant-back to Dana-Farber for non-commercial research purposes) to certain microsphere technology related to the induction of a CTL response for use in all fields. Corixa paid up-front license fees upon execution of the licensing agreement. Corixa is also obligated to make future payments upon the achievement of certain development milestones, as well as royalty payments on any product sales, subject to an annual minimum royalty.* In addition, Corixa issued Dana-Farber 15,151 shares of Common Stock upon execution of the licensing agreement and agreed to issue an additional 15,151 shares of Common Stock upon issuance of the first patent containing claims covering the licensed technology. Corixa must continue to meet certain research-based obligations in order to retain its rights under the licensing agreement. Dana-Farber may terminate the licensing agreement in the event Corixa does not make required royalty payments or fails to perform certain obligations under such agreement.*


Agreements with ImmGenics Pharmaceuticals, Inc.


     On November 5, 1998 Corixa announced that it signed an exclusive agreement with ImmGenics Pharmaceuticals, Inc. ("ImmGenics") to utilize ImmGenics' proprietary Selected Lymphocyte Antibody Method technology to develop high potency therapeutic and diagnostic monoclonal antibodies targeting Corixa's proprietary antigens in cancer and infectious disease. Under the terms of the agreement, Corixa will make research and development payments and, if certain milestones are achieved, additional milestone payments, as well as royalty streams on future product sales.* In addition to the collaborative agreement, Corixa invested $1.75 million in exchange for preferred stock in ImmGenics, convertible debt and warrants, and may be required under the terms of the agreement to invest an additional $1.25 million in 1999, for a total investment by Corixa of $3.0 million. Corixa may obtain additional ownership in ImmGenics over time under certain terms of the agreement.*


Other License Agreements

     Additionally, Corixa is a party to certain other option or license agreements useful in vaccine formulation and delivery with academic institutions, including an exclusive license agreement with the University of Washington for the use of Her-2/neu technology in all fields. Corixa is also a party to option or license agreements useful in its antigen discovery program, including agreements with (i) Washington University in St. Louis, Missouri for
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the use of mammaglobin, a breast cancer-related protein and genes for prophylactic and therapeutic treatment of adenocarcinoma and an option for diagnostic use, (ii) Health Research, Inc. for the use of a proprietary mouse model for human cancer, (iii) Mayo Foundation for Medical Education and Research for use of tick-borne disease antigens, (iv) Massachusetts Institute of Technology for the use of WT-1, a leukemia-related gene and antigen in therapeutic applications, and (v) University of Pittsburgh for Muc-1 peptide vaccine for use in the diagnosis and therapy of cancer. Certain of these agreements require Corixa or other parties to meet certain performance obligations in order to retain their rights under such agreements or require Corixa to make certain payments in order to obtain or maintain rights to the subject technology.*


CORIXA'S ANTIGEN DISCOVERY METHODOLOGY

     Tumor Tissue Procurement and SCID Mouse Tumor Propagation. Corixa has developed a variety of unique and proprietary resources that provide Corixa with sufficient tumor tissue to enable it to conduct the types of immunological and molecular biological research it believes are necessary for antigen discovery. Many scientific organizations, universities and pharmaceutical and biotechnology companies are actively pursuing the identification of gene products that are uniquely expressed in tumor tissue. Such gene products can form the basis not only of vaccines, but also diagnostic and therapeutic product development. Access to large amounts of tumor tissue is therefore one of the keys to success in this area of research. Although many people in the United States suffer from cancer, large quantities of tumor tissue are not readily available due to increasing early detection. In order to gain access to sufficient tumor tissue, Corixa uses (i) agreements with multiple clinical and academic centers in the United States and South America for provision of tumor tissue, sera and lymphocytes obtained from cancer patients; and (ii) a proprietary system for growing tumors of multiple types from primary biopsy specimens in mice that are genetically pre-disposed to lack an immune system (SCID mice). SCID mice lack an immune response and therefore are incapable of rejecting transplanted human tumor tissues. Tumors can be transplanted and grown in multiple numbers of SCID mice, thereby providing a stable source of tumor tissue for use in antigen discovery. In addition, small numbers of lymphocytes present in primary biopsy specimens continue to grow within SCID mice transplanted with biopsy tumors, serving as a reservoir for generation of tumor reactive T cell lines and clones as well as antibody-producing B cells.

     Differential Expression. Corixa has used differential expression techniques to identify hundreds of gene sequences that are uniquely expressed or over-expressed by tumors. This approach allows investigators to compare genes that are expressed in different cell types simultaneously. In tumor antigen discovery, cells are obtained from both tumor and normal tissue from individual cancer patients. Messenger RNA (genetic information from genes that are expressed) is prepared from both cell types and converted into DNA (called "cDNA"). Patterns of cDNA expression from tumor and normal cells are then compared, leading to identification of cDNA(s) that are either uniquely expressed or dramatically over-expressed in tumor cells. The sequence of nucleic acids (the individual component molecules of DNA) in such cDNA(s) can be determined and that information used to isolate genes from such cDNA. The protein products of such genes then can be tested in laboratory experiments to determine whether they can function as stimulators of immune responses in cancer patients. Positive results from such studies indicate that such proteins are good candidates for inclusion in tumor vaccines.

     cDNA Subtraction. Corixa has used cDNA subtraction to identify genes that are uniquely expressed or over-expressed by different tumor types. cDNA subtraction is

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another molecular biology technique that allows investigators to identify genes that are expressed in one type of tissue and not expressed, or expressed at significantly lower levels, in another type of tissue. The technique takes advantage of the ability of single strands of cDNA from identical or closely related genes to bind to each other and form a complex. In tumor antigen discovery, cDNA(s) (representing populations of expressed genes) obtained from normal tissue are mixed with cDNA populations harvested from tumor tissue. cDNAs from genes that are shared between both tissues form complexes and can be eliminated from further analysis. Remaining cDNA(s) representing genes expressed only in tumor tissue or only in normal tissue then can be separated and further analyzed. The goal of such experimentation is to identify those genes that are expressed only in tumor cells. The protein products of such genes then can be tested in laboratory experiments to determine whether they can function as stimulators of immune responses in cancer patients. Positive results from such studies indicate that such proteins are good candidates for inclusion in tumor vaccines.*


     Expression Cloning. Corixa also uses expression cloning methods to identify potential tumor antigens for incorporation into candidate tumor vaccines. Corixa has developed a number of proprietary improvements in expression cloning technology. This mode of experimentation requires use of either antibodies or immune T cells harvested from cancer or infectious disease patients. In antibody-mediated expression cloning, genes from pathogenic organisms or tumors are transferred into clones of bacteria in a system that will promote expression of all transferred genes into corresponding proteins. Because of the bacteria's rapid growth rate and capacity for protein production, pathogen or tumor proteins are produced in significant quantity together with bacterial proteins. These proteins are screened for their ability to react with antibody from either pathogen-infected or cancer patients. The development of a positive protein-antibody reaction indicates that the gene that encodes the antigen is present in a single bacterial clone. Because CTL and T-helper cells are felt to be extremely important in mounting an effective immune response against tumors, tumor antigen expression cloning studies focus on the use of CTL and T-helper cells for discovery of antigens by direct expression cloning. Corixa has developed multiple tumor reactive CTL and T-helper cell lines and clones for such experimentation.

     Pathogen Protein Purification. Corixa uses protein purification techniques to obtain candidate antigens from specific pathogens. Proteins are prepared from a given pathogenic organism and separated based on their physical characteristics such as size, electric charge and shape. Individual proteins are then tested for their ability to stimulate appropriate T-helper lymphocyte responses in vitro. Lymphocytes used in this screening process are obtained from individuals who are infected with the pathogen but lack evidence of disease (i.e., immune patients). Proteins that trigger helper T cell responses are then purified to homogeneity and their precise amino acid sequence is determined. The amino acid sequence information is then used to isolate the gene that encodes the particular protein.

     Antigenic Peptide Stripping. Most cells in the human body express MHC proteins on their surface. The same MHC proteins are expressed on the surface of all tissue cells within a given individual. One function of MHC proteins is to attract and bind small peptide antigens. The complex between such peptides and MHC proteins serves as a site of immunologic recognition by T cells. Many different types of tumor cells also express MHC proteins. Corixa uses a combination of biochemical techniques to purify MHC proteins and remove antigenic peptides from the region of the MHC protein where they are bound. Such peptides can then be purified using sophisticated peptide separation techniques, and the purified peptides can then be sequenced using mass spectroscopy. Comparison of such sequences with sequences of proteins from normal cells can lead to

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the identification of proteins or peptides that are produced only by tumor cells. The same sequence information can then be used to isolate the gene that encodes this putative "tumor antigen."

     Immunological Characterization of Candidate Vaccine Antigens. Corixa's discovery techniques result in the cloning and characterization of multiple genes for possible inclusion in tumor vaccines. A key component of Corixa's antigen discovery technology is the ability to determine which of these gene products can function as potent antigens for generating anti-tumor immune responses. Once candidate antigen genes are identified, Corixa systematically determines: (i) expression of the gene product by multiple tumors from different individuals; (ii) expression of the gene product by primary as well as metastatic tumor tissue; (iii) absence of expression of the gene product in normal tissue; (iv) ability of the candidate tumor antigen to generate in vitro immune responses from T cell populations harvested from tumor and normal patients; (v) ability of the candidate tumor antigen to generate immune responses in specially designed tumor models; and (vi) ability of T cells stimulated by such antigens to mediate tumor regression in specially designed tumor models. By such systematic evaluation of candidate antigens, Corixa is able to determine and select which antigens are appropriate for microsphere formulation and vaccine development.

PATENTS AND PROPRIETARY TECHNOLOGY


     Corixa's success will depend in large part on the ability of Corixa and its licensors to obtain patent and other proprietary protection for Corixa's vaccine and diagnostic products, antigens and adjuvants, defend patents once obtained, preserve its trade secrets and operate without infringing the patents and proprietary rights of third parties both in the United States and in foreign countries.* Where appropriate, Corixa intends to seek patent protection for its vaccine, discovery, screening, diagnostic and other proprietary technologies by filing patent applications in the United States and certain other countries.* As of November 30, 1998, Corixa owned or had licensed 27 issued United States patents that expire at various times between January 2007 and August 2016, 94 corresponding issued foreign patents, 145 pending United States patent applications, as well as 14 corresponding international filings under the Patent Cooperation Treaty and 267 pending foreign national patent applications.



     While Corixa believes its patents and patent applications provide a competitive advantage in its efforts to discover, develop and commercialize useful vaccine and diagnostic products, antigens and adjuvants, the patent positions of pharmaceutical and biopharmaceutical companies, including those of Corixa, are highly uncertain and involve complex legal and factual questions for which important legal principles are unresolved.* For example there is substantial uncertainty regarding the potential for patent protection for gene fragments or genes without known function or correlation with specific diseases. There can be no assurance that Corixa, its corporate partners or its licensors have or will develop or obtain rights to products or processes that are patentable, that patents will issue from any of the pending applications owned or licensed by Corixa or its corporate partners, that any claims allowed will issue, or in the event of issuance, will be sufficient to protect the technology owned by or licensed to Corixa or its corporate partners. Corixa has licensed certain patent applications from SRI related to Corixa's microsphere encapsulation technology, one of which is currently the subject of an opposition proceeding before the European Patent Office. There can be no assurance that SRI will prevail in this opposition proceeding or that any patents will issue in Europe related to such technology. There can also be no assurance that Corixa's or its corporate partners' current patents, or patents that


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issue on pending applications, will not be challenged, invalidated, infringed or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to Corixa. Patent applications in the United States are maintained in secrecy until patents issue, patent applications in certain foreign countries are not generally published until many months or years after they are filed, and publication of technological developments in the scientific and patent literature often occur long after the date of such developments. Accordingly, Corixa cannot be certain that it or one of its corporate partners was the first to invent the subject matter covered by any patent application or that it or one of its corporate partners was the first to file a patent application for any such invention.

     The commercial success of Corixa depends significantly on its ability to operate without infringing patents and proprietary rights of third parties, and there can be no assurance that Corixa's and its corporate partners' technologies do not or will not infringe the patents or proprietary rights of others. A number of pharmaceutical companies, biotechnology companies, universities and research institutions may have filed patent applications or may have been granted patents that cover technologies similar to the technologies owned, optioned by or licensed to Corixa or its corporate partners. In addition, Corixa is unable to determine the patents or patent applications that may materially affect Corixa's or its corporate partners' ability to make, use or sell any products. The existence of third-party patent applications and patents could significantly reduce the coverage of the patents owned, optioned by or licensed to Corixa or its corporate partners and limit the ability of Corixa or its corporate partners to obtain meaningful patent protection. If patents containing competitive or conflicting claims are issued to third parties, Corixa or its corporate partners may be enjoined from pursuing research, development or commercialization of products or be required to obtain licenses to these patents or to develop or obtain alternative technology. There can be no assurance that Corixa or its corporate partners will not be so enjoined or will be able to obtain any license to the patents and technologies of third parties on acceptable terms, if at all, or will be able to obtain or develop alternative technologies. If Corixa or any of its corporate partners is enjoined from pursuing its research, development or commercialization activities or if any such license is not obtained, or alternative technologies are not obtained or developed, Corixa or such corporate partner may be delayed or prevented from commercializing its products, which would have a material adverse effect on Corixa's business, financial condition and results of operations.

     There can be no assurance that third parties will not independently develop similar or alternative technologies to those of Corixa, duplicate any of the technologies of Corixa, its corporate partners or its licensors, or design around the patented technologies developed by Corixa, its corporate partners or its licensors. The occurrence of any of these events would have a material adverse effect on Corixa's business, financial condition and results of operations.

     Litigation may also be necessary to enforce patents issued or licensed to Corixa or its corporate partners or to determine the scope or validity of a third party's proprietary rights. Corixa could incur substantial costs if litigation is required to defend itself in patent suits brought by third parties, if Corixa participates in patent suits brought against or initiated by its corporate partners or if Corixa initiates such suits, and there can be no assurance that funds or resources would be available to Corixa in the event of any such litigation. Additionally, there can be no assurance that Corixa or its corporate partners would prevail in any such action. An adverse outcome in litigation or an interference to determine priority or other proceeding in a court or patent office could subject Corixa to significant liabilities, require disputed rights to be licensed from other parties or require Corixa or its

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corporate partners to cease using certain technology, any of which may have a material adverse effect on Corixa's business, financial condition and results of operations.

     Corixa also relies on trade secrets and proprietary know-how, especially in circumstances where patent protection is not believed to be appropriate or obtainable. Corixa's policy is to require each of its employees, consultants and advisors to execute a confidentiality agreement upon the commencement of any employment, consulting or advisory relationship with Corixa. These agreements generally provide that all confidential information developed or made known to the individual during the course of such relationship will be kept confidential and not disclosed to third parties except in specified circumstances. These agreements also generally provide that all inventions conceived by the individual in the course of rendering services to Corixa shall be the exclusive property of Corixa. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for any breach, or that Corixa's trade secrets will not otherwise become known or be independently discovered by its competitors, any of which could have a material adverse effect on Corixa's business, financial condition and results of operations.

     Corixa is a party to various license agreements that give it rights to use certain technologies in its research, development and commercialization activities. Disputes may arise as to the inventorship and corresponding rights in know-how and inventions resulting from the joint creation or use of intellectual property by Corixa and its corporate partners, licensors, scientific collaborators and consultants. There can be no assurance that Corixa will be able to maintain its proprietary position or that third parties will not circumvent any proprietary protection Corixa does have. The failure of Corixa to maintain exclusive or other rights to such technologies could have a material adverse effect on Corixa's business, financial condition and results of operations. See "Risk Factors -- Dependence on Proprietary Technology and Uncertainty of Patent Protection."

GOVERNMENT REGULATION


     Regulation by governmental entities in the United States and other countries will be a significant factor in the development, production and marketing of any products developed by Corixa or its corporate partners. Pharmaceutical products and medical devices are subject to rigorous regulation by the FDA in the United States and similar health authorities in foreign countries under laws and regulations that govern, among other things, testing, manufacturing, safety, efficacy, labeling, storage, record keeping, export and promotion, marketing and distribution of such products. Product development and approval within this regulatory framework is uncertain, can take a number of years and requires the expenditure of substantial resources. Any failure to obtain regulatory approval, or any delay in obtaining such approvals, could adversely affect the marketing of products under development by Corixa or its corporate partners, Corixa's ability to receive product or royalty revenues, and its liquidity and capital resources. The nature and extent of the governmental premarket review process for Corixa's products will vary, depending on the regulatory categorization of particular products. Corixa believes that its vaccine and related pharmaceutical products will be regulated as biologics by the FDA and comparable regulatory bodies in other countries.* The necessary steps before a new biological product may be marketed in the United States ordinarily include: (i) preclinical laboratory tests and in vivo preclinical studies; (ii) the submission to the FDA of an investigational new drug application ("IND"), which must become effective before clinical trials may commence; (iii) adequate and well-controlled clinical trials to establish the safety and efficacy of the product; (iv) the submission to the FDA of a biologics license application


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("BLA"); and (v) FDA review and approval of the BLA prior to any commercial sale or shipment of the product. The FDA's Modernization Act of 1997 (the "Modernization Act") eliminated the requirement that both a product license application and an establishment license application be filed with respect to certain categories of biotechnology products after February 19, 1998. It is impossible to predict what impact, if any, the Modernization Act will have upon the regulatory review of Corixa's biological products.

     Preclinical tests include laboratory evaluation of the product, as well as animal studies to assess the potential safety and efficacy of the product. Preclinical tests must be conducted by laboratories that comply with FDA regulations regarding good laboratory practices. The results of preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before the commencement of clinical trials. The IND will automatically become effective 30 days after receipt by the FDA unless the FDA indicates prior to the end of such 30-day period that the proposed protocol raises concerns that must be resolved to the satisfaction of the FDA before the trials may proceed as outlined in the IND. In such case, there can be no assurance that such resolution will be achieved in a timely fashion, if at all. In addition, the FDA may impose a clinical hold on an ongoing clinical trial, if, for example, safety concerns are presented, in which case the study cannot recommence without FDA authorization under terms sanctioned by the agency.

     Clinical trials involve the administration of the product to healthy volunteers or to patients under the supervision of a qualified principal investigator. Clinical trials are conducted in accordance with good clinical practices under protocols that detail the objectives of the trial, inclusion and exclusion criteria, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical trial must be reviewed and approved by an independent institutional review board ("IRB") at the institutions at which the trial will be conducted. The IRB will consider, among other things, ethical factors and the safety of human subjects. The IRB may require changes in a protocol, and there can be no assurance that the submission of an IND will enable a study to be initiated or completed.

     Clinical trials generally are conducted in three sequential phases, but the phases may overlap. In Phase I, the initial introduction of the product into healthy human subjects or patients, the product is tested to assess safety, metabolism, pharmacokinetics and pharmacological actions associated with increasing doses. Phase II usually involves studies in a limited patient population to (i) determine the efficacy of the potential product for specific, targeted indications, (ii) determine dosage tolerance and optimum dosage and
(iii) further identify possible adverse reactions and safety risks. If a compound is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to evaluate further clinical efficacy in comparison to standard therapies, within a broader patient population, generally at geographically dispersed clinical sites. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specific period of time, if at all, with respect to any of Corixa's products subject to such testing. In addition, after marketing approval is granted, the FDA may require post-marketing clinical studies, which typically entail extensive patient monitoring and may result in restricted marketing of an approved product for an extended period of time.

     The results of pharmaceutical development, preclinical studies and clinical trials are submitted to the FDA in the form of a BLA for approval of the manufacture, marketing

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

and commercial shipment of the biological product. The testing and approval process is likely to require substantial time, effort and resources, and there can be no assurance that any approval will be granted on a timely basis, if at all. The FDA may deny the BLA if applicable regulatory criteria are not satisfied, require additional testing or information, or require postmarket testing and surveillance to monitor the safety or efficacy of the product.


     Any diagnostic products developed by Corixa or its corporate partners are likely to be regulated as medical devices.* In the United States, medical devices are classified into one of three classes on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness: Class I (general controls -- e.g., labeling, premarket notification and adherence to Good Manufacturing Practices ("GMP")), Class II (general controls and special controls -- e.g., performance standards and postmarket surveillance) and Class III (premarket approval).



     Before a new device can be introduced into the market, its manufacturer generally must obtain marketing clearance through either a premarket clearance under Section 510(k) of the federal Food, Drug and Cosmetic Act ("510(k)") or approval of a premarket approval application ("PMA"). Because Corixa believes that any diagnostic device developed by it or its corporate partners would be classified as a Class III device, such product would be subject to the PMA approval requirement.* A 510(k) clearance typically will be granted if a company establishes that its device is "substantially equivalent" to a legally marketed Class I or II medical device or to a Class III device for which the FDA has not yet required the submission of PMAs. A 510(k) clearance must contain information to support the claim of substantial equivalence, which may include laboratory test results or the results of clinical studies. Commercial distribution of a device subject to the 510(k) requirement may begin only after the FDA issues an order finding the device to be substantially equivalent to a predicate device. It generally takes from four to 12 months from the date of submission to obtain clearance of a 510(k) submission, but it may take longer.* The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device, that additional information is needed before a substantial equivalence determination may be made, or that the product must be approved through the PMA process. An FDA determination of "not substantially equivalent," a request for additional information, or the requirement of PMA approval could delay market introduction of products that fall into this category. Furthermore, for any devices cleared through the 510(k) process, modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, will require new 510(k) submissions.


     If a device does not qualify for the premarket notification procedure, a company must file a PMA. The PMA requires more extensive pre-filing testing than required for a 510(k) premarket notification and usually involves a significantly longer review process. A PMA application must be supported by valid scientific evidence that typically includes extensive data, including preclinical and clinical trial data, to demonstrate that safety and efficacy of the device. If clinical trials are required, and the device presents a "significant risk," an investigation device exemption ("IDE") application must be filed with the FDA and become effective prior to the commencement of clinical trials. If the device presents a "nonsignificant risk" to trial subjects, clinical trials may begin on the basis of appropriate IRB approval. Clinical investigation of medical devices may involve risks similar to those involved in the clinical investigation of pharmaceutical products.

     The PMA application must contain the results of clinical trials and nonclinical tests, a complete description of the device, and a detailed description of the methods, facilities and

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controls used to manufacture the device. The PMA review and approval process can be expensive, uncertain and lengthy, and there can be no assurance that any approval will be granted on a timely basis, if at all. A PMA application may be denied if applicable regulatory criteria are not satisfied, and the FDA may impose certain conditions upon the applicant, such as postmarket testing and surveillance.

     Regulatory approval, if granted for any biopharmaceutical or medical device product, may entail limitations on the indicated uses for which it may be marketed, and product approvals, once granted, may be withdrawn if problems occur after initial marketing. Manufacturers of FDA-regulated products are subject to pervasive and continuing governmental regulation, including record keeping requirements and reporting of adverse experiences associated with product use. Corixa and its corporate partners will be required to adhere to applicable regulations setting forth detailed GMP requirements, which include testing, control and documentation requirements. The FDA has recently revised the GMP regulations. The new Quality System Regulation imposes design controls and makes other significant changes in the requirements applicable to manufacturers. These and future changes in regulatory regulations could have a material adverse effect on Corixa's business, financial condition and results of operations. Manufacturing facilities in the United States are subject to periodic inspection by the FDA. Failure to comply with GMP and other applicable regulatory requirements may result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to review pending marketing approval applications, withdrawal of marketing approvals and criminal prosecution.

     For clinical investigation and marketing of products outside the United States, Corixa and its corporate partners may be subject to regulation by regulatory authorities in other countries. The requirements governing the conduct of clinical trials, marketing authorization and pricing and reimbursement vary widely from country to country. The regulatory approval process in other countries entails risks similar to those associated with FDA approval.


     Corixa's research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive materials. Corixa is subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although Corixa believes that its safety procedures for using, handling, storing and disposing of such materials comply with the standard prescribed by state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated.* In the event of such an accident, Corixa's use of these materials could be curtailed by state or federal authorities, Corixa could be held liable for any damages that result and any liability could exceed the resources of Corixa. See "Risk Factors -- Government Regulation."


COMPETITION

     The biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. Many entities, including pharmaceutical and biotechnology companies, academic institutions and other research organizations are actively engaged in the discovery, research and development of products that could compete directly with products Corixa is seeking to develop. Many companies are also developing alternative therapies to treat cancer and infectious disease and, in this regard, are competitive with Corixa. Many of the entities developing and marketing such competing products have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing than Corixa. In

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addition, many of these competitors have become more active in seeking patent protection and licensing arrangements in anticipation of collecting royalties for use of technology that they have developed. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These companies and institutions compete with Corixa in recruiting and retaining qualified scientific and management personnel, as well as in acquiring technologies complementary to Corixa's programs. Corixa's ability to compete effectively will depend on its ability to advance its technology platforms, license additional technology, maintain a proprietary position in its technologies and products, obtain required government and other public and private approvals on a timely basis, attract and retain key personnel and enter into corporate partnerships that enable Corixa and its corporate partners to develop effective products that can be manufactured cost-effectively and marketed successfully. Corixa expects that competition among products approved for sale will be based, among other things, on efficacy, reliability, product safety, price and patent position. There can be no assurance that competitors will not develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than Corixa or that such products will not render Corixa's products obsolete. See "Risk Factors -- Intense Competition."

EMPLOYEES


     As of January 8, 1999, Corixa employed 134 personnel, including 96 in research and development and 38 in research and development support and administration. Each of Corixa's employees has signed a confidentiality agreement and none are covered by a collective bargaining agreement. Corixa has never experienced employment-related work stoppages and considers its employee relations to be good.


PROPERTIES


     Corixa maintains its headquarters in Seattle, Washington where it leases approximately 72,534 square feet of laboratory, discovery, research and development, manufacturing and general administration space. As of November 30, 1998, Corixa's monthly rent for this space, including amortization of tenant improvements, was approximately $155,000. The lease for this facility expires in January 2005, with an option to renew the lease for two additional periods of five years each. Corixa believes that its existing facilities are adequate to meet its immediate needs and that suitable additional space will be available in the future on commercially reasonable terms as needed.* Corixa is currently in the process of building out additional contiguous laboratory and office space which will add approximately 12,000 square feet by the end of 1998.


LEGAL PROCEEDINGS


     As of the date of this Proxy Statement/Prospectus, Corixa is not a party to any material legal proceedings.


SCIENTIFIC COLLABORATORS

     Corixa has established a network of medical, clinical and scientific advisors and collaborators to consult with Corixa's scientists and to advise Corixa on its research and development programs, the design of its clinical trials and on other medical and scientific matters relating to Corixa's business. Corixa's advisors and collaborators include the following individuals:

     Roberto Badaro, M.D. is an Associate Professor and Chief of the Infectious Disease Research Unit at the Federal University of Bahia in Salvador, Bahia, Brazil, and a Member of the Steering Committee of Integrated Chemotherapy and Vaccine for Leishmaniasis for the World Health Organization in Geneva, Switzerland. Dr. Badaro

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collaborates with Corixa in a tuberculosis skin testing program and a cancer-related tissue procurement program, each of which is conducted in Brazil.

     Nora Disis, M.D. is an Assistant Professor of Medicine at the University of Washington in Seattle, Washington. Dr. Disis collaborates with Corixa in its research and development program focusing on the use of Her-2/neu technology in vaccines for breast cancer. Dr. Disis is the principal investigator on the Phase I clinical trial currently being conducted by Corixa and the University of Washington using Her-2/neu peptide vaccines for breast cancer.

     Olivera Finn, Ph.D. is a Professor of Molecular Genetics and Biochemistry at the University of Pittsburgh School of Medicine, Director of the Immunology Program at the University of Pittsburgh Cancer Institute in Pittsburgh, Pennsylvania and a co-founder of Corixa. Dr. Finn collaborates with Corixa in its research and development efforts focusing on the use of the Muc-1 peptide vaccine for the treatment of breast, pancreatic and colon cancer. Dr. Finn is the inventor of the Muc-1 synthetic peptide vaccine that was the subject of a Phase I clinical trial in breast, colon and pancreatic cancer recently conducted by the University of Pittsburgh. Such vaccine is currently the subject of a limited second dose-ranging clinical trial which will be partly funded by Corixa and conducted by the University of Pittsburgh.

     Richard Ostenson, M.D. is a Director of Research at Good Samaritan Cancer Center. Dr. Ostenson collaborates with Corixa in its vaccine development program and supplies Corixa with cancer cell lines and other materials used in Corixa's various research and development programs.

     David Persing, Ph.D., M.D. is an Associate Professor of Microbiology at the Mayo Clinic's Department of Laboratory Medicine and Pathology in Rochester, Minnesota. Dr. Persing collaborates with Corixa in its tick-borne disease programs.

     Kenneth Rock, M.D. is the Chairman of the Department of Pathology and a Professor at the University of Massachusetts Medical Center in Worcester, Massachusetts and a co-founder of Corixa. Dr. Rock collaborates with Corixa in its research and development efforts focusing on the use of microsphere delivery technology to stimulate a T cell response.

     Thomas Tice, Ph.D. is the Director, Pharmaceutical Formulations Department at SRI in Birmingham, Alabama. Dr. Tice collaborates with Corixa in its formulations of microsphere-encapsulated antigens for vaccine research.

     James Watson, Ph.D. is the Scientific Director of Genesis in Auckland, New Zealand. Dr. Watson collaborates with Corixa in its M. vaccae discovery program and animal and clinical testing.

     Corixa has entered into consulting or sponsored or collaborative research agreements with its principal advisors and collaborators. Each of Corixa's advisors and collaborators has also entered into a confidentiality and non-disclosure agreement with Corixa. These advisors and collaborators are generally employed by employers other than Corixa and may have commitments to or consulting or advisory contracts with other entities that may limit their availability to Corixa. Although generally each advisor and collaborator agrees not to perform services for another person or entity which would create a conflict of interest with the individual's services for Corixa, there can be no assurance that such conflict will not arise.

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                         INFORMATION CONCERNING ANERGEN

GENERAL


     Anergen is focused on the treatment of autoimmune diseases through the discovery and development of proprietary therapeutics that selectively interrupt the disease process. Anergen's current research and development efforts are focused on two distinct technology platforms, AnergiX(TM) and AnervaX(TM), that Anergen believes may be used to treat a broad range of autoimmune diseases without generally suppressing the immune system.* Anergen has completed a Phase I clinical trial of Anergen's AnergiX compound for the treatment of multiple sclerosis ("MS"), is currently conducting a Phase I clinical trial of Anergen's rheumatoid arthritis ("RA") AnergiX compound for the treatment of RA and has completed a Phase IIa clinical trial of its AnervaX compound for the treatment of RA. In June 1996, Anergen entered into a collaborative agreement with N. V. Organon ("Organon") to develop the AnergiX treatment for RA.



     Anergen was founded in 1988 to discover and develop biopharmaceutical compounds for the treatment of autoimmune diseases. To achieve profitable operations, Anergen, alone or with others, must successfully develop, obtain regulatory approval for, manufacture and market products.* Anergen does not have any products available for sale nor does it expect to have any products commercially available for at least several years, if at all. Anergen's potential products are at the early stages of research and development, with only limited human testing of certain of Anergen's products undertaken to date. The products currently under development by Anergen will require significant research, laboratory testing and clinical trials and investment of capital prior to their commercialization. There can be no assurance that any potential products will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs or be successfully marketed.



     In the body's immune system, T cells normally regulate the identification and destruction of foreign substances and malignant cells. Autoimmune diseases are caused by abnormal destruction of healthy body tissues by disease-specific T cells. Anergen's results to date suggest that treatments based on its technology platforms may interrupt the chain of events fundamental to the onset and continuation of certain autoimmune diseases. Anergen's AnergiX technology is designed to selectively destroy or inactivate (anergize) the T cells implicated in the disease process. Anergen's second core technology, AnervaX, stimulates the immune system to produce antibodies that may interfere with the presentation of self-antigens to destructive T cells. Anergen believes that, because its potential therapeutics target only disease-specific T cells, the normal function of the immune system should remain unaffected.* In contrast, currently available therapies for autoimmune diseases treat only the symptoms of the disease or broadly suppress the immune system, which can compromise the ability of the immune system to protect against foreign substances.



     Anergen initiated a Phase I clinical trial of its AnergiX compounds for the treatment of MS in September 1996. This trial was completed in August 1998. The AnergiX compound is designed to inactivate (anergize) or create cell death in the specific T cells of the immune system responsible for disease progression without affecting other T cells involved in the immune defense.* The Phase I results for AnergiX suggested that the pharmaceutical was safe and well tolerated.* Anergen also observed a trend toward potential patient benefit, although this trend will require substantiation by further clinical study.


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     In April 1996, Anergen initiated a multicenter, double-blind, placebo-controlled Phase IIa clinical trial of its AnervaX compound for the treatment of RA. This trial completed in December 31, 1997. The Phase IIa results for AnervaX suggested that the pharmaceutical was safe, well tolerated and provided persistent clinical benefit for symptoms of advanced rheumatoid arthritis in a segment of the trial that utilized a vaccination administration schedule of once every six weeks. These results must be confirmed in subsequent Phase II clinical trials.

     In July 1998 Anergen initiated a multicenter, double-blind placebo-controlled Phase I clinical trial of its AnergiX compound for the treatment of rheumatoid arthritis. The study is ongoing.

     Anergen entered into a collaborative agreement with Novo Nordisk in August 1993 under which Novo Nordisk, in exchange for certain marketing rights, would support research and development of Anergen's MS, Myasthenia Gravis ("MG") and Insulin Dependent Diabetes Mellitus ("IDDM") programs, make milestone payments, and pay royalties on product sales, if any. Anergen had the right to co-promote any resultant products for MS and MG in North America. Anergen was to receive royalties on any products in these three disease areas which were not co-promoted. In addition, at the time of the agreement, Novo Nordisk made an $8 million equity investment in Anergen for 1,219,745 shares of Anergen's Common Stock. In March 1996, the development program with Novo Nordisk was extended through August 1998. Anergen recorded $2.6 million in contract revenues related to this agreement in 1997 as compared to $3.1 million and $3.0 million in 1996 and 1995, respectively. On February 9, 1998, Anergen announced that it had agreed with Novo Nordisk to terminate the collaboration, ending August, 1998. Novo Nordisk reimbursed Anergen for the cost of completing the Phase I clinical trial in multiple sclerosis. All rights to all programs returned to Anergen. In February, 1998, Novo Nordisk paid Anergen $1 million, the estimated cost to complete the trial.

     In June 1996, Anergen entered into a collaborative agreement with N.V. Organon under which Organon, in exchange for certain marketing rights, will support research and development of an AnergiX compound to treat RA that incorporates a proprietary peptide discovered by Organon. Under the arrangement, Anergen received a one-time license fee of $2 million in September 1996, and Organon will support research and development, make milestone payments and pay royalties on sales, if any. Anergen recorded $3.1 million in research support related to this agreement in 1997 and $412,000 in 1996.

AUTOIMMUNE DISEASES

     Background. Normally, the immune system recognizes and distinguishes between invading foreign substances or "antigens" and the body's own tissue. The body is able to react continually to a wide variety of antigens, to remember a foreign substance to which it has been exposed previously, and to rid itself of a foreign substance. The ability of the immune system to distinguish between its own tissue (self) and foreign substances is essential for its normal function.

     The recognition and memory processes of the immune system are controlled by the activity of several types of cells. One of the more important, the "T cell," plays a critical role in recognizing antigens, initiating an immune response and regulating the resulting cascade of immunological events. Another type of cell, the "B cell," secretes antibodies that are involved in the recognition and neutralization of antigens. These processes require the involvement of proteins called human leukocyte antigen ("HLA") molecules which are found on the surface of certain cells in the body. The HLA molecules are encoded by

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gene complexes called major histocompatibility complexes ("MHC"). The terms HLA and MHC are sometimes used interchangeably.

     When a foreign substance enters the body, antigen presenting cells, which act as scavenger cells, encounter and engulf the foreign substance. These scavenger cells internally break down the antigen into smaller components called "peptides." The antigen presenting cell then transports each individual peptide, called an "epitope," bound to the HLA molecule as a complex, to its outer cell membrane where it is presented to various T cells. Once a responsive T cell is stimulated, it initiates an immune response that eliminates the foreign substance from the body. T cells recognize HLA-epitope complexes through receptors on their surfaces, with each type of T cell recognizing only one out of millions of possible HLA-epitope complexes. There are several classes of HLA molecules, with HLA Class II ("HLA II") molecules involved in the presentation of self-antigens.

     While the immune system is normally extremely efficient in seeking and destroying foreign substances, in some cases, for reasons that are not yet understood, the immune system is triggered to begin destroying the body's own healthy tissue, resulting in autoimmune diseases such as RA, MS, IDDM and MG. In these diseases, "self" tissue is presented to T cells which respond by initiating an immune response that destroys healthy tissue. For example, T cells are involved in the destruction of nerve structures in MS, joint tissue in RA, and insulin-producing SS cells in IDDM.

     Existing Therapeutic Approaches. Traditional therapies for autoimmune diseases include steroids and other immunosuppressive drugs that generally treat the symptoms rather than the cause of the disease and are unable to prevent the activation of T cells that initiate the destructive immune response. Current treatments are typically administered based on disease severity. For mild forms of these diseases, drugs that ameliorate the symptoms may be given. These drugs do not prevent the progression of tissue destruction and are relatively ineffective in treating more severe symptoms. In advanced disease stages, more powerful immunosuppressive drugs are used to suppress the body's entire immune system. This has some therapeutic effect, but also limits the body's ability to respond to invading foreign substances, which substantially increases the risk of contracting other illnesses. In addition, such drugs generally have numerous other unwanted and often severe side effects.

ANERGEN TECHNOLOGY


     Anergen's technology programs focus on the discovery and development of proprietary therapeutics that destroy or inactivate T cells involved in the disease process or selectively interrupt antigen presentation to the T cells without affecting the protective functions of the immune system. Anergen believes that its approaches for preventing or arresting autoimmune diseases may result in therapies that are more specific and have fewer side-effects than currently available treatments.* The two technology platforms, AnergiX and AnervaX, under development by Anergen are summarized below.


     AnergiX Technology. Anergen's AnergiX technology is currently being used to develop products for MS, RA, IDDM and MG. An AnergiX compound consists of an epitope of the self-antigen that would normally be associated with triggering an autoimmune response in a particular disease, combined with a soluble HLA II molecule. The AnergiX compound thus has two of the three primary elements associated with the autoimmune response, but lacks the third element, the antigen presenting cell. It is believed that the activation of T cells requires not only the initial signal provided by binding to the T cell receptor of the HLA-epitope complex which is on the surface of

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


antigen presenting cells, but also a "second signal" provided by the antigen presenting cell itself. Anergen believes that the binding of its AnergiX compound to the receptor site of the destructive T cell, in the absence of the antigen presenting cell and its "second signal" inactivates that T cell.* This inactivated or nonresponsive state is referred to as a state of "anergy." Anergen believes that by inducing anergy, the autoimmune response can be interrupted.* In addition, Anergen has shown that in the presence of AnergiX, a significant percentage of T cells may undergo apoptosis, or programmed cell death, which will also serve to interrupt the autoimmune process.*



     Anergen believes, based on its research to date, that the state of anergy created by the introduction of Anergen's AnergiX may last for periods of up to several months.* The results of Anergen's research demonstrated that a state of anergy may even be induced in T cells that have already been activated, indicating that such T cells could be inactivated even after the destructive chain reaction has begun. Because Anergen believes that its AnergiX compounds will bind only to T cells specific to a disease, other T cells are not expected to be affected, and the rest of the immune system should remain responsive to foreign substances.*



     AnervaX Technology. Anergen's AnervaX technology is currently being developed to treat RA and Type I Diabetes DiavaX.* AnervaX is a synthetic peptide vaccine consisting of a small portion of the HLA II molecule. AnervaX is designed to elicit an immune response that interferes with the presentation of self-antigens to T cells.* This immune response is intended to stimulate the production of a patient's own antibodies to a subset of the HLA molecules on the patient's antigen presenting cells.* Anergen believes that because AnervaX targets only the subset of HLA molecules that appear to be involved in the particular autoimmune disease, this approach potentially will allow for the prevention or treatment of autoimmune disease without generally suppressing the patient's overall immune system.*


PRODUCTS UNDER DEVELOPMENT

     The following table sets forth the current status of Anergen's product development programs.

                                      PATIENT POPULATION       CORPORATE      DEVELOPMENT
    DISEASE TARGET      TECHNOLOGY      U.S./WORLDWIDE       ALLIANCES(1)      STATUS(2)
    --------------      ----------    -------------------    -------------    -----------
Multiple Sclerosis....   AnergiX        350,000/600,000                           Phase I
Rheumatoid
  Arthritis...........   AnervaX      2,500,000/7,000,000            --         Phase IIa
                         AnergiX      2,500,000/7,000,000       Organon           Phase I
Insulin-Dependent
  Diabetes Mellitus...   AnergiX      1,000,000/3,000,000                     Preclinical
Myasthenia Gravis.....   AnergiX         25,000/50,000                        Preclinical

-------------------------
(1) See "Business -- Collaborative Arrangements" for a discussion of the relative rights of Anergen and its collaborative partners.

(2) Research: Initiation of research studies.

    Preclinical: Identification of a specific molecule for potential human testing.

    Phase I: Initial phase of human clinical testing to determine safety and measure certain biological parameters.

    Phase IIa: Multicenter, double-blind, placebo-controlled clinical trial for safety, immunogenicity, dosage determination and initial efficacy in a limited patient population.

     Multiple Sclerosis. Multiple sclerosis is a progressive inflammatory disease of the central nervous system that predominantly affects young adults and causes increasing neurologic damage and disability throughout life. Symptoms range from painful facial muscle spasms, vertigo and vomiting to a myriad of motor and sensory problems. In the United States, the average longevity of patients after diagnosis with MS is over thirty years. The care of MS patients requires long-term medical, neurologic and psychological treatment and support. Current therapies, which have limited impact on the disease state, and primarily effect symptoms, include two beta interferon drugs. Based on published data and other sources, Anergen believes that there are approximately 600,000 cases of MS worldwide. Anergen does not know what side-effects, if any, may result from treatment using Anergen's AnergiX approach. Such side-effects, if any, will be identified during human clinical trials. If Anergen is successful in obtaining approval to market any of its treatments, it will have to compete for market share against other therapies which may exist at that time.


     Anergen and Novo Nordisk have developed a potential AnergiX therapeutic for MS which is a compound of an HLA molecule combined with a peptide derived from myelin basic protein, the self-antigen believed to be involved in MS.* Anergen initiated Phase I clinical testing of its AnergiX for MS in 1996 and completed the clinical trial in August 1998. Anergen's preclinical tests demonstrated that the use of an AnergiX compound prevented or reduced paralysis caused by the T cell-initiated destructive autoimmune response in an animal model of MS. The Phase I clinical trial suggests that AnergiX for the treatment of MS is safe and well tolerated. Anergen also observed a trend toward potential patient benefit, although this trend will require substantiation by further clinical study.* Additionally, in vitro testing of AnergiX on human cells demonstrated inactivation of T cells associated with MS. This study also indicated that patients' T cells respond to the same antigen over time and that potentially effective doses appear to be low.* The collaboration with Novo Nordisk terminated effective February 9, 1998 with all rights returning to Anergen.


     Rheumatoid Arthritis. Rheumatoid arthritis is a systemic inflammatory disease that causes joint pain, swelling and, eventually, deformities. In some cases, people afflicted with RA experience severe musculoskeletal disability. Over time, progression of the disease involves degradation and destruction of the surrounding cartilage and bone. Current treatment of RA involves the use of a variety of drugs in successive stages: first, with drugs having analgesic actions such as aspirin and other non-steroidal and anti-inflammatory drugs; second, with agents such as gold and penicillamine that reduce the symptoms of RA; and third, with drugs which attempt to contain the disease, including immunosuppressive drugs such as corticosteroids and methotrexate. Each of these three approaches has side effects of varying intensity and risks that increase as one moves to the more aggressive therapies. Based on published data and other sources, Anergen believes that there are approximately 7,000,000 cases of RA worldwide.

     Anergen completed Phase I clinical testing of its AnervaX peptide vaccine to treat RA in October 1995 and initiated Phase IIa clinical testing in April 1996. The Phase IIa study completed in December 31, 1997. Preclinical testing demonstrated that Anergen's AnervaX approach may prevent the onset of disease and reduce the severity of active disease in certain animal models of autoimmune disease (experimental allergic encephalo-

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


myelitis and non-obese diabetic ("NOD") mice).* In vitro testing indicates that animals treated with the AnervaX peptide vaccine generate antibodies against HLA II molecules. Anergen believes that such antibodies bind to HLA II molecules and that this binding may interfere with the interaction between HLA and T cells that is involved in the progression of autoimmune disease.* The results of the Phase I study suggest that the vaccine is well tolerated and capable of inducing an antibody response. The results of the Phase IIa study continued to suggest that AnervaX is safe, well tolerated, and can provide a persistent clinical benefit for symptoms of advanced Rheumatoid Arthritis in a segment of the trial which utilized a vaccination administration schedule of once every six weeks.* These results also must be confirmed in subsequent Phase II clinical trials.


     In addition, Anergen is developing an AnergiX compound to treat RA in conjunction with Organon under an agreement entered into in June 1996. The compound to be developed uses Anergen's proprietary AnergiX technology and incorporates a proprietary peptide discovered by Organon. Under the agreement, Organon, in exchange for certain marketing rights, will support research and development, including the full cost of all clinical testing, pay a one-time license fee, make milestone payments and pay royalties on product sales, if any. Anergen filed an IND for AnergiX for the treatment of RA in March, 1998 and initiated a Phase I clinical trial in July 1998.

     Insulin-Dependent Diabetes Mellitus. IDDM, or Type I diabetes, is caused by an autoimmune attack resulting in destruction of the insulin-producing SS cells in the pancreas. Insulin regulates the cellular uptake and metabolism of glucose, and its deficiency leads to hyperglycemia, diabetic acidosis, and diabetic coma. Long-term complications include vision loss, renal failure and peripheral neuropathy. Currently, individuals with IDDM are given insulin to supplement their ability to produce sufficient amounts of the hormone. IDDM usually appears in individuals before the age of 20 and affects about 0.5% of the Caucasian population worldwide. Based on published data and other sources, Anergen believes that there are approximately 3,000,000 cases of IDDM worldwide.

     Anergen has performed preclinical studies using an AnergiX compound composed of an MHC molecule coupled with a synthetic glutamic acid decarboxylase ("GAD") peptide in NOD mice, an animal model of IDDM. The GAD peptide is suspected to be the self-antigen which leads to the autoimmune attack in diabetes. Anergen tested this compound by treating NOD mice in a dosing regimen designed to inactivate or anergize disease-causing T cells, thereby preventing diabetes. Results of the study showed that treatment with the AnergiX complex reduced the rate of destruction of insulin-producing SS cells in a dose dependent manner, while treatment with the GAD peptide alone accelerated the disease.


     DiavaX. Anergen has performed preclinical studies using an extension of the AnervaX technology, called DiavaX. The compound includes a portion of the MHC molecule found in a majority of diabetes patients. The preclinical studies have shown that DiavaX has had success in delaying and suppressing the onset of Type I diabetes in established animal models (NOD mice).*


     Myasthenia Gravis. MG is a neuromuscular disorder that is characterized by muscle weakness and, in severe cases, may lead to death. Current methods of treatment of MG utilize drugs that only ameliorate the symptoms and generally are not effective in most cases of moderate or progressive MG. The more powerful of these drugs have significant unwanted side effects. Based on published data and other sources, Anergen believes that there are approximately 50,000 cases of MG worldwide.

     Anergen has established an in vivo experimental model of autoimmune myasthenia gravis in rats, which is considered pathologically and clinically comparable to human MG. Initial results indicate that Anergen's AnergiX for MG significantly reduces clinical symptoms of this disease in rats. Additionally, Anergen tested its therapeutic approach for MG on human cells. Through this study, Anergen has identified what it believes to be an appropriate antigenic peptide involved in MG.* Using an AnergiX compound, Anergen has demonstrated in vitro inactivation of T cells associated with MG and that low doses appear to be therapeutically effective.


ADDITIONAL APPLICATIONS FOR ANERGEN TECHNOLOGIES


     Anergen believes that its core technologies could be applied to a number of the other autoimmune diseases.* The creation of an effective AnergiX product designed to inactivate the T cells associated with a specific autoimmune disease requires correct combination of a proper epitope specific for the target autoimmune disease with a proper HLA molecule associated with that disease. Recent advances in the understanding of events that trigger autoimmune diseases have accelerated the search for the epitopes associated with particular diseases. Anergen intends to license technology developed by others and to collaborate in the research and development of epitopes that, when combined with Anergen's HLA molecules in a proprietary soluble form, would result in AnergiX compounds for the treatment of other autoimmune diseases.*



     In order to develop additional AnervaX peptide vaccine products, Anergen must first identify the particular HLA sub-type involved with initiation and continuation of the particular autoimmune disease. Anergen must then identify that portion of the HLA molecule sub-type that triggers an immune response.* It is this response that interferes with the presentation of the self antigen to disease-related T cells. Based upon recent advances in the understanding of the genetic clustering of HLA sub-types and their involvement in other autoimmune diseases, Anergen believes additional product candidates may be developed utilizing its AnervaX core technology.*



     While development and commercialization of Anergen's approach to altering autoimmune disease states remains Anergen's focus, Anergen is also monitoring other opportunities that may arise out of its technology and expertise, including the development of diagnostics for autoimmune and related diseases and the possibility of adapting its T cell-specific drug delivery approach to delivering compounds that would kill particular T cells, a method that may prove useful in severe cases where an autoimmune disease has substantially progressed.* Anergen expects to pursue funding from collaborative partners prior to extensive research in any of these areas.*


COLLABORATIVE ARRANGEMENTS

     Novo Nordisk A/S. In August 1993, Anergen entered into a collaborative agreement with Novo Nordisk with an initial three-year development term and Novo Nordisk made an equity investment in Anergen. Under the collaborative agreement, Novo Nordisk was to make milestone payments and support research and development of Anergen's MS, MG and IDDM programs in exchange for exclusive worldwide rights to products developed under the collaboration, including rights to commercialize these products, subject to the payment of royalties to Anergen. Anergen retained rights of co-promotion in North America for therapeutics in MS and MG. In the event Anergen engages in co-promotion of its MS and MG products in North America, Novo Nordisk agreed to modify the royalty payments made to Anergen to compensate for the level of its marketing and sales

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

efforts in amounts to be negotiated. In March 1996, Anergen and Novo Nordisk extended the term of the development program by an additional two-year period through August 1998. On February 9, 1998 Anergen announced that it and Novo Nordisk had agreed to terminate the agreement between the two parties. All rights returned to Anergen and it will not have any future obligation to Novo Nordisk. Novo Nordisk reimbursed Anergen for the cost of the ongoing Phase I clinical trial in Multiple Sclerosis. In February 1998, Novo Nordisk paid Anergen $1 million, the estimated costs to complete the Phase I study. Anergen recorded $2.6 million in contract revenues related to this agreement in 1997 compared to $3.1 million and $3.0 million in 1996 and 1995, respectively.

     N.V. Organon. In June 1996, Anergen entered into a collaborative agreement with Organon under which Organon paid a license fee of $2 million, will make milestone payments, and support research and development of an AnergiX compound intended for the treatment of RA in exchange for certain marketing rights, including certain rights to the commercialization of these products, subject to the payment of royalties to Anergen. The compound to be developed uses Anergen's proprietary technology and incorporates a proprietary peptide discovered by Organon coupled with an HLA molecule. This arrangement has no effect on Anergen's ownership of its AnervaX therapeutic intended to treat RA. Anergen's development program under the Organon agreement has an initial three-year term. Under the agreement, Anergen granted to Organon exclusive worldwide rights to any products developed under the collaborative agreement, including rights to commercialize the products. While the agreement initially grants Organon rights to any AnergiX compounds within the field of RA, after an initial Phase I study, Anergen has the right, at its sole discretion, to convert Organon's rights to a non-exclusive basis, in which case milestone payments and royalty rates would be modified.

     The agreement with respect to marketing rights continues in full force for as long as Organon is engaged in marketing such products. Organon may terminate the development program after thirty months by giving Anergen six months prior written notice. Anergen has retained certain limited rights of co-promotion in North America for therapeutics developed under the arrangement. In the event Anergen engages in co-promotion of products in North America, Organon has agreed to modify the royalty payments made to Anergen to compensate for the level of its marketing and sales efforts in amounts to be negotiated. The development program is subject to ongoing review by a research committee which includes equal representation of both partners. The development expenses incurred by Anergen and reimbursable by Organon are expected to be significant and increase.

     Anergen recorded $3.1 million in contract revenues related to 1997, compared to $412,000 in 1996.

     Other Arrangements. Anergen has several collaborations with academic and clinical researchers to perform certain research, development and clinical trial activities. To the extent that Anergen is unable to maintain or establish such collaborative arrangements, Anergen's research, development and clinical activities and business would be adversely affected.

     Anergen's strategy for the development, clinical trials, manufacturing and commercialization of its products includes maintaining existing, and establishing additional, collaborations with corporate partners, licensors, licensees and others. There can be no assurance that Anergen will be able to maintain existing collaborative arrangements in total or for each disease area or establish new collaborative arrangements in the future. To the extent that Anergen is unable to maintain or establish such collaborative arrangements, Anergen's

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research and development efforts and business would be adversely affected. In addition, Anergen's collaborative partners may develop, either alone or with others, products that compete with the development and marketing of Anergen's products.* The development of such competing products may result in the withdrawal of support with respect to all or a portion of Anergen's technology which would have a material adverse effect on Anergen's business, financial condition and results of operations.


MANUFACTURING


     Manufacture of Anergen's AnergiX compounds requires the production of two basic components: the disease specific epitope and the HLA molecule. Anergen then combines these two component parts and puts them in a soluble form suitable for a therapeutic product. Anergen is currently synthesizing several different epitopes related to MS, RA, IDDM and MG for use in its research and development operations. To date, Anergen has contracted with an outside manufacturer to produce the selected MS specific peptide under GMP guidelines. In the future Anergen may consider scaling up its synthesis operations in order to produce these epitopes internally.*



     Production of HLA molecules can be accomplished in one of two ways: HLA molecules can be extracted from cells cloned from commercially available cell lines or HLA molecules can be produced using recombinant DNA technology. During 1993, Anergen began producing HLA molecules in its pilot clinical manufacturing facility. The initial production utilizes a mammalian cell culture system to grow cells from a human cell line from which HLA molecules are extracted. In 1995, Anergen was inspected and granted a site license to manufacture products for human use by the California Food and Drug Administration. Anergen is currently in the process of evaluating production of HLA molecules using recombinant DNA technology. Anergen believes that either production methodology will provide sufficient quantities of HLA for Anergen's anticipated clinical trials.*



     Anergen has contracted with an outside manufacturer to fill, finish and package its final compounds. Anergen's strategy is to maintain control over its AnergiX manufacturing technology which will facilitate seeking of patent protection and enable timely supply of products for clinical trials.* Whether Anergen will choose to develop a full-scale manufacturing facility, rely on its corporate partner, or rely on outside contract manufacturing will be determined in the future after consideration of Anergen's financial and scientific resources and the potential advantages and disadvantages of these alternatives.* See "Need to Develop Manufacturing Capabilities."


     Manufacture of Anergen's AnervaX compounds is performed by an outside contract manufacturer and the resultant product is filled and finished by a second subcontractor. There can be no assurance that Anergen will be able to find qualified outside parties to be able to perform these functions on a timely basis or at a quality and price level that is acceptable to Anergen in the future.

MARKETING AND SALES


     Anergen currently has no sales, marketing or distribution capability. Anergen has entered a collaborative relationship with Organon for the commercialization of its AnergiX products for RA. For other potential products, Anergen intends to rely on relationships with one or more pharmaceutical companies with established distribution systems and direct sales forces to market its products.* In the event that Anergen is unable to reach agreement with one or more pharmaceutical companies to market its products, it may be


                                       130
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required to market its products directly and to develop a marketing and sales force with technical expertise and with supporting distribution capability.* There can be no assurance that Anergen will be able to establish in-house sales and distribution capabilities or relationships with third parties, or that it will be successful in gaining market acceptance for its products. To the extent Anergen enters into co-promotion or other licensing arrangements, any revenues received by Anergen will also depend upon the efforts of third parties, and there can be no assurance that such efforts will be successful.


PATENTS AND PROPRIETARY RIGHTS

     Anergen is pursuing patent protection for its proprietary technologies. Anergen has five U.S. patents covering MHC-peptide complexes, methods of making them, and their use to induce anergy in T cells. All five U.S. patents in such series expire in 2009. Anergen has also been issued five other U.S. patents based upon other aspects of its research. In June 1996, Anergen received five patents directed to the MHC-peptide complexes, in certain European countries. These patents expire in 2008. Related patents have been issued in Japan and Korea, expiring in 2008. In addition, Anergen has filed other patent applications in Canada, the EPO and Japan. Pending patent applications in the U.S. and Japan include those covering different aspects of Anergen's AnergiX and AnervaX technologies.


     Anergen has also entered into a number of collaborative research arrangements with consultants at academic institutions. These agreements generally provide for exchanges of information and for nondisclosure of technical information by both parties, but Anergen's current agreements do not obligate Anergen to release any of its technology for use by any other entities nor commit Anergen to pay royalties on any discovery made in connection with such research agreements. Anergen has a "technology license agreement" with a collaborator related to its AnervaX technology which provides for payment of royalties if resultant products are commercialized. In the future, Anergen may enter into agreements which provide for royalties in exchange for technology rights.*



     Anergen's success will depend in part on its ability to maintain patent protection for its therapeutic approach and for any developed products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties.* Although Anergen has obtained and applied for patents covering certain aspects of its technology, no assurances can be given that additional patents will be issued or, if issued, that the scope of any patent protection will be significant, or that the patents will be held valid if subsequently challenged. Moreover, Anergen cannot ascertain with certainty that no patent conflict will exist with other products or processes which could compete with Anergen's approaches.



     The terms Anergen, AnergiX, MS/AnergiX, MG/AnergiX, IDDM/AnergiX, RA/AnergiX, AnervaX and DiavaX are trademarks of Anergen. Anergen's registration of the trademarks Anergen, AnergiX, and AnervaX are currently pending, and Anergen intends to register the remaining trademarks.*


COMPETITION

     The biotechnology and pharmaceutical industries are characterized by rapidly evolving technology and intense competition. Anergen's competitors include major pharmaceutical, chemical and specialized biotechnology companies, most of which have financial, technical, research and development, manufacturing, clinical and marketing resources significantly greater than those of Anergen. Anergen believes that these other entities recognize the need for effective therapies for the autoimmune diseases targeted by Anergen and are

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highly motivated to develop such therapies.* In addition, many specialized biotechnology companies have formed collaborations with large, established companies to support research, development and commercialization of products that may be competitive with those of Anergen. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or through joint ventures. Anergen is aware of certain products in development by competitors that are intended to be used for the prevention or treatment of certain diseases Anergen has targeted for product development.* The existence of these products, or other products of which Anergen is not aware, or products or treatments that may be developed in the future which may be more effective, may adversely affect the commercialization or marketability of products which may be developed by Anergen or potentially render Anergen's technology obsolete or non-competitive.



     Anergen's competitive position will depend on its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement production and marketing plans, obtain patent protection and secure adequate capital resources. In addition, the first pharmaceutical product to reach the market in a therapeutic or preventive area is often at a significant competitive advantage relative to later entrants to the market. Anergen expects its products, if approved for sale, to compete primarily on the basis of product efficacy, safety, patent position, reliability, price and patient convenience.*


     There are numerous pharmaceutical and biotechnology companies developing therapies against autoimmune diseases. Many pharmaceutical companies are working on products to treat MS. Current therapies, which have limited impact on the disease state and primarily affect symptoms, include two beta interferon drugs. Other potential therapeutics which target the underlying disease state include oral tolerance therapy and peptide-based therapies. In RA, there are also many approaches under development which target the underlying disease state including oral tolerance, peptide-based therapies, peptide vaccines to the T cell receptors, humanized antibodies and antagonist of tumor necrosis factor (TNF). In IDDM, one experimental approach is based on non-specific inhibition of T cells using cyclosporin, a general immunosuppressant. In patients who already have IDDM, transplantation of pancreas or insulin-producing b cells is also being explored. Autoimmune diseases are a major target for many companies developing therapeutics, and it is unclear which approaches will work most effectively.


     Anergen believes that the ability of its AnergiX to inactivate only the specific T cells related to a particular autoimmune disease may provide, if Anergen's products are successfully developed, an important competitive advantage over companies using approaches which have broader suppressive effects on the human immune system.* Anergen also believes that its ability to inactivate these specific T cells without the use of toxins, if successfully demonstrated, would be advantageous.* Anergen also believes that its AnervaX approach, if successfully developed, may offer a competitive advantage if it is found to interrupt disease progression without severely suppressing the immune system.*


GOVERNMENT REGULATION

     Anergen's research and development activities are subject to regulation by numerous governmental authorities in the United States and other countries. Further, the future production and marketing of any products developed by Anergen would also be regulated. In the United States, vaccines, drugs and biologics are subject to rigorous review by the Food and Drug Administration ("FDA"). The Federal Food, Drug, and Cosmetic Act, the

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Public Health Service Act and other federal statutes and regulations govern or influence the testing, manufacture, safety, labeling, storage, record keeping, approval, advertising and promotion of such products. Noncompliance with applicable requirements can result in fines, recall or seizure of products, clinical study holds, total or partial suspension of production, refusal of the government to approve New Drug Applications ("NDA"), Product License Applications ("PLA"), Establishment License Applications ("ELA") or allow Anergen to enter into supply contracts and criminal prosecution. The FDA also has the authority to revoke PLAs and ELAs previously granted.

     In order to obtain FDA approval of a new biological product, Anergen must submit proof of safety, purity, potency and efficacy. In most cases such proof entails extensive pre-clinical, clinical and laboratory tests. The testing, preparation of necessary applications and processing of those applications by the FDA is expensive and time consuming, can vary based on the type of product, and may take several years to complete. There is no assurance that the FDA will act favorably or quickly in making such reviews, and significant difficulties or costs may be encountered by Anergen in its efforts to obtain FDA approvals that could delay or preclude Anergen from marketing any products it may develop or furnish an advantage to competitors. The FDA may also require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any approvals that could restrict the commercial applications of such products. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. In addition, delays imposed by the governmental approval process may materially reduce the period during which Anergen may have the exclusive right to exploit patented products or technologies.

     The FDA approval process for a new biological drug involves completion of pre-clinical studies which include laboratory tests and animal studies to assess safety and effectiveness of the drug. Among other things, the results of these studies as well as how the product will be manufactured are submitted to the FDA as part of an IND. Unless the FDA objects human clinical trials may then be conducted 30 days following the receipt of the IND by the FDA. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials. The results of the clinical trials are submitted to the FDA as part of a PLA. In addition to obtaining FDA approval for each AnergiX indication, an ELA must be filed and the FDA must approve the manufacturing facilities for the product. Product sales may commence if the PLA and ELA are approved. Regulatory requirements for obtaining such FDA approvals are rigorous and there can be no assurance that such approvals will be obtained on a timely basis or at all.


     Human clinical trials are typically conducted in three sequential phases, but the phases may overlap. Phase I trials consist of testing the product in a small number of patients primarily for safety at one or more dosage levels. In Phase II, in addition to safety, the efficacy of the product is evaluated in a patient population slightly larger than Phase I trials, and appropriate dosage is established. Phase III trials typically involve additional testing for safety and clinical efficacy in an expanded patient population at geographically dispersed test sites, and with dosage that will be submitted for approval. A clinical plan, or "protocol," accompanied by the approval of the institutional review board at the institution participating in the trials, and patient informed consent form must be submitted to the FDA prior to commencement of each clinical trial. The FDA may order the temporary or permanent discontinuation of a clinical trial at any time if it believes patient safety is at risk. Anergen's regulatory strategy is to seek input from the FDA at all stages of clinical testing and manufacturing process development.*

     The results of the pre-clinical and clinical studies on biological drugs such as Anergen's AnergiX are submitted to the FDA in the form of a PLA and ELA for approval to commence commercial sales. After completion of the FDA's review of the PLA submission, the submission may be sent to an FDA selected scientific advisory panel composed of physicians and scientists with expertise in the particular field. The FDA scientific advisory panel issues a recommendation to the FDA that includes conditions for approval of the PLA. Although the recommendation is not binding, the agency generally follows an advisory panel's advice. Toward the end of the PLA review process, the FDA will conduct an inspection of the manufacturer's facilities to ensure they are in compliance with the applicable GMP requirements. If the FDA evaluation of both the ELA application and manufacturing facilities contained in the PLA application are favorable, the FDA will issue an approval letter, which usually contains a number of conditions which must be met in order to secure final approval. In responding to the PLA, the FDA may grant marketing approval, require additional testing or information, or deny the application. Governmental approval of products developed by Anergen may entail limitations on the indicated uses for which such products may be marketed. Continued compliance with all FDA requirements and the conditions in an approved application, including product specification, manufacturing process, labeling and promotional material and record keeping and reporting requirements, is necessary for all products. Failure to comply, or the occurrence of unanticipated adverse effects during commercial marketing, could lead to the need for product recall or other FDA-initiated action, which could delay further marketing until the products are brought into compliance.

     Under the Orphan Drug Act, the FDA may designate a drug as an orphan drug. An orphan drug is a drug intended to treat a "rare disease or condition," which is a disease or condition that affects populations of fewer than 200,000 individuals in the United States or, if victims of a disease number more than 200,000, the sponsor establishes that it does not realistically anticipate that its product sales will be sufficient to recover its costs. If a product is designated as an orphan drug, then the sponsor is entitled to receive certain incentives to undertake the development and marketing of the product, including limited tax credits and high priority FDA review of an NDA. In addition, the sponsor that obtains the first marketing approval for a designated orphan drug for a given rare disease is eligible to receive marketing exclusivity for a period of seven years. There may be multiple designations of an orphan drug; however, only the sponsor of the first approved NDA for a given drug for its use in treating a given rare disease may receive marketing exclusivity. Anergen may apply for orphan drug designation for some of its products and indications in development. There is no assurance that the FDA would grant orphan drug designation or marketing exclusivity for any such indications or products.

     Anergen is also subject to regulation by the Occupational Safety and Health Administration ("OSHA") and the Environmental Protection Agency ("EPA") and to regulation under the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other regulatory statutes, and may in the future be subject to other federal, state or local regulations. Although Anergen believes that its safety procedures for handling and disposing of hazardous materials comply with the standards prescribed by current laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, Anergen could be held liable for any damages that result and any such liability could exceed the resources of Anergen. In addition, regulations may be promulgated governing biotechnology that may affect Anergen's research and development programs. Anergen is unable

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

to predict whether any agency will adopt any regulation which would have a material adverse effect on Anergen's operations.

     Sales of pharmaceutical products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approvals required by foreign countries may be longer or shorter than that required for FDA approval, and requirements for licensing may differ from FDA requirements.

     Satisfaction of these FDA requirements, or similar requirements by foreign regulatory agencies, typically takes several years and the time needed to satisfy them may vary substantially, based upon the type, complexity and novelty of the pharmaceutical product. The effect of government regulation may be to delay or to prevent marketing of potential products for a considerable period of time and to impose costly procedures upon Anergen's activities. There can be no assurance that the FDA or any other regulatory agency will grant approval for any products being developed by Anergen on a timely basis, or at all. Success in preclinical or early stage clinical trials does not assure success in later stage clinical trials. Data obtained from preclinical or clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. If regulatory approval of a product is granted, such approval may impose limitations on the indicated uses for which a product may be marketed. Further, even if regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product, including withdrawal of the product from the market. Delay in obtaining or failure to obtain regulatory approvals would have a material adverse effect on Anergen's business financial condition or results of operations.

PHARMACEUTICAL PRICING AND REIMBURSEMENT

     Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. Initiatives to reduce the federal deficit and to reform health care delivery are increasing these cost containment efforts. Anergen anticipates that Congress, state legislatures and the private sector will continue to review and assess alternative benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups, price controls on pharmaceuticals and other fundamental changes to the health care delivery system. Any such proposed or actual changes could cause any potential partners of Anergen to limit or eliminate spending on collaborative development projects. Legislative debate is expected to continue in the future, market forces are expected to demand reduced costs and Anergen cannot predict what impact the adoption of any federal or state health care reform measures or future private sector reforms may have on its business.

     In both domestic and foreign markets, sales of Anergen's proposed products will depend in part upon the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. In addition, third-party payers are increasingly challenging the price and cost effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that Anergen's potential products or products discovered in collaboration with Anergen will be considered cost-effective or that adequate third-party reimbursement will be available to enable Anergen to maintain price levels sufficient to realize an appropriate return on its investment in product research, discovery and development. Legislation and regulations affecting the pricing of pharmaceuticals may change before Anergen's proposed products

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

are approved for marketing. Adoption of such legislation could further limit reimbursement for medical products. If adequate coverage and reimbursement levels are not provided by the government and third-party payors for Anergen's products, the market acceptance of these products would be adversely affected, which would have a material adverse effect on Anergen's business, financial condition and results of operations.

PRODUCT LIABILITY INSURANCE


     The testing, marketing and sale of human health care products entail an inherent risk of exposure to product liability claims in the event that the use of Anergen's technology or prospective products is alleged to have resulted in adverse effects. While Anergen has taken, and will continue to take, what it believes are appropriate precautions to minimize exposure to product liability, there can be no assurance that it will avoid significant liability. Anergen possesses limited general liability and product liability insurance related to its clinical trials of AnervaX for RA and AnergiX for MS, and certain other types of insurance customarily obtained by business organizations. There can be no assurance that the existing insurance coverage is adequate or that it will avoid liability. Anergen intends to seek insurance against product liability risks associated with the testing, manufacturing or marketing of its products.* However, there can be no assurance that it will be able to obtain such insurance in the future, or that if obtained, such insurance will be sufficient in amount. Consequently, a product liability claim or other claims with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on the business, financial condition or results of operations of Anergen.


EMPLOYEES


     As of January 8, 1999, Anergen had 17 full-time employees, of whom 6 hold doctoral degrees. Of the 17 full-time employees, 9 are engaged in, or directly support, Anergen's research and development activities. In February 1998 and October 1998, Anergen restructured operations, eliminating 48 full time positions. Anergen considers relations with its employees to be good. None of Anergen's employees is covered by a collective bargaining agreement. See "Risk Factors."


PROPERTIES


     Anergen's laboratory and administrative facilities occupy approximately 27,000 square feet of space in Redwood City, California. The majority of these facilities are subject to a lease which expires on January 31, 1999, with a two-year renewal option. Anergen believes that this space is adequate for its immediate needs, and that it will be able to obtain additional space as necessary.*


LEGAL PROCEEDINGS

     Anergen is not a party to any legal proceedings.

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

                              MANAGEMENT OF CORIXA


     At the Effective Time, Merger Sub will cease its corporate existence and Anergen will remain as the surviving corporation and a wholly-owned subsidiary of Corixa. The existing officers and directors of Corixa shall remain in such positions for Corixa following consummation of the Merger. The current officers and directors of Merger Sub will be the initial officers and directors of the surviving corporation following consummation of the Merger. The sole officer and director of Merger Sub is Steve Gillis. The officers, directors and key employees of Corixa, and their ages as of December 21, 1998, are as follows:



             NAME                AGE                    POSITION
             ----                ---                    --------
Steven Gillis, Ph.D............  45    President, Chief Executive Officer and
                                       Director
Mark McDade....................  43    Executive Vice President, Chief Operating
                                       Officer and Director
Steven Reed, Ph.D..............  48    Executive Vice President and Chief
                                       Scientific Officer
Kenneth Grabstein, Ph.D........  48    Vice President and Director of Immunology
Michelle Burris................  33    Vice President and Chief Financial Officer
Syamal Raychaudhuri, Ph.D......  45    Vice President and Director of Vaccine
                                       Research
Martin Cheever, M.D............  54    Vice President and Director of Medical
                                       Affairs
Joseph S. Lacob(2).............  42    Chairman of the Board of Directors
Arnold L. Oronsky,               58    Director
  Ph.D.(1)(2)..................
Andrew E. Senyei, M.D.(1)(2)...  48    Director


-------------------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Steven Gillis, Ph.D. has served as President and Chief Executive Officer of Corixa since 1994. Dr. Gillis was a founder of Immunex Corporation ("Immunex"), a biotechnology company. From 1981 to 1994, Dr. Gillis served as Executive Vice President and Director of Research and Development of Immunex, and from 1993 to 1994, served as Acting Chief Executive Officer and Chairman of the Board of Immunex. From 1990 to 1994, Dr. Gillis also served as President and Chief Executive Officer of Immunex Research and Development Corporation, a wholly-owned subsidiary of Immunex, and Chief Scientific Officer of Immunex. In addition, Dr. Gillis is a director of both Micrologix Biotech, Inc. and Genesis Research and Development Corporation Limited. Dr. Gillis serves on the Scientific Advisory Board of Medarex Corporation. Dr. Gillis graduated from Williams College with a B.A. in Biology and English in 1975 and received his Ph.D. in Biological Sciences from Dartmouth College in 1978.

     Mark McDade has served as Executive Vice President and Chief Operating Officer of Corixa since 1994. From 1993 to 1994, Mr. McDade served as Chief Operating Officer of Boehringer Mannheim Therapeutics, a pharmaceutical company, heading its worldwide pharmaceutical operations. From 1991 to 1992, Mr. McDade was an independent consultant providing business development and strategic consulting to a number of biopharmaceutical and pharmaceutical companies. From 1983 to 1991, Mr. McDade held various positions with Sandoz, Ltd., a pharmaceutical company. Mr. McDade graduated from Dartmouth College with a B.A. in History in 1977 and received his M.B.A. from Harvard University in 1984.

     Steven Reed, Ph.D. has served as Executive Vice President and Chief Scientific Officer of Corixa since 1994. From 1993 to the present, Dr. Reed has served as an Associate Professor of Pathobiology at the University of Washington. From 1993 to the present, he served as a director of IDRI, which he founded. From 1984 to the present, Dr. Reed has served as a Professor (Adjunct) of Medicine at the Cornell University Medical College. From 1984 to 1993, Dr. Reed served as a Senior Scientist at the Seattle Biomedical Research Institute. Dr. Reed graduated from Whitman College with a B.A. in Biology in 1973 and received his Ph.D. in Microbiology from the University of Montana in 1979.

     Kenneth Grabstein, Ph.D. has served as Vice President and Director of Immunology of Corixa since 1994. From 1992 to 1994, Dr. Grabstein was Director of Cellular Immunology and Director of the Flow Cytometry Facility at Immunex Research and Development Corporation. From 1995 to the present, he has served as Affiliate Investigator of the Clinical Research Division of the Fred Hutchinson Cancer Research Center. Dr. Grabstein graduated from the University of California, Berkeley with a B.A. in Zoology in 1973 and received his Ph.D. in Immunology from the University of California, Berkeley in 1982.


     Michelle Burris has served as Vice President and Chief Financial Officer of Corixa since January 1998. From February 1997 to January 1998, she was Vice President of Finance and Administration of Corixa. From 1996 to February 1997, she was Director of Finance and Administration of Corixa. From 1995 to 1996, she was Controller at Corixa. Ms. Burris held several finance and planning positions at The Boeing Company, an aerospace company, most recently serving as Manager of Planning and Performance for the Commercial Airplane Group. Ms. Burris is a Certified Public Accountant, and she graduated from George Mason University with a B.S. in Marketing and Statistics in 1987 and received her M.B.A. from Seattle University in 1991. In addition, Ms. Burris is a director of ImmGenics Pharmaceuticals, Inc.


     Syamal Raychaudhuri has served as Vice President of Corixa since February 1997 and has served as Director of Vaccine Research since 1994. From 1993 to 1994, he was Director of Immunology for Actigen, Inc., a biotechnology company, which merged into Corixa in May 1996. From 1987 to 1993, he was a Senior Scientist in the Department of Cellular Immunology of IDEC Pharmaceuticals Corporation, a biopharmaceutical company. Dr. Raychaudhuri graduated from the University of Calcutta with a B.S. in Chemistry in 1972 and received his Ph.D. in Biochemistry from the University of Calcutta in 1980.

     Martin Cheever, M.D., Ph.D. has served as Vice President and Director of Medical Affairs of Corixa since December 1997. During that time he also served as an Affiliate Investigator for the Clinical Research Division for Fred Hutchinson Cancer Research Center and as Clinical Professor of Medicine, Division of Oncology for the University of Washington. From 1987 to December 1997, Dr. Cheever was a Professor of Medicine and a Member of the Division of Oncology, University of Washington School of Medicine. From 1981 to 1987, Dr. Cheever served as an Associate Professor of Medicine, Division of Oncology, University of Washington and a Assistant Member, Fred Hutchinson Cancer Research Center. Dr. Cheever graduated from the University of Michigan, Ann Arbor in 1966, and received his M.D. from the University of Michigan School of Medicine, Ann Arbor, Michigan in 1970.

     Joseph S. Lacob has served as Chairman of the Board of Corixa since 1994. Mr. Lacob has been a partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since May 1987. Mr. Lacob is currently the Chairman of the Board of CellPro, Incorporated, Microcide Pharmaceuticals, Inc., Corixa and Cardima, Inc. He also serves on the Board of Directors of Heartport, Inc., IsoStent and several other privately-held biotechnology, medical device and health care service companies. Mr. Lacob graduated from the University of California, Irvine in 1978 with a B.S. in Biological Sciences and received his M.P.H. from the University of California, Los Angeles in 1979. Mr. Lacob also received his M.B.A. from the Stanford Graduate School of Business in 1983.

     Arnold L. Oronsky, Ph.D. has served as a director of Corixa since 1994. He is currently Chairman of the Board of Directors of Coulter Pharmaceuticals Inc. ("Coulter"), a biopharmaceutical company and a director of Signal Pharmaceutical Inc. From 1995 to 1996, Dr. Oronsky served as President and Chief Executive Officer of Coulter. From 1994 to the present, Dr. Oronsky has been a general partner at InterWest Partners, a venture capital firm. From 1984 to 1994, Dr. Oronsky served as Vice President for Discovery Research at Lederle Laboratories, a pharmaceutical division of American Cyanamid, Inc., where he was responsible for the research of new drugs. Since 1988, Dr. Oronsky has served as a senior lecturer in the Department of Medicine at Johns Hopkins Medical School. Dr. Oronsky graduated from University College, New York University with a B.A. in History in 1962 and received his Ph.D. in Biochemistry from Columbia University in 1968.

     Andrew E. Senyei, M.D. has served as a director of Corixa since 1994. Dr. Senyei has been a general partner of Enterprise Partners, a venture capital firm, since 1988. Dr. Senyei was a founder of Molecular Biosystems, Inc. and serves on the board of directors of several private technology companies. Prior to joining Enterprise Partners, Dr. Senyei was a practicing clinician and Adjunct Associate Professor of Obstetrics, Gynecology and Pediatrics at the University of California, Irvine. Dr. Senyei graduated from Occidental College with a B.A. in Biology in 1972 and received his M.D. from Northwestern University in 1979.

BOARD OF DIRECTORS COMMITTEES, COMPENSATION OF DIRECTORS AND OTHER INFORMATION

     All directors hold office until the next annual meeting of stockholders of Corixa and until their successors have been elected and qualified. The officers of Corixa are appointed annually and serve at the discretion of the Corixa Board.

     The Corixa Board has held a total of four regular meetings during the current year, as well as a special meeting in connection with the acquisition of GenQuest, Inc. and a special meeting in connection with the Merger. Corixa has an Audit Committee and a Compensation Committee of the Corixa Board. Each incumbent director attended at least 75% of the aggregate number of meetings of the Corixa Board and meetings of the committees of the Corixa Board on which he serves. There are no family relationships among any of the directors or executive officers of Corixa.

     Prior to February 1998, the Compensation Committee consisted of Mr. Lacob and Dr. Senyei, two of Corixa's non-employee directors, and acted one time by written consent in January 1998. Its functions are to review and approve the compensation and benefits for Corixa's executive officers, administer Corixa's stock purchase and stock option plans and make recommendations to the Corixa Board regarding such matters. In February 1998, Dr. Oronsky, a non-employee director, was appointed to the Compensation Committee.

     The Audit Committee currently consists of Dr. Oronsky and Dr. Senyei, two of Corixa's non-employee directors, and met once during the current year. Its functions are to review the scope and results of financial audits and other services performed by Corixa's independent accountants and to make recommendations to the Corixa Board regarding such matters.

     Non-employee directors currently receive no cash fees for services provided in that capacity. Corixa has adopted the 1997 Directors' Stock Option Plan under which current and future non-employee directors will be eligible to receive stock options in consideration of their services. See "-- Stock Option and Incentive Plans -- 1997 Directors' Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Except as set forth below and in "Certain Relationships and Related Transactions of Corixa," no interlocking relationship exists between the Corixa Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

     Dr. Reed and Mr. McDade are directors of IDRI. Dr. Gillis is a director of Micrologix Biotech, Inc. and Genesis Research and Development Corporation Limited. See "Certain Relationships and Related Transactions of Corixa."

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Corixa's Fifth Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of such individual's fiduciary duties as a director, except for liability (i) for any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which a director derives an improper personal benefit. Delaware law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as an injunction or recission based upon a director's breach of the duty of care. In addition, Corixa has obtained an insurance policy providing coverage for certain liabilities of its officers and directors.


     Corixa's Bylaws provide that Corixa shall indemnify its directors and may indemnify its officers, employees and other agents to the fullest extent permitted by law. Corixa believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of an indemnified party and permits Corixa to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of such party's status or service as a director, officer, employee or other agent of Corixa upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification.*


     Corixa has entered into separate indemnification agreements with each of its directors and officers. These agreements require Corixa, among other things, to indemnify such director or officer against certain expenses (including attorney's fees), judgments, fines and settlement amounts (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of Corixa (subject to certain exceptions, including Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest or a violation of Section 16(b) of the Exchange Act) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by Corixa. Corixa believes that its Fifth Amended and Restated Certificate of Incorporation, Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.*


     Corixa is not aware of any pending litigation or proceeding involving any director, officer, employee or agent of Corixa where indemnification will be required or permitted. Corixa is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

STOCK OPTION AND INCENTIVE PLANS

Amended and Restated 1994 Stock Option Plan

     Corixa's Amended and Restated 1994 Stock Option Plan (the "1994 Plan") was originally adopted by the Corixa Board in October 1994 and approved by the stockholders in October 1995, amended and restated in August 1996, which amendment and restatement was approved by the stockholders in July 1997, and amended and restated again in July 1997, which amendment and restatement was approved by the stockholders in September 1997. The 1994 Plan provides for the grant to employees of Corixa (including officers and employee directors) of incentive stock options ("ISOs") within the meaning of Section 422 of the Code and for the grant of nonstatutory stock options ("NSOs") and to employees, directors and consultants of Corixa. The 1994 Plan is administered by the Corixa Board or the Compensation Committee (the "Administrator"). The maximum number of shares that may be subject to options granted to any one employee under the 1994 Plan for any fiscal year is 500,000.

     The Administrator has the authority to grant ISOs to employees of Corixa and to grant NSOs to employees, directors and consultants of Corixa. The Administrator determines which individuals will be granted options under the 1994 Plan and the terms of such options, including the exercise price, the number of shares subject to such options, the maximum term for which such options are to remain outstanding, the date upon which such options are to become exercisable and the vesting schedule, if any, applicable to such options, provided that the Administrator, in its discretion, may determine that an optionee shall have the right to exercise some or all of his or her options, including options that would not otherwise be exercisable. The exercise price of each ISO granted under the 1994 Plan must be at least equal to the fair market value of Corixa Common Stock on the date of grant. The exercise price of each NSO granted under the 1994 Plan must equal at least 85% of the fair market value of Corixa Common Stock on the date of grant. The exercise price of any stock option granted to an optionee who owns stock representing more than 10% of the voting power of Corixa's outstanding capital stock (a "10% Stockholder") must equal at least 110% of the fair market value of Corixa Common Stock on the date of grant. Payment of the exercise price may be made in cash, by check, in the Administrator's discretion, by promissory note (for optionees other than non-employee directors), in shares of properly registered Corixa Common Stock (valued at the fair market value as of the exercise date of the option) that meet certain holding requirements or, to the extent the option is exercised for vested shares, through a special sale and remittance procedure conducted by a Corixa-designated brokerage firm whereby Corixa is paid sufficient funds to cover the aggregate exercise price of the purchased shares as well as all taxes that Corixa would be required to withhold as a result of such exercise.

     The term of a stock option granted under the 1994 Plan may not exceed 10 years; provided, however, that the term of an ISO granted to a 10% Stockholder may not exceed five years. No option may be transferred by an optionee other than by will or the laws of descent and distribution, except that an NSO may be assigned in accordance with the terms of a domestic relations judgment, decree or order (substantially complying with the requirements of Section 414(p) of the Code) conveying marital property rights to any spouse or former spouse of the optionee pursuant to applicable state domestic relations laws, and provided that the Administrator may, in its discretion, grant transferable NSOs pursuant to stock option grants specifying (i) the manner in which such NSOs are transferable and (ii) that any such transfer shall be subject to applicable laws. Except as set forth in the foregoing sentence, each option may be exercised during the lifetime of the optionee only by such optionee. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more ISOs for shares having an aggregate fair market value (under all Corixa plans and determined for each share as of the date the option to purchase the share was granted) in excess of $100,000, any such excess options shall be treated as NSOs. In the event of a proposed dissolution or liquidation of Corixa, the 1994 Plan requires that each outstanding option terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) in connection with the change in control. In the event of a proposed sale of all or substantially all of the assets of Corixa or the merger of Corixa with or into another corporation, (i) if the options are assumed or an equivalent option is substituted, one half of the unvested portions of option grants shall be deemed to have vested immediately prior to such sale or merger, (ii) if the options are not assumed or an equivalent option is not substituted, all of the unvested portions of option grants shall be deemed to have vested immediately prior to such sale or merger, and (iii) if an executive officer of Corixa is terminated without cause within six months following the consummation of such sale or merger, all of the entire unvested portion of option grants to such executive officer shall be deemed to have vested and become fully exercisable immediately prior to such termination. Upon the termination of an optionee's employment or other relationship with Corixa, such optionee will have a limited time within which to exercise any outstanding options, which time period will vary depending on the reason for termination. The Administrator has the discretion to grant options that are exercisable for unvested shares of Corixa Common Stock and, to the extent that an optionee holds options for such unvested shares of Corixa Common Stock upon termination, Corixa will have the right to repurchase any or all of the unvested shares at the per-share exercise price paid by the optionee for the unvested shares.

     Pursuant to the July 1997 amendment to the 1994 Plan, the number of authorized shares is subject to automatic increase, on the first trading day of each of the ten calendar years beginning in 1998 and ending in 2007, in an amount equal to 3% of the number of shares of Corixa Common stock outstanding on December 31 of the immediately preceding calendar year, up to a maximum of 500,000 shares each year over the ten-year period.

     The Corixa Board has the authority to amend the 1994 Plan as long as such action does not adversely affect the rights and obligations with respect to options or unvested stock issuances then outstanding under the 1994 Plan, and provided further that stockholder approval is required to increase the number of shares subject to the 1994 Plan (other than for permissible adjustments in the event of certain changes in Corixa's capitalization and as described above), to materially modify the eligibility requirements for

1994 Plan participation, or to materially increase the benefits accruing to participants under the 1994 Plan. If not terminated earlier, the 1994 Plan will terminate in 2007.


     As of January 8, 1999, options to purchase a total of 293,138 shares of Corixa Common Stock had been exercised, options to purchase a total of 1,376,564 shares at a weighted average exercise price of $3.00 per share were outstanding and an aggregate of 695,548 shares remained available for future option grants under the 1994 Plan.


1997 Directors' Stock Option Plan

     The Directors' Plan was adopted by the Corixa Board in July 1997. A total of 250,000 shares of Corixa Common Stock has been reserved for issuance under the Directors' Plan. The number of authorized shares is subject to automatic increase, on the first trading day of each of the five calendar years beginning in 1998 and ending in 2002, in an amount equal to 50,000 shares of Corixa Common Stock or such lesser amount as the Corixa Board may establish. The Directors' Plan provides for the grant of NSOs to non-employee directors of Corixa. The Directors' Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Corixa Board. The Directors' Plan provides that each person who becomes a non-employee director of Corixa after October 2, 1997, the date of Corixa's initial public offering, shall be granted NSOs to purchase 15,000 shares of Corixa Common Stock (the "First Option"). Thereafter, on the first day of each fiscal year of Corixa on or after 1997, each non-employee director shall be automatically granted an additional option to purchase 5,000 shares of Corixa Common Stock (a "Subsequent Option"), provided that, on such date, he or she shall have served on the Corixa Board for at least six months. The Directors' Plan provides that the First Option shall become exercisable in installments as to 1/36th of the total number of shares subject to the First Option each month after the date of grant of the First Option, and each Subsequent Option shall become exercisable in installments as to 1/12th of the total number of shares subject to the Subsequent Option each month after of the date of grant of that Subsequent Option. The exercise price of all options granted under the Directors' Plan shall be equal to the fair market value of Corixa Common Stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years. In the event of the dissolution or liquidation of Corixa, a sale of all or substantially all of the assets of Corixa, the merger of Corixa with or into another corporation in which Corixa is not the surviving corporation or any other capital reorganization in which more than 50% of the shares of Corixa entitled to vote are exchanged, each non-employee director shall have either (i) a reasonable time within which to exercise the option, including any part of the option that would not otherwise be exercisable, prior to the effectiveness of such liquidation, dissolution, sale, merger, consolidation or reorganization, at the end of which time the option shall terminate or (ii) the right to exercise the option, including any part of the option that would not otherwise be exercisable, or receive a substitute option with comparable terms as to an equivalent number of shares of stock of the corporation succeeding Corixa or acquiring its business by reason of such liquidation, dissolution, sale, merger, consolidation or reorganization. The Corixa Board may amend or terminate the Directors' Plan; provided, however, that no such action may adversely affect any outstanding options, and the provisions regarding the grant of options under the Directors' Plan may be amended only once in any six-month period, other than to comport with changes in the Employee Retirement Income Security Act of 1974, as amended, or the Code. If not terminated earlier, the Directors' Plan will terminate on October 2, 2007.

     As of January 8, 1999, options to purchase a total of 60,000 shares at a weighted average exercise price of $12.36 per share were outstanding and an aggregate of 190,000 shares remained available for future option grants under the Directors' Plan.


1997 Employee Stock Purchase Plan

     The 1997 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Corixa Board in July 1997. A total of 125,000 shares of Corixa Common Stock has been reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Code, will be implemented by a series of offering periods of twelve months duration, with new offering periods (other than the first offering period) commencing on or about February 1 and August 1 of each year. Each offering period will consist of two consecutive purchase periods of six months duration, with the last day of such period being designated a purchase date. The initial offering period began on October 2, 1997, the date of Corixa's initial public offering, and continued through July 31, 1998, with the first purchase date occurring on January 31, 1998 and subsequent purchase dates to occur every six months thereafter. The Purchase Plan permits eligible employees to purchase Corixa Common Stock through payroll deductions, which may not exceed 15% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the Corixa Common Stock at the beginning of the offering period and on the purchase date. If the fair market value of the Corixa Common Stock on a purchase date is less than the fair market value at the beginning of the offering period, a new twelve month offering period will automatically begin on the first business day following the purchase date with a new fair market value. The maximum number of shares an employee may purchase during each offering period will be determined on the offering date by dividing $25,000 by the fair market value of a share of Corixa Common Stock on the offering date (subject to certain limitations imposed by the Code).

     Employees may end their participation in an offering at any time during the offering period prior to the purchase date, and participation ends automatically on termination of employment with Corixa. The Purchase Plan provides that in the event of a merger of Corixa with or into another corporation or a sale of substantially all of Corixa's assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right substituted by the successor corporation unless the Corixa Board shortens the offering period so that employees' rights to purchase stock under the Purchase Plan are exercised prior to the merger or sale of assets. The number of authorized shares is subject to automatic increase, on the first trading day of each of the 20 calendar years beginning in 1998 and ending in 2017. If the number of shares reserved for issuance at such time is less than one percent of the outstanding Common Stock, then the number of shares reserved for issuance shall be increased until it equals one percent of the outstanding Common Stock (up to a maximum of 125,000 in any calendar year), or such lower amount as determined by the Corixa Board. The Corixa Board has the power to amend or terminate the Purchase Plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder. If not terminated earlier, the Purchase Plan will terminate in 2017.


     As of January 8, 1999, 5,887 shares of Corixa Common Stock had been purchased and 119,113 shares remained available for future purchase under the Purchase Plan.

401(k) Plan

     Corixa has a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of Corixa's employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($10,000 in 1998) and to have the amount of such reduction contributed to the 401(k) Plan. Corixa did not match contributions before the fiscal year 1998. Effective January 1, 1998, Corixa implemented a 401(k) matching program whereby Corixa contributes twenty-five cents for each dollar a participant contributes, with a maximum contribution of 25% of the first 8% of a participant's earnings, not to exceed 25% of the prescribed annual limit. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees or by Corixa to the 401(k) Plan, and income earned on 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by Corixa, if any, will be deductible by Corixa when made. At the direction of each participant, Corixa invests the assets of the 401(k) Plan in any of seven investment options.

                   COMPENSATION OF CORIXA EXECUTIVE OFFICERS

     The following table shows the compensation received by (a) the individual who served as Corixa's Chief Executive Officer during the fiscal year ended December 31, 1997; (b) the four other most highly compensated individuals who served as executive officers of Corixa during the fiscal year ended December 31, 1997 (together with the Chief Executive Officer, the "Named Executive Officers"); and (c) the compensation received by each such individual for Corixa's two preceding fiscal years if such individual was employed by Corixa during such period.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                              ANNUAL COMPENSATION               COMPENSATION
                                  -------------------------------------------   ------------
                                                                    OTHER        SECURITIES
                                                                    ANNUAL       UNDERLYING
                                  FISCAL    SALARY    BONUS($)   COMPENSATION     OPTIONS
  NAME AND PRINCIPAL POSITION      YEAR     ($)(1)      (2)         ($)(3)          (#)
  ---------------------------     ------   --------   --------   ------------   ------------
Steven Gillis...................   1997    $289,000   $47,000       $6,700         17,171
  President and                    1996     250,000    20,000        6,800             --
  Chief Executive Officer          1995     250,000         0        6,800         36,363
Mark McDade.....................   1997     254,000    40,500        6,700         17,171
  Executive Vice President and     1996     200,000    14,000        6,800             --
  Chief Operating Officer          1995     200,000         0        4,300         30,303
Steven Reed.....................   1997     181,300    28,700        6,500         17,171
  Executive Vice President and     1996     147,000     7,000        6,700             --
  Chief Scientific Officer         1995     140,000         0        6,700          7,575
Kenneth Grabstein...............   1997     142,000    16,100        6,500         17,171
  Vice President and               1996     126,000     8,400        6,700             --
  Director of Immunology           1995     120,000         0        6,700             --
Syamal Raychaudhuri.............   1997     112,400    12,100        6,500         17,171
  Vice President and Director of
  Vaccine Research

-------------------------
(1) Includes amounts deferred under Corixa's 401(k) plan.

(2) Include bonuses paid in the indicated year.

(3) Amounts reported for fiscal years 1997, 1996 and 1995 consist of: (i) amounts paid by Corixa to assist with relocations including $3,900 for Mr. McDade in fiscal year 1995 and (ii) premiums paid on life and accidental death and dismemberment and health insurance policies for the officer's benefit.

     Dr. Gillis, Mr. McDade, Dr. Reed and Dr. Grabstein each entered into an agreement with Corixa dated September 30, 1994 which provides that such officer's employment is terminable at any time for any reason, with or without cause, by either such officer or Corixa. In the event that Corixa involuntarily terminates any of such officer's employment, other than for "good cause," then such officer will immediately resign from all his positions with Corixa and enter into a consulting arrangement for a one-year period commencing immediately after the termination of his employment. In consideration for this consulting arrangement, such officer will continue to be paid his salary and benefits for one year and will become vested over such one-year period in the lesser of (i) an additional one year period of vesting for shares covered by such officer's Stock Purchase

Agreement and Stock Option Agreements and (ii) the remaining unvested shares pursuant to such Stock Purchase Agreement and Stock Option Agreements; provided, however, if such officer obtains new employment during the one-year consulting period, any salary paid pursuant to such new employment will be offset from amounts due under such consulting arrangement and vesting of shares covered by such officer's Stock Purchase Agreement and Stock Option Agreements will cease as of the date he accepts such new employment. For purposes of the consulting agreement, "good cause" means gross misconduct or acts or omissions that involve fraud or embezzlement or misappropriation of any property or proprietary information of Corixa.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides certain information with respect to stock options granted to the Named Executive Officers in the last fiscal year. In addition, as required by Commission rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term.

                                        INDIVIDUAL GRANTS(1)
                         ---------------------------------------------------
                                       PERCENT OF
                                         TOTAL                                  POTENTIAL REALIZABLE
                                        OPTIONS                                   VALUE AT ASSUMED
                          NUMBER OF    GRANTED TO                               ANNUAL RATES OF STOCK
                         SECURITIES    EMPLOYEES                               PRICE APPRECIATION FOR
                         UNDERLYING    IN FISCAL    EXERCISE OF                    OPTION TERM(2)
                           OPTIONS        YEAR      BASE PRICE    EXPIRATION   -----------------------
         NAME            GRANTED(#)      (%)(#)      ($/SH)(4)       DATE        5%($)        10%($)
         ----            -----------   ----------   -----------   ----------   ----------   ----------
Steven Gillis..........    17,171         2.4%         $0.99         2/07       $10,700      $27,100
Mark McDade............    17,171         2.4%         $0.99         2/07        10,700       27,100
Steven Reed............    17,171         2.4%         $0.99         2/07        10,700       27,100
Kenneth Grabstein......    17,171         2.4%         $0.99         2/07        10,700       27,100
Syamal Raychaudhuri....    17,171         2.4%         $0.99         2/07        10,700       27,100

-------------------------
(1) No stock appreciation rights were granted to the Named Executive Officers in the last fiscal year. Options vest over a four-year period on a monthly basis after the first year.

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Commission. There is no assurance provided to any executive officer or any other holder of Corixa's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level.

(3) Corixa granted stock options representing 710,004 shares in the last fiscal year.

(4) The exercise price may be paid in cash, in shares of Corixa Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. Corixa may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information for the Named Executive Officers with respect to exercises of options to purchase Corixa Common Stock in the fiscal year ended December 31, 1997.

                                                                              VALUE OF UNEXERCISED
                                                           NUMBER OF              IN-THE-MONEY
                           SHARES                    UNEXERCISED OPTIONS AT    OPTIONS AT FISCAL
                         ACQUIRED ON      VALUE        FISCAL YEAR END(#)         YEAR END ($)
         NAME            EXERCISE(#)   REALIZED($)     VESTED/UNVESTED(1)      VESTED/UNVESTED(2)
         ----            -----------   -----------   ----------------------   --------------------
Steven Gillis..........      -0-           n/a           34,110/34,575         $291,000/$288,900
Mark McDade............      -0-           n/a           91,055/47,328           781,200/398,600
Steven Reed............      -0-           n/a            7,722/17,024            63,900/137,800
Kenneth Grabstein......      -0-           n/a            3,934/13,237            31,300/105,200
Syamal Raychaudhuri....      -0-           n/a           18,834/21,064           159,500/172,600

-------------------------
(1) No stock appreciation rights (SARs) were outstanding during fiscal year
    1997.

(2) Based on the $8.9375 per share closing price of Corixa Common Stock on Nasdaq on December 31, 1997, less the exercise price of the options.

                       OWNERSHIP OF CORIXA CAPITAL STOCK

     The following table sets forth certain information regarding the beneficial ownership of Corixa Common Stock as of December 21, 1998, by (i) each person who is known by Corixa to own beneficially more than five percent of the Corixa Common Stock, (ii) each director of Corixa, (iii) each of the Named Executive Officers, and (iv) by all of Corixa's directors and executive officers as a group.


                                                AMOUNT AND NATURE OF      PERCENT OF
              NAME AND ADDRESS                 BENEFICIAL OWNERSHIP(1)   COMMON STOCK
              ----------------                 -----------------------   ------------
Entities affiliated with Kleiner Perkins.....         2,464,843              18.4%
  Caufield & Buyers(2)
  2750 Sand Hill Road
  Menlo Park, CA 94025
Entities affiliated with Enterprise
  Partners(3)................................         1,475,416              11.0
  5000 Birch Street, Suite 6200
  Newport Beach, CA 92660
Entities affiliated with InterWest
  Investors(4)...............................         1,390,797              10.4
  3000 Sand Hill Road
  Building 3, Suite 255
  Menlo Park, CA 94025
Entities affiliated with SmithKline
  Beecham(5).................................           932,858               7.0
  New Horizons Court
  Brentford, Middlesex TWB 9EP
  United Kingdom
Steven Gillis(6).............................           336,456               2.5
Steven Reed(7)...............................           235,378               1.8
Mark McDade(8)...............................           218,828               1.6
Kenneth Grabstein(9).........................           202,410               1.5
Syamal Raychaudhuri(10)......................           147,174               1.1
Joseph S. Lacob(11)..........................         2,439,048              18.2
Andrew E. Senyei(12).........................         1,487,499              11.1
Arnold L. Oronsky(13)........................         1,402,800              10.5
All directors and executive officers as a
  group
  (9 persons)(14)............................         6,510,816              47.5


-------------------------

 (1) Applicable percentage of beneficial ownership is based on 13,403,657 shares of Corixa Common Stock outstanding as of January 8, 1999, together with applicable options and warrants for such stockholder. Beneficial ownership is determined in accordance with the rules of the Commission. The number of shares beneficially owned by a person includes shares of Corixa Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of January 8, 1999. Such shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To Corixa's knowledge, the persons named in this table have sole voting and investment power with respect to all shares of Corixa Common Stock shown as owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Unless otherwise indicated, the address of each of the individuals named above is Corixa Corporation, 1124 Columbia Street, Suite 200, Seattle, Washington 98104.

 (2) Includes 2,364,292 shares held by Kleiner Perkins Caufield & Byers VII, 62,673 shares held by Kleiner Perkins Caufield & Byers VI and 37,878 shares held by Cynthia Healy, Director Life Science Research at Kleiner Perkins Caufield & Byers. Joseph S. Lacob, the Chairman of Board of Directors, is a general partner of Kleiner Perkins Caufield & Byers VII and Kleiner Perkins Caufield & Byers VI, and, as such, may be deemed to share voting and investment power with respect to such shares except for the shares held by Dr. Healy. Mr. Lacob disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

 (3) Includes 1,357,384 shares held by Enterprise Partners III, L.P. and 118,032 shares held by Enterprise Partners III Associates, L.P. Andrew E. Senyei, a Director, is a general partner of Enterprise Partners III, L.P. and Enterprise Partners III Associates, and, as such, may be deemed to share voting and investment power with respect to such shares. Dr. Senyei disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

 (4) Includes 1,382,107 shares held by InterWest Partners V, L.P. and 8,690 shares held by InterWest Investors V, L.P. Arnold L. Oronsky, a Director, is a general partner of InterWest Partners V, L.P. and, as such, may be deemed to share voting and investment power with respect to such shares. Dr. Oronsky disclaims beneficial ownership of shares held by InterWest Partners V, L.P., except to the extent of his pecuniary interest in such shares, and disclaims beneficial ownership to all shares held by InterWest Investors V, L.P.

 (5) Includes 505,051 shares held by S.R. One Ltd., a wholly-owned subsidiary of SmithKline Beecham and 427,807 shares held by SmithKline Beecham.


 (6) Includes 63,279 shares issuable upon the exercise of outstanding options held by Dr. Gillis exercisable within 60 days of January 8, 1999.



 (7) Includes 19,017 shares issuable upon the exercise of outstanding options held by Dr. Reed exercisable within 60 days of January 8, 1999, 15,151 shares were held in the name of Steven James N. Reed, UGMA WA Merrill Lynch and 15,151 shares were held in the name of Sarah Mariko Reed, UGMA WA Merrill Lynch, both of which accounts name Dr. Reed as custodian. Dr. Reed disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.



 (8) Includes 127,919 shares issuable upon the exercise of outstanding options held by Mr. McDade exercisable within 60 days of January 8, 1999.



 (9) Includes 13,020 shares issuable upon the exercise of outstanding options held by Dr. Grabstein exercisable within 60 days of January 8, 1999, and 9,090 shares held in the name of the Benjamin H. Grabstein Irrevocable Trust, 9,090 shares were held in the name of the Daniel J. Grabstein Irrevocable Trust, 9,090 shares were held in the name of the Naomi K. Grabstein Irrevocable Trust. Dr. Grabstein is the Trustee for each of his children's trusts and he disclaims beneficial ownership of the shares held in such trusts, except to the extent of his pecuniary interest therein.



(10) Includes 7,224 shares issuable upon the exercise of outstanding options held by Dr. Raychaudhuri exercisable within 60 days of January 8, 1999.



(11) Includes 12,083 shares issuable upon the exercise of outstanding options held by Joseph S. Lacob exercisable within 60 days of January 8, 1999, 2,364,292 shares held by Kleiner Perkins Caufield & Byers VII and 62,673 shares held by Kleiner Perkins Caufield & Byers VI. Mr. Lacob, Chairman of the Corixa Board, is a general partner of Kleiner Perkins Caufield & Byers VII and Kleiner Perkins Caufield & Byers VI, and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Lacob disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.


(12) Includes 12,083 shares issuable upon the exercise of outstanding options held by Andrew E. Senyei exercisable within 60 days of January 8, 1999, 1,357,384 shares held by Enterprise Partners III, L.P. and 118,032 shares held by Enterprise Partners III Associates, L.P. Dr. Senyei, a Director, is a general partner of Enterprise Partners III, L.P. and Enterprise Partners III Associates, and, as such, may be deemed to share voting and investment power with respect to such shares. Dr. Senyei disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.



(13) Includes 12,083 shares issuable upon the exercise of outstanding options held by Arnold L. Oronsky exercisable within 60 days of January 8, 1999, 1,382,107 shares held by InterWest Partners V, L.P. and 8,690 shares held by InterWest Investors V, L.P. Dr. Oronsky, a Director, is a general partner of InterWest Partners V, L.P. and, as such, may be deemed to share voting and investment power with respect to such shares. Dr. Oronsky disclaims beneficial ownership of shares held by InterWest Partners V, L.P., except to the extent of his pecuniary interest in such shares, and disclaims beneficial ownership to all shares held by InterWest Investors V, L.P.



(14) Includes shares referred to in footnotes (6)-(13). Includes 41,143 shares issuable upon the exercise of outstanding options held by Michelle Burris, an executive officer of Corixa, exercisable within 60 days of January 8, 1999.

                       OWNERSHIP OF ANERGEN CAPITAL STOCK


     The following table sets forth certain information regarding the beneficial ownership of Anergen Common Stock as of January 8, 1999 by (i) each person who is known by Anergen to own beneficially more than five percent of the Anergen Common Stock, (ii) each director of Anergen, (iii) each of the Named Executive Officers, and (iv) by all of Anergen's directors and executive officers as a group.



                                                                            APPROXIMATE
                                                                             SHARES OF
                                                           PERCENTAGE OF       CORIXA
                                                              ANERGEN          COMMON
                                                              COMMON           STOCK
                                                               STOCK        BENEFICIALLY
                                                            OUTSTANDING        OWNED
                                      NUMBER OF SHARES     PRIOR TO THE      AFTER THE
              NAME(1)                BENEFICIALLY OWNED      MERGER(2)         MERGER
              -------                ------------------    -------------    ------------
Warburg, Pincus Ventures,
  L.P.(3)..........................      5,478,049             28.9%          321,840
  466 Lexington Avenue,
  New York, NY 10017
International Biotechnology Trust
  PLC..............................      2,439,024             12.9%          143,294
  Five Arrows House
  St. Swithin's Lane
  London, EC4N 8NR
  England
Novo Nordisk A/S...................      1,219,745              6.4%           71,661
  Novo Alle
  2880 Basgvaerd
  Denmark
Barry M. Sherman, M.D.(4)..........        309,101              1.6%           18,159
David V. Smith(5)..................         37,178                *             2,184
Jeffrey L. Winkelhake, Ph.D.(6)....        113,804                *             6,686
Michael G. Shulman, M.D.(7)........         32,508                *             1,909
Maureen C. Howard, Ph.D.(8)........         56,660                *             3,328
Gilbert R. Mintz, Ph.D.(9).........             --                *                --
Bruce L.A. Carter, Ph.D.(10).......      1,219,745              6.4%           71,661
Harden M. McConnell, Ph.D.(11).....         37,588                *             2,208
Harry H. Penner, Jr.(12)...........         37,588                *             2,208
James E. Thomas(13)................      5,478,049             28.9%          321,840
Nicholas J. Lowcock(14)............             --                *                --
Nicole Vitullo(15).................             --                *                --
All directors and executive
  officers as a group (10
  persons)(16).....................      7,322,221             37.5%          430,183


-------------------------
  *  Represents less than 1% of the outstanding Common Stock.

 (1) The persons named in the table, to Anergen's knowledge, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.


 (2) Applicable percentage of ownership is based on 18,923,888 shares of Common Stock outstanding as of January 8, 1999, together with applicable options and warrants held by such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options exercisable within 60 days of January 8, 1999 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.


 (3) The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages Warburg. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. WP has a 15% interest in the profits of Warburg as the general partner and also owns approximately 1.3% of the limited partnership interests in Warburg.


 (4) Includes 299,987 shares subject to options exercisable within 60 days of January 8, 1999.



 (5) Includes 37,178 shares subject to options exercisable within 60 days of January 8, 1999.



 (6) Includes 113,442 shares subject to options exercisable within 60 days of January 8, 1999.



 (7) Includes 32,508 shares subject to options exercisable within 60 days of January 8, 1999.



 (8) Includes 56,660 shares subject to options exercisable within 60 days of January 8, 1999.



 (9) Mr. Mintz resigned in April 1998.



(10) Represents 1,219,745 shares held by Novo Nordisk A/S, of which Dr. Carter is an executive officer. Dr. Carter disclaims beneficial ownership of these shares.



(11) Includes 37,588 shares subject to options exercisable within 60 days of January 8, 1999.



(12) Includes 37,588 shares subject to options exercisable within 60 days of January 8, 1999.



(13) All of the shares indicated as owned by Mr. Thomas are owned directly by Warburg and are included because of Mr. Thomas' affiliation with Warburg. Mr. Thomas, a director of Anergen, is a Managing Director of EMW LLC and a general partner of WP. As such, Mr. Thomas may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) in an indeterminate portion of the shares beneficially owned by Warburg and WP. Mr. Thomas disclaims "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Exchange Act.



(14) Does not include shares held by Warburg. Mr. Lowcock is employed by EMW LLC and is a director of Anergen. Mr. Lowcock disclaims beneficial ownership of the shares held by Warburg and WP.



(15) Does not include shares held by IBT. Ms. Vitullo, a director of Anergen, is an employee of Rothschild, Inc., a corporation affiliated with Rothschild Asset Management, Ltd., investment manager for IBT. Ms. Vitullo disclaims beneficial ownership of the shares held by IBT.



(16) Includes 614,951 shares subject to options exercisable within 60 days of January 8, 1999. Reflects the shares of Warburg of which Mr. Thomas may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Securities Exchange Act of 1934) and the shares of Novo Nordisk A/S of which Dr. Carter is an executive officer. Does not reflect beneficial ownership of Mr. Lowcock of Warburg and Ms. Vitullo of IBT who do not have beneficial ownership of the shares of such entities, respectively.

            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF CORIXA

     Infectious Disease Research Institute. In September 1994, Corixa entered into a research services and intellectual property agreement with IDRI. Under this agreement, as amended and restated effective January 1997, Corixa has agreed to provide IDRI with research funding and certain administrative and facilities support, including use of Corixa's research laboratory space. IDRI pays a services fee for the administrative and facilities support provided by Corixa. Corixa's funded research performed by IDRI is in the area of infectious disease. Under the agreement, IDRI is obligated to disclose to Corixa all significant developments relating to information or inventions discovered at IDRI, and Corixa will own, on a royalty-free basis, all of IDRI's interest in inventions and patent rights arising out of IDRI's research during the term of the agreement (other than inventions and patent rights arising out of research that is or in the future may be funded by certain governmental or not-for-profit organizations). With respect to such rights arising out of research funded by governmental and not-for-profit organizations, Corixa has been granted a royalty-bearing, worldwide, perpetual license, exclusive except as to rights held by such governmental or not-for-profit organizations.

     IDRI is independent of Corixa, and Corixa does not have the right to control or direct IDRI's activities. A majority of the members of IDRI's board of directors are not affiliated with Corixa. However, Corixa's Chief Scientific Officer is co-founder and a member of the board of directors of IDRI. Corixa's Chief Operating Officer is also a member of the board of directors of IDRI and Corixa's Vice President, Chief Financial Officer is treasurer of IDRI.


     The research services and intellectual property agreement terminates on December 31, 1999, subject to renewal for one or more three year terms at the option of Corixa. If IDRI terminates the agreement as a result of Corixa's failure to make required payments, Corixa would be obligated to pay royalties on any product sales.*


     Genesis Research and Development Corporation Limited. Effective January 1, 1998, Corixa entered into a series of agreements with Genesis Research and Development Corporation Limited, a corporation organized and existing pursuant to the laws of New Zealand ("Genesis") related to the development and commercialization of Genesis M. vaccae-related technology in the fields of vaccine adjuvants and certain autoimmune disease immunotherapeutics. Under the agreements, Genesis granted Corixa a worldwide exclusive license to use Genesis'
M. vaccae adjuvant technology in Corixa's proprietary vaccines, subject to Corixa's payment to Genesis of a percentage of revenues received by Corixa related to such products. In addition, Corixa and Genesis agreed to collaborate in the development and commercialization of an M. vaccae-derived product for the treatment of psoriasis. See "Certain License Agreements." Dr. Gillis, President, Chief Executive Officer and a Director of Corixa, is a member of the Board of Directors of Genesis.

     ImmGenics Pharmaceuticals, Inc. On November 5, 1998, Corixa entered into a collaborative agreement with ImmGenics Pharmaceuticals, Inc. ("ImmGenics") to utilize ImmGenics' proprietary antibody method technology. In addition, Corixa invested $1.75 million in exchange for ImmGenics preferred stock. See "Certain License Agreements." In connection with the ImmGenics investment, Corixa was granted a seat on ImmGenics' Board of Directors, which seat is held by Corixa's Vice President, Chief Financial Officer.

INDEMNIFICATION AGREEMENTS

     Corixa has entered into an indemnification agreement with each of its officers and directors. See "The Merger -- Conflicts of Interest."

     Corixa believes that all of the transactions set forth above were made on terms no less favorable to Corixa than could have been obtained from unaffiliated third parties. All future transactions, including loans, between Corixa and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Corixa Board, including a majority of the independent and disinterested directors and will continue to be on terms no less favorable to Corixa than could be obtained from unaffiliated third parties and will be made only for bona fide business purposes.*

 COMPARISON OF RIGHTS OF HOLDERS OF CORIXA CAPITAL STOCK AND HOLDERS OF ANERGEN
                                 CAPITAL STOCK

     The following summary of certain characteristics of capital stock of Corixa and Anergen does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the DGCL and by the respective bylaws and certificates of incorporation of Anergen and Corixa, as applicable.

Description of Corixa Capital Stock

     The authorized capital stock of Corixa consists of 40,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of Preferred Stock, $0.001 par value per share.


     Corixa Common Stock. As of January 8, 1999, there were approximately 13,403,657 shares of Corixa Common Stock outstanding. Pursuant to Corixa's Fifth Amended and Restated Certificate of Incorporation (the "Corixa Certificate"), the holders of Corixa Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. No Corixa stockholder will be entitled to cumulate votes at any election of directors. Subject to preferences that may be applicable to any outstanding Corixa Preferred Stock, the holders of Corixa Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Corixa Board out of legally available funds. In the event of a liquidation, dissolution or winding up of Corixa, the holders of Corixa Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of Corixa Preferred Stock, if any, then outstanding. Holders of Corixa Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the holders of Corixa Common Stock. All outstanding shares of Corixa Common Stock are fully paid and non-assessable, and the shares of Corixa Common Stock to be issued upon completion of the Merger, when issued in accordance with the Merger Agreement, will be fully paid and non-assessable.



     Corixa Preferred Stock. Pursuant to the Corixa Certificate, the Corixa Board of Directors has the authority, without further action by the Corixa stockholders, to issue up to 10,000,000 shares of Corixa Preferred Stock in one or more series. The Corixa Board of Directors has the authority to issue such undesignated Corixa Preferred Stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly-unissued series of undesignated Corixa Preferred Stock, and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the Corixa stockholders. The issuance of Corixa Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Corixa without further action by the Corixa stockholders and may adversely affect the voting and other rights of the holders of Corixa Common Stock. As of January 8, 1999, there are no shares of Corixa Preferred Stock outstanding and Corixa currently has no plans to issue any shares of Corixa Preferred Stock.



     Corixa Registration Rights of Certain Holders. Certain holders of shares of Corixa Common Stock and warrants exercisable for Corixa Common Stock (collectively, the "Corixa Registrable Securities") are entitled to certain rights with respect to the registration of such shares under the Securities Act. The registration rights are provided for under the terms of an amended and restated investors' rights agreement (the "Corixa Investors' Rights Agreement") between Corixa and the holders of Corixa Registrable

Securities. Pursuant to the Corixa Investors' Rights Agreement, and under certain conditions, holders of Corixa Registrable Securities have the right to request that Corixa pay the expenses of and file for the registration of shares of Corixa Common Stock under the Securities Act, as well as the right to request secondary registrations on Form S-3 under the Securities Act and the right to participate in Corixa-initiated registrations of Corixa Common Stock.


     Transfer Agent and Registrar. The Transfer Agent and Registrar for Corixa Common Stock is The Harris Trust Company. Its address is Suite 4900, 601 South Figueroa Street, Los Angeles, California 90017 and its telephone number is (213) 239-0600.

Description of Anergen Capital Stock

     The authorized capital stock of Anergen consists of 60,000,000 shares of Common Stock, no par value per share, and 10,000,000 shares of Preferred Stock, no par value per share.


     Anergen Common Stock. As of January 8, 1999, there were approximately 18,923,888 shares of Anergen Common Stock outstanding. Pursuant to Anergen's Certificate of Incorporation (the "Anergen Certificate"), the holders of Anergen Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. No Anergen stockholder will be entitled to cumulate votes at any election of directors. Subject to preferences that may be applicable to any outstanding Anergen Preferred Stock, the holders of Anergen Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Anergen Board of Directors out of legally available funds. In the event of a liquidation, dissolution or winding up of Anergen, the holders of Anergen Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of Anergen Preferred Stock, if any, then outstanding. Holders of Anergen Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the holders of Anergen Common Stock. All outstanding shares of Anergen Common Stock are fully paid and non-assessable, and the shares of Anergen Common Stock to be issued upon completion of the Merger, when issued in accordance with the Merger Agreement, will be fully paid and non-assessable.



     Anergen Preferred Stock. Pursuant to the Anergen Certificate, the Anergen Board of Directors has the authority, without further action by the Anergen stockholders, to issue up to 10,000,000 shares of Anergen Preferred Stock in one or more series. The Anergen Board of Directors has the authority to issue such undesignated Anergen Preferred Stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated Anergen Preferred Stock, and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the Anergen stockholders. The issuance of Anergen Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Anergen without further action by the Anergen stockholders and may adversely affect the voting and other rights of the holders of Anergen Common Stock. As of January 8, 1999, there are no shares of Anergen Preferred Stock outstanding and Anergen currently has no plans to issue any shares of Anergen Preferred Stock.

     Anergen Registration Rights of Certain Holders. Certain holders of shares of Anergen Common Stock (the "Anergen Registrable Securities") are entitled to certain rights with respect to the registration of such shares under the Securities Act. The registration rights are provided for under the terms of common stock purchase agreement (the "Anergen Common Stock Purchase Rights Agreement") between Anergen and the holders of Anergen Registrable Securities. Certain holders of warrants to purchase Common Stock have registration rights that are the same as the registration rights granted under the Anergen Common Stock Purchase Agreement. Pursuant to the Anergen Common Stock Purchase Rights Agreement, and under certain conditions, holders of Anergen Registrable Securities have the right to request that Anergen pay the expenses of and file for the registration of shares of Anergen Common Stock under the Securities Act, as well as the right to request secondary registrations on Form S-3 under the Securities Act and the right to participate in Anergen-initiated registrations of Anergen Common Stock. See "Approval of the Merger and Related
Transactions -- Interests of Certain Persons in the Merger."


     Transfer Agent and Registrar. The Transfer Agent and Registrar for Anergen Common Stock is ChaseMellon Shareholder Services, L.L.C. Its address is 85 Challenger Road, Ridgefield Park, NJ 07660 and its telephone number is 1-800-356-2017.

Comparison of Certificates of Incorporation, Bylaws and Governing Law


     Because both Anergen and Corixa are incorporated under the laws of the State of Delaware, the rights and privileges of stockholders of Anergen and Corixa, respectively, which rights and privileges are governed by the DGCL, are identical, except (i) to the extent that their respective certificates of incorporation and bylaws differ, (ii) for the rights and privileges of the holders of Corixa Common Stock under the Corixa Investors' Rights Agreement, and
(iii) for the rights and privileges of the holders of Anergen capital stock under the Anergen Common Stock Purchase Agreement. Upon consummation of the Merger, the holders of Anergen Common Stock who receive Corixa Common Stock under the terms of the Merger Agreement will become stockholders of Corixa. Although it is not practical to compare all the differences among the Corixa Certificate, the bylaws of Corixa (the "Corixa Bylaws"), the Anergen Certificate and the bylaws of Anergen (the "Anergen Bylaws"), the following is a summary of certain material differences of the rights of holders of Anergen capital stock and Corixa Common Stock that may significantly affect the rights of Anergen stockholders. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the DGCL and by the bylaws and certificates of incorporation of Anergen and Corixa, as applicable.


     Size of the Board of Directors. The Anergen Certificate and the Anergen Bylaws provide that the authorized number of directors is eight, which number may not be changed without the approval of the holders of a majority of the outstanding Anergen capital stock. The election of Anergen directors need not be by written ballot. The Corixa Certificate and the Corixa Bylaws provide that the authorized number of directors is five, and may be fixed from time to time by a bylaw or amendment thereof duly adopted by at least 66 2/3% of the Corixa Board of Directors. The election of Corixa directors need not be by written ballot.

     Cumulative Voting. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose. Under the DGCL, cumulative voting in the election of directors is not available unless specifically provided for in the certificate of incorporation. The Corixa Certificate specifically provides that cumulative voting is not available to Corixa stockholders. The Anergen Certificate does not specifically provide for cumulative voting, and accordingly, under the DGCL, cumulative voting is not available to Anergen stockholders.

     Amendment of Bylaws. The Anergen Certificate provides that the Anergen Board may make, amend, supplement or repeal the Anergen Bylaws; provided that the Anergen stockholders may change or repeal any bylaw adopted by the Anergen Board of Directors by the affirmative vote of the holders of a majority of Anergen capital stock then outstanding. The Corixa Certificate provides that the Corixa Board of Directors may make, amend, supplement or repeal the Corixa Bylaws; provided that the affirmative vote of the holders of 66 2/3% of Corixa capital stock then outstanding, voting together as a single class, is required to amend, alter, repeal or adopt certain bylaw provisions, including any bylaw provision changing the number of authorized directors of Corixa.

     Stockholder Agreements. The Corixa Investors' Rights Agreement and the rights thereunder are described above under "-- Description of Corixa Capital Stock." The Anergen Common Stock Purchase Agreement and the rights thereunder are described above under "-- Description of Anergen Capital Stock."

                                    EXPERTS

     The financial statements of Corixa, as of December 31, 1997, and 1996, and for each of the three years in the period ended December 31, 1997, the financial statements of GenQuest, Inc. as of December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997 and for the period from July 14, 1995 (date of inception) to December 31, 1997, and the financial statements of Anergen, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, appearing in this Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Corixa Common Stock issuable pursuant to the Merger and certain other legal matters relating thereto will be passed upon for Corixa by Venture Law Group, A Professional Corporation, Kirkland, Washington. Wilson Sonsini Goodrich & Rosati, Professional Corporation, is acting as counsel to Anergen.

                                 OTHER MATTERS

     The Anergen Board currently does not intend to bring any matters before the Special Meeting other than those specifically set forth in the notices of such Special Meeting, and the Anergen Board does not know of any matters to be brought before the Special Meeting by others. If any other matters properly come before the Special Meeting, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Anergen Board.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
CORIXA CORPORATION
Report of Ernst & Young LLP, Independent Auditors...........  F-2
Financial Statements
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statements of Stockholders' Equity..........................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

ANERGEN, INC.
Report of Ernst & Young LLP, Independent Auditors...........  F-26
Financial Statements
Balance Sheets..............................................  F-27
Statements of Operations....................................  F-28
Statements of Stockholders' Equity..........................  F-29
Statements of Cash Flows....................................  F-30
Notes to Financial Statements...............................  F-31

GENQUEST, INC.
Report of Ernst & Young LLP, Independent Auditors...........  F-42
Financial Statements
Balance Sheets..............................................  F-43
Statements of Operations....................................  F-44
Statements of Stockholders' Equity..........................  F-45
Statements of Cash Flows....................................  F-46
Notes to Financial Statements...............................  F-47

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Corixa Corporation

     We have audited the accompanying balance sheets of Corixa Corporation as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of Corixa's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Corixa Corporation at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Seattle, Washington
January 28, 1998

                               CORIXA CORPORATION

                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                            DECEMBER 31,
                                                        SEPTEMBER 30,    -------------------
                                                            1998           1997       1996
                                                        -------------    --------    -------
                                                         (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...........................    $  4,912       $ 16,458    $ 2,088
  Securities available-for-sale.......................      40,565         39,860      9,845
  Accounts receivable (including $89, $79 and $211
    receivable from an affiliated company at September
    30, 1998, December 31, 1997 and December 31, 1996,
    respectively).....................................         724            602        682
  Interest receivable.................................         719            134          5
  Prepaid expenses....................................         600            506        265
                                                          --------       --------    -------
         Total current assets.........................      47,520         57,560     12,885
Property and equipment, net...........................       7,025          4,046      2,237
Deferred charges and deposits.........................         155            201         63
                                                          --------       --------    -------
         Total assets.................................    $ 54,700       $ 61,807    $15,185
                                                          ========       ========    =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities............    $  2,380       $  1,571    $   978
  Deferred revenue....................................         600          1,097      1,318
  Current portion of obligations and commitments......       2,134            930        488
                                                          --------       --------    -------
         Total current liabilities....................       5,114          3,598      2,784
Long-term obligations and commitments, less current
  portion.............................................      11,707          6,924      1,175
Stockholders' equity:
  Convertible preferred stock, $0.001 par value:
    Authorized shares -- 10,000,000 (1998 and 1997)
       and 23,100,000 (1996 -- 16,100,000 designated
       as Series A and 1,666,667 designated as Series
       B);
    Issued and outstanding Series A shares:
       4,646,131 in 1996..............................          --             --          5
    Issued and outstanding Series B shares:
       505,050 in 1996................................          --             --          1
  Common stock, $0.001 par value:
    Authorized shares -- 40,000,000
    Issued and outstanding shares -- 12,907,738 in
       1998, 11,774,214 in 1997 and 2,594,137 in
       1996...........................................          13             12          3
  Additional paid-in capital..........................      74,001         66,467     21,655
  Receivable for warrants.............................          --           (652)    (1,140)
  Deferred compensation...............................      (1,444)        (2,575)        --
  Other accumulated comprehensive income (loss).......         207             (5)       (12)
  Accumulated deficit.................................     (34,898)       (11,962)    (9,286)
                                                          --------       --------    -------
         Total stockholders' equity...................      37,879         51,285     11,226
                                                          --------       --------    -------
         Total liabilities and stockholders' equity...    $ 54,700       $ 61,807    $15,185
                                                          ========       ========    =======

                             See accompanying notes

                               CORIXA CORPORATION

                            STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                                              --------------------    -------------------------------
                                                                1998        1997        1997        1996       1995
                                                              --------    --------    --------    --------    -------
                                                                  (UNAUDITED)
Revenue:
  Collaborative agreements..................................  $  7,279    $ 10,037    $ 13,390    $  4,402    $ 2,411
  Government grants.........................................     1,068         733         977       1,403        304
                                                              --------    --------    --------    --------    -------
        Total revenue.......................................     8,347      10,770      14,367       5,805      2,715
Operating expenses:
  Research and development..................................   (19,661)    (11,375)    (16,398)     (9,995)    (7,040)
  General and administrative................................    (1,766)     (1,267)     (2,033)       (781)      (532)
  In-process research and development.......................   (12,019)         --          --          --         --
                                                              --------    --------    --------    --------    -------
        Total operating expenses............................   (33,446)    (12,642)    (18,431)    (10,776)    (7,572)
                                                              --------    --------    --------    --------    -------
Loss from operations........................................   (25,099)     (1,872)     (4,064)     (4,971)    (4,857)
Interest income.............................................     2,414         605       1,300         642        772
Interest expense............................................      (513)       (242)       (327)       (166)       (82)
Other income................................................       271         312         415         348         17
                                                              --------    --------    --------    --------    -------
Net loss....................................................  $(22,927)   $ (1,197)   $ (2,676)   $ (4,147)   $(4,150)
                                                              ========    ========    ========    ========    =======
Basic and diluted net loss per share........................  $  (1.93)   $  (0.46)   $  (0.55)   $  (1.65)   $ (1.67)
                                                              ========    ========    ========    ========    =======
Shares used in computation of basic and diluted net loss per
  share.....................................................    11,862       2,630       4,891       2,521      2,487
                                                              ========    ========    ========    ========    =======
Pro forma basic and diluted net loss per share..............              $  (0.15)   $  (0.31)   $  (0.55)   $ (0.58)
                                                                          ========    ========    ========    =======
Shares used in computation of pro forma basic and diluted
  net loss per share........................................                 7,781       8,755       7,490      7,120
                                                                          ========    ========    ========    =======

                            See accompanying notes.

                               CORIXA CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           CONVERTIBLE                                                                    OTHER
                                         PREFERRED STOCK    COMMON STOCK     ADDITIONAL   RECEIVABLE                   ACCUMULATED
                                         ---------------   ---------------    PAID-IN        FOR         DEFERRED     COMPREHENSIVE
                                         SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL      WARRANTS    COMPENSATION      INCOME
                                         ------   ------   ------   ------   ----------   ----------   ------------   -------------
Balance at January 1, 1995.............   4,543    $ 5      2,454    $ 3      $15,029      $    --       $    --          $ --
  Issuance of Series A convertible
    preferred stock at $3.30 per share,
    for cash...........................     103     --         --     --          340           --            --            --
  Issuance of common stock, valued at
    $0.33 per share, for services......      --     --         42     --           14           --            --            --
  Repurchase of common stock at $0.017
    per share..........................      --     --         (3)    --           --           --            --            --
  Issuance of warrants, for cash to
    purchase common stock..............      --     --         --     --           --           --            --            --
  Net unrealized gain on securities
    available-for-sale.................      --     --         --     --           --           --            --            22
  Net loss.............................      --     --         --     --           --           --            --            --
                                         ------    ---     ------    ---      -------      -------       -------          ----
Balance at December 31, 1995...........   4,646      5      2,493      3       15,384           --            --            22
  Issuance of common stock, valued at
    $0.33 per share for services.......      --     --         33     --           13           --            --            --
  Stock options exercised..............      --     --         68     --           22           --            --            --
  Issuance of Series B convertible
    preferred stock for cash, at $9.90
    per share..........................     505      1         --     --        4,999           --            --            --
  Issuance of Series A convertible
    preferred stock and common stock
    warrants for acquired technology...      --     --         --     --           97           --            --            --
  Net unrealized loss on securities
    available-for-sale.................      --     --         --     --           --           --            --           (25)
  Warrants issued in exchange for
    receivable.........................      --     --         --     --        1,140       (1,140)           --            --
  Net loss.............................      --     --         --     --           --           --            --            --
                                         ------    ---     ------    ---      -------      -------       -------          ----
Balance at December 31, 1996...........   5,151      6      2,594      3       21,655       (1,140)           --            (3)
  Warrants payment received............      --     --         --     --           --          488            --            --
  Stock options exercised..............      --     --        126     --           69           --            --            --
  Issuance of common stock, valued at
    $8.25 and $9.08 per share for
    services...........................      --     --          8     --           65           --            --            --
  Deferred compensation related to
    stock option grants................      --     --         --     --        3,904           --        (3,904)           --
  Amortization of deferred
    compensation.......................      --     --         --     --           --           --         1,329            --
  Proceeds from initial public offering
    (IPO) (net of offering costs of
    $932,404 and commissions of
    $3,139,500)........................      --     --      3,450      4       40,774           --            --            --
  Preferred stock conversion upon
    IPO................................  (5,151)    (6)     5,151      5
  Stock warrants net exercised.........      --     --        445     --           --           --            --            --
  Net unrealized gain on securities
    available-for-sale.................      --     --         --     --           --           --            --             7
  Net loss.............................      --     --         --     --           --           --            --
                                         ------    ---     ------    ---      -------      -------       -------          ----


                                         ACCUMULATED
                                           DEFICIT      TOTAL
                                         -----------   --------
Balance at January 1, 1995.............   $   (998)    $ 14,039
  Issuance of Series A convertible
    preferred stock at $3.30 per share,
    for cash...........................         --          340
  Issuance of common stock, valued at
    $0.33 per share, for services......         --           15
  Repurchase of common stock at $0.017
    per share..........................         --           --
  Issuance of warrants, for cash to
    purchase common stock..............         --           --
  Net unrealized gain on securities
    available-for-sale.................                      22
  Net loss.............................     (4,150)      (4,150)
                                          --------     --------
Balance at December 31, 1995...........     (5,148)      10,266
  Issuance of common stock, valued at
    $0.33 per share for services.......         --           13
  Stock options exercised..............         --           22
  Issuance of Series B convertible
    preferred stock for cash, at $9.90
    per share..........................         --        5,000
  Issuance of Series A convertible
    preferred stock and common stock
    warrants for acquired technology...         --           97
  Net unrealized loss on securities
    available-for-sale.................                     (25)
  Warrants issued in exchange for
    receivable.........................         --           --
  Net loss.............................     (4,147)      (4,147)
                                          --------     --------
Balance at December 31, 1996...........     (9,295)      11,226
  Warrants payment received............         --          488
  Stock options exercised..............         --           69
  Issuance of common stock, valued at
    $8.25 and $9.08 per share for
    services...........................         --           65
  Deferred compensation related to
    stock option grants................         --           --
  Amortization of deferred
    compensation.......................         --        1,329
  Proceeds from initial public offering
    (IPO) (net of offering costs of
    $932,404 and commissions of
    $3,139,500)........................         --       40,778
  Preferred stock conversion upon
    IPO................................                      (1)
  Stock warrants net exercised.........         --           --
  Net unrealized gain on securities
    available-for-sale.................         --            7
  Net loss.............................     (2,676)      (2,676)
                                          --------     --------

Balance at December 31, 1997.                --       --   11,774       12       66,467   )     (652   )     (2,575               4
  Adjustment to receivable for warrants
    (unaudited)........................      --     --         --     --           --          652            --            --
  Stock options exercised
    (unaudited)........................      --     --         47     --           52           --            --            --
  Issuance of common stock for GenQuest
    acquisition (unaudited)............      --     --      1,064      1        7,351
  Issuance of common stock in exchange
    for technology and services
    (unaudited)........................      --     --         23     --          131           --            --            --
  Amortization of deferred compensation
    (unaudited)........................      --     --         --     --           --           --         1,131            --
  Net unrealized gain on securities
    available-for-sale (unaudited).....      --     --         --     --           --           --            --           203
  Net loss (unaudited).................      --     --         --     --           --           --            --            --
                                         ------    ---     ------    ---      -------      -------       -------          ----
Balance at September 30, 1998
  (unaudited)..........................      --    $--     12,908    $13      $74,001      $    --       $(1,444)         $207
                                         ======    ===     ======    ===      =======      =======       =======          ====

Balance at December 31, 1997.               (11,971)     51,285
  Adjustment to receivable for warrants
    (unaudited)........................         --          652
  Stock options exercised
    (unaudited)........................         --           52
  Issuance of common stock for GenQuest
    acquisition (unaudited)............                   7,352
  Issuance of common stock in exchange
    for technology and services
    (unaudited)........................         --          131
  Amortization of deferred compensation
    (unaudited)........................      1,131
  Net unrealized gain on securities
    available-for-sale (unaudited).....         --          203
  Net loss (unaudited).................    (22,927)     (22,927)
                                          --------     --------
Balance at September 30, 1998
  (unaudited)..........................   $(34,898)    $ 37,879
                                          ========     ========

                             See accompanying notes

                               CORIXA CORPORATION

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                                  -------------------    -------------------------------
                                                    1998       1997        1997        1996       1995
                                                  --------    -------    --------    --------    -------
                                                      (UNAUDITED)
OPERATING ACTIVITIES
Net loss........................................  $(22,927)   $(1,197)   $ (2,676)   $ (4,147)   $(4,150)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  In-process research and development...........    12,019         --          --          --         --
  Amortization of deferred compensation.........     1,131        850       1,329          --         --
  Depreciation and amortization.................     1,093        770       1,091         571        293
  Equity instruments issued in exchange for
    technology
    and services................................       131         65          65          97         14
  Write-off of warrant receivables..............       489         --
Changes in certain assets and liabilities:
  Accounts receivable...........................      (119)       492          80        (635)       (52)
  Interest receivable...........................      (585)        --        (129)         50        109
  Prepaid expenses..............................        24       (502)       (242)        (87)      (165)
  Other assets..................................        47       (879)       (138)          6         76
  Accounts payable and accrued expenses.........       806        606         592         409        414
  Deferred revenue..............................      (597)        27        (221)        905        413
                                                  --------    -------    --------    --------    -------
Net cash used in operating activities...........    (8,488)       232        (249)     (2,831)    (3,048)
INVESTING ACTIVITIES
Purchases of securities available-for-sale......   (77,973)    (9,715)    (35,802)    (11,270)    (5,223)
Proceeds from maturities of securities
  available-for-sale............................    56,510      5,532       5,794       9,118      9,450
Proceeds from sale of securities................    20,961         --          --          --         --
Purchases of property and equipment.............    (3,267)      (685)       (888)       (544)      (270)
Purchase of subsidiary, net of cash acquired....    (4,735)        --          --          --         --
                                                  --------    -------    --------    --------    -------
Net cash provided by (used in) investing
  activities....................................    (8,504)    (4,868)    (30,896)     (2,696)     3,957
FINANCING ACTIVITIES
Net proceeds from issuance of stock.............        52         69      40,847       5,035        340
Proceeds from long term debt....................     4,000         --       2,000          --         --
Borrowings from collaborative agreement.........     2,000      3,000       3,000          --         --
Principal payments on capital leases............      (769)      (584)       (820)       (425)      (151)
Payments on receivables for warrants............       163        348         488          --         --
Other...........................................        --         --          --          --       (141)
                                                  --------    -------    --------    --------    -------
Net cash provided by financing activities.......     5,446      2,833      45,515       4,610         48
Net increase (decrease) in cash and cash
  equivalents...................................   (11,546)    (1,803)     14,370        (916)       957
Cash and cash equivalents at beginning of
  period........................................    16,458      2,088       2,088       3,004      2,047
                                                  --------    -------    --------    --------    -------
Cash and cash equivalents at end of period......  $  4,912    $   285    $ 16,458    $  2,088    $ 3,004
                                                  ========    =======    ========    ========    =======
SUPPLEMENTAL DISCLOSURES
  Interest paid.................................  $    394    $   242    $    327    $    166    $    82
SUPPLEMENTAL SCHEDULE OF NONCASH OPERATING,
  INVESTING, AND FINANCING ACTIVITIES
  Equity instruments issued --
    GenQuest acquisition........................  $  7,352    $    --    $     --    $     --    $    --
  Assets acquired pursuant to capital leases....       308      1,786       2,067         996      1,244
  Equity instruments issued in exchange for
    technology
    and services................................       131         65          65          97         14

                             See accompanying notes

                               CORIXA CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE
           NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF ACTIVITIES

     Corixa Corporation, is focused on the discovery and early clinical development of products useful in preventing, treating or diagnosing cancer and certain infectious diseases as well as immunotherapeutic products for the treatment of certain autoimmune diseases. Corixa was previously considered a development stage company.

INTERIM FINANCIAL INFORMATION

     The financial information at September 30, 1998 and for the nine months ended September 30, 1998 and 1997 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that Corixa considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year.

     The unaudited interim financial statements of Corixa Corporation ("Corixa" or the "Company") include the accounts of its wholly-owned subsidiary, Chinook, a Delaware corporation (formerly known as Chinook Acquisition Corporation) ("Chinook") created to effect the merger with GenQuest, Inc., a Delaware corporation ("GenQuest"). Pursuant to the terms set forth in the Agreement and Plan of Merger by and among the Company, Chinook and GenQuest, GenQuest merged with and into Chinook and the separate corporate existence of GenQuest ceased, with Chinook surviving as a wholly-owned subsidiary of Corixa.

     The merger with GenQuest was accounted for as a purchase transaction. The assets and liabilities of GenQuest have been recorded on the books of the Company at their fair market values. The operating results of the acquired business have been included in the consolidated statements of operations from September 15, 1998, the effective date of the acquisition. All significant intercompany account balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

     All short-term investments, which consist primarily of bankers' acceptances and certificates of deposit, with maturities of three months or less at date of purchase are considered to be cash equivalents. The amounts are recorded at cost, which approximates fair market value.

SECURITIES AVAILABLE-FOR-SALE

     The Company's investment portfolio is classified as available-for-sale. The Company's main investment objectives are preservation of principal, a high degree of liquidity and a maximum total return. The Company invests primarily in (U.S. denominated only):

                               CORIXA CORPORATION
commercial paper; corporate notes/bonds, with no more than 10% of the portfolio in any one corporate issuer; and U.S. Treasury instruments with terms not exceeding four years. Such securities are stated at fair value, with the unrealized gains and losses reflected in stockholders' equity. Interest earned on securities is included in interest income. The amortized cost of investments is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretions are included in interest income. The cost of securities sold is calculated using the specific identification method.

MANAGEMENT OF CREDIT RISK

     The Company is subject to concentration of credit risk, primarily from its cash investments. Credit risk for cash investments is managed by purchase of investment grade securities, A1/P1 for money market instruments and A or better for debt instruments, and diversification of the investment portfolio among issuers and maturities.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and is depreciated on the straight-line method over the assets' estimated useful lives, which range from three to four years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the term of the lease. Amortization of assets recorded under capital leases is included in depreciation.

STOCK-BASED COMPENSATION

     In 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"). The Company has adopted the disclosure-only provisions of Statement 123, and applies Accounting Principles Board Opinion No. 25 ("APB 25") and related Interpretations in accounting for its stock option plans. Accordingly, Corixa's employee stock-based compensation expense is recognized based on the intrinsic value of the option on the date of grant. Non-employee stock-based compensation expense is recognized based on the Black-Scholes valuation methodology. Pro forma disclosure of net loss and net loss per share under Statement 123 is provided in Note 4.

     Under the intrinsic value method, Corixa records deferred compensation for the difference between the exercise price and the deemed fair value for financial reporting purposes of stock options granted. The compensation expense related to such grants is amortized over the vesting period.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                               CORIXA CORPORATION

OTHER FINANCIAL INSTRUMENTS

     At September 30, 1998 and December 31, 1997, the carrying value of financial instruments such as receivables and payables approximated their fair values, based on the short-term maturities of these instruments. Additionally, the carrying value of long-term liabilities approximated fair values because the underlying interest rates reflect market rates at the balance sheet dates.

REVENUE

     Revenue under collaborative agreements typically consists of nonrefundable up-front fees, ongoing research, development and technology access payments, and milestone and royalty payments. Revenue from nonrefundable up-front fees is recognized upon satisfaction of related obligations. Revenue from ongoing research and co-development payments is recognized ratably over the term of the agreement, as the Company believes such payments approximate the research and development expense being incurred associated with the agreement. Revenue from milestone, royalty, and other contingent payments will be recognized as earned. Advance payments received under any agreements in excess of amounts earned are recorded as deferred revenue. Revenue under cost reimbursement contracts is recognized as the related costs are incurred. The Company recognized 74%, 41% and 59% of its revenue in fiscal years 1997, 1996 and 1995, respectively from two collaborative partners. Two collaborative partners made up 65% and 13% of the Company's revenue during the nine month period ended September 30, 1998 and 62% and 13% during the same period in 1997. Grant revenue represented 13% of the Company's revenue during the nine month period ended September 30, 1998 and 7% during the same period in 1997.

RESEARCH AND DEVELOPMENT EXPENSES

     Research and development costs are expensed as incurred.

INCOME TAXES

     Corixa accounts for income taxes using the liability method under Statement of Accounting Standards No. 109, "Accounting for Income Taxes."

NET EARNING PER SHARE CALCULATIONS

     Corixa adopted the FASB issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is based on the weighted average number of common shares outstanding for the period, and excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share assumes the conversion of all dilutive securities, such as options, warrants and convertible preferred stock.

     As all preferred stock converted to common stock at the closing of Corixa's initial public offering, (the "Offering") pro forma basic and diluted loss per share is computed on

                               CORIXA CORPORATION
the basis of the average number of common shares outstanding plus the effect of preferred shares using the "if-converted" method. All pro forma losses per share amounts for all periods have been presented to conform to the Statement 128 requirements.

COMPREHENSIVE LOSS

     As of January 1, 1998, the Company adopted SFAS NO. 130, "Reporting Comprehensive Income," which establishes standard for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements and requires reclassification of financial statements for earlier periods to be provided for comparative purposes. Such adoption had no effect on the Company's financial condition or results of operations. Prior year financial statements have been restated to conform to the requirements of SFAS No. 130. The Company's comprehensive loss includes all items which comprise net loss plus/(minus) the unrealized gains/(losses) on available-for-sale securities. For the nine month periods ended September 30, 1998 and 1997, the Company's comprehensive loss was as follows:

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                                --------------------------   ---------------------------------------
                                    1998          1997          1997          1996          1995
                                ------------   -----------   -----------   -----------   -----------
Net loss......................  $(22,926,792)  $(1,196,805)  $(2,675,857)  $(4,146,763)  $(4,149,973)
Other comprehensive income:
  Unrealized holding gains
    (losses) arising during
    period....................       203,519         1,910         6,553       (25,137)       22,437
                                ------------   -----------   -----------   -----------   -----------
Total comprehensive loss......  $(22,723,273)  $(1,194,895)  $(2,669,304)  $(4,171,900)  $(4,127,536)
                                ============   ===========   ===========   ===========   ===========

SEGMENT REPORTING

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS NO. 131 establishes standards for the manner in which public companies report information about operating segments in annual and interim financial statements. The statement shall be effective for fiscal years beginning after December 15, 1997. Segment information for earlier years that is reported with corresponding information for the initial year of application shall be restated to conform to the requirements of Statement No. 131 unless it is impracticable to do so. Statement No. 131 need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application shall be reported in financial statements for interim period in the second year of application. The Company does not anticipate that Statement No. 131 will have a significant impact on its financial statement reporting.

RECLASSIFICATIONS

     Certain reclassifications have been made to the prior years' financial statements to conform to the 1997 presentation.

                               CORIXA CORPORATION

 2. SECURITIES AVAILABLE-FOR-SALE

     Securities available-for-sale consist of the following:

                                                GROSS         GROSS
                                 MARKET       UNREALIZED    UNREALIZED     AMORTIZED
                                  VALUE         GAINS         LOSSES         COST
                               -----------    ----------    ----------    -----------
September 30, 1998
  (Unaudited)
  U.S. Treasury
     obligations.............  $ 3,558,777     $ 17,807      $            $ 3,540,970
  U.S. Corporate
     obligations.............   37,005,988      181,523        (1,166)     36,825,631
                               -----------     --------      --------     -----------
                               $40,564,765     $199,330      $ (1,166)    $40,366,601
                               ===========     ========      ========     ===========
December 31, 1997
  U.S. Treasury
     obligations.............  $13,978,189     $ 10,474      $ (7,969)    $13,975,685
  U.S. Corporate
     obligations.............   25,881,460        1,927        (9,787)     25,889,320
                               -----------     --------      --------     -----------
                               $39,859,649     $ 12,401      $(17,756)    $39,865,005
                               ===========     ========      ========     ===========
December 31, 1996
  U.S. Treasury
     obligations.............  $ 9,845,180     $    842      $(12,750)    $ 9,857,088
                               ===========     ========      ========     ===========

     Corixa had no gross realized gains or losses on sales of available-for-sale securities for the fiscal years 1997, 1996 and 1995. The contractual maturities of Corixa's available-for-sale securities are shown below:

                                               ESTIMATED
                                              FAIR MARKET     AMORTIZED
                                                 VALUE          COST
                                              -----------    -----------
September 30, 1998 (Unaudited)
  Due in one year or less...................  $18,584,025    $18,458,673
  Due in one year through three years.......   21,980,740     21,907,928
                                              -----------    -----------
                                              $40,564,765    $40,366,601
                                              ===========    ===========
December 31, 1997
  Due in one year or less...................  $25,914,319    $25,915,022
  Due after one year through three years....   13,945,330     13,949,983
                                              -----------    -----------
                                              $39,859,649    $39,865,005
                                              ===========    ===========
December 31, 1996
  Due in one year or less...................  $ 9,854,180    $ 9,857,088
                                              ===========    ===========

                               CORIXA CORPORATION

 3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                        DECEMBER 31,
                                 SEPTEMBER 30,    -------------------------
                                     1998            1997           1996
                                 -------------    -----------    ----------
                                  (UNAUDITED)
Laboratory equipment...........   $ 4,422,298     $ 3,577,341    $2,088,170
Computers and office
  equipment....................     1,741,962       1,151,114       370,471
Leasehold improvements.........     1,268,764       1,256,002       628,940
Construction in progress.......     2,621,297              --            --
                                  -----------     -----------    ----------
                                   10,054,321       5,984,457     3,087,581
Accumulated depreciation and
  amortization.................    (3,029,189)     (1,937,973)     (850,385)
                                  -----------     -----------    ----------
                                  $ 7,025,132     $ 4,046,484    $2,237,196
                                  ===========     ===========    ==========

     Construction in progress includes expenditures related to leasehold improvements on the Company's leased office and research facilities.

 4. STOCKHOLDERS' EQUITY

COMMON STOCK

     On July 25, 1997, Corixa's Board of Directors authorized Corixa to file a Registration Statement with the Securities and Exchange Commission to permit Corixa to proceed with the Offering of its common stock. In connection with the Offering, Corixa's Board of Directors and stockholders authorized a class of 10,000,000 shares of Preferred Stock (the "New Preferred Stock") and approved a reverse stock split of the outstanding shares of common stock and Series A and Series B convertible preferred stock on the basis of one new share of stock for every 3.3 outstanding shares of stock. The reverse stock split became effective September 24, 1997 concurrent with the filing of an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. All outstanding convertible preferred stock, common and common equivalent shares and per-share amounts in the accompanying financial statements and related notes to financial statements have been retroactively adjusted to give effect to the reverse stock split. In October 1997, Corixa completed the Offering of its common stock by selling 3,450,000 shares at $13 per share, resulting in proceeds to Corixa of $40,778,096 net of underwriting discounts, commissions and offering expenses incurred by Corixa.

PREFERRED STOCK

     In connection with the Offering, Corixa's Series A Preferred Stock and Series B Preferred Stock were converted, after obtaining the consent of a majority of the holders of each class of such shares, into 5,151,181 shares of common stock based upon the then-effective (one for one) respective conversion prices of the Series A and Series B shares.

                               CORIXA CORPORATION

1994 STOCK OPTION PLAN

     Corixa has a stock option plan, the Amended and Restated 1994 Stock Option Plan (the "1994 Plan") under which an aggregate of 2,364,208 shares of common stock were reserved for grants to employees, members of the Board of Directors, and consultants as of March 31, 1998. Options granted under the 1994 Plan may be designated as incentive or nonqualified at the discretion of the Plan Administrator (as defined in the 1994 Plan). On July 25, 1997, Corixa amended and restated the 1994 Plan, whereby the number of shares authorized under the 1994 Plan was increased by 700,000 shares and is subject to automatic increase on the first trading day of each of the ten calendar years beginning in 1998 and ending in 2007, in an amount equal to 3% of the number of shares of common stock outstanding on December 31 of the immediately preceding calendar year, up to a maximum of 500,000 shares each year over the ten-year period.

     Generally, the options vest over a four-year period with 25% vesting upon the first year and the remainder vesting monthly thereafter. All options expire no later than ten years from the date of grant. Incentive stock options are exercisable at not less than the fair market value of the stock at the date of grant, and nonqualified stock options are exercisable at prices determined at the discretion of the Plan Administrator, but not less than 85% of the fair market value of the stock at the date of grant. The Administrator has the discretion to grant options that are exercisable for unvested shares of Corixa Common Stock and, to the extent that an optionee holds options for such unvested shares of Corixa Common Stock upon termination, Corixa will have the right to repurchase any or all of the unvested shares at the per-share exercise price paid by the optionee for the unvested shares.

1997 EMPLOYEE STOCK PURCHASE PLAN

     On July 25, 1997, Corixa adopted the 1997 Employee Stock Purchase Plan (the "Purchase Plan"). As of March 31, 1998, a total of 125,000 shares of common stock were reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase shares of Corixa's common stock through payroll deductions at a price equal to 85% of the fair market value of Corixa's common stock on the first day or the last day of the applicable six-month offering period, whichever is lower. The Purchase Plan began on the effective date of Corixa's Offering.

     The number of authorized shares is subject to automatic increase on the first trading day of each of the 20 calendar years beginning in 1998 and ending in 2017. If the number of shares reserved for issuance is less than 1% of the outstanding common stock, the number of shares reserved for issuance shall be increased until it equals 1% of the outstanding common stock (up to a maximum of 125,000 in any calendar year), or such lower amount as determined by the Board of Directors. The Board of Directors has the power to amend or terminate the Purchase Plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder. If not terminated earlier, the Purchase Plan will have a term of 20 years.

                               CORIXA CORPORATION

1997 DIRECTORS' STOCK OPTION PLAN

     The Directors' Plan was adopted by Corixa on July 25, 1997. As of March 31, 1998, a total of 250,000 shares of Corixa's common stock were reserved for issuance under the Directors' Plan. The number of authorized shares is subject to automatic increase, on the first trading day of each of the five calendar years beginning in 1998 and ending in 2002 in an amount equal to 50,000 shares of common stock or such lesser amount as the Board of Directors may establish. The Directors' Plan provides for the grant of nonqualified stock options to non-employee directors of Corixa. The Directors' Plan provides that each person who first became a non-employee director of Corixa shall be granted nonqualified stock options to purchase 15,000 shares of common stock (the "First Option"). Thereafter, on the first day of each fiscal year, commencing fiscal year 1998, each non-employee director shall be automatically granted an additional option to purchase 5,000 shares of common stock (a "Subsequent Option") if, on such date, he or she shall have served on Corixa's Board of Directors for at least six months. The First Options and Subsequent Options generally vest over 36 and 12 months, respectively, and have 10-year terms. The exercise price of such options shall be equal to the fair market value of the Corixa's common stock on the date of grant of the option. The Plan has a 10-year term unless terminated earlier.

     A summary of Corixa's stock option activity and related information follows:


                                                                           WEIGHTED
                                           SHARES UNDER                    AVERAGE
                                           OUTSTANDING      PRICE PER      EXERCISE
                                             OPTIONS          SHARE         PRICE
                                           ------------    ------------    --------
Balance at January 1, 1995...............     167,127              0.33      0.33
  Options granted........................     341,643              0.33      0.33
  Options canceled.......................     (11,969)             0.33      0.33
                                            ---------
Balance at December 31, 1995.............     496,801              0.33      0.33
  Options granted........................     182,413      0.33 -  0.99      0.58
  Options exercised......................     (67,999)             0.33      0.33
  Options canceled.......................      (6,090)     0.33 -  0.99      0.38
                                            ---------
Balance at December 31, 1996.............     605,125      0.33 -  0.99      0.40
  Options granted........................     710,004      0.99 - 13.50      2.08
  Options exercised......................    (126,188)     0.33 -  0.99      0.55
  Options canceled.......................     (19,852)     0.33 -  0.99      0.67
                                            ---------
Balance at December 31, 1997.............   1,169,089      0.33 - 13.50      1.40
  Options granted (unaudited)............     417,775      5.00 -  9.50      7.79
  Options exercised (unaudited)..........     (68,574)     0.33 -  0.99      0.60
  Options canceled (unaudited)...........     (40,878)     0.99 - 11.50      4.96
                                            ---------
Balance at September 30, 1998
  (unaudited)............................   1,477,412      0.33 - 13.50      3.28
                                            =========

                               CORIXA CORPORATION

     The following table summarizes information about the stock options outstanding at December 31, 1997:

                          OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                  ------------------------------------   (WITHOUT RESTRICTION)
                                 WEIGHTED                ----------------------
                                  AVERAGE     WEIGHTED                WEIGHTED
                    NUMBER       REMAINING    AVERAGE                 AVERAGE
   RANGE OF       OUTSTANDING   CONTRACTUAL   EXERCISE    NUMBER      EXERCISE
EXERCISE PRICES    12/31/97        LIFE        PRICE      VESTED       PRICE
---------------   -----------   -----------   --------   ---------   ----------
$ 0.33 -  0.99     1,104,089     8.5 years     $ 0.72     508,373      $0.47
$11.50 - 13.50        65,000     9.8 years     $12.88          --         --
                   ---------                              -------
$ 0.33 - 13.50     1,169,089     8.6 years     $ 1.40     508,373      $0.47
                   =========                              =======

     Deferred compensation of approximately $3.9 million was recorded during 1997 representing the difference between the exercise prices of options granted during that period and the deemed fair market value.

     Options of 24,945 and 96,845 shares had been exercised as of September 30, 1998 and December 31, 1997 respectively for which the underlying stock continues to be restricted. At September 30, 1998 and December 31, 1997, 875,077 and 847,706, respectively, shares remain available for grant.

     Pro forma information regarding net loss and loss per share required by Statement 123 has been determined as if Corixa had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions on the option grant date for 1997, 1996 and 1995, respectively: risk-free interest rates of 6.4%, 6.5% and 6.3%, expected volatility of 57%, 0% and 0%, and expected option lives of four years and dividend yields of 0.0%.

     The weighted average fair value of options granted during 1997, 1996 and 1995 was $6.60, $0.17 and $0.11 per option, respectively.

     Under Statement 123, if Corixa had elected to recognize the compensation cost based upon the fair value of the options granted at the grant date, net loss would have been increased as follows (the estimated fair value of the options is amortized to expense over the options' vesting period or upon the achievement of certain milestones):

                                         YEAR ENDED DECEMBER 31,
                                -----------------------------------------
                                   1997           1996           1995
                                -----------    -----------    -----------
Net loss:
  As reported.................  $(2,675,857)   $(4,146,763)   $(4,149,973)
  Pro forma...................   (2,914,188)    (4,170,558)    (4,158,556)
Pro forma net loss per share:
  As reported.................  $     (0.31)   $     (0.55)   $     (0.58)
  Pro forma...................        (0.33)         (0.56)         (0.58)

     The Statement 123 pro forma disclosures above are not necessarily indicative of future pro forma disclosures because of the manner in which the pro forma impact of Statement 123 calculations is phased in over time.

                               CORIXA CORPORATION

STOCK WARRANTS

     In connection with sales of Series A shares in 1995 and 1994, Corixa issued stock warrants to certain stockholders at an aggregate purchase price of $0.003 per share to purchase 413,191 shares of Corixa's common stock at an exercise price of $0.33 per share.

     During 1996, Corixa issued warrants to purchase 114,342 shares of common stock at exercise prices ranging from $0.003 to $6.60 per share and 163,636 Series A shares at an exercise price of $6.60 per share. These warrants were issued in connection with certain collaborative agreements and the leasing of office and research facilities. Vesting of the warrants to purchase 75,757 shares of common stock and warrants to purchase 163,636 shares of Series A stock is contingent upon the achievement of certain milestones. The weighted average grant-date fair value ranges from $0.99 to negligible per share, and negligible per share for common stock and Series A shares, respectively. Warrants to purchase 31,818 shares of Series A Preferred Stock were issued in 1994. (See
Note 7 of these Corixa financial statements.) Additional warrants to purchase 454,533 shares of Series B stock were issued in 1996. (See Note 9 of these Corixa financial statements.)

     Corixa recognizes research and development expense for the calculated fair value of milestone specific warrants, for which milestone achievement has been deemed probable by management. No warrant-related milestones were reached during the nine months ended September 30, 1998 or in 1997. Final valuation of the warrant costs is calculated at the actual achievement of these milestones based on the fair value of the underlying stock at that date.

     In connection with the Offering, all Series A and Series B share warrants were converted to warrants to purchase common shares on a share-for-share basis. 445,139 shares of common stock were issued upon the net exercise of 483,008 stock warrants during 1997. The number of common shares purchased reflect the difference between the aggregate exercise price of the warrants and the market price per share of the common stock of the aggregate number of shares purchasable under the warrant.

     Corixa had 684,893 common stock warrants outstanding as of September 30, 1998 and December 31, 1997 at a weighted average exercise price of $8.04 and expire between 2001 and 2008. Corixa had no Series A or Series B share warrants outstanding as of March 31, 1998. Common stock, Series A share and Series B share warrants outstanding at December 31, 1996 were 527,533, 195,454, and 454,533, respectively, at weighted average exercise prices of $.075, $6.07, and $9.90 per share, respectively.

STOCK REPURCHASE AGREEMENTS

     Since its inception, Corixa has sold approximately 945,185 shares of common stock at a price of $0.017 per share to employees and scientific founders of Corixa under agreements which allow Corixa, at its option, to repurchase the shares at the original purchase price if the employment or consulting relationship with Corixa ceases for any reason. Under the repurchase agreements, the shares subject to repurchase are generally reduced in cumulative pro rata increments over a four-year period beginning at the issuance date. As of September 30, 1998 and December 31, 1997, 118,148 shares and 177,223 shares, respectively, were subject to repurchase.

                               CORIXA CORPORATION

     Under the terms of all of the repurchase agreements, if Corixa is acquired by merger, consolidation, or sale of assets, the repurchase agreements will cease to apply.

SHARES RESERVED

     Common stock was reserved for the following purposes:

                                               SEPTEMBER 30,    DECEMBER 31,
                                                   1998             1997
                                               -------------    ------------
                                                (UNAUDITED)
Stock options................................    2,352,489       2,016,795
Warrants to purchase common stock............      684,893         694,512
Employee Stock Purchase Plan.................      120,212         125,000
License, technology, and patent rights
  agreements.................................       16,659          34,838
                                                 ---------       ---------
                                                 3,157,594       2,871,145
                                                 =========       =========

NET LOSS PER SHARE

     Basic and diluted loss per share are calculated using the average number of common shares outstanding (see Note 1 of these Corixa financial statements). Pro forma basic and diluted loss per share are computed on the basis of the average number of common shares outstanding plus the effect of convertible preferred shares using the "if-converted" method as follows:

                                 SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                           --------------------------   ---------------------------------------
                               1998          1997          1997          1996          1995
                           ------------   -----------   -----------   -----------   -----------
                                  (UNAUDITED)
Net loss(A)..............  $(22,926,792)  $(1,196,805)  $(2,675,857)  $(4,146,763)  $(4,149,973)
Weighted average
  outstanding:
  Common stock(B)........    11,862,434     2,630,018     4,891,342     2,520,668     2,486,746
  Convertible preferred
    stock................             0     5,151,196     3,863,396     4,969,433     4,633,075
                           ------------   -----------   -----------   -----------   -----------
    Proforma weighted
       average
       outstanding(C)....    11,862,434     7,781,214     8,754,738     7,490,101     7,119,821
                           ============   ===========   ===========   ===========   ===========
Loss per share:
  Basic and
    diluted(A/B).........  $      (1.93)  $     (0.46)  $     (0.55)  $     (1.65)  $     (1.67)
                           ============   ===========   ===========   ===========   ===========
  Pro forma basic and
    diluted(A/C).........  $      (1.93)  $     (0.15)  $     (0.31)  $     (0.55)  $     (0.58)
                           ============   ===========   ===========   ===========   ===========

 5. INCOME TAXES

     At September 30, 1998 and December 31, 1997, Corixa had net operating loss carryforwards of approximately $10.6 million and $9.9 million, respectively, and research and experimentation credit carryforwards of approximately $1.1 million and $0.8 million, respectively, which begin to expire in 2009. Utilization of net operating losses and research

                               CORIXA CORPORATION
and development tax credit carryforwards is subject to change of certain limitations under Section 382 of the Internal Revenue Code. During the period 1995 through 1997, Corixa experienced ownership changes as defined by the Internal Revenue Code. Accordingly, Corixa's use of losses incurred through the date of any ownership changes will be limited during the carryforward period.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Corixa has recognized a valuation allowance equal to the deferred tax assets due to the uncertainty of realizing the benefits of the assets. The valuation allowance for deferred tax assets increased $3,824,000, $1,291,000 and $1,475,000 during the nine months ended September 30, 1998 and during the years ended December 31, 1997 and 1996, respectively. The effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:

                                                                DECEMBER 31,
                                        SEPTEMBER 30,    --------------------------
                                            1998            1997           1996
                                        -------------    -----------    -----------
                                         (UNAUDITED)
Deferred tax assets:
Net operating loss carryforwards......   $ 6,969,000     $ 3,361,000    $ 2,547,000
Research and experimentation credit
  and foreign tax credit
  carryforwards.......................     1,153,000         861,000        339,000
Deferred revenue......................       170,000         373,000        448,000
Financial statement expenses not
  deducted on tax return..............       180,000         162,000         33,000
                                         -----------     -----------    -----------
                                           8,472,000       4,757,000      3,367,000
                                         -----------     -----------    -----------
Deferred tax liabilities:
Depreciation..........................       (25,000)         37,000         34,000
Tax return expenses not charged
  against financial statements........        49,000          96,000              0
                                         -----------     -----------    -----------
                                              24,000         133,000         34,000
                                         -----------     -----------    -----------
Net deferred tax asset................     8,448,000       4,624,000      3,333,000
Less valuation allowance..............    (8,448,000)     (4,624,000)    (3,333,000)
                                         -----------     -----------    -----------
Net deferred tax assets...............   $         0     $         0    $         0
                                         ===========     ===========    ===========

 6. 401(k) PLAN

     Corixa has a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of Corixa's employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($10,000 in 1998) and to have the amount of such reduction contributed to the 401(k) Plan. Corixa did not match contributions before fiscal 1998. Effective January 1, 1998, Corixa implemented a 401(k) matching program whereby Corixa contributes twenty-five cents for

                               CORIXA CORPORATION
each dollar a participant contributes, with a maximum contribution of 25% of the first 8% of a participants earnings not to exceed 25% of the prescribed annual limit. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by Corixa to the 401(k) Plan, and income earned on 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by Corixa, if any, will be deductible by Corixa when made. At the direction of each participant, Corixa invests the assets of the 401(k) Plan in any of five investment options.

 7. LONG-TERM OBLIGATIONS AND COMMITMENTS

                                                               DECEMBER 31,
                                        SEPTEMBER 30,    ------------------------
                                            1998            1997          1996
                                        -------------    ----------    ----------
                                         (UNAUDITED)
Capital lease obligations.............   $ 2,841,132     $2,854,215    $1,663,112
Advance from corporate partner........     5,000,000      3,000,000           -0-
Bank loan.............................     6,000,000      2,000,000           -0-
                                         -----------     ----------    ----------
                                          13,841,132      7,854,215     1,663,112
Less current portion of capital lease
  obligations.........................     2,133,889        930,429       487,758
                                         -----------     ----------    ----------
                                         $11,707,243     $6,923,786    $1,175,354
                                         ===========     ==========    ==========

     A $1,500,000 lease line was obtained in 1996, and in 1997 Corixa renegotiated the remaining lease line (of approximately $384,000) to $1,450,000. As of September 30, 1998, Corixa had fully utilized the lease line. Both leases are secured by the underlying equipment.

     The $5 million advance from a corporate partner at September 30, 1998 represents payments received in exchange for options to license two of Corixa's early-stage cancer targets. Refer to Note 8 to these Corixa financial statements with regard to the terms and conditions of the advance and Note 10 to these Corixa financial statements with regard to subsequent events related to an extension of a license relating to one of the two early-stage cancer targets.

     As of December 31, 1997, Corixa has an unsecured note that includes a commitment expiring December 31, 1998 for up to $7 million of borrowings. Borrowings under the terms of the note bear interest a rate that is a function of either the prime rate of a major bank or federal fund rates. Under the terms of the note, Corixa is required to meet minimum (i) tangible net worth, (ii) net cash calculated based upon the sum of the principal balance under the note and the greater of a multiple of Corixa's net cash burn or $10,000,000, (iii) total debt to net worth ratios and (iv) current ratio. As of September 30, 1998 Corixa had borrowed $6 million against the facility. The note includes provisions for quarterly interest-only payments based upon the outstanding loan balance until December 1998 followed by 48 payments of interest and principal beginning January 1999 based upon the outstanding amount on the note as of December 31, 1998. No

                               CORIXA CORPORATION
additional amounts may be drawn against the note after December 31, 1998. As of September 30, 1998, Corixa was in compliance with the note covenants.

     Corixa rents office and research facilities under noncancelable operating leases which expire in January 2005. Corixa has issued an irrevocable standby letter of credit in the amount of $750,000 as a security deposit on the lease. Corixa has options to renew the lease for two additional terms of five years each.

     Minimum future rental payments under all lease agreements at December 31, 1997 are as follows:

                                                        CAPITAL       OPERATING
               YEAR ENDED DECEMBER 31,                   LEASES        LEASES
               -----------------------                 ----------    -----------
1998.................................................  $1,226,229    $ 1,322,200
1999.................................................   1,010,732      2,447,508
2000.................................................     809,315      2,466,114
2001.................................................     403,054      2,540,097
2002.................................................         -0-      2,616,300
Thereafter...........................................         -0-      5,589,543
                                                       ----------    -----------
Total minimum payments...............................  $3,449,330    $16,981,762
                                                                     ===========
Less interest........................................     595,115
                                                       ----------
Present value of minimum lease payments..............   2,854,215
Less current portion.................................     930,429
                                                       ----------
Capital lease obligations, less current portion......  $1,923,786
                                                       ==========

     Rent expense was $1,290,000, $1,532,282, $638,037 and $364,240, for the
nine months ended September 30, 1998 and for the years ended December 31, 1997, 1996 and 1995, respectively.

 8. SCIENTIFIC COLLABORATIVE AND LICENSE AGREEMENTS

     Corixa has various collaborative research agreements with academic universities and research institutions, which expire at various intervals through 2000. Certain agreements stipulate the reimbursement by Corixa of research costs incurred by these universities and institutions on behalf of Corixa. Included in research and development expenses for the nine months ended September 30, 1998 and years ended December 31, 1997, 1996 and 1995 are reimbursements approximating $1,400,000, $1,400,000 and $900,000, respectively. Certain 1997 collaborative agreements extend into fiscal years 1998 and 1999. As of September 30, 1998, Corixa is committed to reimburse these universities and institutions approximately $804,000 and $474,000 in 1998 and 1999, respectively.

     Corixa has entered into certain license agreements and obtained options to negotiate license agreements under the terms of which Corixa received license, technology, and patent rights. During the nine months ended September 30, 1998 and the years ended December 31, 1997, 1996 and 1995, Corixa paid initial license and/or option fees

                               CORIXA CORPORATION
approximating $1,084,000, $480,000, $185,000 and $80,000, respectively. Corixa issued 33,328 and 36,363 shares of common stock during 1996 and 1995, (plus a commitment to issue an additional 21,212 shares, upon the achievement of certain events of which 19,697 were issued in 1997) for such rights. No shares of common stock issued during 1997 were attributable to license agreements. In conjunction with certain 1996 collaboration agreements, Corixa also issued options to purchase 129,393 shares of common stock and warrants to purchase 75,757 and 163,636 shares of common stock and Series A Preferred Stock, respectively. See
Note 4 of these Corixa financial statements.

     Certain agreements call for royalty and milestone payments to be paid by Corixa. The agreements are for terms from 10 to 17 years or the expiration of the last issued patent within the licensed technology, unless terminated earlier for certain specified events, as defined in the respective agreements.

     Additionally, Corixa has entered into research and license agreements and granted options to other parties to negotiate license agreements under the terms of which Corixa provides license, technology, and patent rights. Under the terms of the agreements, Corixa will receive additional license fees, option fees and/or reimbursement of certain research and development costs through 1998. The agreements provide for one-time payments upon the achievement of certain milestones and the payment of royalties based on product sales.

     Corixa entered into an exclusive option agreement ("Exclusive Option") during 1997 with a third party ("Option Partner") pursuant to which the third party agreed to advance consideration in exchange for exclusive options to license two of Corixa's early-stage programs in two cancer targets (see Note 7 of these Corixa financial statements). In the event such options are exercised, the consideration will be credited against future milestone payments or converted to common stock of Corixa, as per the agreement. In January 1998, the Option Partner advanced $2 million to Corixa to extend the first option expiration from March 1, 1998 to September 1, 1999. If such options are not exercised or extended before September 1, 1999 in the case of one cancer target option or before September 1, 1998 in the case of the second cancer target option, Corixa will be required to refund the consideration for the option(s) over a three-year period beginning March 2000.

     In April 1998, Corixa announced that it had agreed to terminate its ex-vivo adoptive immunotherapy collaboration agreement with CellPro, Incorporated ("CellPro"). The agreement, which covered the ex-vivo use of Corixa's cancer antigens, microsphere delivery system and adjuvant technologies for the purpose of activating and propagating tumor reactive cells outside the body, was entered into in November, 1995 and provided less than 10% of Corixa's fiscal year 1997 revenue. Under the terms of the termination agreement, all rights previously granted to CellPro in respect to Corixa technology in the field of adoptive immunotherapy reverted to Corixa.

 9. INVESTMENTS IN AND AGREEMENTS WITH GENQUEST, INC.

     In February 1996, Corixa entered a license and research collaboration agreement with GenQuest for the purpose of discovering, characterizing, developing, and commercializing novel genes for use in the treatment, prevention, or diagnosis of cancer or pre-neoplastic cell proliferation disease.

                               CORIXA CORPORATION

     In February 1996, Corixa acquired an aggregate of 4,412,613 shares of Series A preferred stock of GenQuest in exchange for the transfer of certain intellectual property rights in connection with the collaboration. The Series A preferred shares represent approximately 16% of GenQuest's outstanding capital stock at December 31, 1997. As a result of its ownership of Series A preferred stock of GenQuest, Corixa has certain registration rights with respect to public offerings of GenQuest and rights of first offer that allow Corixa to participate ratably in future issuances of stock to maintain its ownership percentage of GenQuest.

     Additionally, Corixa is entitled to voting rights equivalent to the number of shares of common stock of GenQuest into which such shares of Series A preferred stock can be converted and is a party to a voting agreement among GenQuest and all but two of its stockholders. Under the terms of the voting agreement, Corixa has a right to designate two of seven nominees to the Board of Directors of GenQuest and the stockholders of GenQuest who are parties to the voting agreement have agreed to vote their shares in favor of such nominees. Corixa's right to designate such nominees will terminate when Corixa owns less than 10% of the voting capital stock of GenQuest.

     In December 1996, Corixa and GenQuest amended the license and collaboration agreement and, in connection with this amendment, entered into an administrative services and management agreement. As part of the collaboration, GenQuest has agreed to provide an aggregate of $5.7 million in funding in support of certain research and development projects conducted by Corixa and GenQuest on a collaborative basis during a three year research term. Under the license agreement, Corixa and GenQuest agreed to cross-license certain technologies and products owned or controlled by them as of February 1996 and technologies and products developed under the collaborative research program. Corixa is required to pay GenQuest, when product sales commence, certain royalties on sales of products that use technology licensed from GenQuest, and GenQuest is required to pay Corixa, when product sales commence, certain royalties on the sale of products that use technology licensed from Corixa. In addition, sales of certain products developed by GenQuest using technology developed by Corixa in the collaborative research program would be royalty-free.

     Additionally, Corixa has agreed that certain administrative and management services will be provided to GenQuest by certain Corixa employees, including Corixa's Chief Executive Officer, Chief Scientific Officer, Chief Operating Officer, and Chief Financial Officer, and GenQuest has agreed to reimburse Corixa for such services. The management services agreement terminates upon the earlier of (i) 90 days following the expiration of Corixa's right to purchase substantially all of the outstanding shares of GenQuest's capital stock, as described below, (ii) 90 days following the date Corixa purchases GenQuest's capital stock pursuant to such right, or (iii) at the option of either Corixa or GenQuest, upon the termination of the amended license agreement.

     In December 1996, in connection with the modification of the collaboration between Corixa and GenQuest and the issuance of Series B preferred stock of GenQuest to additional investors (18,309,271 shares at $0.50 per share), Corixa, GenQuest and the stockholders of GenQuest entered into a call option agreement. Under the terms of this agreement, Corixa has the right to purchase a significant majority of the outstanding shares

                               CORIXA CORPORATION
of GenQuest's capital stock held by the stockholders of GenQuest at a purchase price determined in accordance with a formula stipulated in the agreement. This right becomes effective on the earlier of June 23, 1998, the completion of a 30-day trading period following Corixa's Offering during which the average closing sale price of a share of Corixa's common stock meets the minimum requirement stipulated in the agreement, and a merger of Corixa with another entity or a sale of substantially all of Corixa's assets, and terminates on the earlier of January 23, 2000, the date that Corixa notifies GenQuest that it will not exercise this right, the closing of the Offering of GenQuest, and 10 days following a merger of or sale of assets by Corixa.

     In conjunction with the relationship between Corixa and GenQuest, Corixa issued warrants to purchase 454,533 shares of Corixa's Series B shares at a price of $9.90 per share. The warrants expire on the earlier of December 23, 2001 or certain events as specified in the warrant agreements. A receivable of $652,000 from GenQuest, which represents the outstanding amount due for the warrants, is included in equity at December 31, 1997. Approximately $488,000 was applied against the receivable in the year ended December 31, 1997. The receivable was expensed in connection with the acquisition of GenQuest in the nine months ended September 30, 1998.

     Corixa's investment in GenQuest is recorded in the balance sheet at $-0-, which was the historical cost of the technology exchanged for the preferred stock of GenQuest issued to Corixa. Corixa did not recognize the increased value of its equity investment resulting from the GenQuest issuance of Series B preferred stock due to uncertainty regarding its ultimate realization.

     For the nine months ended September 30, 1998 and during the years ended December 31, 1997 and 1996, Corixa recognized other income of $204,000, $325,000 and $300,000, respectively, as a result of administrative services provided to GenQuest.

     In conjunction with its collaborative agreement with GenQuest, Corixa's September 30, 1998 and December 31, 1997 results include collaborative revenue and research and development expenses of approximately $1,000,000 and $1,200,000 and $1,932,000 and $2,420,000, respectively. Additionally, Corixa recognized $652,000 and $488,000 in warrant amortization during the nine months ended September, 1998 and during the year ended December 31, 1997, respectively. Corixa did not recognize collaborative revenue or research and development expenses relating to GenQuest in 1996.

     On September 15, 1998 the Company completed the acquisition of GenQuest, Inc., see Note 1.

10. SUBSEQUENT EVENTS (UNAUDITED)

SMITHKLINE BEECHAM AGREEMENT

     On October 28, 1998, the Company entered into a collaboration and license agreement with SmithKline Beecham, which superseded and significantly expanded the scope of Company's then-existing agreements with SB Manufacturing and SB Biologicals. The Company granted SmithKline Beecham an exclusive worldwide license to develop, manufacture and sell vaccine products and certain dendritic cell therapy products that incorporate antigens discovered or in-licensed under this corporate partnership; provided

                               CORIXA CORPORATION
that with respect to tuberculosis, such rights are co-exclusive with Corixa in Japan. Under the collaboration and license agreement, SmithKline Beecham agreed to provide payment for work that is performed under the Company's existing antigen discovery programs in tuberculosis, breast cancer and prostate cancer. In addition, SmithKline Beecham agreed to provide payment for work that is performed in additional programs in the following areas: (i) ovarian and colon carcinoma vaccine discovery and development programs and (ii) vaccine discovery programs for two chronic infectious pathogens, Chlamydia trachomatis, which causes sexually transmitted diseases, and Chlamydia pneumoniae, which is associated with the development of atherosclerosis. The discovery phase of the agreement also allows for the selection of one additional disease field to be agreed upon at a future date. The Company also granted SmithKline Beecham an exclusive worldwide license to develop, manufacture and sell vaccine products resulting from the Company's clinical program based on Her-2/neu for the treatment of breast and ovarian cancer as well as the Company's preclinical program based on Mammoglobin, a novel gene and protein associated with breast cancer. For certain of these disease areas, the Company granted SmithKline Beecham certain license rights to develop, manufacture and sell passive immune products such as T cell or antibody therapeutics and therapeutic drug monitoring products.

     SmithKline Beecham has committed to funding of $43.6 million for work that is performed in such discovery programs during the next four years. The Company and SmithKline Beecham may mutually agree to extend the research and development programs beyond the initial four year term.

     In addition, SmithKline Beecham agreed to purchase $2.5 million worth of Corixa Common Stock at a premium to its fair market value, and Corixa has the right to require SmithKline Beecham to purchase an additional $2.5 million of Common Stock, at a premium in the future. The equity component combined with the discovery program payment results in aggregate funding of $48.6 million during the first four years of the agreement. Additionally, with respect to the $5.0 million previously paid to the Company by SmithKline Beecham under the prior option agreement, which covered the fields of ovarian and colon cancer, SmithKline Beecham may elect to have Corixa repay such amount to SmithKline Beecham on September 1, 2003 or convert such amounts into the purchase of Corixa common stock at a premium.

     To the extent that certain clinical and commercial milestones in the programs are achieved, the Company is entitled to receive payments, which in the aggregate could exceed $150 million. The individual amounts of such payments vary depending on the milestones achieved and the types of product sold. The Company is also entitled to receive future royalty payments on any product sales, which royalties vary depending on the types of products sold.

     The agreement passed the requisite waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended on November 29, 1998.

                               CORIXA CORPORATION

IMMGENICS AGREEMENT

     On November 5, 1998 Corixa announced it signed an exclusive agreement with ImmGenics Pharmaceuticals, Inc. ("ImmGenics") to utilize ImmGenics' proprietary Selected Lymphocyte Antibody Method ("SLAM") technology to develop high potency therapeutic and diagnostic monoclonal antibodies targeting Corixa's proprietary antigens in cancer and infectious disease. Under the terms of the agreement, Corixa will make research and development payments and, if certain milestones are achieved, additional milestone payments, as well as royalty streams on future product sales. In addition to the collaborative agreement, Corixa invested $1.75 million in exchange for preferred stock in ImmGenics, convertible debt and warrants, and may be required to invest an additional $1.25 million in 1999, for a total investment by Corixa of $3.0 million. Corixa may obtain additional ownership in ImmGenics over time under certain terms of the agreements.

ACQUISITION OF ANERGEN


     On December 11, 1998, Corixa Corporation agreed to buy Anergen Inc. in a stock-for-stock merger valued at $9.1 million with a total purchase price of $10.7 million. Corixa will pay the $9.1 million in common stock and account for the transaction as a purchase. Two major shareholders of Anergen, Warburg, Pincus Ventures, L.P. and International Biotechnology Trust, managed by Rothschild Asset Management, will provide the Redwood City, Calif.-based biotech firm with additional financing of up to $1.5 million. The financing will be convertible into Corixa shares after the transaction closes. Anergen's research and clinical programs in rheumatoid arthritis, diabetes and multiple sclerosis are expected to continue in Redwood City, while Corixa will continue to operate in both Washington and California.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Anergen, Inc.

     We have audited the accompanying balance sheets of Anergen, Inc. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated February 6, 1998, the Company, as discussed in the second paragraph of Note 1, has experienced a reduction in revenues and has been unable to secure additional financing, which has adversely affected the Company's liquidity. The second paragraph of Note 1 describes management's plans to address these issues.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Anergen, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Palo Alto, California
February 6, 1998,
except for the second paragraph of Note 1, as to which the date is December 21, 1998

                                 ANERGEN, INC.

                                 BALANCE SHEETS
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                  DECEMBER 31,
                                             SEPTEMBER 30,    --------------------
                                                 1998           1997        1996
                                             -------------    --------    --------
                                              (UNAUDITED)
                                      ASSETS
Current assets:
  Cash and cash equivalents................    $  1,868       $  1,412    $  3,963
  Short-term investments...................         502          6,991      12,437
  Accounts receivable......................          --            836         820
  Prepaid expenses.........................          50             78         208
                                               --------       --------    --------
          Total current assets.............       2,420          9,317      17,428
Property and equipment, net................       1,173          1,703       1,459
Deferred charges and deposits..............          36             36          36
                                               --------       --------    --------
          Total assets.....................    $  3,629       $ 11,056    $ 18,923
                                               ========       ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
     liabilities...........................    $    730       $  1,281    $  1,326
  Deferred revenue.........................          --            502         500
  Current portion of obligations and
     commitments...........................       1,003            616         728
                                               --------       --------    --------
Total current liabilities..................       1,733          2,399       2,554
Long-term obligations and commitments, less
  current portion..........................          --            870         366
Stockholders' equity:
  Preferred stock, no par value; 10,000,000
     shares authorized; none outstanding...          --             --          --
  Common stock, no par value; 60,000,000
     shares authorized; 18,892,000 shares
     issued and outstanding (18,846,264 and
     18,780,697 at December 31, 1997 and
     1996, respectively)...................      57,705         57,670      57,484
  Additional paid-in capital...............         659            659         659
  Accumulated other comprehensive income...          --             (6)        (34)
  Accumulated deficit......................     (56,468)       (50,536)    (42,106)
                                               --------       --------    --------
          Total stockholders' equity.......       1,896          7,787      16,003
                                               --------       --------    --------
          Total liabilities and
             stockholders' equity..........    $  3,629       $ 11,056    $ 18,923
                                               ========       ========    ========

                            See accompanying notes.

                                 ANERGEN, INC.

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                              NINE MONTHS ENDED
                                SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                              ------------------    -----------------------------
                               1998       1997       1997       1996       1995
                              -------    -------    -------    -------    -------
                                 (UNAUDITED)
Revenue:
  Contract revenue-related
     party..................  $   923    $ 1,797    $ 2,631    $ 3,107    $ 3,001
  Contract revenue..........    2,198      2,667      3,132        412         --
  License fee...............       --         --         --      2,000         --
  Interest income...........      300        460        565        653        533
                              -------    -------    -------    -------    -------
          Total revenue.....    3,421      4,924      6,328      6,172      3,534
Operating expenses:
  Research and
     development............    6,374      8,611     11,559      9,278      8,322
  General and
     administrative.........    2,873      2,180      2,997      2,521      1,976
  Interest expense..........      106        174        202        170        322
                              -------    -------    -------    -------    -------
                                9,353     10,965     14,758     11,969     10,620
                              -------    -------    -------    -------    -------
Net loss....................  $(5,932)   $(6,041)   $(8,430)   $(5,797)   $(7,086)
                              =======    =======    =======    =======    =======
Basic and diluted net loss
  per share.................  $ (0.31)   $ (0.32)   $ (0.45)   $ (0.35)   $ (0.55)
                              =======    =======    =======    =======    =======
Shares used in computation
  of basic and diluted net
  loss per share............   18,878     18,807     18,815     16,482     12,859
                              =======    =======    =======    =======    =======


                            See accompanying notes.

                                 ANERGEN, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                            OTHER
                                           COMMON STOCK     ADDITIONAL                   ACCUMULATED
                                         ----------------    PAID-IN       DEFERRED     COMPREHENSIVE    ACCUMULATED
                                         SHARES   AMOUNT     CAPITAL     COMPENSATION       INCOME         DEFICIT      TOTAL
                                         ------   -------   ----------   ------------   --------------   -----------   -------
Balance at December 31, 1994...........   7,439   $32,572      $648          $(36)           $(91)        $(29,223)    $ 3,870
  Proceeds from follow-on offering,
    net................................   7,317    14,651        --            --              --               --      14,651
  Issuance of common stock to employees
    under option and purchase plans....     212       136        --            --              --               --         136
  Amortization of deferred
    compensation.......................      --        --        --            36              --               --          36
  Unrealized gain on investments.......      --        --        --            --             107               --         107
  Net loss.............................      --        --        --            --              --           (7,086)     (7,086)
                                         ------   -------      ----          ----            ----         --------     -------
Balance at December 31, 1995...........  14,968    47,359       648            --              16          (36,309)     11,714
  Proceeds from follow-on offering,
    net................................   3,668     9,880        --            --              --               --       9,880
  Issuance of common stock to employees
    under option and purchase plans....     145       245        --            --              --               --         245
  Deferred compensation................      --        --        11            --              --               --          11
  Unrealized loss on investments.......      --        --        --            --             (50)              --         (50)
  Net loss.............................      --        --        --            --              --           (5,797)     (5,797)
                                         ------   -------      ----          ----            ----         --------     -------
Balance at December 31, 1996...........  18,781    57,484       659            --             (34)         (42,106)     16,003
  Issuance of common stock to employees
    under option and purchase plans....      65       186        --            --              --               --         186
  Unrealized gain on investments.......      --        --        --            --              28                           28
  Net loss.............................      --        --        --            --              --           (8,430)     (8,430)
                                         ------   -------      ----          ----            ----         --------     -------
Balance at December 31, 1997...........  18,846    57,670       659            --              (6)         (50,536)      7,787
  Issuance of common stock to employees
    under option and purchase plans
    (unaudited)........................      46        35        --            --              --               --          35
  Unrealized gain on investments
    (unaudited)........................      --        --        --            --               6                            6
  Net loss (unaudited).................      --        --        --            --              --           (5,932)     (5,932)
                                         ------   -------      ----          ----            ----         --------     -------
Balance at September 30, 1998
  (unaudited)..........................  18,892   $57,705      $659          $ --            $ --         $(56,468)    $ 1,896
                                         ======   =======      ====          ====            ====         ========     =======

                            See accompanying notes.

                                 ANERGEN, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                                         ------------------   ------------------------------
                                                          1998       1997       1997       1996       1995
                                                         -------   --------   --------   --------   --------
                                                            (UNAUDITED)
OPERATING ACTIVITIES
Net loss...............................................  $(5,932)  $ (6,041)  $ (8,430)  $ (5,797)  $ (7,086)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization........................      625        633        874      1,096      1,031
  Deferred compensation................................       --         --         --         11         36
  Changes in certain assets and liabilities:
    Contract receivables -- related party..............      836       (889)      (516)        (5)      (223)
    Prepaid expenses...................................       28        118        130       (106)        76
    Other assets.......................................       --         --         --         --        (16)
    Accounts payable accrued liabilities and deferred
      revenue..........................................   (1,053)       (18)       457        786         63
                                                         -------   --------   --------   --------   --------
Net cash used in operating activities..................   (5,496)    (6,197)    (7,485)    (4,015)    (6,119)
INVESTING ACTIVITIES
Purchases of securities available-for-sale.............   (7,285)   (20,946)   (27,979)   (21,783)   (30,172)
Sale of investments available-for-sale.................   13,779     29,201     33,453     20,320     21,763
Purchases of equipment.................................      (94)    (1,021)    (1,118)      (545)      (790)
                                                         -------   --------   --------   --------   --------
Net cash provided by (used in) investing activities....    6,400      7,234      4,356     (2,008)    (9,199)
FINANCING ACTIVITIES
Repayments of capital lease obligations and debt.......     (483)      (452)      (817)      (883)    (1,038)
Proceeds from facility and equipment debt financing....       --        659      1,209        276        789
Issuance of common stock, net..........................       35        102        186     10,125     14,787
                                                         -------   --------   --------   --------   --------
Net cash provided by (used in) financing activities....     (448)       309        578      9,518     14,538
Net increase (decrease) in cash and cash equivalents...      456      1,346     (2,551)     3,495       (780)
Cash and cash equivalents at beginning of period.......    1,412      3,963      3,963        468      1,248
                                                         -------   --------   --------   --------   --------
Cash and cash equivalents at end of period.............    1,868      5,309      1,412      3,963        468
Short-term investments at end of period................      502      4,219      6,991     12,437     11,024
                                                         -------   --------   --------   --------   --------
Cash, cash equivalents and short-term investments at
  end of period........................................  $ 2,370   $  9,528   $  8,403   $ 16,400   $ 11,492
                                                         =======   ========   ========   ========   ========

                            See accompanying notes.

                                 ANERGEN, INC.

                         NOTES TO FINANCIAL STATEMENTS
                INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE
           NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

     Anergen, Inc. (the "Company") was incorporated on April 26, 1988 for the purpose of developing therapies using biopharmaceutical compounds for the treatment of autoimmune diseases. The Company devotes its efforts to research and development on its own behalf and also on behalf of its corporate partners.

     At September 30, 1998 the Company had cash, cash equivalents and short-term investments of approximately $2,370,000 which at historical cash consumption rates is not sufficient to fund operations through the end of the year. Therefore, during October of 1998, Anergen announced a restructuring pursuant to which it took a number of steps to reduce expenses including the termination of 33 employees. Anergen has also ceased its research efforts and is focusing on clinical development on AnergiX for rheumatoid arthritis in collaboration with N.V. Organon. Anergen restructured its operations due to an inability to date to secure financing. On December 11, 1998, Anergen entered into a Note Purchase Agreement (the "Note Purchase Agreement") with Warburg, Pincus Ventures, L.P. ("WPV") and International Biotechnology Trust, PLC ("IBT"), Anergen's two largest stockholders, pursuant to which Anergen may obtain a bridge loan (the "Bridge Loan") of up to $1,500,000 subject to certain conditions. On December 19, 1998 Anergen issued promissory notes in the aggregate amount of $500,000 under this Bridge Loan facility. The Note Purchase Agreement was executed concurrently with an Agreement and Plan of Reorganization by and among Corixa Corporation ("Corixa"), Yakima Acquisition Corporation ("Merger Sub") and Anergen dated December 11, 1998 (the "Merger Agreement") pursuant to which Merger Sub will merge with and into Anergen and Anergen will become a wholly-owned subsidiary of Corixa (the "Merger") in consideration for shares of Corixa Common Stock with an aggregate value of approximately $8.5 million as of the date of the Merger Agreement. The Merger is subject to certain conditions including (i) approval of Anergen stockholders, (ii) securing the consent of Silicon Valley Bank; and (iii) Silicon Valley Bank has not taken certain actions to foreclose on the Silicon Valley Bank Loan (see Note 5). Anergen is currently in discussions with Silicon Valley Bank to restructure the Silicon Valley Loan and to obtain its consent to the Merger. There can be no assurance that Anergen will obtain Silicon Valley Bank's consent to the Merger or that Silicon Valley Bank will not require immediate repayment of its loan and will not foreclose on its loan. If the proposed Merger with Corixa is not consummated, Anergen will require substantial additional funds to continue its operations and there can be no assurance that such financing can be obtained.

Interim Financial Information

     The interim financial statements included herein have been prepared by the Company and have not been audited, pursuant to the rules and regulations promulgated by the Securities and Exchange Commission (the "Commission"). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted pursuant to Commission rules

                                 ANERGEN, INC.

and regulations; nevertheless, the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company (subject to year-end adjustments) with respect to the interim financial statements, and of the results of its operations and cash flows for the interim periods then ended, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

     Cash and cash equivalents are carried at cost which approximates fair value (based on quoted market prices) and include primarily interest bearing demand deposits and U.S. Government notes with original maturities of three months or less upon purchase.

Securities Available-for-Sale

     The Company accounts for its short-term investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("Statement 115"). Under Statement 115 management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Marketable securities and debt securities not classified as held-to-maturity are classified as available-for-sale. To date, all marketable securities have been classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported in a separate component of shareholders' equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income.

Property and Equipment

     Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation of property and equipment is provided over the estimated useful lives (3 to 4 years) of the respective assets using the straight-line method. Leasehold improvements are amortized over the shorter of the life of the lease or their estimated useful lives using the straight-line method.

                                 ANERGEN, INC.

Contract and License Fee Revenues

     Contract and license fee revenues consist of revenues from the Company's corporate partner, N.V. Organon and former corporate partner Novo Nordisk A/S. Contract revenues derived from the corporate partner agreements are recorded as earned based on the level of research effort performed by the Company. The Company recognizes revenue based upon actual effort performed related to contract projects. The Company tracks its expenditures related to projects and these expenditures are recorded as research and development expenses as incurred. The revenue associated with specific stages of development is recorded as contract revenue when the related expense is incurred. Any revenues received related to the projects are not refundable. Currently, the Company only has one collaborative relationship on-going (please note statements under "Collaborations" related to the termination of the Company's relationship with Novo Nordisk) with N.V. Organon ("Organon"). Under the contract between the Company and Organon, the Company receives quarterly payments related to research and development activities from Organon based upon a budget agreed to between the parties. The amounts are recorded as revenue as the actual expenditures related to the project are incurred. When the actual effort is less than budgeted amounts received, the variance is recorded as deferred revenue. The Company is also eligible for certain milestones based upon completion of activities. These payment amounts are not refundable and are recorded as revenue when received. License fees that are non-refundable and not tied to future performance are recorded when received. The Company is also entitled to receive from its partners (i) development milestone payments upon the occurrence of certain events and (ii) royalties on product sales, if any.

Research and Development

     Research and development costs are expensed as incurred and include personnel costs, materials consumed in research and development activities, depreciation on equipment used and the cost of facilities used for research and development as well as outside services.

Accounting and Disclosure of Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its stock options because the alternative fair market value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"), requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                                 ANERGEN, INC.

Income Taxes

     The Company accounts for income taxes using the liability method as prescribed by Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes."

Net Loss Per Share

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share, if more diluted. Basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share has not been presented as stock options and other common stock equivalents are antidilutive.

Comprehensive Income (Loss)

     As of January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes new rules for the reporting and presentation of comprehensive income and its components; however, the adoption of SFAS 130 had no impact on the Company's net loss or stockholders' equity. SFAS 130 requires unrealized gains or losses on the Company's available-for-sale securities, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income
(loss).

     The table below shows comprehensive loss for the periods presented:

                                                     SEPTEMBER 30,    SEPTEMBER 30,
                                                         1998             1997
                                                     -------------    -------------
Net loss...........................................   $(5,932,000)     $(6,041,000)
Net unrealized gain (loss) on securities available
  for sale.........................................         6,000           37,000
                                                      -----------      -----------
Comprehensive loss.................................   $(5,926,000)     $(6,004,000)
                                                      ===========      ===========

Reclassification

     Certain prior year amounts have been reclassified to conform to the current periods presentation.

2. COLLABORATIONS

Collaboration with N.V. Organon

     In June 1996, the Company entered into a development and license agreement ("Organon Agreement") with N.V. Organon for the purpose of developing and commercializing a product for the treatment of rheumatoid arthritis ("RA") using the Company's AnergiX technology combined with a peptide discovered by Organon. Under the Organon Agreement, the Company is entitled to receive (i) a license fee, (ii) research and development cost reimbursement, (iii) development milestone payments and

                                 ANERGEN, INC.

(iv) royalties on product sales, if any. The Company has granted to N.V. Organon exclusive worldwide rights to products developed under the Organon Agreement, including rights to commercialize these products although the Company retains certain co-promotion rights in North America. The Company received and recorded a $2 million license fee in September 1996 and recorded contract revenues of $2,198,000, $3,132,000 and $412,000 for the nine months ended September 30, 1998 and for the years ended December 31, 1997 and 1996, respectively under this agreement.

Collaboration with Novo Nordisk A/S -- related party

     In August 1993, the Company entered into a development and license agreement ("Novo Nordisk Agreement") with Novo Nordisk A/S for the purpose of developing and commercializing the Company's AnergiX(TM) products for multiple sclerosis ("MS"), myasthenia gravis ("MG"), and insulin-dependent diabetes mellitus ("IDDM"). Under the Novo Nordisk Agreement, the Company is entitled to receive (i) research and development cost reimbursement, (ii) development milestone payments and (iii) royalties on product sales, if any. For the nine months ended September 30, 1998 and for the years ended December 31, 1997, 1996 and 1995, the Company recorded contract revenues of $923,000, $2,631,000, $3,107,000 and $3,001,000 respectively, under this agreement. The Company granted to Novo Nordisk A/S exclusive worldwide rights to products developed under the Novo Nordisk Agreement, including rights to commercialize these products. In April 1996, the Novo Nordisk Agreement was expanded to include increased milestones and was extended through August of 1998. In August of 1993, Novo Nordisk A/S purchased 1,219,745 shares of common stock for $8 million, and an officer of Novo Nordisk A/S became a member of the Company's Board of Directors. In February 1998, the Company and Novo Nordisk agreed to terminate the agreement between the two parties effective February 9, 1998. All rights returned to the Company and it does not have any future obligation to Novo Nordisk. Novo Nordisk reimbursed the Company for the cost of the ongoing Phase I clinical trial in Multiple Sclerosis.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):

                                                                    DECEMBER 31,
                                                 SEPTEMBER 30,    ----------------
                                                     1998          1997      1996
                                                 -------------    ------    ------
Research and office leasehold improvements.....     $1,513        $1,513    $1,028
Research and office equipment..................      3,836         3,741     3,202
Pilot manufacturing facility leasehold
  improvements.................................        600           600       600
Pilot manufacturing facility equipment.........      1,237         1,237     1,143
                                                    ------        ------    ------
                                                     7,186         7,091     5,973
Less accumulated depreciation and
  amortization.................................     (6,013)       (5,388)   (4,514)
                                                    ------        ------    ------
                                                    $1,173        $1,703    $1,459
                                                    ======        ======    ======

                                 ANERGEN, INC.

4. INVESTMENTS

     At September 30, 1998, the Company's investments available-for-sale were recorded at a fair market value of $502,000 consisting of U.S. Corporate Securities. As of December 31, 1997, the Company's investments available-for-sale were recorded at a fair market value of $6,991,000, consisting of U.S. Corporate Securities, Mutual Funds and U.S. Government obligations of $2,466,000, $853,000 and $3,672,000, respectively. As of December 31, 1996, the estimated fair market value of U.S. Corporate Securities and U.S. Government obligations was $6,127,000 and $6,310,000, respectively. Gross unrealized gains and losses for the nine months ended September 30, 1998, and the years ended December 31, 1997 and 1996 were immaterial.

     The net adjustment to unrealized holding gains (losses) on available-for-sale securities included as a separate component of shareholders' equity was $6,000, $28,000, ($50,000) and $107,000 for the nine months ended September 30, 1998 and the years ended December 31, 1997, 1996 and 1995, respectively. Realized gains and losses for the nine months ended September 30, 1998 and for the years ended December 31, 1997, 1996 and 1995 were immaterial.

     The amortized cost and estimated fair value of debt securities at September 30, 1998, December 31, 1997 and 1996, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.


                                                                        ESTIMATE
                                                                          FAIR
                                                              COST       VALUE
                                                             -------    --------
SEPTEMBER 30, 1998
AVAILABLE-FOR-SALE
Due in one year or less....................................  $   503    $   502
Due after one year through three years.....................       --         --
Due after three years......................................       --         --
                                                             -------    -------
                                                             $   503    $   502
                                                             =======    =======
DECEMBER 31, 1997
AVAILABLE-FOR-SALE
Due in one year or less....................................  $ 6,997    $ 6,991
Due after one year through three years.....................       --         --
Due after three years......................................       --         --
                                                             -------    -------
                                                             $ 6,997    $ 6,991
                                                             =======    =======
DECEMBER 31, 1996
AVAILABLE-FOR-SALE
Due in one year or less....................................  $11,971    $11,936
Due after one year through three years.....................      500        501
Due after three years......................................       --         --
                                                             -------    -------
                                                             $12,471    $12,437
                                                             =======    =======

                                 ANERGEN, INC.

5. LEASE AND DEBT OBLIGATIONS

     The Company leases its facilities under noncancelable operating leases. Facilities rent expense for the nine months ended September 30, 1998 and for the years ended December 31, 1997, 1996, and 1995, was $431,000, $508,000, $589,000,
and $551,000, respectively.

     On June 23, 1995 the Company entered into a loan agreement with Silicon Valley Bank of California ("SVB") which provided $800,000 in financing available through December 31, 1995, all of which is secured by equipment purchased by the Company. At September 30, 1998, the Company had no borrowings under the original loan agreement.

     On December 27, 1996 the Company entered into an agreement with SVB which provided up to $1,500,000 in financing available through December 31, 1997, all of which is secured by equipment and leasehold improvements purchased by the Company. At September 30, 1998, the Company had net borrowings of $1,003,000 under the original loan agreements. As of the end of the third quarter ended September 30, 1998, the Company was no longer in compliance with certain covenants related to its outstanding loan with SVB. As a result, the Company has reclassified the long term portion of the debt obligation into the current portion of the debt obligation. SVB has the right to demand full repayment of the loan while the Company is out of compliance with the covenants. Immediate repayment of the loan would have material adverse effect on the Company's operating cash flow.

     Future minimum payments, by year and in the aggregate, under the debt and noncancelable operating leases consisted of the following at December 31, 1997 (in thousands):

                                                                OPERATING
                                                       DEBT      LEASES
                                                      ------    ---------
1998................................................  $  616      $530
1999................................................     435        41
2000................................................     435
                                                      ------      ----
Total minimum debt and lease payments...............   1,486      $571
                                                                  ====
Less current portion of debt obligations............     616
                                                      ------
Long-term debt obligation...........................  $  870
                                                      ======

6. STOCKHOLDERS' EQUITY

Change of Control Arrangements

     In the event of a change of control of the Company, the Board of Directors has authority to issue shares of Preferred Stock with rights, preferences and privileges designated by the Board of Directors. Further, pursuant to the Company's option plans, under change of control of the Company, the Board of Directors has the right, under certain circumstances, to cause all outstanding options to become fully vested.

                                 ANERGEN, INC.

1988 Stock Option Plan, 1992 Consultant Stock Plan, 1995 Director Option Plan and 1996 Stock Option Plan

     The Company has granted certain officers, employees and consultants options to purchase shares of the Company's common stock at prices ranging from $.16 to $11.00 per share under its 1988 Stock Option Plan, 1992 Consultant Stock Plan, 1995 Director Option Plan and 1996 Stock Option Plan ("option plans"). The Company has reserved 4,050,000 shares of common stock for issuance under the option plans, of which 2,046,000 are available for grant at September 30, 1998. These options vest over periods of up to four years and, once vested, can be exercised at any time for a period of 9 or 10 years from the date of grant.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its stock options because, as discussed below, the alternative fair market value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"), requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The Company's option plans have authorized the grant of options to Company personnel, consultants and directors for up to 4,050,000 shares of the Company's common stock. Options granted have 9 or 10 year terms and vest and typically become fully exercisable at the end of 4 years of continued employment.

     Pro forma information regarding net loss and loss per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options and its employee stock purchase plan subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1995, 1996 and 1997, respectively; risk-free interest rates of 6.72%, 6.83% and 6.41%; no dividend yields; volatility factor of the expected market price of the Company's common stock of .73 for 1995 and 1996, and 1.05 for 1997; and a weighted-average expected life of the options of 6.87 years for 1995 and 1996, and 5.25 years for 1997.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                                 ANERGEN, INC.

     For purposes of pro forma disclosures, the estimated fair value of the options and Employee Stock Purchase Plan (ESPP) are amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for loss per share information):

                                            1997       1996       1995
                                           -------    -------    -------
Pro forma net loss.......................  $(9,843)   $(6,659)   $(7,302)
Pro forma loss per share.................  $ (0.52)   $ (0.40)   $ (0.57)

     Because Statement 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1998.

     A summary of the Company's stock option activity, and related information follows:


                                                             WEIGHTED AVERAGE
                                          NUMBER OF SHARES   PRICE PER SHARE
                                          ----------------   ----------------
                                           (IN THOUSANDS)
Balance at January 1, 1995..............         805              $4.83
  Granted...............................         283               2.93
  Exercised.............................        (168)              0.24
  Forfeited.............................         (41)              7.61
                                               -----
Balance at December 31, 1995............         879               4.94
  Granted...............................         535               3.72
  Exercised.............................         (76)              0.97
  Forfeited.............................         (11)              3.86
                                               -----
Balance at December 31, 1996............       1,327               4.69
  Granted...............................         787               3.02
  Exercised.............................          (4)              3.07
  Forfeited.............................        (428)              5.16
                                               -----
Balance at December 31, 1997............       1,682               3.79
  Granted...............................         436               1.02
  Exercised.............................          --               0.00
  Forfeited.............................        (581)              2.95
                                               -----
Balance at September 30, 1998...........       1,537               3.08


                                                                      DECEMBER 31,
                          SEPTEMBER 30,      ---------------------------------------------------------------
                              1998                  1997                  1996                  1995
                       -------------------   -------------------   -------------------   -------------------
                       SHARES    WEIGHTED-   SHARES    WEIGHTED-   SHARES    WEIGHTED-   SHARES    WEIGHTED-
                        UNDER     AVERAGE     UNDER     AVERAGE     UNDER     AVERAGE     UNDER     AVERAGE
                       OPTIONS   EXERCISE    OPTIONS   EXERCISE    OPTIONS   EXERCISE    OPTIONS   EXERCISE
                        (000)      PRICE      (000)      PRICE      (000)      PRICE      (000)      PRICE
                       -------   ---------   -------   ---------   -------   ---------   -------   ---------
Outstanding-end of
  year...............   1,537      $3.08      1,682      $3.79      1,327      $4.69        879      $4.94
Exercisable..........     676      $4.03        823      $4.54        609      $5.92        430      $5.72
Weighted-average fair
  value of options
  granted during the
  year...............  $ 0.94                $ 2.01                $ 2.74                 $2.19

                                 ANERGEN, INC.

     Exercise prices for options outstanding as of December 31, 1997 ranged from $2.00 to $11.00. The weighted-average remaining contractual life of those options is 6.13 years.

Employee Stock Purchase Plan

     The Company has an Employee Stock Purchase Plan under which a total of 750,000 shares of common stock have been reserved and made available for purchase by eligible employees.

     Eligible employees may have up to 10% of their wages withheld for purchases of common stock of the Company. On September 30 and March 31 of each year, the funds then in each employee's account are applied to the purchase of shares of common stock at 85% of the fair market value at such date or at six month retroactive intervals up to 24 months, whichever is less. As of September 30, 1998, 275,497 shares had been purchased with such funds.

     Under Statement 123, the fair value for these purchase options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1995, 1996 and 1997, respectively; risk-free interest rates of 5.96% and 5.52% and 5.86%; no dividend yields; volatility factor of the expected market price of the Company's common stock of .73 for 1995 and 1996 and 1.05 for 1997; and a weighted-average expected life of the options of 1.25 for 1995 and 1996 and .5 years for 1997. The weighted average fair value of those purchase rights granted in 1995, 1996 and 1997 was $0.93, $1.22 and $1.41 respectively.

Warrants


     In 1997 warrants to purchase 50,000 shares of the Company's common stock at an exercise price of $3.25 per share were issued under a collaboration agreement and expire on December 31, 2001. No value was assigned to these warrants due to immateriality; these warrants remain unexercised as of December 31, 1997. Effective December 31, 1997 the collaboration agreement was terminated and 22,220 unvested warrants were returned to the Company. In connection with facilities and equipment financings, the Company issued warrants to purchase 16,919 and 8,577 shares of Common Stock at $9.93 per share and $5.83 per share, respectively. The warrant to purchase 16,919 shares of Common Stock, issued on December 29, 1992, is exercisable at any time until December 29, 1999, and the warrant to purchase 8,577 shares of Common Stock, issued on December 30, 1993, is exercisable at any time until December 30, 2000.

                                 ANERGEN, INC.

7. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities include the following (in thousands):

                                                                     DECEMBER 31,
                                                  SEPTEMBER 30,    ----------------
                                                      1998          1997      1996
                                                  -------------    ------    ------
Accounts payable................................      $184         $  597    $  231
Accrued collaborative expenses..................       253            237       569
Accrued vacation pay............................       160            186       114
Accrued professional fees.......................        31            221       189
Other...........................................       102             40       223
                                                      ----         ------    ------
Total accounts payable and accrued
  liabilities...................................      $730         $1,281    $1,326
                                                      ====         ======    ======

8. INCOME TAXES

     At December 31, 1997, the Company had federal and state net operating loss carryforwards of approximately $46.8 million and $9.5 million, respectively. Additionally, the Company has research and development tax credit carryforwards for federal tax purposes of approximately $2.0 million. The net operating loss and credit carryforwards will expire at various dates beginning 1998 through 2012, if not utilized.

     The Company's stock offering in April 1995 resulted in a change in ownership and it is expected that the entire net operating loss and credit carry forwards as of April 1995 may be subject to an annual limitation based on the Company's pre-change value. The annual limitation will result in the expiration of the net operating losses and credits before utilization.

     Net operating losses incurred subsequent to April 1995 may be subject to annual limitation such that the net operating losses may expire before utilization.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1997 and 1996 are as follows:

                                                             DECEMBER 31,
                                                      --------------------------
                                                         1997           1996
                                                      -----------    -----------
Deferred income tax assets:
Net operating loss carryforwards....................  $16,500,000    $13,900,000
Research credits....................................    2,900,000      2,000,000
Capitalized research and development................    1,000,000             --
Other deferred tax assets...........................      300,000        700,000
                                                      -----------    -----------
Net deferred tax assets.............................  $20,700,000    $16,600,000
Valuation allowance for deferred tax assets.........  (20,700,000)   (16,600,000)
                                                      -----------    -----------
          Total deferred tax assets.................  $        --    $        --
                                                      ===========    ===========

     The net valuation allowance increased by $2,200,000 during the year ended December 31, 1996 ($3,200,000 in 1995).

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
GenQuest, Inc.

     We have audited the accompanying balance sheets of GenQuest, Inc. (a development stage company) as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1997 and 1996 and the period from July 14, 1995 (date of inception) through December 31, 1997. These financial statements are the responsibility of GenQuest's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GenQuest, Inc. (a development stage company) at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996 and the period from July 14, 1995 (date of inception) through December 31, 1997 in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP
Seattle Washington
January 28, 1998,
except for Note 9, as to which the date is February 28, 1998

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                         (IN THOUSANDS, EXCEPT SHARES)

                                     ASSETS

                                                                DECEMBER 31,
                                                             ------------------
                                                              1997       1996
                                                             -------    -------
Current assets:
  Cash and cash equivalents................................  $ 3,600    $ 8,998
  Accounts receivable (includes a $25,000 receivable from
     affiliated company)...................................       58         --
  Prepaid expenses.........................................      179         --
                                                             -------    -------
          Total current assets.............................    3,837      8,998
Property and equipment, net................................      573          9
Warrants...................................................       --      1,140
Other assets...............................................        6         --
                                                             -------    -------
          Total assets.....................................    4,416    $10,147
                                                             =======    =======

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.................  $   495    $   828
  Deferred revenue.........................................      100         50
  Current portion of obligations and commitments...........      438        488
                                                             -------    -------
          Total current liabilities........................    1,033      1,366
Long-term obligations less current portion.................      752        652
Stockholders' equity:
  Convertible preferred stock, $0.001 par value:
     Authorized shares -- 25,355,903 designated as Series A
       and 18,543,290 designated as Series B;
     Issued and outstanding Series A shares: 6,812,613.....        7          7
     Issued and outstanding Series B shares: 18,309,271....       18         18
  Common stock, $0.001 par value:
     Authorized shares -- 39,260,903
     Issued and outstanding shares: 1,830,000..............        2          2
  Additional paid-in capital...............................   11,264     12,416
  Deficit accumulated during development stage.............   (8,660)    (4,314)
                                                             -------    -------
          Total stockholders' equity.......................    2,631      8,129
                                                             -------    -------
          Total liabilities and stockholders' equity.......  $ 4,416    $10,147
                                                             =======    =======


                            See accompanying notes.

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT PER SHARE)

                                                                      PERIOD FROM                         PERIOD FROM
                                                                     JUNE 14, 1995                       JUNE 14, 1995
                                    PERIOD FROM       NINE MONTHS      (DATE OF         YEAR ENDED         (DATE OF
                                  JANUARY 1, 1998        ENDED       INCEPTION) TO     DECEMBER 31,      INCEPTION) TO
                                  TO SEPTEMBER 15,   SEPTEMBER 30,   SEPTEMBER 30,   -----------------   DECEMBER 31,
                                        1998             1997            1998         1997      1996         1997
                                  ----------------   -------------   -------------   -------   -------   -------------
                                            (UNAUDITED)               (UNAUDITED)
Revenues:
  Collaborative agreements......      $   150           $    --        $    175      $    25   $            $    25
  Government grants.............           58                --              91           33                     33
                                      -------           -------        --------      -------   -------      -------
          Total revenues........          208                --             266           58        --           58
Operating expenses:
  Research and development......       (2,196)           (2,548)         (7,124)      (3,654)   (1,146)      (4,928)
  In-process research and
     development................           --                --          (2,219)          --    (2,219)      (2,219)
  General and administrative....         (237)             (468)         (2,009)        (962)     (526)      (1,772)
                                      -------           -------        --------      -------   -------      -------
          Total operating
             expenses...........       (2,433)           (3,016)        (11,352)      (4,616)   (3,891)      (8,919)
                                      -------           -------        --------      -------   -------      -------
Loss from operations............       (2,225)           (3,016)        (11,086)      (4,558)   (3,891)      (8,861)
Interest income.................           60               183             306          236         9          246
Interest expense................          (47)               (5)            (92)         (24)      (13)         (45)
                                      =======           =======        ========      =======   =======      =======
Net loss........................      $(2,212)          $(2,838)       $(10,872)     $(4,346)  $(3,895)     $(8,660)
                                      =======           =======        ========      =======   =======      =======
Basic and diluted net loss per
  share.........................      $ (1.20)          $ (1.55)                     $  0.14   $ (2.94)
                                      =======           =======                      =======   =======
Shares used in computation of
  basic and diluted net loss per
  share.........................        1,842             1,830                        1,830     1,324
                                      =======           =======                      =======   =======


                               See accompanying notes.

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                  DEFICIT
                                            CONVERTIBLE                                         ACCUMULATED
                                          PREFERRED STOCK       COMMON STOCK      ADDITIONAL      DURING
                                          ----------------    ----------------     PAID-IN      DEVELOPMENT
                                          SHARES    AMOUNT    SHARES    AMOUNT     CAPITAL         STAGE        TOTAL
                                          ------    ------    ------    ------    ----------    -----------    -------
Net loss for the period from inception
  through December 31, 1995.............      --     $--         --      $--       $    --       $   (419)     $  (419)
                                          ------     ---      -----      ---       -------       --------      -------
Balance at December 31, 1995............      --      --         --       --            --           (419)        (419)
  Issuance of common stock for cash.....      --      --      1,570        2             6             --            8
  Issuance of Series A convertible
    preferred stock for acquired
    technology, valued at $0.50 per
    share...............................   4,413       5         --       --         2,202             --        2,207
  Issuance of common stock, valued at
    $0.33 per share, for technology and
    services............................      --      --        260       --            13             --           13
  Issuance of Series A convertible
    preferred stock at $0.50 per share
    for cash ($525) and note payable
    ($675)..............................   2,400       2         --       --         1,198             --        1,200
  Issuance of Series B convertible
    preferred stock at $0.50 per share
    for cash and note payable ($155),
    net of issuance costs of $139.......  18,309      18         --       --         8,997             --        9,015
    Net loss............................      --      --         --       --            --         (3,895)      (3,895)
                                          ------     ---      -----      ---       -------       --------      -------
Balance at December 31, 1996............  25,122      25      1,830        2        12,416         (4,314)       8,129
  Additional issuance costs of Series
    B...................................      --      --         --       --           (12)            --          (12)
  Corixa warrants distributed to
    investors...........................      --      --         --       --        (1,140)            --       (1,140)
  Net loss..............................      --      --         --       --            --         (4,346)      (4,346)
                                          ------     ---      -----      ---       -------       --------      -------
Balance at December 31, 1997............  25,122      25      1,830        2        11,264         (8,660)       2,631
  Issuance of common stock for cash
    (unaudited).........................      --      --         30       --             1             --            1
  Net loss (unaudited)..................      --      --         --       --            --         (2,212)      (2,212)
                                          ------     ---      -----      ---       -------       --------      -------
Balance at September 15, 1998
  (unaudited)...........................  25,122     $25      1,860      $ 2       $11,265       $(10,872)     $   420
                                          ======     ===      =====      ===       =======       ========      =======


                               See accompanying notes.

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                       PERIOD FROM                                PERIOD FROM
                                  PERIOD FROM       NINE MONTHS       JUNE 14, 1995          YEAR ENDED          JUNE 14, 1995
                                JANUARY 1, 1998        ENDED       (DATE OF INCEPTION)      DECEMBER 31,      (DATE OF INCEPTION)
                                TO SEPTEMBER 15,   SEPTEMBER 30,    TO SEPTEMBER 30,     ------------------     TO DECEMBER 31,
                                      1998             1997               1998            1997       1996            1997
                                ----------------   -------------   -------------------   -------    -------   -------------------
                                          (UNAUDITED)                  (UNAUDITED)
Operating activities
Net loss......................      $(2,212)          $(2,838)          $(10,872)        $(4,346)   $(3,895)        $(8,660)
Adjustments to reconcile net
  loss to net cash used in
  operating activities:
Depreciation..................           90                12                144              51          2              54
Equity instruments issued in
  exchange for technology and
  services....................           --                                2,219              --      2,219           2,219
Net decrease in warrant
  obligations
Changes in certain assets and
  liabilities:
  Accounts payable and accrued
    expenses..................         (329)             (476)               321            (183)       756             650
  Prepaid expenses............           58              (199)              (121)           (179)                      (179)
  Deferred revenue............           --                50                100              50         50             100
  Other assets................           35                (8)                28              (7)         7              (7)
  Accounts receivable.........           25                --                (33)            (58)         8             (58)
                                    -------           -------           --------         -------    -------         -------
Net cash used in operating
  activities..................       (2,333)           (3,459)            (8,214)         (4,672)      (853)         (5,881)
Investing
  activities -- Purchases of
  property and
  equipment -- net............          (13)              (11)               (58)            (33)         1             (45)
Financing activities
Net proceeds from issuance of
  convertible preferred
  stock.......................           --                --              9,386              --      9,386           9,386
Payment on warrant
  obligation..................         (652)             (348)            (1,140)           (488)        --            (488)
Payment on notes payable......           --              (162)              (150)           (150)        --            (150)
Proceeds from issuance of
  notes payable...............           --                --                825              --        150             825
Principal payments on capital
  leases......................          (91)               (7)              (134)            (43)                       (43)
Other.........................           --                --                (12)            (12)        --             (12)
Proceeds from issuance of
  common stock................            2                --                 10              --          8               8
                                    -------           -------           --------         -------    -------         -------
Net cash provided by financing
  activities..................         (741)             (517)             8,785            (693)     9,544           9,526
Net increase (decrease) in
  cash and cash equivalents...       (3,087)           (3,987)               513          (5,398)     8,692           3,600
Cash and cash equivalents at
  beginning
  of period...................        3,600             8,998                 --           8,998        306              --
                                    -------           -------           --------         -------    -------         -------
Cash and cash equivalents at
  end of period...............      $   513           $ 5,011           $    513         $ 3,600    $ 8,998         $ 3,600
                                    =======           =======           ========         =======    =======         =======
Supplemental disclosures
Interest paid.................      $    37           $     5           $     82         $    24    $    12         $    45
Supplemental schedule of
  noncash operating,
  investing, and financing
  activities
Assets acquired pursuant to
  capital leases..............      $    --           $   377           $    582         $   582    $    --         $   582
Notes payable converted to
  preferred stock.............           --                --                830              --        830             830
Warrants distributed to
  investors...................           --                --             (1,140)         (1,140)        --          (1,140)
Warrants acquired in exchange
  for warrant obligation......           --                --              1,140              --      1,140           1,140
Equity instruments issued in
  exchange for technology and
  services....................           --                --              2,219              --      2,219           2,219


                            See accompanying notes.

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
          INFORMATION AS OF SEPTEMBER 15, 1998 AND FOR THE PERIOD FROM
                     JANUARY 1, 1998 TO SEPTEMBER 15, 1998
         AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities

     GenQuest, Inc. ("GenQuest"), a development stage company, is focused on applying functional genomics technology to discover novel genes related to the transformation of normal cells into cancer cells and developing the potential of such genes and related gene products to be used as diagnostics, therapeutics and drug-screening targets in the field of oncology. GenQuest's technology platform consists of the following proprietary technologies: (i) methodologies for the discovery of genes associated with cancer; (ii) methodologies used to elucidate cellular responses to DNA damage; (iii) genes and cellular processes associated with senescence and apoptosis; (iv) technologies that enhance or inhibit cellular proliferation; and (v) genes and cellular processes associated with terminal cell differentiation. Principal activities to date include conducting research and development, pursuing intellectual property protection, entering into collaborative in- and out-licensing agreements, raising capital, recruiting scientific and management personnel, and establishing a research facility.

     On September 15, 1998, Corixa acquired all of the outstanding shares of common stock of the Company. Pursuant to the terms set forth in the Agreement and Plan of Merger by and among the Company and Corixa, Chinook, a wholly-owned subsidiary and a Delaware corporation (formerly known as Chinook Acquisition Corporation) and the Company merged with and into Chinook and the separate corporate existence of GenQuest ceased, with Chinook surviving as a wholly-owned subsidiary of Corixa.

Interim Financial Information


     The financial information for the period from January 1, 1998 to September 15, 1998, and for the nine months ended September 30, 1997, is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that GenQuest considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Operating results for the period from January 1, 1998 to September 15, 1998 are not necessarily indicative of the results that may be expected for the entire year.


Liquidity

     Principal activities to date include conducting research and development, pursuing intellectual property protection, entering into collaborative in- and out-licensing agreements, raising capital, recruiting scientific and management personnel, and establishing a research facility. Further development of GenQuest's business will require additional equity financing and/or collaboration funding. GenQuest is actively seeking to expand its funding from current and new investors, as well as enter into additional collaborative relationships. In the event GenQuest is not able to obtain additional financing or sufficient operating revenues, GenQuest will take steps to reduce its expenditures, as

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

necessary, to enable it to continue its operations through December 1998. To that end, GenQuest would propose amending the terms of its agreements to materially reduce GenQuest's payment obligations.

Cash and Cash Equivalents

     All short-term investments, which consist primarily of bankers' acceptances and certificates of deposit, with maturities of three months or less at date of purchase are considered to be cash equivalents. The amounts are recorded at cost, which approximates fair market value. Credit risk for cash investments is managed by purchase of investment-grade securities and diversification of the investment portfolio among issuers and maturities.

Property and Equipment

     Property and equipment is stated at cost and is depreciated on a straight-line basis over the assets' estimated useful lives, which range from three to four years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the term of the lease. Amortization of assets recorded under capital leases is included in depreciation.

Stock-Based Compensation

     In 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"). GenQuest has adopted the disclosure-only provisions of Statement 123, and applies Accounting Principles Board Opinion No. 25 ("APB 25") and related Interpretations in accounting for its stock option plans. Accordingly, GenQuest's stock-based compensation expense is recognized based on the intrinsic value of the option on the date of grant. Recognition of stock-based compensation expense under Statement 123 requires the use of a fair value method to value stock options using option valuation models that were developed for purposes other than valuing employee stock options. Pro forma disclosures of net loss under Statement 123 are provided in Note 3 of these GenQuest financial statements.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Other Financial Instruments

     At December 31, 1997 and 1996, the carrying value of financial instruments, such as accounts receivables and payables, approximated their fair values, based on the short-term maturities of these instruments. Additionally, the carrying value of long-term liabilities approximated fair values because underlying interest rates reflect market rates at the balance sheet dates.

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Revenues from Collaborative Agreements

     Revenues under collaborative agreements will typically consists of nonrefundable up-front fees, ongoing research, co-development payments, and milestone and royalty payments. Revenue from nonrefundable technology access fees will be recognized upon satisfaction of any obligation. Revenue from ongoing research and co-development payments will be recognized ratably over the term of the agreement, as GenQuest believes such payments will approximate the research and development expense being incurred associated with the agreement. Revenue from milestone, royalty, and other contingent payments will be recognized as earned. Advance payments received under any agreements in excess of amounts earned are classified as deferred revenue. Revenue under cost reimbursement contracts is recognized as the related costs are incurred.

Research and Development Expenses

     Research and development costs are expensed as incurred.

Income Taxes

     GenQuest accounts for income taxes using the liability method under Statement of Accounting Standards No. 109, "Accounting for Income Taxes."

Net Earning Per Share Calculations

     GenQuest adopted the FASB issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is based on the weighted average number of common shares outstanding for the period, and excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share assumes the conversion of all dilutive securities, such as options, warrants and convertible preferred stock.

Comprehensive Income (Loss)

     As of January 1, 1998, GenQuest adopted the FASB Statement No. 130, "Reporting Comprehensive Income." Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on GenQuest's net income or shareholders' equity. Statement 130 did not impact GenQuest, as it had no supplemental comprehensive income components.

Segment Reporting

     In 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is required to be adopted for the fiscal years beginning after December 15, 1997. The new Statement supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise." Companies will be required to report each segment and related information, as defined in Statement 131, in GenQuest's notes to the financial statements. GenQuest will be required to report its

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

results according to Statement 131 for its year end 1998 results. As GenQuest does not operate in more than one segment, as defined by the statement, this statement is not applicable.

Reclassifications

     Certain reclassifications have been made to prior years' financial statements to conform to the 1997 presentation.

 2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                         DECEMBER 31,
                                                      ------------------
                                                        1997      1996
                                                      --------   -------
Laboratory equipment................................  $446,822   $    --
Computers and office equipment......................   161,172    12,241
Leasehold improvements..............................    19,398        --
                                                      --------   -------
                                                       627,392    12,241
Accumulated depreciation and amortization...........   (54,237)   (3,341)
                                                      --------   -------
                                                      $573,155   $ 8,900
                                                      ========   =======

     At December 31, 1997, GenQuest held equipment under capitalized leases with an original cost of $581,772 and an approximate net book value of $550,000, respectively. These leases are secured by the underlying assets.

 3. LONG-TERM OBLIGATIONS AND COMMITMENTS

                                                       DECEMBER 31,
                                                  -----------------------
                                                     1997         1996
                                                  ----------   ----------
Warrant obligation..............................  $  651,567   $1,140,000
Capital lease obligation........................     538,572           --
                                                  ----------   ----------
                                                   1,190,139    1,140,000
Less current portion of obligations.............     437,982      488,432
                                                  ----------   ----------
                                                  $  752,157   $  651,568
                                                  ==========   ==========

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     Minimum future rental payments under the capital lease agreement at December 31, 1997 are as follows:

           YEAR ENDED DECEMBER 31
           ----------------------
1998.........................................  $168,773
1999.........................................   184,116
2000.........................................   184,116
2001.........................................   137,631
                                               --------
Total minimum lease payments.................   674,636
Less interest................................   136,064
                                               --------
Present value of minimum lease payments......   538,572
Less current portion.........................   112,198
                                               --------
Capital lease obligations, less current
  portion....................................  $426,374
                                               ========

     A $687,500 lease line was obtained in 1997. The lease is secured by the underlying equipment.

     GenQuest rents a research facility under an operating lease, which expires on the earlier of September 2000 or upon a 60-day notice of vacancy. In connection with the operating lease, GenQuest is required to make monthly payments of approximately $5,300.

     Rent expense was $20,000 and $0 for the years ended December 31, 1997 and 1996, respectively.

     In February 1998, GenQuest and its stockholders reached a settlement agreement and mutual release of claims (the "Agreement") with a third party in relation to a business dispute related to the financing of GenQuest. Under the terms of the Agreement, the third party agreed to release GenQuest and its stockholders from any obligation prior to or thereafter owed to such third party by any or all of GenQuest and its stockholders. The amount payable by GenQuest under the Agreement of $250,000 was accrued as of December 31, 1997.

 4. INCOME TAXES

     At December 31, 1997, GenQuest had a net operating loss carryforward of approximately $6.4 million respectively, and research and experimentation credit carryforwards of approximately $185,000, which begin to expire in 2010. Utilization of net operating losses and research and development tax credit carryforwards is subject to certain limitations under Section 382 of the Internal Revenue Code.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. GenQuest has recognized a valuation allowance equal to the deferred tax assets due to the uncertainty of realizing the benefits of the assets. The valuation allowance for deferred tax assets increased $1,639,000 and $592,000 during the years ended December 31, 1997 and 1996, respectively. The effects of temporary

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:

                                                         DECEMBER 31
                                                       1997        1996
                                                    ----------   --------
Deferred tax assets:
  Net operating loss carryforward.................  $2,183,000   $697,000
  Research and experimentation credit
     carryforward.................................     185,000     26,000
  Deferred revenue................................      34,000     16,000
                                                    ----------   --------
                                                     2,402,000    739,000
Deferred tax liabilities:
  Depreciation....................................      24,000          -
                                                    ----------   --------
Net deferred tax asset............................   2,378,000    739,000
  Less valuation allowance........................  (2,378,000)  (739,000)
                                                    ----------   --------
Net deferred tax assets...........................  $        0   $      0
                                                    ==========   ========

 5. STOCKHOLDERS' EQUITY

Common Stock

     At December 31, 1997, 650,000 shares of common stock outstanding are subject to certain contractual voting restrictions (see Note 8 of these GenQuest financial statements).

Convertible Preferred Stock

     During 1996, GenQuest issued approximately 6.8 million shares of "Series A" convertible preferred stock ("Series A") in exchange for technology, a note payable of $675,000 and cash of $525,000. During 1997, GenQuest also received net proceeds approximating $9 million from the sale of approximately 18.3 million shares of Series B convertible preferred stock ("Series B"). Series B shares have preferential dividend rights over the Series A and common stock. In the event of a dividend declared by the Board of Directors (the Board), Series B stockholders shall be entitled to be paid out of the legally available assets of GenQuest an amount per share equal to $0.04 per share. After the payment of the full dividend preference of the Series B, the holders of Series A shall be entitled to be paid out of the legally available assets of GenQuest; therefore, an amount per share equal to $0.04 per share. After payment of the full dividend amount set forth above, the remaining amounts of dividends declared by the Board available for distribution to stockholders, if any, shall be distributed ratably to the holders of the common stock, Series A, and Series B on an "as if converted to common stock basis." Such dividends shall be payable only when, as, and if declared by the Board and shall be noncumulative. As of December 31, 1997, the Board has not declared any dividends.

     Series A and B shares have registration rights and vote equally with the shares of the common stock and, at the option of the holder, may be converted at any time into common shares. The conversion ratios at December 31, 1997 were 1 for 1. The conversion

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

rate may be adjusted from time to time, based on provisions included in the Certificate of Incorporation.

     Each share of Series A and Series B shall automatically be converted into shares of common stock, based on the then-effective respective Series A and Series B conversion prices, immediately upon (1) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of GenQuest in which the per share price is at least $2.50 and the gross cash proceeds to GenQuest are at least $10,000,000, or
(2) the date specified by written consent of the holders of a majority of the outstanding shares of Series A and B shares voting as a class.

     Series A and B shares also have preferential liquidation rights over the common stock. In the event of liquidation, Series B stockholders shall be entitled to be paid out of the assets of GenQuest an amount per share equal to the sum of $0.50 per share, plus all declared and unpaid dividends on such share, if any. After the payment of the full liquidation preference of Series B shares, the holders of Series A shares shall be entitled to be paid out of the assets of GenQuest legally available for distribution, an amount per share equal to the sum of $0.50 per share, plus all declared and unpaid dividends on such share. Any remaining assets of GenQuest shall be distributed ratably to the holders of the common stock, Series A, and Series B.

Stock Option Plan

     GenQuest has a stock option plan under which 2,000,000 shares of common stock are reserved for grants to employees, members of the Board of Directors, and consultants. Options granted under this plan may be designated as qualified or nonqualified at the discretion of the Plan Administrator (as defined in such plan).

     Generally, the options vest over a four-year period, with 25% vesting in the first year and the remainder vesting monthly thereafter. All options expire not later than ten years from the date of grant. Qualified stock options are exercisable at not less than the fair market value of the stock at the date of grant, and nonqualified stock options are exercisable at prices determined at the discretion of the Plan Administrator, but not less than 85% of the fair market value of the stock at the date of grant.

     A summary of GenQuest's stock option activity and related information follows:

                                       SHARES UNDER                  WEIGHTED
                                       OUTSTANDING    PRICE PER      AVERAGE
                                          OPTION        SHARE     EXERCISE PRICE
                                       ------------   ---------   --------------
Balance at January 1, 1997...........         --        $  --         $  --
  Options granted....................    448,000         0.05          0.05
                                         -------
Balance at December 31, 1997.........    448,000         0.05          0.05
                                         =======

     The weighted average fair value of options granted during 1997 was $0.02 per option and the weighted average remaining contractual life of the outstanding options at

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 1997 was 9.6 years. At December 31, 1997, 1,552,000 shares remain available for grant and 26,083 options were considered fully vested.

     Pro forma information regarding net loss and loss per share required by Statement 123 has been determined as if GenQuest had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions on the option grant date for 1997: risk-free interest rate of 6.32%, expected volatility of 0%, expected option lives of five years, and dividend yield of 0.0%.

     Under Statement 123, if GenQuest had elected to recognize the compensation cost based upon the fair value of the options granted at the grant date, net loss would have been increased as follows (the estimated fair value of the options is amortized to expense over the options' vesting period or upon the achievement of certain milestones):

                                     YEAR ENDED
                                    DECEMBER 31,
                                        1997
                                    ------------
Net loss:
  As reported.....................  $(4,345,906)
  Pro forma.......................   (4,348,283)
Net loss per share:
  As reported.....................  $     (2.37)
  Pro forma.......................        (2.38)

     The Statement 123 pro forma disclosures above are not necessarily indicative of future pro forma disclosures because of the manner in which the pro forma impact of Statement 123 calculations is phased in over time.

Stock Warrants

     In connection with sales of convertible Series A, GenQuest issued stock warrants to a certain stockholder to purchase 34,019 shares of Series B at an exercise price of $0.50 per share. These warrants expire on the earlier of 2004 or on the occurrence of certain events, as defined in the agreement.

Stock Repurchase Agreements

     Since its inception, GenQuest has sold approximately 125,000 shares of common stock for $.005 to employees and scientific founders of GenQuest under agreements that allow GenQuest, at its option, to repurchase the shares at the original purchase price if the employment or consulting relationship with GenQuest ceases for any reason. Under the repurchase agreements, the shares subject to repurchase are generally reduced in specific increments over a two- to four-year period beginning at the issuance date. As of December 31, 1997, 63,542 shares remained subject to repurchase.

     Under the terms of all of the repurchase agreements, if GenQuest is acquired by merger, consolidation, or sale of assets, the repurchase agreements will lapse in their

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

entirety, except to the extent the repurchase rights are to be assigned to the successor corporation, in connection with such transaction.

Shares Reserved

     At December 31, 1997, common stock was reserved for the following purposes:

Conversion of preferred stock..............  25,121,884
Stock options..............................   2,000,000
Scientific agreement.......................      75,000
Warrants for preferred stock, convertible
  to common stock..........................      34,019
                                             ----------
                                             27,230,903
                                             ==========

Net Loss

     Basic and diluted loss per share are calculated using the average number of common shares outstanding (see Note 1 to these GenQuest financial statements). Pro forma basic and diluted loss per share are computed on the basis of the average number of common shares outstanding plus the effect of convertible preferred shares using the "if-converted" method as follows:


                                                             YEAR ENDED DECEMBER 31,
                            SEPTEMBER 15,   SEPTEMBER 30,   -------------------------
                                1998            1997           1997          1996
                            -------------   -------------   -----------   -----------
                                     (UNAUDITED)
Net loss(A)...............   $(2,211,560)    $(2,837,507)   $(4,345,906)  $(3,894,761)
Weighted average
  outstanding:
  Common stock(B).........     1,842,000       1,830,000      1,830,000     1,323,796
                             ===========     ===========    ===========   ===========
Loss per share:
  Basic and diluted
     (A/B)................   $     (1.20)    $     (1.55)   $     (2.37)  $     (2.94)
                             ===========     ===========    ===========   ===========


 6. SCIENTIFIC COLLABORATIVE AND LICENSE AGREEMENTS

     GenQuest has various collaborative research agreements with collaborative partners, academic universities, and research institutions, which expire on the earlier of the expiration of patents or the occurrence of certain events, as stipulated in the agreements. Certain agreements stipulate the reimbursement by GenQuest of research costs incurred by these universities and institutions on behalf of GenQuest. Included in research and development expenses for the period from January 1, 1998 to September 15, 1998 and the years ending December 31, 1997 and 1996 are reimbursements approximating $639,000, $2.4 million and $365,000, respectively. Refer to Note 7 of these GenQuest financial statements with regards to amounts paid to Corixa.

     Certain collaborative agreements that were in effect in 1997 extend into fiscal years 1998 and 1999. As of December 31, 1997, GenQuest is committed to reimburse the

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

collaborative partners, universities, and institutions amounts aggregating $2.1 million and $1.7 million in 1998 and 1999, respectively. GenQuest is also committed to pay annual fees of $25,000 to a university until expiration of underlying patents, which are creditable against future royalties which may be owed.

     GenQuest has entered into certain research agreements, license agreements, and obtained options to negotiate license agreements under the terms of which GenQuest received license, technology, and patent rights. During the period from January 1, 1998 to September 15, 1998 and in 1997 and 1996, GenQuest paid initial license and/or option fees approximating $0, $62,000 and $40,000, respectively, and in 1996 issued 260,000 shares of common stock valued at $13,000 (plus a commitment to issue an additional 75,000 shares, respectively, upon the achievement of certain events) for such rights. Expense was recorded based on the fair market value of GenQuest's common stock at the date of issuance.

     Certain agreements call for royalty and milestone payments. The agreements are for terms from one year or the expiration of the last issued patent within the licensed technology, unless terminated earlier for certain specified events, as defined in the respective agreements.

     Additionally, GenQuest has entered into research, license agreements, and granted options to other parties to negotiate license agreements under the terms of which GenQuest provides license, technology, and patent rights. During 1997 and 1996, GenQuest received and deferred initial option fees aggregating $100,000 related to these agreements. Under the terms of the option, GenQuest will receive additional license fees and/or reimbursement of certain research and development costs through the end of the agreement, as defined in the respective agreement. The agreements provide for one-time payments upon the achievement of certain milestones and the payment of royalties based on product sales.

 7. AGREEMENTS WITH CORIXA CORPORATION

     In February 1996, GenQuest entered a license and research collaboration agreement with Corixa for the purpose of discovering, characterizing, developing, and commercializing novel genes for use in the treatment, prevention, or diagnosis of cancer or pre-neoplastic cell proliferation disease.

     During 1996, GenQuest issued 4,412,613 of Series A to Corixa valued at $0.50 per share, in exchange for certain intellectual property rights in connection with the collaboration, representing approximately 16% of GenQuest's outstanding capital stock at December 31, 1997. GenQuest expensed the value of the issued shares in 1996 as acquired in-process research and development.

     In December 1996, GenQuest and Corixa amended this license and collaboration agreement and, in connection with this amendment, entered into an administrative services and management agreement. As part of the collaboration, GenQuest has agreed to provide funding in support of certain research and development projects conducted by GenQuest and Corixa on a collaborative basis. Additionally, GenQuest has agreed that certain administrative services will be provided to GenQuest by certain Corixa employees,

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

including Corixa's Chief Executive Officer, Chief Scientific Officer, Chief Financial Officer, and Chief Operating Officer, and GenQuest has agreed to reimburse Corixa for such services. Either GenQuest or Corixa may terminate the license agreement within 30 days after December 31, 1997, if such party believes that the scientific objectives of the collaboration have not been met.

     Under the license agreement, GenQuest and Corixa agreed to cross-license certain technologies and products owned or controlled by them as of February 1996 and technologies and products developed under the collaborative research program. Corixa is required to pay GenQuest, when product sales commence, certain royalties on sales of products that use technology licensed from GenQuest, and GenQuest is required to pay Corixa, when product sales commence, certain royalties on the sale of products that use technology licensed from Corixa. In addition, sales of certain products developed by GenQuest using technology developed by Corixa in the collaborative research program would be royalty-free.

     As a result of its ownership of Series A of GenQuest, Corixa has certain registration rights with respect to public offerings of GenQuest and rights of first offer that allow Corixa to participate ratably in future issuances of stock to maintain its original ownership percentage of GenQuest. Additionally, Corixa is entitled to voting rights equivalent to the number of shares of common stock of GenQuest into which such shares of Series A can be converted and is a party to a voting agreement among GenQuest and its stockholders. Under the terms of the voting agreement, Corixa has a right to designate two of seven nominees to the Board of Directors of GenQuest and the stockholders of GenQuest who are parties to the voting agreement have agreed to vote their shares in favor of such nominees. Corixa's right to designate such nominees will terminate when Corixa owns less than 10% of the voting capital stock of GenQuest.

     In December 1996, in connection with the modification of the collaboration between GenQuest and Corixa and the issuance of Series B of GenQuest to additional investors (18,309,271 shares at $0.50 per share), Corixa, GenQuest, and the stockholders of GenQuest entered into a call option agreement. Under the terms of this agreement, Corixa has the right to purchase all of the outstanding shares of GenQuest's capital stock held by the stockholders of GenQuest at a purchase price determined in accordance with a formula stipulated in the agreement. This right becomes effective on the earlier of June 23, 1998, the completion of a 30-day trading period following Corixa's initial public offering during which the average closing sale price of a share of Corixa's common stock meets the minimum requirement stipulated in the agreement, and a merger of Corixa with another entity or a sale of substantially all of Corixa's assets, and terminates on the earlier of January 23, 2000, the date that Corixa notifies GenQuest that it will not exercise this right, the closing of the initial public offering of GenQuest, and ten days following a merger of or sale of assets by Corixa.

     In conjunction with the relationship between GenQuest and Corixa, GenQuest purchased warrants to purchase 454,533 shares of Corixa's Series B preferred stock at a price of $9.90 per share. The warrants expire on the earlier of December 23, 2001 or upon certain events as specified in the warrant agreement. In accordance with the terms of GenQuest's own Series B preferred stock agreement, GenQuest distributed the warrants to

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

its stockholders during 1997. The $1,140,000 purchase price of the warrants was recorded as an obligation at December 31, 1996 and is payable over the three-year collaborative agreement. The remaining obligation of $651,567 at December 31, 1997 is payable in 1998 and 1999 in the amount of $325,784 and $325,783, respectively.

     During the years ended December 31, 1997 and 1996, GenQuest paid Corixa $325,000 and $300,000, respectively, for administrative services provided to GenQuest.

     GenQuest's 1997 results include collaborative research and development expenses paid to Corixa of approximately $1,932,000. GenQuest did not pay any collaborative research and development expenses to Corixa in 1996.

                                  APPENDIX A:


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              CORIXA CORPORATION,
                            A DELAWARE CORPORATION;

                        YAKIMA ACQUISITION CORPORATION,
                            A DELAWARE CORPORATION;

                                      AND

                                 ANERGEN, INC.
                            A DELAWARE CORPORATION.

                         Dated as of December 11, 1998.

                               INDEX OF EXHIBITS

Exhibit A  Form of Anergen Voting Agreement
Exhibit B  Form of Escrow Fund Agreement
Exhibit C  Form of Anergen Affiliate Agreement
Exhibit D  Form of Opinion of Counsel to Corixa
Exhibit E  Form of Opinion of Counsel to Anergen

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of December 11, 1998, by and among CORIXA CORPORATION, a Delaware corporation ("Corixa"), Yakima Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Corixa ("Merger Sub"), and ANERGEN, INC., a Delaware corporation ("Anergen").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the Delaware General Corporation Law ("Delaware Law"), Corixa, Merger Sub and Anergen intend to enter into a business combination transaction.

     B. The respective boards of directors of Anergen and Corixa (1) have determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of their respective long-term business strategies and fair to, and in the best interests of, their respective stockholders and (2) have approved this Agreement, the Merger and the other transactions contemplated in this Agreement.

     C. Anergen has, subject to the provisions of this Agreement, determined to recommend that the stockholders of Anergen adopt and approve this Agreement and approve the Merger.

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Corixa's willingness to enter into this Agreement, certain affiliates of Anergen are entering into Voting Agreements in substantially the form attached hereto as Exhibit A (the "Anergen Voting Agreements").

     E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Anergen (the "Merger"), the separate corporate existence of Merger Sub shall cease and Anergen shall continue as the surviving corporation. Anergen, in its capacity as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Certificate of Merger") (the time of such filing (or such later time as may be agreed in writing by Anergen and Corixa and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date

(as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "Closing") shall take place at the offices of Venture Law Group, a Professional Corporation, 4750 Carillon Point, Kirkland, Washington 98033-7355, or via facsimile, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in
Article VI of this Agreement, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Anergen and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Anergen and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.

     (a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation of the Surviving Corporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Anergen, Inc."

     (b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Anergen or the holders of any of the following securities:

          (a) Conversion of Anergen Common Stock. Each share of Common Stock, One-Tenth of One Cent ($0.001) par value per share, of Anergen (the "Anergen Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Anergen Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive the number of shares of Common Stock, One-Tenth of One Cent ($0.001) par value per share, of Corixa (the "Corixa Common Stock") equal to the Exchange Ratio (as defined below) upon surrender of the certificate representing such share of Anergen Common Stock in the manner provided in
     Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9), in each case subject to the provisions of Section 1.6(g). The "Exchange Ratio" shall be equal to a fraction, the numerator of which is equal to the quotient resulting from dividing Eight Million Five Hundred Thousand Dollars ($8,500,000) (less all payments made to Anergen by Corixa pursuant to that certain amended and restated agreement, dated as of November 11, 1998, by and between Corixa and Anergen) by the average of the last reported sale price of Corixa Common Stock for the fifteen (15) trading days immediately preceding and including the date of the first public announcement of the Merger (the "Corixa Average"); provided, however, that in the event that the Corixa Average (i) is below Six Dollars ($6.00) per share, the Corixa Average will be deemed to be Six Dollars ($6.00) per share, and (ii) is above Eight Dollars ($8.00) per share, the Corixa Average will be deemed to be Eight Dollars ($8.00) per share, and the denominator of which is equal to all outstanding shares of Anergen capital stock on a fully-diluted basis assuming (1) conversion of all outstanding convertible securities and (2) exercise of all outstanding options and warrants to purchase Anergen Common Stock with an exercise price equal to or less than Two Dollars and Fifty Cents ($2.50) per share, in each case as of the date of this Agreement ("Fully-Diluted Basis"). It is acknowledged and agreed by the parties that all Anergen options and warrants with an exercise price greater than Two Dollars and Fifty Cents ($2.50) per share will be excluded from the calculation of Fully-Diluted Basis. As promptly as practicable, but in any event within five (5) business days, after the date of this Agreement, the parties will compile, sign and attach hereto as Schedule A a schedule setting forth the amount and computation of the Exchange Ratio.

          (b) Cancellation of Corixa-Owned Stock. Each share of Anergen Common Stock held by Anergen or owned by Merger Sub, Corixa or any direct or indirect wholly-owned subsidiary of Anergen or of Corixa immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all options to purchase Anergen Common Stock then outstanding under the Anergen, Inc. 1988 Stock Option Plan (the "1988 Plan"), the Anergen, Inc. 1992 Consultant Stock Plan (the "1992 Plan"), the Anergen Inc. 1995 Director Option Plan (the "Director Plan"), and the Anergen Inc. 1996 Stock Plan (the "1996 Plan," and together with the 1988 Plan, the 1992 Plan, the Director Plan and the 1996 Plan, the "Anergen Stock Option Plans") shall be assumed by Corixa in accordance with Section 5.8 hereof. Rights outstanding under the Anergen Inc. 1991 Employee Stock Purchase Plan (the "ESPP") shall be treated as set forth in Section 5.8.

          (d) Capital Stock of Merger Sub. Each share of Common Stock, One-Tenth of One Cent ($0.00l) par value per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, One-Tenth of One Cent ($0.001) par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Corixa Common Stock or Anergen Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Corixa Common Stock or Anergen Common Stock occurring on or after the date hereof and prior to the Effective Time.

          (f) Fractional Shares. No fraction of a share of Corixa Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Anergen

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     Common Stock who would otherwise be entitled to a fraction of a share of
     Corixa Common Stock (after aggregating all fractional shares of Corixa Common Stock that otherwise would be received by such holder) shall receive from Corixa an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Corixa Common Stock for the fifteen (15) trading days preceding and including December 14, 1998, as reported on the Nasdaq National Market System ("Nasdaq").

          (g) Escrow Shares, Escrow Fund Agreement. As soon as practicable after the Effective Date, Corixa will deposit into escrow certificates representing that number of shares of the Corixa Common Stock issued to holders of Anergen Common Stock in the Merger pursuant to Section 1.6(a) equal to the quotient resulting from dividing Four Hundred Thousand Dollars ($400,000) by the Corixa Average, on a pro rata basis. Such shares (the "Escrow Shares") will be held as collateral to secure Anergen's obligation to enter into an amendment to that certain Product Development and License Agreement, dated as of June 28, 1996, by and between Anergen and N.V. Organon ("Organon") (the "Organon Agreement") pursuant to this Section 1.6(g) and the provisions of an escrow fund agreement in the form attached hereto as Exhibit B (the "Escrow Fund Agreement") to be executed and delivered by Corixa, Anergen and an escrow agent mutually acceptable to Corixa and Anergen (the "Escrow Agent"). The Escrow Shares will be held by the Escrow Agent pursuant to the Escrow Fund Agreement and will be released
     (i) to the holders of record of Anergen Common Stock immediately prior to the Effective Date if and only if Anergen executes and delivers to Corixa an amendment, signed by Organon and in a form reasonably acceptable to Corixa and Anergen and the respective counsel to Corixa and Anergen (the "Organon Amendment"), to the Organon Agreement on or prior to the later of
     (A) January 31, 1999 or (B) the Closing Date, but in any event prior to March 15, 1999 (the "Organon Termination Date"), or (ii) to Corixa (as treasury shares) if Anergen has not executed and delivered to Corixa the Organon Amendment prior to the Organon Termination Date. Corixa agrees to retain Michael Shulman, Jeff Winkelhake, Jan Baughman, Nancy Corbelatta, Simonetta Mocci and Nanette Solvason (and Maria Marmarinos of the Catalyst Group as a consultant) through the earlier to occur of (1) the delivery by Anergen to Corixa of the Organon Amendment or (2) the Organon Termination Date, and further agrees to review and provide comments on any drafts of the Organon Amendment as promptly as reasonably practicable.

     1.7  Surrender of Certificates.

     (a) Exchange Agent. Corixa shall select a bank or trust Company reasonably acceptable to Anergen to act as the exchange agent (the "Exchange Agent") in the Merger.

     (b) Corixa to Provide Common Stock. Promptly after the Effective Time, Corixa shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Corixa Common Stock issuable pursuant to
Section 1.6 (less the Escrow Shares) in exchange for outstanding shares of Anergen Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of Anergen Common Stock may be entitled pursuant to
Section 1.7(d).

     (c) Exchange Procedures. Promptly after the Effective Time, Corixa shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a

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certificate or certificates (the "Certificates"), which immediately prior to the
Effective Time represented outstanding shares of Anergen Common Stock whose shares were converted into shares of Corixa Common Stock pursuant to Section
1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Corixa may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Corixa Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Corixa, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Corixa Common Stock into which their shares of Anergen Common Stock were converted at the Effective Time (less their respective pro rata interests in the Escrow Shares), payment of cash in lieu of fractional shares which such holders have the right to receive pursuant to
Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to the payment of dividends, to evidence only the ownership of the number of full shares of Corixa Common Stock into which such shares of Anergen Common Stock shall have been so converted (less the holder's respective pro rata interests in the Escrow Shares) and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d).

     (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Corixa Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Corixa Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Corixa Common Stock issued in exchange therefor (less their pro rata interest in the Escrow Shares) along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Corixa Common Stock.

     (e) Transfers of Ownership. If certificates representing shares of Corixa Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Corixa or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Corixa Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Corixa or any agent designated by it that such tax has been paid or is not payable.

     (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, the Escrow Agent, Corixa, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Corixa Common Stock or Anergen Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 No Further Ownership Rights in Anergen Common Stock. All shares of Corixa Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Anergen Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Anergen Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Corixa Common Stock into which the shares of Anergen Common Stock represented by such Certificates were converted pursuant to Section
1.6 (less the applicable pro rata interest of the Escrow Shares), cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Corixa may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Corixa Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Corixa, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Anergen and Merger Sub, the officers and directors of Anergen and Merger Sub will take all such lawful and necessary action. Corixa shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated herein.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF ANERGEN

     Anergen hereby represents and warrants to Corixa and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation made by Anergen to Corixa and Merger Sub pursuant to this Article II dated as of the date hereof and certified on behalf of Anergen by a duly authorized officer of Anergen (the "Anergen Schedules"), as follows:

     2.1  Organization of Anergen.

     (a) Anergen and each of its subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has the corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3(c)) on Anergen.

     (b) Anergen has delivered or made available to Corixa a true and complete list of all of Anergen's subsidiaries as of the date of this Agreement, indicating the jurisdiction of organization of each subsidiary and Anergen's equity interest therein.

     (c) Anergen has delivered or made available to Corixa a true and correct copy of the certificate of incorporation and bylaws of Anergen and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Anergen nor any of its subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent governing instruments.

     2.2 Anergen Capital Structure. The authorized capital stock of Anergen consists of sixty million (60,000,000) shares of Common Stock, One-Tenth of One Cent ($0.001) par value per share, of which there were eighteen million nine hundred twenty-three thousand eight hundred-eight (18,923,888) shares issued and outstanding as of December 8, 1998 (excluding shares held in treasury of which there are none, and ten million (10,000,000) shares of Preferred Stock, One-Tenth of One Cent ($0.001) par value per share, of which no shares are issued or outstanding. All outstanding shares of Anergen Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of Anergen or any agreement or document to which Anergen is a party or by which it is bound. As of December 8, 1998, Anergen had reserved an aggregate of four million fifty thousand (4,050,000) shares of Anergen Common Stock, for issuance pursuant to the Anergen Stock Option Plans, of which four hundred sixty-seven thousand eight hundred five (467,805) shares have been issued pursuant to option exercises, and one million five hundred fifteen thousand four hundred fifty-eight (1,515,458) shares are subject to outstanding, unexercised options. As of December 8, 1998, Anergen had reserved one million eight hundred thousand (1,800,000) shares of Anergen Common Stock for issuance to employees, directors and consultants pursuant to the 1988 Plan, of which four hundred thirty-four thousand seven hundred eight (434,708) shares have been issued pursuant to option exercises, and seven hundred three thousand four hundred thirty-nine (703,439) shares are subject to outstanding, unexercised options. As of December 8, 1998, Anergen had reserved fifty thousand (50,000) shares of Anergen Common Stock for issuance to consultants pursuant to the 1992 Plan, of which thirty-three thousand ninety-seven (33,097) shares have been issued pursuant to option exercises, and fifteen thousand (15,000) shares are subject to outstanding, unexercised options. As of December 8, 1998, Anergen had reserved two hundred thousand (200,000) shares of Anergen Common Stock for issuance to directors pursuant to the Director Plan, of which no shares have been issued pursuant to option exercises, and forty thousand (40,000) shares are subject to

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

outstanding, unexercised options. As of December 8, 1998, Anergen had reserved two million (2,000,000) shares of Anergen Common Stock for issuance to employees, directors and consultants pursuant to the 1996 Plan, of which no shares haven been issued pursuant to option exercises, and seven hundred fifty-seven thousand and nineteen (757,019) shares are subject to outstanding, unexercised options. As of December 8, 1998, Anergen had reserved an aggregate of seven hundred fifty thousand (750,000) shares of Anergen Common Stock for issuance pursuant to the ESPP, of which two hundred seventy-five thousand four hundred ninety-seven (275,497) shares have been issued to employees. All shares of Anergen Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The Anergen Schedules list for each person who holds options to acquire shares of Anergen Common Stock as of December 8, 1998, the name of the holder of such option, the exercise price of such option, the number of shares as to which such option had vested at such date and the vesting schedule for such option.

     2.3  Obligations With Respect to Capital Stock. Except as set forth in
Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of Anergen equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Anergen owns free and clear of all claims and encumbrances directly or indirectly through one or more subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Anergen, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Anergen or any of its subsidiaries is a party or by which it is bound obligating Anergen or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Anergen or any of its subsidiaries or obligating Anergen or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated in this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Anergen is a party or by which it is bound with respect to any equity security of any class of Anergen or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of Anergen will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

     2.4  Authority.

     (a) Anergen has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Anergen, subject only to the approval and adoption of this Agreement and the approval of the Merger by Anergen's stockholders and the filing of the Certificate of Merger pursuant to

Delaware Law. A vote of the holders of a majority of the outstanding shares of the Anergen Common Stock is sufficient for Anergen's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by Anergen and, assuming the due authorization, execution and delivery by Corixa and Merger Sub, constitutes a valid and binding obligation of Anergen, enforceable against Anergen in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Anergen do not, and the performance of this Agreement by Anergen will not, (i) conflict with or violate the certificate of incorporation or bylaws of Anergen or the equivalent governing instruments of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Anergen's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Anergen or any of its subsidiaries or by which Anergen or any of its subsidiaries or any of its or their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Anergen's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Anergen or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Anergen or any of its subsidiaries is a party or by which Anergen or any of its subsidiaries or its or any of their respective assets are bound or affected which such breach, default, impairment, alteration, giving of rights or creation of a lien or encumbrance would result in material damages to Anergen. To the knowledge of Anergen after reasonable inquiry, the Anergen Schedules list all consents, waivers and approvals under any of Anergen's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated in this Agreement, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to Anergen, Corixa or the Surviving Corporation as a result of the Merger.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity"), is required to be obtained or made by Anergen in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/ Prospectus (as defined in Section 2.18) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws, and the securities or antitrust laws of any foreign country and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Anergen or Corixa or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     2.5  SEC Filings; Anergen Financial Statements.

     (a) Anergen has filed all forms, reports and documents required to be filed by Anergen with the SEC since January 1, 1996 and has made available to Corixa such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Anergen may file subsequent to the date hereof) are referred to herein as the "Anergen SEC Reports." As of their respective dates, the Anergen SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Anergen SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Anergen's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Anergen SEC Reports (the "Anergen Financials"), including each Anergen SEC Reports filed after the date hereof until the Closing, (i) complied as to form with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Anergen and its subsidiaries as at the respective dates thereof and the consolidated results of Anergen's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Anergen contained in Anergen SEC Reports as of September 30, 1998 is hereinafter referred to as the "Anergen Balance Sheet." Except as disclosed in the Anergen Financials, since the date of the Anergen Balance Sheet neither Anergen nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Anergen and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Anergen Balance Sheet in the ordinary course of business consistent with past practices.

     (c) Anergen has heretofore furnished or made available to Corixa a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Anergen with the SEC pursuant to the Securities Act or the Exchange Act.

     2.6 Absence of Certain Changes or Events. Since the date of the Anergen Balance Sheet there has not been: (a) any Material Adverse Effect (as defined in Section 8.3(c)) on Anergen, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Anergen's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Anergen of any of Anergen's capital stock or any other securities of Anergen or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (c) any split, combination or reclassification of any of Anergen's or any of its subsidiaries' capital stock, (d) any granting by Anergen or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Anergen or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Anergen or any of its subsidiaries of any increase in severance or termination pay or any entry by Anergen or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are altered upon the occurrence of a transaction involving Anergen of the nature contemplated herein,
(e) entry by Anergen or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.9), (f) any change by Anergen in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or (g) any revaluation by Anergen of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     2.7  Taxes.

     (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     (b) Tax Returns and Audits.

          (i) To the knowledge of Anergen after reasonable inquiry, Anergen and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by Anergen and each of its subsidiaries with any Tax authority, such Returns are true and correct and have been completed in all material respects in accordance with applicable law and Anergen and its subsidiaries have paid all Taxes shown to be due on such Returns.

          (ii) Anergen and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

          (iii) Neither Anergen nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Anergen or any of its subsidiaries, nor has Anergen or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (iv) No audit or other examination of any Return of Anergen or any of its subsidiaries by any Tax authority is presently in progress, nor has Anergen or any of its subsidiaries been notified of any request for such an audit or other examination.

          (v) No adjustment relating to any Returns filed by Anergen or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Anergen or any of its subsidiaries or any representative thereof.

          (vi) To the knowledge of Anergen after reasonable inquiry, neither Anergen nor any of its subsidiaries has, or will as of the Effective Time have, any liability for unpaid Taxes which has not been accrued for or reserved on the Anergen Balance Sheet, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of the Anergen Balance Sheet in connection with the operation of the business of Anergen and its subsidiaries in the ordinary course.

          (vii) As of the date of this Agreement there is no, and as of the Effective Time there will not be any, contract, agreement, plan or arrangement to which Anergen is a party including but not limited to the provisions of this Agreement, covering any employee or former employee of Anergen or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

          (viii) Neither Anergen nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
     Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Anergen.

          (ix) Neither Anergen (except for customary arrangements relating to property taxes and sales taxes in leases) nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

          (x) Except as may be required as a result of the Merger, Anergen and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

          (xi) None of Anergen's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

          (xii) The Anergen Schedules list (A) any foreign Tax holidays, (B) any intercompany transfer pricing agreements, or other arrangements that have been established by Anergen or any of its subsidiaries with any Tax authority and (C) any expatriate programs or policies affecting Anergen or any of its subsidiaries.

          (xiii) To the knowledge of Anergen after reasonable inquiry, as of the Effective Time, there will be no liens or other encumbrances of any kind relating to Taxes on the assets of Anergen or any subsidiary of Anergen.

          (xiv) Each of Anergen and its subsidiaries have provided or made available to Corixa copies of all federal and state income and sales taxes, as applicable, and all Tax Returns for all periods since 1994.

     2.8  Title to Properties; Absence of Liens and Encumbrances.

     (a) The Anergen Schedules list the real property interests owned by Anergen as of the date of this Agreement. The Anergen Schedules list all real property leases to which Anergen is a party as of the date of this Agreement and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim in an amount greater than Fifteen Thousand Dollars ($15,000).

     (b) Anergen has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens"), except as reflected in the Anergen Financials and except for liens for taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

     "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world,
     (vi) all databases and data collections and all rights therein throughout the world, (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

     "Anergen Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Anergen.

     "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications), (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (iii) registered copyrights and applications for copyright registration and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

     "Anergen Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Anergen.

     (a) To the knowledge of Anergen after reasonable inquiry, no Anergen Intellectual Property or product or service of Anergen is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Anergen, or which may affect the validity, use or enforceability of such Anergen Intellectual Property.

     (b) To the knowledge of Anergen after reasonable inquiry, each item of Anergen Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made, and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

     (c) Anergen owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Anergen Intellectual Property free and clear of any lien or encumbrance (excluding licenses and related restrictions); and Anergen is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Anergen, including the sale of any products or the provision of any services by Anergen, except where the failure to own such trade marks and trade names would not result in a Material Adverse Effect on Anergen.

     (d) Anergen owns exclusively, and has good title to, all copyrighted works that are Anergen products or which Anergen otherwise expressly purports to own, except where the failure to own such copyrighted works would not result in a Material Adverse Effect on Anergen.

     (e) To the extent that any Intellectual Property that is or was material to Anergen's business has been developed or created by a third party for Anergen, Anergen has a written agreement with such third party with respect thereto and Anergen thereby either (i) has obtained ownership of, and is the exclusive owner of or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the extent it is necessary to do so.

     (f) Anergen has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Anergen Intellectual Property, to any third party.

     (g) To the knowledge of Anergen after reasonable inquiry, the Anergen Schedules list all material contracts, licenses and agreements currently in force to which Anergen is a party (i) with respect to Anergen Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course) or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Anergen.

     (h) All material contracts, licenses and agreements relating to the Anergen Intellectual Property are in full force and effect. The consummation of the transactions contemplated in this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Anergen is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements and, to the knowledge of Anergen, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Anergen's material rights under such contracts, licenses and agreements to the same extent Anergen would have been able to had the transactions contemplated in this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Anergen would otherwise be required to pay.

     (i) To the knowledge of Anergen after reasonable inquiry, the operation of the business of Anergen as such business currently is conducted, including Anergen's design, development, manufacture, marketing and sale of the products or services of Anergen (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party (provided that with respect to patent rights, such representation is limited to Anergen's knowledge) or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

     (j) Anergen has not received notice from any third party that the operation of the business of Anergen or any act, product or service of Anergen, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

     (k) To the knowledge of Anergen, no person has or is infringing or misappropriating any Anergen Intellectual Property.

     (l) Anergen has taken commercially reasonable steps to protect Anergen's rights in Anergen's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Anergen, and, without limiting the foregoing, Anergen has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Corixa and all current and former employees and contractors of Anergen have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Anergen.

     2.10  Compliance; Permits; Restrictions.

     (a) To the knowledge of Anergen after reasonable inquiry, neither Anergen nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Anergen or any of its subsidiaries or by which Anergen or any of its subsidiaries or any of their respective properties is bound or affected or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Anergen or any of its subsidiaries is a party or by which Anergen or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause Anergen to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to Anergen's knowledge, has been threatened in a writing delivered to Anergen against Anergen or any of its subsidiaries, nor, to Anergen's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Anergen or any of its subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon Anergen or any of its subsidiaries which has or could reasonably be expected to have a Material Adverse Effect on Anergen.

     (b) Anergen and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of the business of Anergen as currently conducted (collectively, the "Anergen Permits"). Anergen and its subsidiaries are in compliance in all material respects with the terms of the Anergen Permits, except where the failure to be in compliance with the terms of the Anergen Permits would not have a Material Adverse Effect on Anergen.

     2.11 Litigation. Except as disclosed in the Anergen Schedules, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Anergen, threatened against, relating to or affecting Anergen or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated in this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Anergen. No Governmental Entity has at any time challenged or questioned in a writing delivered to Anergen the legal right of Anergen to design, manufacture, offer or sell any of its products in the present manner or style thereof.

     2.12 Brokers' and Finders' Fee. Anergen has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated herein, except as otherwise set forth in that certain Services and Consulting Agreement entered into as of July 15, 1998 by and between Anergen and Maria Marmarinos as principal of Catalyst Group, a true and accurate copy of which has been delivered by Anergen to Corixa.

     2.13  Employee Benefit Plans.

     (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.13(a)(i) below (which definition shall apply only to this Section 2.13), for purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i) "Affiliate" shall mean any other person or entity under common control with Anergen within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

          (ii) "Anergen Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Anergen or any Affiliate for the benefit of any Employee;

          (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

          (iv) "DOL" shall mean the Department of Labor;

          (v) "Employee" shall mean any current, former, or retired employee, officer, or director of Anergen or any Affiliate;

          (vi) "Employee Agreement" shall mean each material management, employment, retention, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Anergen or any Affiliate and any Employee or consultant;

          (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

          (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

          (ix) "International Employee Plan" shall mean each Anergen Employee Plan that has been adopted or maintained by Anergen, whether informally or formally, for the benefit of Employees outside the United States;

          (x) "IRS" shall mean the Internal Revenue Service;

          (xi) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

          (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

          (xiii) "Pension Plan" shall mean each Anergen Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

     (b) Schedules. The Anergen Schedules contain an accurate and complete list of each Anergen Employee Plan and each Employee Agreement. Anergen does not have any plan or commitment to establish any new Anergen Employee Plan, to modify any Anergen Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Anergen Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Corixa in writing, or as required by this Agreement), or to enter into any Anergen Employee Plan or material Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

     (c) Documents. Anergen has provided or made available to Corixa: (i) correct and complete copies of all documents embodying to each Anergen Employee Plan and forms of Employee Agreements, including all amendments thereto and written interpretations thereof, (ii) the most recent annual actuarial valuations, if any, prepared for each Anergen Employee Plan, (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Anergen Employee Plan or related trust, (iv) if the Anergen Employee Plan is funded, the most recent annual and periodic accounting of Anergen Employee Plan assets, (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Anergen Employee Plan, (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Anergen Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Anergen Employee Plan, (vii) all material written agreements and contracts relating to each Anergen Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts, (viii) all communications material to any Employee or Employees relating to any Anergen Employee Plan and any proposed Anergen Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Anergen, (ix) all COBRA forms and related notices and (x) all registration statements and prospectuses prepared in connection with each Anergen Employee Plan.

     (d) Employee Plan Compliance. (i) To the knowledge of Anergen after reasonable inquiry, Anergen has performed in all material respects all obligations required to be performed by it under, is not in default or violation of and has no knowledge of any default or violation by any other party to each Anergen Employee Plan, and each Anergen Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Anergen Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination (iii) to the knowledge of Anergen after reasonable inquiry, no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Anergen Employee Plan, (iv) there are no actions, suits or claims pending, or, to the knowledge of Anergen, threatened or reasonably anticipated (other than routine claims for benefits) against any Anergen Employee Plan or against the assets of any Anergen Employee Plan, (v) each Anergen Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Corixa, Anergen or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event),
(vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Anergen or any Affiliates, threatened by the IRS or DOL with respect to any Anergen Employee Plan, and (vii) neither Anergen nor any Affiliate is subject to any penalty or tax with respect to any Anergen Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

     (e) Pension Plans. Anergen does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

     (f) Multiemployer Plans. At no time has Anergen contributed to or been requested to contribute to any Multiemployer Plan.

     (g) No Post-Employment Obligations. No Anergen Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Anergen has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

     (h) To the knowledge of Anergen after reasonable inquiry, neither Anergen nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

     (i) Effect of Transaction.

          (i) The execution of this Agreement and the consummation of the transactions contemplated herein will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Anergen Employee Plan, Employee Agreement, trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

          (ii) To the knowledge of Anergen after reasonable inquiry, no payment or benefit which will or may be made by Anergen or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of
     Section 280G(b)(1) of the Code.

     (j) Employment Matters. Anergen: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no material pending, or to the knowledge of Anergen either any threatened or reasonably anticipated, claims or actions against Anergen under any worker's compensation policy or long-term disability policy. To Anergen's knowledge, no employee of Anergen has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by Anergen and disclosing to Anergen or using trade secrets or proprietary information of any other person or entity.

     (k) Labor. No work stoppage or labor strike against Anergen is pending, threatened or reasonably anticipated. Anergen does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Anergen, any threatened or reasonably anticipated, relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Anergen. To the knowledge of Anergen after reasonable inquiry, neither Anergen nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Anergen is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Anergen.

     (l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Anergen or Corixa from terminating or amending any International Employee Plan at any time for any reason.

     2.14  Environmental Matters.

     (a) Hazardous Material. No underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "Hazardous Material") are present, as a result of the actions of Anergen or any of its subsidiaries or any affiliate of Anergen, or, to Anergen's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Anergen or any of its subsidiaries has at any time owned, operated, occupied or leased, except where the presence of any of the foregoing substances (i) is authorized by permit or license in the ordinary course of Anergen's business, or (ii) would not result in a Material Adverse Effect on Anergen.

     (b) Hazardous Materials Activities. Neither Anergen nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, except where any such violation, individually or in the aggregate, would not result in a material adverse effect on Anergen. Neither Anergen nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity, except where any such violation, individually or in the aggregate, would not result in a material adverse effect on Anergen.

     (c) Permits. Anergen and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "Anergen Environmental Permits") necessary for the conduct of Anergen's and its subsidiaries' Hazardous Material Activities and other businesses of Anergen and its subsidiaries as such activities and businesses are currently being conducted, except where the failure to hold such Anergen Environmental Permits would not have a material adverse effect on Anergen.

     (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Anergen's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Anergen or any of its subsidiaries in a writing delivered to Anergen concerning any Anergen Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Anergen or any of its subsidiaries. Anergen is not aware of any fact or circumstance which could involve Anergen or any of its subsidiaries in any environmental litigation or impose upon Anergen any material environmental liability, except where the existence of such fact or circumstance would not result in a material adverse effect on Anergen.

     2.15 Agreements, Contracts and Commitments. Except as otherwise set forth in the Anergen Schedules, neither Anergen nor any of its subsidiaries is a party to or is bound by:

          (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Anergen's board of directors, other than those that are terminable by Anergen or any of its subsidiaries on no more than thirty (30) days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Anergen's or any of its subsidiaries' ability to terminate employees at will;

          (b) any material agreement or plan currently in force, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated in this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated in this Agreement;

          (c) any material agreement of indemnification or any guaranty currently in force other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

          (d) any material agreement, contract or commitment currently in force containing any covenant limiting in any respect the right of Anergen or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

          (e) any material agreement, contract or commitment currently in force relating to the disposition or acquisition (by license or otherwise) by Anergen or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Anergen has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Anergen's subsidiaries;

          (f) any material joint marketing or development agreement currently in force under which Anergen or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Anergen or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Anergen or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

          (g) any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Anergen product, service or technology except as a distributor in the normal course of business.

     Neither Anergen nor any of its subsidiaries, nor to Anergen's knowledge any other party to a Anergen Contract (as defined below), is in breach, violation or default under, and neither Anergen nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Anergen or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Anergen Schedules pursuant to clauses
(a) through (g) above or pursuant to Section 2.9 hereof (any such agreement, contract or commitment, a "Anergen Contract") in such a manner as would permit any other party to cancel or terminate any such Anergen Contract, or would permit any other party to seek damages or other remedies.

     2.16 Change of Control Payments. The Anergen Schedules set forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of Anergen as a result of or in connection with the Merger.

     2.17 Statements; Proxy Statement/Prospectus. The information supplied by Anergen for inclusion in the Registration Statement (as defined in Section 3.3(b)) shall not, at the

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

time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Anergen for inclusion in the proxy statement/prospectus to be sent to (a) the stockholders of Anergen in connection with the meeting of Anergen's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "Anergen Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not, on the date the Proxy Statement/Prospectus is first mailed to Anergen's stockholders or at the time of the Anergen Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Anergen Stockholders' Meeting which has become false or misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Anergen or any of its affiliates, officers or directors should be discovered by Anergen which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Anergen shall promptly inform Corixa. Notwithstanding the foregoing, Anergen makes no representation or warranty with respect to any information supplied by Corixa or Merger Sub which is contained in any of the foregoing documents.

     2.18 Board Approval. The board of directors of Anergen has, as of the date of this Agreement, determined (a) that the Merger is fair to, and in the best interests of Anergen and its stockholders and (b) to recommend that the stockholders of Anergen approve and adopt this Agreement and approve the Merger.

     2.19 Fairness Opinion. Anergen's Board of Directors has received a written opinion from Pacific Growth Equities dated as of the date hereof to the effect that, as of the date hereof, the Merger and the Exchange Ratio are fair to Anergen's stockholders from a financial point of view and has delivered to Corixa a copy of such opinion.

     2.20  Section 203 of the Delaware General Corporation Law Not
Applicable. The Board of Directors of Anergen has taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

     2.21 Customs. Anergen has acted with reasonable care to properly value and classify, in accordance with applicable tariff laws, rules and regulations, all goods that Anergen or any of its subsidiaries import into the United States or into any other country (the "Imported Goods"). To Anergen's knowledge, there are currently no material claims pending against Anergen by the U.S. Customs Service (or other foreign customs authorities) relating to the valuation, classification or marking of the Imported Goods.

                                  ARTICLE III


            REPRESENTATIONS AND WARRANTIES OF CORIXA AND MERGER SUB


     Corixa and Merger Sub hereby represent and warrant to Anergen, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation made by Corixa and Merger Sub to Anergen pursuant to this Article III dated as of the date hereof and certified by a duly authorized officer of Corixa and Merger Sub (the "Corixa Schedules"), as follows:

     3.1  Organization of Corixa and Merger Sub.

     (a) Each of Corixa and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and (iii) except as would not be material to Corixa, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

     (b) Corixa has delivered or made available to Anergen a true and correct copy of the certificate of incorporation and bylaws of Corixa, each as amended to date, and each such instrument is in full force and effect. Neither Corixa nor any of its subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent governing instruments.

     3.2 Corixa and Merger Sub Capital Structure. The authorized capital stock of Corixa consists of forty million (40,000,000) shares of Common Stock, One-Tenth of One Cent ($0.001) par value per share, of which there were twelve million six hundred ninety three thousand eight hundred thirty seven (12,693,837) shares issued and outstanding as of December 8, 1998, and ten million (10,000,000) shares of Preferred Stock, One-Tenth of One Cent ($0.001) par value per share, none of which shares are issued and outstanding. All outstanding shares of Corixa Common Stock are duly authorized, validly issued, fully paid and nonassessable, free of any liens or encumbrances and are not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of Corixa or any agreement or document to which Corixa is a party or by which it is bound. As of December 8, 1998, Corixa had reserved an aggregate of two million seven hundred thirty nine thousand two hundred eight (2,739,208) shares of Corixa Common Stock, net of exercises, for issuance under the Corixa Corporation 1994 Amended and Restated Stock Option Plan (the "Corixa Stock Option Plan"), the Corixa Corporation Directors' Stock Option Plan (the "Corixa Directors' Plan"), and the Corixa Corporation 1997 Employee Stock Purchase Plan (the "Corixa ESPP", and together with the Corixa Stock Option Plan and the Corixa Directors' Plan, the "Corixa Plans"). As of December 8, 1998, Corixa had reserved two million three hundred sixty four thousand two hundred eight (2,364,208) shares of Corixa Common Stock for issuance to employees, directors and consultants pursuant to the Corixa Stock Option Plan, of which two hundred eighty three thousand eight hundred nine (283,809) shares have been issued pursuant to option exercises, and one million three hundred ninety five thousand five hundred eighty nine (1,395,589) shares are subject to outstanding, unexercised options. As of December 8, 1998, Corixa had reserved two hundred fifty thousand (250,000) shares of Corixa Common Stock for issuance to directors pursuant to the Corixa Directors' Plan, of which sixty thousand (60,000) are subject to outstanding, unexercised options. As of December 8, 1998, Corixa had reserved one hundred twenty five thousand (125,000)

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

shares of Corixa Common Stock for issuance to employees pursuant to the Corixa ESPP, of which five thousand eight hundred eighty seven (5,887) shares have been issued to employees. The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of Common Stock, One-Tenth of One Cent ($0.001) par value, all of which, as of the date hereof are issued and outstanding and are held by Corixa. Merger Sub was formed on or about December 3, 1998 for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose. Other than as set forth in the Corixa Schedules or as contemplated in this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Corixa or Merger Sub is a party or by which either Corixa or Merger Sub is bound obligating Corixa or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Corixa or obligating Corixa or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     3.3  Authority.

     (a) Each of Corixa and Merger Sub, as applicable, has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Corixa and Merger Sub, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by each of Corixa and Merger Sub and, assuming the due authorization, execution and delivery by Anergen, constitutes the valid and binding obligation of Corixa and Merger Sub, enforceable against Corixa and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Corixa and Merger Sub does not, and the performance of this Agreement by each of Corixa and Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of Corixa or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Corixa or Merger Sub or by which any of their respective properties is bound or affected or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Corixa's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any of the material properties or assets of Corixa or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Corixa or Merger Sub is a party or by which Corixa or Merger Sub or any of their respective properties are bound or affected.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Corixa or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of a Form S-4 (or any similar successor form thereto) Registration Statement (the "Registration Statement") with the SEC in accordance with the Securities Act,
(ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the securities or antitrust laws of any foreign country and (v) such other consents, authorizations, filings, approvals and

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

registrations which if not obtained or made would not be material to Corixa or Anergen or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     3.4  SEC Filings; Corixa Financial Statements.

     (a) Corixa has filed all forms, reports and documents required to be filed by Corixa with the SEC since January 1, 1997, and has made available to Anergen such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Corixa may file subsequent to the date hereof) are referred to herein as the "Corixa SEC Reports." As of their respective dates, the Corixa SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Corixa SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Corixa's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Corixa SEC Reports (the "Corixa Financials"), including any Corixa SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Corixa and its subsidiaries as at the respective dates thereof and the consolidated results of Corixa's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Corixa contained in Corixa SEC Reports as of December 31, 1997, is hereinafter referred to as the "Corixa Balance Sheet." Except as disclosed in the Corixa Financials, since the date of the Corixa Balance Sheet neither Corixa nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Corixa and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Corixa Balance Sheet in the ordinary course of business consistent with past practices.

     3.5 Absence of Certain Changes or Events. Since the date of the Corixa Balance Sheet there has not been any Material Adverse Effect on Corixa.

     3.6 Statements; Proxy Statement/Prospectus. The information supplied by Corixa for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Corixa for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to Anergen's stockholders or at the time of the Anergen Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Anergen Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to Corixa or any of its affiliates, officers or directors should be discovered by Corixa which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Corixa shall promptly so inform Anergen. Notwithstanding the foregoing, Corixa makes no representation or warranty with respect to any information supplied by Anergen which is contained in any of the foregoing documents.

     3.7 Valid Issuance. The Corixa Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement: (a) will be validly issued, fully paid and nonassessable and (b) will not be subject to any restrictions on resale under the Securities Act other than restrictions imposed by Rule 145 promulgated under the Securities Act.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by Anergen. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Anergen and each of its subsidiaries shall, except to the extent that Corixa shall otherwise consent in writing (which consent shall not be unreasonably withheld, it being acknowledged and agreed by the parties that Corixa will respond as promptly as reasonably practicable to Anergen's requests for such consent), carry on its business, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, Anergen will promptly notify Corixa of any material event involving its business or operations.

     In addition, except as permitted by the terms of this Agreement (including entering into the Organon Amendment and the Bridge Financing), and except as provided in Article IV of the Anergen Schedules, without the prior written consent of Corixa not to be unreasonably withheld (it being acknowledged and agreed by the parties that Corixa will respond reasonably promptly to Anergen's requests for such prior written consent of Corixa), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Anergen shall not do any of the following and shall not permit its subsidiaries to do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) Except as otherwise provided in the Anergen Schedules, grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Corixa, or adopt any new severance plan;

          (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Anergen Intellectual Property, or enter into grants to future patent rights;

          (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Anergen or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

          (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of Anergen Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement, and
     (ii) shares of Anergen Common Stock issuable to participants in the ESPP consistent with the terms thereof;

          (g) Cause, permit or propose any amendments to its certificate of incorporation, bylaws or similar charter documents of any of its subsidiaries;

          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Anergen or enter into any material joint ventures, strategic partnerships or alliances;

          (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Anergen, except sales of inventory in the ordinary course of business consistent with past practice;

          (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Anergen, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

          (k) Except as otherwise disclosed in the Anergen Schedules, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will,"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

          (l) Make any payments outside of the ordinary course of business;

          (m) Modify, amend or terminate any material contract or agreement to which Anergen or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

          (n) Enter into any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of Anergen's products or products licensed by Anergen other than in the ordinary course of business consistent with past practice;

          (o) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

          (p) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated in this Agreement;

          (q) Expend more than Fifteen Thousand Dollars ($15,000) for any individual purchase or lease of any capital assets or related services, or Thirty Thousand Dollars ($30,000) in the aggregate for all such purchases or leases; or

          (r) Agree in writing or otherwise to take any of the actions described in Article VI (a) through (q) above.

     4.2 Conduct of Business by Corixa. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement and except as provided in Article IV of the Corixa Schedules, without the prior written consent of Anergen which consent shall not be unreasonably withheld, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Corixa shall not declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of in lieu of or in substitution for any capital stock.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

     (a) As promptly as practicable after the execution of this Agreement, Anergen and Corixa will prepare, and file with the SEC, the Proxy
Statement/Prospectus and Corixa will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Anergen and Corixa will

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

respond to any comments of the SEC and will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, Anergen will cause the Proxy Statement/ Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Anergen and Corixa will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated in this Agreement (the "Other Filings"). Each of Anergen and Corixa will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Other Filing. Each of Anergen and Corixa will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Other Filing, Anergen or Corixa, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Anergen, such amendment or supplement.

     (b) The Proxy Statement/Prospectus will include the recommendation of the Board of Directors of Anergen in favor of adoption and approval of this Agreement and approval of the Merger.

     5.2  Meeting of Anergen Stockholders.

     (a) Promptly after the date hereof, Anergen will take all action necessary in accordance with the Delaware Law and its certificate of incorporation and bylaws to convene the Anergen Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within thirty (30) days after the declaration of effectiveness of the Registration Statement; provided, however, that in the event Anergen's board of directors receives a Superior Offer during the last five (5) business days of such thirty (30) day period, such thirty (30) day period shall be extended for seven (7) calendar days from the time Anergen's board of directors receives such Superior Offer (the "Anergen Stockholder's Meeting Period"), for the purpose of voting upon this Agreement and the Merger or the issuance of shares of Corixa Common Stock pursuant to the Merger, respectively. Anergen will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Anergen may adjourn or postpone the Anergen Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Anergen's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Anergen Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/

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

Proxy Statement) there are insufficient shares of Anergen Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Anergen's Stockholders' Meeting. Anergen shall ensure that the Anergen Stockholders' Meeting is called, noticed, convened, held and conducted, and subject to Section 5.2(c) that all proxies solicited by Anergen in connection with the Anergen Stockholders' Meeting are solicited, in compliance with the Delaware Law, its certificate of incorporation and bylaws, the rules of Nasdaq and all other applicable legal requirements. Anergen's obligation to call, give notice of, convene and hold the Anergen Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Anergen of any Acquisition Proposal (as defined in Section 5.4(a)), or by any withdrawal, amendment or modification of the recommendation of Anergen's board of directors with respect to the Merger.

     (b) Subject to Section 5.2(c): (i) Anergen's board of directors shall unanimously recommend that Anergen's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Anergen Stockholders' Meeting, (ii) the Prospectus/ Proxy Statement shall include a statement to the effect that Anergen's board of directors has unanimously recommended that Anergen's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Anergen Stockholders' Meeting and (iii) neither Anergen's board of directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Corixa, the unanimous recommendation of Anergen's board of directors that Anergen's stockholders vote in favor of and adopt and approve this Agreement and the Merger.

     (c) Nothing in this Agreement shall prevent Anergen's board of directors from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to Anergen and is not withdrawn, (ii) neither Anergen nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4, and (iii) Anergen's board of directors or any committee thereof concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for Anergen's board of directors or any committee thereof to comply with its fiduciary obligations to Anergen's stockholders under applicable law. Subject to applicable laws, nothing contained in this Section 5.2 shall limit Anergen's obligation to hold and convene the Anergen Stockholders' Meeting (regardless of whether the unanimous recommendation of the Anergen's board of directors shall have been withdrawn, amended or modified). For purposes of this Agreement, the term "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (1) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Anergen pursuant to which the stockholders of Anergen immediately preceding such transaction hold less than fifty percent (50%) of the equity interest in the surviving or resulting entity of such transaction, (2) a sale or other disposition by Anergen of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of fifty percent (50%) of the fair market value of Anergen's business immediately prior to such sale, (3) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Anergen), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then-outstanding shares of capital stock of Anergen or (4) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, on terms that

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

Anergen's board of directors determines, in its judgment consistent with applicable corporate law, after consultation with its financial advisor, is reasonably likely to be financially superior to the Anergen stockholders than the terms of the Merger.

     5.3  Confidentiality: Access to Information.

     (a) The parties acknowledge that Anergen and Corixa have previously executed a Confidential Disclosure Agreement, dated as of September 29, 1998 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

     (b) Access to Information. Anergen will afford Corixa and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Anergen during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Anergen, as Corixa may reasonably request. No information or knowledge obtained by Corixa in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. Corixa will cooperate reasonably with Anergen and respond to reasonable requests for information from Anergen's accountants, counsel and other representatives.

     5.4  No Solicitation.

     (a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Article VII, Anergen and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined),
(ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) subject to
Section 5.2(c), engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) subject to Section 5.2(c), approve, endorse or recommend any Acquisition Proposal or (v) subject to Section 5.2(c), enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as hereinafter defined); provided, however, that prior to the approval of this Agreement by the required Anergen Stockholder Vote, this Section 5.4(a) shall not prohibit Anergen from furnishing nonpublic information regarding Anergen and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither Anergen nor any representative of Anergen and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4, (2) Anergen's board of directors concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for Anergen's board of directors to comply with its fiduciary obligations to Anergen's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, and as promptly as reasonably practicable after having any discussions with, such person or group, Anergen gives Corixa written notice of the identity of such person or group and of Anergen's intention to furnish nonpublic information to, or enter into discussions with, such person or group and Anergen receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of Anergen, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, Anergen furnishes such nonpublic information to Corixa (to the extent such nonpublic information has not been previously furnished by Anergen to Corixa); and provided further, however, that upon compliance with clauses (1) - (4) and Anergen determines to accept a Superior Offer, all Anergen Affiliate Agreements and all Anergen Voting Agreements shall terminate, and Anergen shall be entitled to enter into an agreement with such third party concerning such Superior Proposal, provided that Anergen has made payment in full to Corixa of the Termination Fee subject and pursuant to Section 7.3(b). Anergen and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Anergen or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Anergen or any of its subsidiaries shall be deemed to be a material breach of this Section 5.4 by Anergen. In addition to the foregoing, Anergen shall provide Corixa with at least the same notice as provided to the members of Anergen's board of directors of any meeting of Anergen's board of directors at which Anergen's board of directors is reasonably expected to consider a Superior Offer or to recommend a Superior Offer to its stockholders and together with such notice a copy of the definitive documentation relating to such Superior Offer.

     For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Corixa) relating to any Acquisition Transaction. For the purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated in this Agreement involving: (A) any acquisition or purchase from Anergen by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of Anergen or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of Anergen or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Anergen pursuant to which the stockholders of Anergen immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifty percent (50%) of the assets of Anergen, or (C) any liquidation or dissolution of Anergen.

     (b) In addition to the obligations of Anergen set forth in paragraph (a) of this Section 5.4, Anergen as promptly as practicable shall advise Corixa orally and in writing of any request for non-public information which Anergen reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Anergen reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Anergen will keep Corixa informed in all material respects of the status and details

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

(including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

     5.5 Public Disclosure. Corixa and Anergen will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.6  Reasonable Efforts Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated in this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated herein, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated in, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Anergen and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated in this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated in this Agreement may be consummated as promptly as practicable on the terms contemplated in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated herein. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Corixa or Anergen or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     (b) Anergen shall give prompt notice to Corixa of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Anergen to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the

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

representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     (c) Corixa shall give prompt notice to Anergen of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Corixa or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.7 Third Party Consents. As soon as practicable following the date hereof, Corixa and Anergen will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated herein.

     5.8  Stock Options and Employee Benefits.

     (a) At the Effective Time, each outstanding option to purchase shares of Anergen Common Stock (each an "Anergen Stock Option") under the Anergen Stock Option Plans, whether or not exercisable, will be assumed by Corixa. Each Anergen Stock Option so assumed by Corixa under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Anergen Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Anergen Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Corixa Common Stock equal to the product of the number of shares of Anergen Common Stock that were issuable upon exercise of such Anergen Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Corixa Common Stock and
(ii) the per share exercise price for the shares of Corixa Common Stock issuable upon exercise of such assumed Anergen Stock Option will be equal to the quotient determined by dividing the exercise price per share of Anergen Common Stock at which such Anergen Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

     (b) It is intended that Anergen Stock Options assumed by Corixa shall qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent Anergen Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.8 shall be applied consistent with such intent.

     (c) Rights outstanding under the ESPP shall be treated in a manner reasonably acceptable to Corixa and Anergen.

     5.9 Form S-8. Corixa agrees to file a registration statement on Form S-8 for the shares of Corixa Common Stock issuable with respect to assumed Anergen Stock Options as soon as is reasonably practicable after the Effective Time and intends to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

     5.10  Indemnification.

     (a) From and after the Effective Time, Corixa will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Anergen pursuant to any indemnification agreements between Anergen and its directors and officers as of the Effective Time (the "Indemnified Parties") and any indemnification provisions under Anergen's certificate of incorporation or bylaws as in effect on the date hereof. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the certificate of incorporation and bylaws of Anergen as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Anergen, unless such modification is required by law.

     (b) For a period of five (5) years after the Effective Time, Corixa will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Anergen's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Anergen; provided, however, that in no event will Corixa or the Surviving Corporation be required to expend in excess of one hundred twenty-five percent (125%) of the annual premium currently paid by Anergen for such coverage (or such coverage as is available for such one hundred twenty-five percent (125%) of such annual premium).

     5.11 Nasdaq Listing. Corixa agrees to authorize for listing on Nasdaq the shares of Corixa Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.12 Anergen Affiliate Agreements and Voting Agreements. Set forth on the Anergen Schedules is a list of those persons who may be deemed to be, in Anergen's reasonable judgment, affiliates of Anergen within the meaning of Rule 145 promulgated under the Securities Act (each a "Anergen Affiliate"). Anergen will provide Corixa with such information and documents as Corixa reasonably requests for purposes of reviewing such list. Anergen will use its commercially reasonable efforts to deliver or cause to be delivered to Corixa, as promptly as practicable on or immediately following the date hereof, from each Anergen Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit C (the "Anergen Affiliate Agreement"), and an executed voting agreement in substantially the form attached hereto as Exhibit A (the "Anergen Voting Agreement"), each of which will be in full force and effect as of the Effective Time. Corixa will be entitled to place appropriate legends on the certificates evidencing any Corixa Common Stock to be received by a Anergen Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Corixa Common Stock, consistent with the terms of the Anergen Affiliate Agreement.

     5.13 Corixa Guarantee of Certain Employment Agreement Benefits. Corixa shall guarantee the performance by Anergen of all obligations due to Barry Sherman, M.D. under that certain letter agreement dated December 3, 1998 to the Employment Agreement of Barry Sherman, M.D., dated as of May 1996, true and accurate copies of which have been delivered to Corixa by Anergen.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) Anergen Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Anergen.

          (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

          (c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (d) Escrow Fund Agreement. Each of Corixa, Anergen and the Escrow Agent shall have executed and delivered the Escrow Fund Agreement.

          (e) Nasdaq Listing. The shares of Corixa Common Stock issuable to stockholders of Anergen pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

          (f) Tax Opinion. Corixa shall have received a written opinion from its tax counsel, Venture Law Group, a Professional Corporation, and Anergen shall have received a written opinion from its tax counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn; provided, however, that if tax counsel to either Corixa or Anergen does not render such opinion, this condition will nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

     6.2 Additional Conditions to Obligations of Anergen. The obligation of Anergen to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Anergen:

          (a) Representations and Warranties. Each representation and warranty of Corixa and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except (A) in the case of either clause (i) or clause (ii), individually or in the aggregate, as does not constitute a Material Adverse Effect on Corixa and Merger Sub, (B) for changes contemplated in this Agreement and (C) for those representations and warranties which address matters only as of a particular date

     (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on Corixa and Merger Sub as of such particular date) (it being understood that, for purposes of determining whether or not a breach or inaccuracy of a representation or warranty of Corixa or Merger Sub contained in this Agreement constitutes a Material Adverse Effect as contemplated in Section 6.2(a)(A), (1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (2) any update of or modification to the Corixa Schedules made or purported to have been made after the date of this Agreement shall be disregarded). Anergen shall have received a certificate with respect to the foregoing signed on behalf of Corixa and Merger Sub by an authorized officer of Corixa and Merger Sub.

          (b) Agreements and Covenants. Corixa and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Anergen shall have received a certificate to such effect signed on behalf of Corixa and Merger Sub by an authorized officer of Corixa and Merger Sub.

          (c) Opinion of Corixa's Counsel. Anergen shall have received from counsel to Corixa an opinion substantially in the form attached hereto as Exhibit D ("Opinion of Counsel to Corixa").

          (d) Material Adverse Effect. No Material Adverse Effect with respect to Corixa and its subsidiaries shall have occurred since the date of this Agreement.

     6.3 Additional Conditions to the Obligations of Corixa and Merger Sub. The obligations of Corixa and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Corixa and Merger Sub:

          (a) Representations and Warranties. Each representation and warranty of Anergen contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except (A) in the case of either clause (i) or clause
     (ii), individually or in the aggregate, as does not constitute a Material Adverse Effect on Anergen (B) for changes contemplated in this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on Anergen as of such particular date) (it being understood that, for purposes of determining whether or not a breach or inaccuracy of a representation or warranty of Anergen contained in this Agreement constitutes a Materiel Adverse Effect as contemplated in Section 6.3(a)(A), (1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (2) any update of or modification to the Anergen Schedules made or purported to have been made after the date of this Agreement shall be disregarded). Corixa shall have received a certificate with respect to the foregoing signed on behalf of Anergen by an authorized officer of Anergen.

          (b) Agreements and Covenants. Anergen shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to

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

     be performed or complied with by it at or prior to the Closing Date, and Corixa shall have received a certificate to such effect signed on behalf of Anergen by the Chief Executive Officer and the Chief Financial Officer of Anergen.

          (c) Material Adverse Effect. No Material Adverse Effect with respect to Anergen and its subsidiaries shall have occurred since the date of this Agreement.

          (d) Consents. Anergen shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated herein in connection with the agreements, contracts, licenses or leases set forth on Schedule 6.3(d).

          (e) Bridge Investment. Each of Anergen, Warburg, Pincus Ventures, L.P. ("WPV"), and International Biotechnology Trust PLC ("IBT") shall have executed and delivered that certain Note Purchase Agreement in a form reasonably acceptable to counsel to Corixa, and each of Corixa, WPV and IBT shall have executed and delivered a Common Stock Purchase Agreement in a form reasonably acceptable to counsel to Corixa.

          (f) Silicon Valley Bank Loan. Silicon Valley Bank shall not have (i) foreclosed on its loan(s) made to Anergen pursuant to that certain Loan and Security Agreement, dated as of June 23, 1995, as amended from time to time, and taken action to encumber, obtain a lien in respect of, obtain title or otherwise take control of (A) any Anergen Intellectual Property,
     (B) equipment utilized in Anergen's research and development efforts or (C) cash balances in an aggregate amount exceeding Two Hundred Fifty Thousand Dollars ($250,000) or (ii) exercised legal remedies which (x) cause Anergen to seek voluntary relief under Chapter 7 or 11 of the United State Bankruptcy Code (the "Bankruptcy Code"), (y) have placed Anergen involuntarily in a proceeding under Chapter 7 or 11 under the Bankruptcy Code or (z) cause Anergen to become insolvent i.e., unable to meet its current obligations as such obligations become due.

          (g) Opinion of Anergen's Counsel. Corixa shall have received from counsel to Anergen an opinion substantially in the form attached hereto as Exhibit E ("Opinion of Counsel to Anergen").

          (h) Note Purchase Agreement. Silicon Valley Bank shall have executed and delivered that certain Note Purchase Agreement dated as of December 11, 1998, by and between Anergen, Warburg, Pincus Ventures, L.P., International Biotechnology Trust PLC and Silicon Valley Bank.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Anergen or Corixa:

          (a) by mutual written consent duly authorized by the boards of directors of Corixa and Anergen;

          (b) by either Anergen or Corixa if the Merger shall not have been consummated by February 15, 1999 (or March 31, 1999, in the event that the SEC has notified the parties that the Proxy Statement/Prospectus will be reviewed by the SEC for any reason); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either Anergen or Corixa if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d) by either Anergen or Corixa if the required approval of the stockholders of Anergen contemplated in this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Anergen stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Anergen where the failure to obtain Anergen stockholder approval shall have been caused by the action or failure to act of Anergen and such action or failure to act constitutes a breach by Anergen of this Agreement);

          (e) by Corixa or Anergen (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Anergen) if a Triggering Event (as defined below) shall have occurred;

          (f) by Corixa (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Anergen) if a Termination Event (as defined below) shall have occurred;

          (g) by Anergen, upon a breach of any representation, warranty, covenant or agreement on the part of Corixa set forth in this Agreement, or if any representation or warranty of Corixa shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Corixa's representations and warranties or breach by Corixa is curable by Corixa through the exercise of its commercially reasonable efforts, then Anergen may not terminate this Agreement under this Section 7.1(g) for ten (10) days after delivery of written notice from Anergen to Corixa of such breach; and provided further, however, Corixa continues to exercise commercially reasonable efforts to cure such breach (it being understood that Anergen may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by Corixa is cured during such ten (10) day period); or

          (h) by Corixa, upon a breach of any representation, warranty, covenant or agreement on the part of Anergen set forth in this Agreement, or if any representation or warranty of Anergen shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Anergen's representations and warranties or breach by Anergen is curable by Anergen through the exercise of its commercially reasonable efforts, then Corixa may not terminate this Agreement under this Section 7.1(h) for ten (10) days after delivery of written notice from Corixa to Anergen of such breach, and provided further, however, Anergen continues to exercise commercially reasonable efforts to cure such breach (it being understood that Corixa may not terminate this Agreement pursuant to this paragraph (h) if it shall have materially breached this Agreement or if such breach by Anergen is cured during such ten (10) day period).

     For the purposes of this Agreement, a "Termination Event" shall be deemed to occur if Anergen shall not have used commercially reasonable efforts to hold the Anergen Stockholders' Meeting as promptly as practicable and in any event within the later of (A) the Anergen Stockholders' Meeting Period or (B) fifteen
(15) days after any amendments or supplement to the Proxy Statement/Prospectus are mailed to stockholders of Anergen.

     For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) Anergen's board of directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Corixa its unanimous recommendation in favor of the adoption and approval of this Agreement or the approval of the Merger, (ii) Anergen shall have failed to include in the Proxy Statement/ Prospectus the unanimous recommendation of Anergen's board of directors in favor of the adoption and approval of the Agreement and the approval of the Merger, (iii) Anergen's board of directors fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within seven (7) calendar days after Corixa requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal, (iv) Anergen's board of directors or any committee thereof shall have approved or publicly recommended any Acquisition Proposal, (v) Anergen shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal or (vi) a tender or exchange offer relating to securities of Anergen shall have been commenced by a Person unaffiliated with Corixa and Anergen shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Anergen recommends rejection of such tender or exchange offer.

     7.2 Notice of Termination Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article VIII (Miscellaneous), each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3  Fees and Expenses.

     (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated; provided, however, that Corixa shall pay all fees and expenses, other than attorneys', accountants' and fairness opinion fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto; and provided further, however, that (i) any legal fees and expenses of Anergen exceeding One Hundred Thousand Dollars

($100,000), any accounting fees and expenses of Anergen exceeding Fifty Thousand Dollars ($50,000), and any investment banking fees for Anergen's fairness opinion exceeding One Hundred Thousand Dollars ($100,00), shall be deemed expenses of Anergen's stockholders and not Anergen.

     (b) Anergen Payments. In the event that this Agreement is terminated by Corixa or Anergen, as applicable, pursuant to (i) Section 7.1(d), (e) or (f), Anergen shall promptly, but in no event later than five (5) business days after the date of such termination, pay Corixa a fee equal to Four Hundred Thousand Dollars ($400,000) in immediately available funds (the "Termination Fee") or
(ii) Section 7.1(h), Anergen shall promptly but in no event later than five (5) business days after the date of such termination, pay Corixa a fee equal to Two Hundred Thousand Dollars ($200,000) in immediately available funds (the "M.A.E. Termination Fee"); provided, however, that the Termination Fee shall not be due if in the case of termination under Section 7.1(d), the failure to obtain the required stockholder approval is primarily the result of a Material Adverse Effect on Corixa. Anergen acknowledges and agrees that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Corixa would not enter into this Agreement; accordingly, if Anergen fails promptly to pay the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Corixa commences a suit which results in a judgment against Anergen for the amounts set forth in this Section 7.3(b), Anergen shall pay to Corixa its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made.

     (c) Payment of the fees described in Section 7.3(b) above shall not be in lieu of damages incurred in the event of willful breach of this Agreement.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Corixa and Anergen.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of Anergen, Corixa and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

     (a) if to Corixa or Merger Sub, to:

         Corixa Corporation
         1124 Columbia Street
         Seattle, Washington 98104
         Attention: Steven Gillis, Ph.D., President and Chief Executive Officer Telephone No.: (206) 754-5711
         Telecopy No.: (206) 754-5994

         with a copy to:

         Venture Law Group
         A Professional Corporation
         4750 Carillon Point
         Kirkland, Washington 98033-7355
         Attention: William W. Ericson
         Telephone No.: (425) 739-8731
         Telecopy No.: (425) 739-8750

     (b) if to Anergen, to:

         Anergen Inc.
         301 Penobscot Drive
         Redwood City, California 94063
         Attention: Barry Sherman, M.D., President
         Telephone No.: (650) 361-8901
         Telecopy No.: (650) 361-8958

         with a copy to:

         Wilson Sonsini Goodrich & Rosati
         Professional Corporation
         650 Page Mill Road
         Palo Alto, California 94304-1050
         Attention: Barry Taylor, Esq.
         Telephone No.: (650) 493-9300
         Telecopy No.: (650) 493-6811

     8.3  Interpretation Knowledge.

     (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitations." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

     (b) For purposes of this Agreement the term "knowledge" means with respect to a Anergen, with respect to any matter in question, that any of the President and Chief Executive Officer, Chief Financial Officer, Controller, the Vice President of Research, the Vice President of Clinical Development and the Vice President of Pharmaceutical Development of Anergen, has actual knowledge of such matter, and with respect to Corixa, with respect to any matter in question, that any of the President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and the General Counsel of Corixa, has actual knowledge of such matter.

     (c) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole, except for those changes, events, violations, inaccuracies, circumstances and effects that (i) are caused by conditions affecting the United States economy as a whole or affecting the industry in which such entity competes as a whole, which conditions do not affect such entity in a disproportionate manner, or (ii) are related to or result from announcement or pendency of the Merger or (iii) with respect to Anergen result from continued losses and declines in the cash balances of Anergen which occur in the ordinary course of business and as reasonably contemplated in the business plans of Anergen delivered by Anergen to Corixa, which include but are not limited to, any disputes with or actions undertaken by current creditors of Anergen as disclosed on the Anergen Schedules.

     (d) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, Anergen or Corixa, as applicable, (including any limited liability Anergen or Corixa, as applicable, or joint stock Anergen or Corixa, as applicable), firm or other enterprise, association, organization, entity or Governmental Entity.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Anergen Schedules and the Corixa Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder except as otherwise provided in Section 5.10.

     8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in lull force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided, however, that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the Western District of Washington, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of Washington for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.11 WAIVER OF JURY TRIAL. EACH OF CORIXA, ANERGEN AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF CORIXA, ANERGEN OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          CORIXA CORPORATION,
                                          a Delaware corporation

                                          By:

                                          Name:

                                          Title:

                                          YAKIMA ACQUISITION CORPORATION,
                                          a Delaware corporation

                                          By:

                                          Name:

                                          Title:

                                          ANERGEN, INC.,
                                          a Delaware corporation

                                          By:

                                          Name:

                                          Title:

                                   EXHIBIT A


                                 ANERGEN, INC.

                                VOTING AGREEMENT

     This Voting Agreement (this "Voting Agreement") is made and entered into as of December 11, 1998, by and between Corixa Corporation, a Delaware corporation ("Acquiror"), and the undersigned stockholder ("Holder") of Anergen, Inc., a Delaware corporation ("Target").

                                    RECITALS

     Pursuant to an Agreement and Plan of Reorganization dated as of December 11, 1998 (the "Reorganization Agreement") by and among Acquiror, Yakima Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Acquiror ("Sub"), and Target, Sub is merging with and into Target (the "Acquisition") and Target, as the surviving corporation of the Acquisition, will thereby become a wholly-owned subsidiary of Acquiror. Pursuant to Section 6.2(f) of the Reorganization Agreement, Target has agreed to cause certain significant stockholders of Target to execute and deliver to Acquiror voting agreements in the form hereof. The Holder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock and all rights, warrants and options to acquire shares of capital stock of Target as is indicated on the final page of this Voting Agreement (the "Shares").

     In consideration of the execution of the Reorganization Agreement by Acquiror, Holder agrees not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of Target acquired by Holder hereafter and prior to the Expiration Date (as defined in Section 1(a) below), and agrees to vote the Shares and any other such shares of capital stock of Target in favor of and so as to facilitate consummation of the Acquisition.

                                   AGREEMENT

     The parties agree as follows:

     1. Agreement to Retain Shares.

     (a) Transfer and Encumbrance. Holder agrees not to transfer (except as may be specifically required by court order), sell, exchange, pledge (except in connection with a bona fide loan transaction, provided that any pledgee agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber the Shares or any New Shares (as defined in Section 1(b)) prior to the Expiration Date and also agrees to be subject to the Proxy (as defined in Section 3)), or otherwise dispose of or encumber the Shares or any New Shares, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of
(i) such date and time as the Acquisition shall become effective in accordance with the terms and provisions of the Reorganization Agreement, and (ii) upon the termination of the Reorganization Agreement pursuant to its terms.

     (b) New Shares. Until the Expiration Date, Holder agrees that any shares of capital stock of Target that Holder purchases or with respect to which Holder otherwise acquires beneficial ownership after the date of this Voting Agreement and prior to the Expiration

Date ("New Shares") shall be subject to the terms and conditions of this Voting Agreement to the same extent as if they constituted Shares.

     (c) Superior Offer. In the event that (A) Target's board of directors approves, and recommends that Target's stockholders approve, a Superior Offer (as defined in the Reorganization Agreement), (B) Target's board of directors provides written notice of such approval and recommendation to Acquiror and (C) Target has paid in full Acqurior the Termination Fee (as defined in the Reorganization Agreement), Holder's obligations under this Voting Agreement shall immediately terminate.

     2. Agreement to Vote Shares. Until the Expiration Date, at every meeting of the stockholders of Target called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Target with respect to any of the following, Holder shall vote the Shares and any New Shares (a) in favor of approval of the Reorganization Agreement and the Acquisition and any matter that could reasonably be expected to facilitate the Acquisition, and (b) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Acquisition) between Target and any person or entity other than Acquiror or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Target under the Reorganization Agreement or which could result in any of the conditions to Target's obligations under the Reorganization Agreement not being fulfilled. This Voting Agreement is intended to bind Holder as a stockholder of Target only with respect to the specific matters set forth herein.

     3. Irrevocable Proxy. Until the Expiration Date, concurrently with the execution of this Voting Agreement, Holder agrees to deliver to Acquiror a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable (until the Expiration Date) to the extent provided in Section 212 of the Delaware General Corporation Law, covering the total number of Shares and New Shares beneficially owned or as to which beneficial ownership is acquired (as such term is defined in Rule 13d-3 under the Exchange Act) by Holder set forth therein.

     4. Representations, Warranties and Covenants of Holder. Holder hereby represents, warrants and covenants to Acquiror that Holder (a) is the beneficial owner of the Shares, which at the date of this Voting Agreement and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances, (b) does not beneficially own any shares of capital stock of Target other than the Shares (excluding shares as to which Holder currently disclaims beneficial ownership in accordance with applicable law) and (c) has full power and authority to make, enter into and carry out the terms of this Voting Agreement and the Proxy.

     5. Additional Documents. Holder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Acquiror, to carry out the purpose and intent of this Voting Agreement.

     6. Consent and Waiver. Holder hereby gives any consents or waivers that are reasonably required for the consummation of the Acquisition under the terms of any agreement to which Holder is a party or pursuant to any rights Holder may have.

     7. Termination. This Voting Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

     8. Miscellaneous.

     (a) Amendments and Waivers. Any term of this Voting Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this
Section 8(a) shall be binding upon the parties and their respective successors and assigns.

     (b) Governing Law. This Voting Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

     (c) Counterparts. This Voting Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

     (d) Titles and Subtitles. The titles and subtitles used in this Voting Agreement are used for convenience only and are not to be considered in construing or interpreting this Voting Agreement.

     (e) Notices. Any notice required or permitted by this Voting Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth on the final page of this Voting Agreement, or as subsequently modified by written notice.

     (f) Severability. If one or more provisions of this Voting Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Voting Agreement, (ii) the balance of this Voting Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Voting Agreement shall be enforceable in accordance with its terms.

     (g) Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Voting Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit proceeds to final judgment.

     (h) Specific Performance; Injunctive Relief. The parties hereto acknowledge and agree that Acquiror will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, the parties acknowledge and agree that, in addition to any other remedies that may be available to Acquiror upon any such violation, Acquiror shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Acquiror at law or in equity.

     The parties have caused this Voting Agreement to be duly executed on the date first above written.

                                          "ACQUIROR"

                                          CORIXA CORPORATION,
                                          a Delaware corporation

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------
                                                            (print)

                                          Title:
                                          --------------------------------------

                                          Address:
                                          --------------------------------------

                                                --------------------------------

                                          Facsimile:
                                          --------------------------------------

                                          "HOLDER"

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------
                                                            (print)

                                          Title:
                                          --------------------------------------

                                          Holder's Address for Notice:

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          Facsimile:
                                          --------------------------------------

                                          Shares beneficially owned:

                                                         shares of Common Stock
                                                         of Anergen, Inc.

                                                         shares of Common Stock
                                                         of Anergen, Inc.
                                                         issuable upon exercise
                                                         of outstanding options
                                                         and warrants

                                   EXHIBIT A

                               IRREVOCABLE PROXY
                                TO VOTE STOCK OF
                                 ANERGEN, INC.

     Subject to the terms of that certain Voting Agreement, dated as of December 11, 1998, by and between Acquiror (as defined below) and Stockholder (as defined below), (the "Voting Agreement") the undersigned stockholder ("Stockholder") of Anergen, Inc., a Delaware corporation ("Target"), hereby irrevocably (to the full extent permitted by Section 212 of the Delaware General Corporation Law) appoints the members of the board of directors of Corixa Corporation, a Delaware corporation ("Acquiror"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Target that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Target issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of Target as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the earlier to occur of (i) the Expiration Date (as defined below) and (ii) Superior Offer Event (as defined below).

     This Proxy is irrevocable (to the extent permitted by Section 212 of the Delaware General Corporation Law) is granted pursuant to that certain Voting Agreement of even date herewith, by and among Acquiror and the undersigned stockholder (the "Voting Agreement"), and is granted in consideration of Acquiror entering into that certain Agreement and Plan of Reorganization, of even date herewith, by and among Target, Acquiror and Yakima Acquisition Corporation, a Delaware corporation ("Sub") and wholly-owned subsidiary of Acquiror (the "Reorganization Agreement"). The Agreement provides for the merger of Sub with and into Target (the "Acquisition"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Acquisition shall become effective in accordance with the terms and provisions of the Reorganization Agreement and (ii) upon termination of the Reorganization Agreement pursuant to its terms. As used herein, the term "Superior Offer Event" shall mean the determination of Target's board of directors to accept an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (1) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target's pursuant to which the stockholders of Target immediately preceding such transaction hold less than fifty percent (50%) of the equity interest in the surviving or resulting entity of such transaction,
(2) a sale or other disposition by Target of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of fifty percent (50%) of the fair market value of Target's business immediately prior to such sale, (3) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Target), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then-outstanding shares of capital stock of the Target or (4) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, on terms that Target's board of directors determines, in its judgment consistent with applicable corporate law, after consultation with its financial advisor, is reasonably likely to be financially superior to the Target stockholders than the terms of the Merger.

     Subject to the terms of the Voting Agreement, the attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 228 of the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of Target and in every written consent in lieu of such meeting (i) in favor of approval of the Acquisition and the Merger Agreement and in favor of any matter that could reasonably be expected to facilitate the Acquisition, and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Acquisition) between Target and any person or entity other than Acquiror or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Target under the Merger Agreement or which could result in any of the conditions to Target's obligations under the Merger Agreement not being fulfilled. The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

     This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law) subject to the limitations set forth in the Voting Agreement.

Dated: December 11, 1998

                                                  (Signature of Holder)

                                                  (Print Name of Holder)

                                          Shares beneficially owned:

                                                    Shares of Common Stock of
                                                    Anergen Inc. owned by Holder
                                                    as of the date of this
                                                    Voting Agreement

                                                    Shares of Common Stock of
                                                    Anergen, Inc. issuable upon
                                                    exercise or conversion of
                                                    outstanding options,
                                                    warrants or other securities
                                                    owned by Holder as of the
                                                    date of this Voting
                                                    Agreement

                                   EXHIBIT B


                             ESCROW FUND AGREEMENT

     This Escrow Fund Agreement (this "Escrow Agreement") is entered into as of
January   , 1999 by and among Corixa Corporation, a Delaware corporation (the
"Acquiror"), Anergen, Inc., a Delaware corporation (the "Target"), Barry Sherman, an individual acting in his capacity as representative of Target's stockholders (the "Stockholders' Representative"), and Harris Trust and Savings Bank (the "Escrow Agent").

                                    RECITALS

     Acquiror, Yakima Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Acquiror (the "Merger Sub"), and Target have entered into an Agreement and Plan of Reorganization, dated as of December 11, 1998 (the "Reorganization Agreement"), pursuant to which Acquiror will acquire Target through the statutory merger of Merger Sub with and into Target (the "Merger"). The Reorganization Agreement provides that the escrow fund provided for herein and in Section 1.6(g) of the Reorganization Agreement will be held as collateral to secure the obligation of Target to enter into the Organon Amendment pursuant to Section 1.6(g) of the Reorganization Agreement. Pursuant to the Reorganization Agreement, Target's stockholders will receive shares of common stock of Acquiror ("Acquiror Common Stock"), a portion of which is to be deposited into the escrow fund provided for herein. The parties desire to establish the terms and conditions pursuant to which such escrow fund will be established and maintained.

                                   AGREEMENT

     The parties agree as follows:

     1. Defined Terms. Capitalized terms used in this Escrow Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Reorganization Agreement.

     2. Consent of Target Stockholders. By virtue of the approval by the stockholders of Target immediately prior to the Effective Time ("Target Stockholders") of the Reorganization Agreement and the exhibits thereto, Target Stockholders have, without any further act of any Target Stockholder, consented to: (a) the establishment of the Escrow Fund (as defined below) to secure the obligations of Target under Section 1.6(g) of the Reorganization Agreement, (b) the appointment of Stockholders' Representative as their representative for purposes of this Escrow Agreement and as attorney-in-fact and agent for and on behalf of each Target Stockholder with respect to the subject matter of this Escrow Agreement, and the taking by Stockholders' Representative of any and all actions and the making of any decisions required or permitted to be taken or made by the Target Stockholders under this Escrow Agreement and (c) all of the other terms, conditions and limitations set forth in this Escrow Agreement.

     3. Escrow and Indemnification.

     (a) Escrow Fund. As soon as practicable after the Effective Time, Acquiror
shall deposit with the Escrow Agent                shares of Acquiror Common
Stock registered in the name of                as nominee for Escrow Agent,
pursuant to Section 1.6(g) of the Reorganization Agreement (the "Initial Escrow Shares"). In addition, from time to time thereafter, Acquiror shall deposit with Escrow Agent additional shares of Acquiror Common Stock or other equity securities or other rights or property issued or distributed by Acquiror (including shares issued upon a stock split) in respect of the Initial Escrow Shares (the "New Shares," and together with the Initial Escrow Shares, the "Escrow Shares"). The Escrow Shares are referred to herein as the "Escrow Fund." The value of the Escrow Shares, as determined in accordance with the terms of the Reorganization Agreement, contributed by each Target Stockholder divided by the aggregate value of the Escrow Shares, as determined in accordance with the terms of the Reorganization Agreement, contributed by all Target Stockholders to the Escrow Fund shall be each such Target Stockholder's "proportionate interest" in the Escrow Shares. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. Escrow Agent agrees to accept delivery of the Escrow Fund and to hold such Escrow Fund in escrow subject to the terms and conditions of this Escrow Agreement and Section 1.6(g) of the Reorganization Agreement.

     (b) Organon Amendment. Target and Target Stockholders (by virtue of Target Stockholders' approval of the Reorganization Agreement) have agreed in Section 1.6(g) of the Reorganization Agreement that the Escrow Fund shall be collateral to secure Target's obligations to enter into and deliver to Corixa the Organon Amendment.

     4. Administration of Escrow Fund. Escrow Agent shall administer the Escrow Fund as follows:

          (a) Escrow Agent will (i) hold and safeguard the Escrow Fund during the Escrow Period (as defined in Section 5 below), (ii) treat such fund as a trust fund in accordance with the terms of this Escrow Agreement and the Reorganization Agreement and not as the property of Acquiror and (iii) hold and dispose of the Escrow Fund only in accordance with the terms hereof.

          (b) Upon receipt by Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Acquiror and the Stockholders' Representative (an "Escrow Certificate") stating that Target has executed and delivered to Acquiror the Organon Amendment signed by Organon and in a form reasonably acceptable to Acquiror and Target and to counsel to Acquiror and Target, Escrow Agent will, subject to the provisions of Section 4(c) below, deliver to Stockholders' Representative out of the Escrow Fund, as promptly as practicable, all of the Escrow Shares or other assets held in the Escrow Fund. If on the last day of the Escrow Period the Escrow Agent has not received an Escrow Certificate, signed by any officer of Acquiror and the Stockholders' Representative, stating that Target has executed and delivered the Organon Amendment, signed by Organon and in a form reasonably acceptable to Acquiror and Target and to counsel to Acquiror and Target, Escrow Agent will, subject to the provisions of Section 4(c) below, deliver to Acquiror, as promptly as practicable, all of the Escrow Shares or other assets held in the Escrow Fund.

          (c) Resolution of Conflicts; Arbitration.

             (i) In case Stockholders' Representative or Acquiror shall so object in writing to release of the Escrow Shares and/or property from the Escrow Fund, Stockholders' Representative and Acquiror shall attempt in good faith to agree upon the rights of the respective parties with respect to the dispute within forty-five (45) days after Escrow Agent's receipt of the written objection to the release pursuant to Section 4(c) (the "Negotiation Period"). If Stockholders'

        Representative and Acquiror should so agree during the Negotiation Period, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to Escrow Agent. Escrow Agent shall be entitled to rely on any such memorandum and distribute the Escrow Shares and/or other property from the Escrow Fund in accordance with the terms thereof.

             (ii) If no such agreement has been reached by the end of the Negotiation Period, either Acquiror or Stockholders' Representative may demand arbitration of the matter by three arbitrators as follows. Within fifteen (15) days after delivery of a written demand for arbitration to the other party, Acquiror and Stockholders' Representative shall each select one arbitrator. The third arbitrator shall be selected as soon as practicable by agreement of the first two arbitrators or, failing such agreement, by the American Arbitration Association. The arbitration shall be conducted in King County, Washington. The written decision of a majority of the three arbitrators as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Escrow Agreement, and notwithstanding anything in this Section 4(c), Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. The arbitrators shall award reimbursement to the prevailing party in the arbitration of its reasonable expenses of the arbitration (including costs and reasonable attorneys' fees). The award of the arbitrators shall be the sole and exclusive monetary remedy of the parties and shall be enforceable in any court of competent jurisdiction. Notwithstanding the foregoing, any party shall be entitled to seek injunctive relief or other equitable remedies from any court of competent jurisdiction.

     5. Release of Escrow Fund. Subject to Section 4(c) above and subject to the following requirements:

          (a) the Escrow Fund shall remain in existence during the period (the "Escrow Period") commencing on the Effective Time and continuing until the earlier of the date (i) the Escrow Agent receives an Escrow Certificate stating that Target has executed and delivered to Acquiror the Organon Amendment, (signed by Organon and in a form reasonably acceptable to Acquiror and Target and to counsel to Acquiror and Target), or (ii) March 15, 1999.

          (b) Upon receipt of an Escrow Certificate stating that Target has executed and delivered to Acquiror the Organon Amendment (signed by Organon and in a form reasonably acceptable to Acquiror and Target and to counsel to Acquiror and Target), Escrow Agent shall deliver all Escrow Shares and other property then remaining in the Escrow Fund to Stockholder's Representative. If upon the Escrow Termination Date, no such Escrow Certificate has been received by the Escrow Agent, all Escrow Shares and other property then remaining in the Escrow Fund shall be delivered to Acquiror.

          (c) In the event of a claim made pursuant to Section 4(c), the Escrow Fund shall remain in existence until such claim has been resolved; provided, however, that Acquiror agrees to notify Escrow Agent in writing of the expiration of the Escrow Period.

          (d) Deliveries of Escrow Shares and other property to Target Stockholders pursuant to this Section 5 shall be made in accordance with each Target Stockholder's proportionate interest in the Escrow Shares.

     6. Stockholders' Representative.

     (a) Stockholders' Representative may be changed by Target Stockholders holding a majority of the Corixa Common Stock received in the Merger from time to time upon not less than ten (10) days' prior written notice to Acquiror; provided, however, that Stockholders' Representative may not be removed unless holders of a majority in interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. No bond shall be required of Stockholders' Representative, and Stockholders' Representative shall not receive compensation for his or her services. Notices or communications to or from Stockholders' Representative shall constitute notice to or from each of the Target Stockholders. Stockholders' Representative shall be entitled to submit a claim and receive reasonable reimbursement from Corixa, not to exceed Five Thousand Dollars ($5,000), for all reasonable, documented out-of-pocket expenses incurred by Stockholders' Representative as a result of acting as the Stockholders' Representative.

     (b) Stockholders' Representative shall not be liable for any act done or omitted hereunder as Stockholders' Representative while acting in good faith and in the absence of gross negligence or willful misconduct. Target Stockholders on whose behalf Escrow Shares were contributed to the Escrow Fund shall severally indemnify Stockholders' Representative and hold Stockholders' Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of Stockholders' Representative and arising out of or in connection with the acceptance or administration of Stockholders' Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by Stockholders' Representative.

     (c) Stockholders' Representative shall act by vote or written action or consent of holders of a majority of the Corixa Common Stock received in the Merger. A decision, act, consent or instruction of Stockholders' Representative shall constitute a decision of all Target Stockholders and shall be final, binding and conclusive upon each of such stockholders, and Escrow Agent, Acquiror, Surviving Corporation, and all other Indemnified Persons may rely upon any such decision, act, consent or instruction of Stockholders' Representative as being the decision, act, consent or instruction of each and every such Target Stockholder. Escrow Agent, Acquiror, Surviving Corporation, and all other Indemnified Persons are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of Stockholders' Representative.

     7. Escrow Agent's Duties.

     (a) Acquiror and Stockholders' Representative acknowledge and agree that Escrow Agent (i) shall not be responsible for any of the agreements referred to herein but shall be obligated only for the performance of such duties as are specifically set forth in this Escrow Agreement and as set forth in any additional written escrow instructions which Escrow Agent may receive after the date of this Escrow Agreement that are signed by an officer of Acquiror and Stockholders' Representative, (ii) shall not be obligated to take any legal or other action hereunder which might in its reasonable judgment involve expense or liability unless it shall have been furnished with indemnity reasonably acceptable to it and (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof.

     (b) Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law or written decision of arbitrators pursuant to Section 4(c), and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or written decision of arbitrators. In case Escrow Agent obeys or complies with any such order, judgment or decree of any court or written decision of arbitrators, Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

     (c) Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Escrow Agreement or any documents or papers deposited or called for hereunder.

     (d) Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Escrow Agreement or any documents deposited with Escrow Agent.

     (e) Neither Escrow Agent nor any of its directors, officers or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers or employees hereunder except in the case of gross negligence, bad faith or willful misconduct. Subject to Section 7(g) below, Acquiror and Target Stockholders (collectively, the "Indemnifying Parties") covenant and agree to jointly and severally indemnify Escrow Agent and hold it harmless from and against any fee, loss, liability or expense (including reasonable attorney's fees and expenses) (a "Loss") incurred by Escrow Agent arising out of or in connection with the performance of its obligations in accordance with the provisions of this Escrow Agreement or with the administration of its duties hereunder, unless such Loss shall arise out of or be caused by Escrow Agent's gross negligence, bad faith or willful misconduct; provided, however, that indemnification for Escrow Agent's standard fees and expenses set forth on the fee schedule attached hereto as Exhibit A shall be borne exclusively by Acquiror, and provided further that the indemnity agreement contained in this Section 7(e) shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of Acquiror and Stockholders' Representative.

     (f) To the extent that Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of funds held or payments made hereunder, Escrow Agent shall satisfy such liability to the extent possible from the Escrow Fund. Subject to Section 7(g) below, Indemnifying Parties agree to jointly and severally indemnify and hold Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against Escrow Agent on any payment or other activities under this Escrow Agreement unless any such tax, addition for late payment, interest, penalty or other expense shall arise out of or be caused by the actions of, or a failure to act by, Escrow Agent. No distributions will be made to Target Stockholders unless Escrow Agent is supplied with an original, signed Form W-9 or its equivalent prior to distribution.

     (g) Notwithstanding the joint and several nature of the obligations of Indemnifying Parties under Section 7(e) and 7(f), Target Stockholders' total collective share of the liability for indemnification of Escrow Agent under Sections 7(e) and 7(f) hereof (the "Indemnification Liability") shall in no event exceed the value of the Escrow Fund then available to pay such liability. Any and all amounts to be paid by Target Stockholders for their share of the Indemnification Liability shall be payable only out of the Escrow Fund. Subject to the foregoing, each of the Indemnifying Parties shall contribute to the Indemnification Liability in such proportion as is appropriate to reflect the relative fault of each individual Indemnifying Party, including up to all such Indemnification Liability in the case of any tax liability arising from failure to provide correct information with respect to any taxes pursuant to Section 7(f) above. In all cases where there is no such basis for allocating contribution for such Indemnification Liability or except as otherwise provided in Section 7(e), one half of the total Indemnification Liability shall be paid out of the Escrow Fund and allocated pro rata among each of the Target Stockholders according to their respective percentage ownership of the Escrow Fund, and one half of the total Indemnification Liability shall be paid by Acquiror.

     (h) Escrow Agent may resign at any time upon giving at least thirty (30) days' written notice to Acquiror and Stockholders' Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent, which shall be accomplished as follows: Acquiror and Stockholders' Representative shall use their best efforts to mutually agree upon a successor agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, Stockholders' Representative with the consent of Acquiror, which shall not be unreasonably withheld, shall have the right to appoint a successor escrow agent authorized to do business in Washington. The successor escrow agent selected in the preceding manner shall execute and deliver an instrument accepting such appointment and it shall thereupon be deemed Escrow Agent hereunder and it shall without further acts be vested with all the estates, properties, rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent. If no successor escrow agent is named, Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent. Thereafter, the predecessor Escrow Agent shall be discharged from any further duties and liabilities under this Escrow Agreement. The provisions of paragraphs 7(e) and 7(f) shall survive the resignation or removal of Escrow Agent or the termination of this Escrow Agreement.

     8. Fees, Expenses and Taxes. Acquiror agrees to pay or reimburse Escrow Agent for its normal services hereunder in accordance with the fee schedule attached hereto as Exhibit A. The Escrow Agent shall be entitled to reimbursement upon thirty (30) days' written notice for all expenses incurred in connection with Sections 7(e) and 7(f) above, and payment of any legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any claim by any party hereunder. Taxes incurred with respect to the earnings of the Escrow Fund and payments made hereunder shall be borne by the party to whom such earnings are distributed (or to be distributed) or to whom such payment is made.

     9. Miscellaneous.

     (a) Amendments and Waivers. Any term of this Escrow Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this
Section 9(a) shall be binding upon the parties and their respective successors and assigns.

     (b) Successors and Assigns. The terms and conditions of this Escrow Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Escrow Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Escrow Agreement, except as expressly provided in this Escrow Agreement.

     (c) Governing Law; Jurisdiction. This Escrow Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law. Each of the parties to this Escrow Agreement consents to the exclusive jurisdiction and venue of the courts of the state and federal courts of King County, Washington.

     (d) Counterparts. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

     (e) Titles and Subtitles. The titles and subtitles used in this Escrow Agreement are used for convenience only and are not to be considered in construing or interpreting this Escrow Agreement.

     (f) Notices. Any notice required or permitted by this Escrow Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

     If to the Acquiror:

        Corixa Corporation
        1124 Colombia Street
        Seattle, Washington 98104
        Attention: Steven Gillis, Ph.D.,
        President and Chief Executive Officer
        Telephone No.: (206) 754-5711
        Telecopy No.: (206) 754-5994

     with a copy to:

        Venture Law Group, A Professional Corporation
        4750 Carillon Point
        Kirkland, Washington 98033-7355
        Attention: William W. Ericson
        Telephone No.: (425) 739-8731
        Telecopy No.: (425) 739-8750

     If to Target:

        Anergen, Inc.
        301 Penobscot Drive
        Redwood City, California 94063
        Attention: Barry Sherman, M.D., President
        Telephone No.: (650) 361-8901
        Telecopy No.: (650) 361-8958
        with a copy to:

        Wilson Sonsini Goodrich & Rosati
        Professional Corporation
        650 Page Mill Road
        Palo Alto, California 94304-1050
        Attention: Barry Taylor, Esq.
        Telephone No.: (650) 493-9300
        Telecopy No.: (650) 493-6811

     If to Stockholders' Representative:

        Barry Sherman, M.D.
        -----------------------------------------------------
        -----------------------------------------------------
        -----------------------------------------------------
        -----------------------------------------------------
        Telephone No.:
        -----------------
        --------------------------
        Telecopy No.:
        -----------------
        --------------------------

     If to Escrow Agent:

        Harris Trust and Savings Bank
        601 South Figueroa Street, 49th Fl.
        Los Angeles, California 90017
        Telephone No.:(213) 239-0678
        Telecopy No.:(213) 239-0631

     (g) Severability. If one or more provisions of this Escrow Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Escrow Agreement, (ii) the balance of this Escrow Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Escrow Agreement shall be enforceable in accordance with its terms.

     (h) Entire Agreement. Except as set forth in the Reorganization Agreement, this Escrow Agreement is the product of all of the parties hereto, and constitutes the entire agreement between such parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

     (i) Advice of Legal Counsel. Each party acknowledges and represents that, in executing this Escrow Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Escrow Agreement. This Escrow Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

     The parties have executed this Escrow Agreement as of the date first above written.

                                          ACQUIROR:

                                          CORIXA CORPORATION,
                                          a Delaware corporation

                                          By:
                                          --------------------------------------

                                          Name:
  ------------------------------------------------------------------------------
                                                         (print)

                                          Title:
--------------------------------------------------------------------------------

                                          TARGET:

                                          ANERGEN, INC.,
                                          a Delaware corporation

                                          By:
                                          --------------------------------------

                                          Name:
  ------------------------------------------------------------------------------
                                                         (print)

                                          Title:
--------------------------------------------------------------------------------

                                          ESCROW AGENT:

                                          HARRIS TRUST AND SAVINGS BANK

                                          By:
                                          --------------------------------------

                                          Name:
  ------------------------------------------------------------------------------
                                                         (print)

                                          Title:
--------------------------------------------------------------------------------

                                          STOCKHOLDERS' REPRESENTATIVE:

                                          BARRY SHERMAN, M.D.

                                          By:
                                          --------------------------------------

                                   EXHIBIT A

                                  FEE SCHEDULE

                                   EXHIBIT C


                              AFFILIATE AGREEMENT

     This Agreement (this "Affiliate Agreement") is made and entered into as of December 11, 1998 (the "Effective Date") by and among Anergen, Inc., a Delaware corporation ("Anergen"), Corixa Corporation, a Delaware corporation ("Corixa"), and the undersigned stockholder ("Stockholder") who is an affiliate of Anergen.

                                    RECITALS

     A. This Affiliate Agreement is entered into pursuant to that certain Agreement and Plan of Reorganization dated as of December 11, 1998 (as such may be amended, the "Reorganization Agreement") entered into by and among Anergen, Corixa and Yakima Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Corixa ("Merger Sub"). The Reorganization Agreement provides for the merger of Merger Sub with and into Anergen in a reverse triangular merger (the "Merger"), with Anergen to be the surviving corporation of the Merger, all pursuant to the terms and conditions of the Reorganization Agreement. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Reorganization Agreement.

     B. The Reorganization Agreement provides that, in the Merger, the shares of Anergen Common Stock that are issued and outstanding at the Effective Time of the Merger will be converted into shares of Corixa's Common Stock, all as set forth in more detail in the Reorganization Agreement.

                                   AGREEMENT

     1. Tax Treatment. Stockholder understands and agrees that it is intended that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Stockholder will rely on Stockholder's own tax advisers as to the tax attributes of the Merger to Stockholder and understands that neither Corixa, Corixa's counsel, Anergen nor Anergen's counsel has guaranteed nor will guarantee to Stockholder that the Merger will be a tax-free reorganization. Stockholder understands that counsel to Corixa (Venture Law Group) and counsel to Anergen (Wilson Sonsini Goodrich & Rosati) have not acted as counsel for Stockholder with respect to any matter related to the Merger, and that Stockholder has not relied on Corixa or its counsel, or Anergen or its counsel, with respect to any legal matter related to the Merger or its tax consequences, including, without limitation, any U.S. federal income tax consequences.

     2. Reliance Upon Representations, Warranties and Covenants. Stockholder understands that the representations, warranties and covenants of Stockholder set forth herein will be relied upon by Corixa and Anergen and their respective counsel and by Anergen's stockholders.

     3. Representations, Warranties and Covenants of Stockholder. Stockholder represents, warrants and covenants to Corixa and Anergen as follows:

          (a) Authority; Affiliate Status. Stockholder has full power and authority to enter into, execute, deliver and perform Stockholder's obligations under this Affiliate Agreement, to make the representations, warranties and covenants herein contained and to perform Stockholder's obligations hereunder. Stockholder further understands and agrees that Stockholder is deemed to be an "affiliate" of Anergen within the meaning of the Securities Act (as defined below).

          (b) Anergen Securities Owned. Exhibit A hereto sets forth all shares of Anergen capital stock and any other securities of Anergen owned by Stockholder, including all securities of Anergen as to which Stockholder has sole or shared voting or investment power, and all rights, options and warrants to acquire shares of capital stock or other securities of Anergen granted to or held by Stockholder (such shares of Anergen capital stock, other securities of Anergen and rights, options and warrants to acquire shares of Anergen capital stock and other securities of Anergen are hereinafter collectively referred to as "Anergen Securities").

          (c) New Anergen Securities. As used herein, the term "New Anergen Securities" means, collectively, any and all shares of Anergen capital stock, other securities of Anergen and rights, options and warrants to acquire shares of Anergen capital stock and other securities of Anergen that Stockholder may purchase or otherwise acquire any interest in (whether of record or beneficially), on and after the Effective Date of this Affiliate Agreement and prior to the Expiration Date (as defined below). All New Anergen Securities will be subject to the terms of this Affiliate Agreement to the same extent and in the same manner as if they were Anergen Securities. As used herein, the term "Expiration Date" means the earliest to occur of (i) the closing, consummation and effectiveness of the Merger, or (ii) such time as the Reorganization Agreement may be terminated in accordance with its terms.

          (d) Transfer Restrictions on Anergen and New Anergen
     Securities. Stockholder agrees with Anergen not to sell, transfer, encumber or dispose of, or offer to sell, transfer, encumber or dispose of (i) any Anergen Securities or (ii) any New Anergen Securities until the Expiration Date; provided, however, that in the event that (A) Anergen's board of directors approves, and recommends that Anergen's stockholders approve, a Superior Proposal (as defined in the Reorganization Agreement), (B) Anergen's board of directors provides written notice of such approval and recommendation to Corixa and (C) Anergen has paid in full to Corixa the Termination Fee (as defined in the Reorganization Agreement), Stockholder's obligations under this Affiliate Agreement shall immediately terminate.

          (e) Waivers. Stockholder hereby waives, effective as of the Effective Time, any liquidation, redemption, anti-dilution, registration rights, information rights, preemptive rights, priority rights, rights of first refusal, co-sale or other similar rights, if any, relating to the Anergen Common Stock to be issued pursuant to the Reorganization Agreement under the terms of the certificate of incorporation or bylaws of Anergen or any agreement to which Stockholder is a party in effect immediately prior to the Effective Time.

          (f) Further Assurances. Stockholder agrees to execute and deliver any additional documents reasonably necessary or desirable, in the opinion of Corixa, to carry out the purposes and intent of this Affiliate Agreement.

          (g) Intent. Stockholder is not aware of or participating in any plan or intention on the part of Corixa, directly or indirectly (through one or more related parties) to reacquire any Corixa Common Stock issued in the Merger. For these purposes, "related parties" include corporations which are members of the same affiliated group as defined in Section 1504 of the Code (determined without regard to Section 1504(b) of the Code), or two corporations if the first corporation purchases the stock of the second corporation in a transaction which would be treated as a distribution of the stock of the first corporation under Section 304(a)(2) of the Code (determined without regard to Treas. Reg. Section 1.1502-80(b)). In addition, a corporation will be treated as related to another corporation if such relationship exists immediately before or immediately after the acquisition of the stock involved. Moreover, a corporation, other than Anergen or a person related to Anergen, will be treated as related to Corixa if the relationship is created in connection with the Merger. For purposes of this representation, it is acknowledged and agreed that Corixa may from time to time repurchase some of its issued and outstanding Common Stock in repurchase transactions unrelated to the Merger.

          (h) Dissenters' Rights. Stockholder has no plan or intention to exercise dissenters' rights in connection with the Acquisition.

          (i) No Violation of Securities Act. Stockholder shall not make any sale, transfer or other disposition of Corixa Common Stock in violation of the Securities Act of 1933, as amended (the "Securities Act") or Rule 145 of the rules and regulations of the Securities Act.

     5. Stop Transfer Instructions. Stockholder also understands and agrees that stop transfer instructions may be given to Corixa's transfer agent with respect to certificates evidencing the Corixa Common Stock to enforce Stockholder's compliance with Stockholder's representations in Section 3 and that there will be placed on the certificate evidencing the Corixa Common Stock legends stating in substance:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED."

     6. Notices. Any notice or other communication required or permitted to be given under this Affiliate Agreement will be in writing, will be delivered personally, by telecopier (with a hard copy also mailed) or by registered or certified mail, postage prepaid and will be deemed given upon delivery, if delivered personally, one business day after transmission by telecopier with confirmation of receipt, or two (2) days after deposit in the mails, if mailed, to the following addresses:

     (i) If to Anergen:

             Anergen, Inc.
               301 Penobscott Drive
               Redwood City, California 94063
               Attention: Barry Sherman, M.D.,
               President

        With a copy to:

        Barry Taylor, Esq.
               Wilson Sonsini Goodrich & Rosati
               Professional Corporation
               650 Page Mill Road
               Palo Alto, California 94304-1050

     (ii) If to Corixa: Corixa Corporation.
               1124 Columbia Street
               Seattle, Washington 98104
               Attention:Steven Gillis, Ph.D,
               President and Chief Executive Officer

        With a copy to:

             William W. Ericson
               Venture Law Group
               4750 Carillon Point
               Kirkland, Washington 98033-7355

     (iii) If to Stockholder:

             To the address for notice for such Stockholder
               set forth on the last page hereof.

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 5.

     6. Termination. This Affiliate Agreement shall be terminated and shall be of no further force and effect upon the termination of the Reorganization Agreement pursuant to its terms.

     7. Counterparts. This Affiliate Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Affiliate Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories.

     8. Assignment, Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Affiliate Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     9. Waiver. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Affiliate Agreement may be amended in a writing signed by the parties hereto at any time before or after approval of the Merger by the Anergen stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Anergen stockholders without obtaining such further approval.

     11. Governing Law. The internal laws of the State of Delaware (irrespective of its choice of law principles) will govern the validity of this Affiliate Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Any litigation or other dispute resolution proceeding among the parties relating to this Affiliate Agreement will take place in Seattle, Washington. The parties consent to the personal jurisdiction of and the venue in the state and federal courts within such counties.

     12. Construction of Agreement. This Affiliate Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section will mean a Section in this Affiliate

Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Affiliate Agreement which will be considered as a whole.

     13. Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Affiliate Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

     IN WITNESS WHEREOF, the parties hereto have executed this Affiliate Agreement as of the date first set forth above.

ANERGEN, INC.,                                       CORIXA CORPORATION,
a Delaware corporation                               a Delaware corporation

By: ---------------------------------------------    By: ---------------------------------------------

Name: ------------------------------------------     Name: ------------------------------------------

Title: -------------------------------------------   Title: -------------------------------------------

STOCKHOLDER:

-------------------------------------------------

Address: ---------------------------------------

-------------------------------------------------

-------------------------------------------------

                                   EXHIBIT A

Shares of Common Stock of Anergen, Inc. owned by
Stockholder as of the date of this Affiliate
Agreement:

Shares of Common Stock of Anergen, Inc., issuable upon exercise or conversion of outstanding options, warrants or other securities owned by Stockholder as of the date of this Affiliate Agreement:

                                   EXHIBIT D

              FORM OF OPINION OF COUNSEL TO CORIXA AND MERGER SUB

     1. Each of Corixa and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Corixa and Merger Sub has the corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

     2. The shares to be issued in the Merger are duly authorized, and, when issued and delivered pursuant to the terms of the Reorganization Agreement, will be validly issued, fully paid, and non-assessable and free of liens, encumbrances or preemptive or similar rights. A sufficient number of shares of Common Stock of Corixa have been duly and validly reserved for issuance upon exercise of Anergen options being assumed by Corixa pursuant to Section 1.6(c) of the Reorganization Agreement, and such reserved shares, when issued in accordance with the terms of such options, will be validly issued, fully paid and nonassessable.

     3. The authorized capital stock of Corixa consists of forty million (40,000,000) shares of Common Stock, One-Tenth of One Cent ($0.001) par value
per share, of which there were                (               ) shares issued
and outstanding as of              , 1999, and ten million (10,000,000) shares
of Preferred Stock, One-Tenth of One Cent ($0.001) par value per share, none of which shares are issued and outstanding. All outstanding shares of Acquiror Common Stock are duly authorized, validly issued, fully paid and nonassessable.

     4. The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of Common Stock, One-Tenth of One Cent ($0.001) par value, all of which are issued and outstanding and are held by Corixa. All outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable.

     5. Both Corixa and Merger Sub have all requisite corporate power and authority to enter into the Reorganization Agreement and the Escrow Agreement, to perform their obligations thereunder and to consummate the transactions contemplated therein. The execution and delivery of the Reorganization Agreement and the Escrow Agreement and the consummation of the transactions contemplated therein have been duly authorized by all necessary corporate action on the part of Corixa and Merger Sub. Each of the Reorganization Agreement and the Escrow Agreement has been duly executed and delivered by Corixa and Merger Sub and each constitutes a valid and binding obligation of Corixa and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

     6. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by Corixa or Merger Sub in connection with the execution and delivery of the Reorganization Agreement and the Escrow Agreement by Corixa, or the Merger Agreement by Merger Sub, or the consummation by Corixa and Merger Sub of the transactions contemplated therein, except for (a) the filing of the certificate of merger with the Secretary of State of Delaware, (b) any filings as may be required under applicable state or federal securities laws and the laws of any foreign country and (c) such other consents, authorizations, filings, approvals and registrations with a Governmental Entity, which if not obtained or made would not have a material adverse effect on either Corixa or Merger Sub.

     7. Except as set forth in the Acquiror Disclosure Schedule, neither the execution or delivery of the Merger Agreement and the Escrow Agreement by Acquiror nor the execution or delivery of the Merger Agreement by Merger Sub, nor the consummation of the transactions contemplated thereby, (i) will result in a violation of the Certificate of Incorporation or Bylaws of Acquiror or Merger Sub or (ii) to our knowledge, conflicts or will conflict with, or result in any violation of (x) any existing statute, law, ordinance, rule or regulation applicable to Acquiror or Sub or any of their respective properties or assets, or (y) any judgment, order or decree of any Governmental Entity of which we are aware having jurisdiction over Acquiror or Sub or any of their respective properties or assets except where such conflict or violation would not have a material adverse effect on Corixa.

     8. To our knowledge, there is no action, suit, proceeding, claim, arbitration or governmental investigation pending, or as to which Acquiror or Merger Sub has received any notice of assertion, against Acquiror or Merger Sub by or before any Governmental Entity that seeks to prevent the consummation of the Merger or which could have a material adverse effect on Acquiror.

     9. To our knowledge, the registration statement on Form S-4 and all post-effective amendments, if any (the "S-4"), filed by Corixa with the Securities and Exchange Commission (the "SEC") has become effective under the Act and to our knowledge, no stop order suspending the effectiveness of the S-4 or preventing the use of the Proxy Statement has been issued and, to our knowledge, no proceedings for that purpose have been instituted or are pending or are threatened by the SEC.

     We hereby consent to the filing of this opinion as an exhibit to the S-4 and to the use of our name under the heading "Legal Matters" therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                   EXHIBIT E

                  FORM OF LEGAL OPINION OF COUNSEL TO ANERGEN

     1. Anergen is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power to own, lease and operate its properties and to carry on its business as now being conducted. Anergen is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary, except where the failure to do so qualified or licensed would not have a Material Adverse Effect on Anergen's business.

     2. The authorized capital stock of Anergen consists of sixty million (60,000,000) shares of Common Stock, One-Tenth of One Cent ($0.001) par value
per share, of which there were                (               ) shares issued
and outstanding as of              , 1999 (excluding shares held in treasury of
which there are none, and ten million (10,000,000) shares of Preferred Stock, One-Tenth of One Cent ($0.001) par value per share, of which no shares are issued or outstanding. All outstanding shares of Anergen Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of Anergen or any agreement or document to which Anergen is a party or by which it is bound.

     3. Anergen has all requisite corporate power and authority to enter into the Reorganization Agreement and the Escrow Agreement, to perform its obligations thereunder and to consummate the transactions contemplated therein. The execution and delivery of the Reorganization Agreement and the Escrow Agreement and the consummation of the transactions contemplated therein have been duly authorized by all necessary corporate action on the part of Anergen, including without limitation approval by Anergen's board of directors and Anergen's stockholders of the Reorganization Agreement.

     4. Each of the Reorganization Agreement and the Escrow Agreement has been duly executed and delivered by Anergen and, assuming due execution and delivery thereof by the other parties thereto, constitute the legal, valid and binding obligation of Anergen enforceable against Anergen in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

     5. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by Anergen in connection with the execution and delivery of the Reorganization Agreement and the Escrow Agreement by Anergen or the consummation by Anergen of the transactions contemplated therein, except for (a) the filing of the certificate of merger with the Secretary of State of Delaware, (b) any filings as may be required under applicable state or federal securities laws and the laws of any foreign country, and (c) such other consents, authorizations, filings, approvals and registrations with a Governmental Entity, which if not obtained or made would not have a Material Adverse Effect on Anergen.

     6. Except as set forth in the Anergen Disclosure Schedule, neither the execution or delivery of the Reorganization Agreement or the Escrow Agreement by Anergen nor the consummation of the transactions contemplated therein (a) will result in a violation of the certificate of incorporation or bylaws of Anergen or (b) to our knowledge, conflicts or will conflict with, or result in any violation of (x) any existing statute, law, ordinance, rule or regulation applicable to Anergen or any of its properties or assets, or (y) any judgment, order or decree, of any Governmental Entity of which we are aware having jurisdiction over Anergen or any of its properties or assets except where such conflict or violation would not have a material adverse effect on Anergen.

     7. Except as set forth in the Anergen Disclosure Schedule, to our knowledge, there is no action, suit, proceeding, claim, arbitration or governmental investigation pending or threatened against Anergen by or before any Governmental Entity that seeks to prevent the consummation of the Merger or which could have a material adverse effect on Anergen.

     We hereby consent to the filing of this opinion as an exhibit to the S-4 and to the use of our name under the heading "Legal Matters" therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                  APPENDIX B:

                       OPINION OF PACIFIC GROWTH EQUITIES

December 11, 1998

Special Committee of the Board of Directors
Anergen, Inc.
301 Penobscot Drive
Redwood City, CA 94063

     Members of the Special Committee of the Board of Directors:

     You have asked for our opinion as to the fairness, from a financial, point of view, to the holders of common stock, par value $0.001 per share ("Anergen Common Stock") of Anergen, Inc., a Delaware corporation ("Anergen") of certain transactions in which Anergen is considering participating.

Background of Transactions

     Anergen proposes to enter into an Agreement and Plan of Reorganization (the "Reorganization Agreement") with Corixa Corporation, a Delaware corporation ("Corixa"), and a subsidiary of Corixa ("Merger Sub") pursuant to which Corixa will acquire Anergen. That acquisition (the "Merger") is to be accomplished through a merger of Merger Sub into Anergen in which the outstanding shares of Anergen Common Stock (excluding stock owned by Corixa or Merger Sub) will be converted into a number of shares (the "Conversion Shares") of Corixa common stock, $0.001 par value ("Corixa Common Stock"), at a conversion ratio specified in the Reorganization Agreement (the "Exchange Ratio"). A letter of intent dated November 24, 1998 between Corixa and Anergen (the "Letter of Intent") indicates that the Exchange Ratio is to be such that the value of the Conversion Shares will be $8.5 million less certain payments Corixa makes to Anergen pursuant to a certain "Exclusivity Agreement," (or approximately $0.43 per share of Anergen Common Stock, based on the average of the last reported sales price of Corixa Common Stock for the 15 trading days immediately preceding and including the date of the first public announcement of the merger contemplated by the Reorganization Agreement (the "Corixa Average"); provided that if the Corixa Average is (i) below $6.00 per share, it will be deemed to be $6.00 per share or
(ii) above $8.00 per share, it will be deemed to be $8.00 per share, and the value of the Conversion Shares will be concomitantly affected. The Merger is to be accounted for as a purchase and is to be a tax-free reorganization under
Section 368 of the Internal Revenue Code of 1986, as amended.

     In connection with the Merger, Anergen will become obligated to enter into an amendment (the "Organon Amendment") to a certain agreement to which Anergen is currently a party with N.V. Organon on specified terms. A number of Conversion Shares (the "Escrow Shares") having an aggregate value of $400,000, determined in the same manner as the Exchange Ratio, will be placed in escrow to secure Anergen's obligation to enter into the Organon Amendment. The Escrow Shares will be released to the holders of Anergen Common Stock only if Anergen has entered into the Organon Amendment on or before the later of (i) January 31, 1999 or (ii) the Closing Date, but in any event prior to March 15, 1999. Otherwise, the Escrow Shares will be released to Corixa and the aggregate value of the Conversion Shares delivered to holders of Anergen Stock, based on the Corixa Average (and assuming that average is between $6.00 and $8.00 per share), will be $8.1 million (approximately $0.42 per share of Anergen Common Stock).

Investigation and Analysis

     In conducting our investigation and analysis and in arriving at the opinion set forth below, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed publicly available information about Anergen, including but not limited to Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, proxy and other information filed with the Securities and Exchange Commission, and equity analyst research reports prepared by various investment banking firms; (ii) reviewed publicly available information about Corixa, including but not limited to Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, proxy and other information filed with the Securities and Exchange Commission, and equity analyst research reports prepared by various investment banking firms; (iii) reviewed a draft of the Reorganization Agreement dated November 30, 1998 and the Letter of Intent; (iv) analyzed information regarding the market prices of Anergen and Corixa over various periods; and (v) analyzed information on publicly-traded comparable companies; and (vi) analyzed information about prices paid in acquisitions of other biotechnology companies in recent periods.

     We have reviewed with senior management of Anergen the state of Anergen's business and operations prepared and furnished to us by the Company. We have held discussions with certain members of Anergen's and Corixa's senior management concerning Anergen's and Corixa's respective historical and current business condition and operating results, including Anergen's prospects for raising capital. We also have considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant for the preparation of this opinion. We have not considered any benefits that may inure to any stockholder of the Company as a result of the Merger or any related transactions other than in such party's capacity as a stockholder of the Company.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us by or on behalf of Anergen and Corixa, and all of the publicly available financial and other information referred to above, and have not attempted independently to verify any such information. We have also assumed, with your consent, that the Merger will be consummated in accordance with the terms of the draft Reorganization Agreement dated November 30, 1998, without any amendment thereto and without waiver by Anergen or Corixa of any of the conditions to their respective obligations thereunder. We have relied upon assurances of senior management of Anergen and Corixa that such management was unaware of any fact that would make their respective information provided to us incomplete or misleading.

     Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes that may occur, or information that may become available, after the date hereof, including without limitation changes in the terms of the Reorganization Agreement from the draft. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. Except as noted above, this opinion does not address the relative merits of the

Merger and any other potential transactions or business strategies considered by the Special Committee of the Board of Directors of Anergen (the "Special Committee"). We have not participated in the negotiation of the terms of the Merger, provided any legal advice or provided any advice with respect to the Merger or any possible alternatives to the Merger.

     PGE will receive a fee for rendering this written opinion pursuant to the terms of an engagement letter. PGE and/or its employees may from time to time trade the securities of the Company for its or their own accounts or the accounts of PGE's customers and, accordingly, may at any time hold long or short positions in such securities.

Opinion

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger is fair, from a financial point of view, to the holders of Anergen Common Stock. Our opinion has been prepared solely for the information of the Special Committee, and may not be used for any other purpose or disclosed to or relied upon by any other party without the prior written consent of PGE; provided, however, that if Anergen proposes to state in any proxy statement filed under the Securities Exchange Act of 1934 that PGE rendered this written opinion and/or describe the conclusions reached herein, PGE's consent shall not be unreasonably withheld.

                                          Very truly yours,

                                          PACIFIC GROWTH EQUITIES, INC.

PROXY

                                  ANERGEN, INC.

                    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Anergen, Inc., a Delaware corporation ("Anergen"), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders dated January 14, 1999 and Proxy Statement/Prospectus dated January 12, 1999, and hereby appoints the board of directors of Corixa Corporation, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of and in the name of the undersigned, to vote as designated on the reverse side, all shares of Common Stock of Anergen that the undersigned is entitled to vote at the Special Meeting of Stockholders of Anergen to be held on February 10, 1999 at 10:00 a.m., local time, at the offices of Anergen, 301 Penobscot Drive, Redwood City, CA 94063 and at any adjournment thereof.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS ON THE REVERSE SIDE HEREOF AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXIES DEEM ADVISABLE.

                (Continued and to be signed on the reverse side.)

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

                                                     Please mark vote
                                                     in square in the      [X}
                                                     following manner
                                                     using dark ink only.


 The Anergen, Inc. Board of Directors Recommends a Vote For the Proposal

   FOR    AGAINST ABSTAIN



Proposal to approve and adopt the Agreement and Plan of
Reorganization, dated as of December 11, 1998 (the
"Reorganization Agreement") among Anergen, Corixa
Corporation, a Delaware corporation ("Corixa") and        FOR   AGAINST  ABSTAIN
Yakima Acquisition Corporation, a Delaware corporation    [ ]     [ ]      [ ]
and wholly-owned subsidiary of Corixa ("Merger Sub"), and to approve the merger of Merger Sub with and into Anergen pursuant to which Anergen will become a wholly-owned subsidiary of Corixa.

In their discretion, the proxies are authorized to vote or otherwise represent the shares on any and all such other business which may properly come before the special meeting or any adjournment thereof.



Print Name:___________________
Signature_____________________  (Signature(s) if held jointly)_____________  Title __________  Dated__________

Please sign exactly as name appears on your stock certificate. Note: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign partnership name by authorized person.

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